Form 10-K405, Exhibit 13
period 1996-12-31
NATIONAL CITY BANCORPORATION
filed 1997-03-21
CIK 69968

NATIONAL CITY BANCORPORATION



1996 ANNUAL REPORT



The photographic essay on the cover of this year's annual report is the work of Carla Lee-Eichenwald, a student at Minneapolis College of Art and Design (MCAD). Working in association with Barsuhn Design, Incorporated, Carla aimed to capture the open, customer-oriented atmosphere of National City Bank while showing "an appreciation for the detail of the architecture and design of the bank." She is a freelance photographer and illustrator who's interest in photography ranges from documentary to commercial work.

National City Bank is pleased to showcase the work of MCAD students as a reflection of our belief that businesses and community leaders can play an important role in supporting the arts and education in our communities.

MCAD is an internationally recognized, accredited college. To find out more about the programs of Minneapolis College of Art and Design, call 612-874-3700.





                             FINANCIAL HIGHLIGHTS


(IN THOUSANDS EXCEPT PER SHARE)          1996                1995
-------------------------------------------------------------------
For the Year
 Net interest income                   $ 39,247            $ 37,101
 Net earnings                            12,686              11,454
 Earnings per share                        1.72                1.55
At Year End
 Total assets                          $900,129            $800,637
 Loans                                  596,504             552,581
 Deposits                               519,631             439,985
 Stockholders' equity                   118,013             106,034
 Book value per share                     16.00               14.38



                              TABLE OF CONTENTS


Report to Stockholders                             2
Consolidated Financial Statements                  3
Notes to Consolidated Financial Statements         7
Independent Auditors' Report                      17
Selected Financial Data                           18
Management's Discussion and Analysis of
 Financial Condition and Results of Operations    19
Statistical Data                                  25
Selected Consolidated Quarterly Financial Data    31
Directors and Officers                            32


NATIONAL CITY BANCORPORATION
National City Bancorporation (NCBC) is a bank holding company headquartered in Minneapolis, Minnesota. NCBC owns National City Bank of Minneapolis (the "Bank") which has three offices in metropolitan Minneapolis. NCBC also owns Diversified Business Credit, Inc. (DBCI), a commercial finance company.

FORM 10-K
The consolidated financial statements and related footnotes and certain other information included in this Annual Report will be incorporated by reference in the Company's Annual Report on Form 10-K to the Securities Exchange Commission. A copy of the Form 10-K report is available free of charge upon written request to the Company, attention: D.L. Andreas, Chairman of the Board and Chief Executive Officer, National City Bancorporation, 651 Nicollet Mall, Minneapolis, Minnesota 55402-1611.

STOCK TRANSFER AGENT AND REGISTRAR
National City Bank of Minneapolis, Gaviidae Common, 651 Nicollet Mall, Minneapolis, Minnesota 55402-1611.

ANNUAL MEETING
The annual meeting of Stockholders will be held in the Company's offices on the fifth floor of Gaviidae Common, 651 Nicollet Mall, Minneapolis, Minnesota, on Monday, April 21, 1997, at 2:00 p.m.

MARKET FOR COMMON STOCK
NCBC's common stock is traded on the over-the-counter market in the NASDAQ National Market System under the symbol NCBM. There are currently approximately 2,800 registered stockholders.




                                                     [LOGO] PRINTED WITH SOY INK
                                                           [Logo] Recycled Paper

This annual report is printed with soy ink on recycled paper. All papers meet or exceed the current E.P.A. guidelines for recycled paper. To help our environment, please recycle this publication.


                            REPORT TO STOCKHOLDERS

To Our Stockholders:

We have made considerable progress on our journey to the future. We relocated our offices to the Gaviidae Commons in the center of the Minneapolis core business district. The move was important for many of us who had always heard of the "heady" days at our company when we moved to our former banking offices in the remodeled Federal Reserve Bank building. At that time we had run out of space in the offices within a hotel retail concourse and needed to modernize and consolidate to efficiently serve our customers. The bank grew quickly in size immediately following the move and many of our employees experienced the challenges of managing that growth. They all remember the excitement and non-routine tasks and projects relating to the move and subsequent growth. The bank was a success, had an identity, and was showing progress.

Comparing our company today to where we were in 1975, when we last moved provides some fascinating contrast. We had been growing assets at the rate of twenty percent in the years leading up to 1975. The country was in the middle of a highly variable economy with high unemployment and highly variable corporate earnings. The annual report for that year emphasized that 35 percent of our employees took advantage of educational opportunities that year. The bank had purchased its first mainframe computer six years before and had no personal computers at all. Year end loans were $112 million. Deposits were $167 million, and we had 166 employees. The company earned $2.4 million, returning 11.8 percent on average equity and 1.28 percent on average assets.

The twenty-year lease on that building ended during the second quarter of 1996, and we had changed since the previous move. We had undertaken rigorous and extensive planning processes beginning two and one-half years earlier to prepare for our major move to new quarters and strategic organizational redesign.

Our company now employs 280 full-time equivalent bankers who manage over $900 million of total assets and $596 million of loans. Deposits totaled $520 million at year-end. We exceeded our income for the prior year by 11 percent totaling $12.7 million, another record. Our five-year compounded growth in earnings is 21 percent. We extensively use all sizes and types of computers and communications technology to accomplish volumes of transactions and maintain quantities of information undreamed of in 1975. Now at our modern offices, our staff work with each other on plans using systems and procedures that are constantly updated and maintained to respond to constantly changing regulations and customer expectations. Training and education of ALL of our staff is a requirement simply to stay current as well as progressing into our increasingly demanding roles. We are poised to leverage our investment in our operating systems, training, and merchandising opportunities to improve our ability to reach our customer and effect improved results in their operations. We will be more available, better informed, and more capable of suggesting actions and taking actions anytime, anywhere, and in many ways. We will be perceived as a full-service financial business that is fast, effective, and informed. We will do this by continuing to be innovative and working as a team to serve and assist our customers toward their goals and being aware of what might be possible for them to improve their results.


                                             /s/ David L. Andreas
                                             David L. Andreas
                                             Chairman of the Board
                                             and Chief Executive Officer


                          CONSOLIDATED BALANCE SHEETS

                                                                     DECEMBER 31,
                                                                --------------------
(IN THOUSANDS)                                                     1996        1995
------------------------------------------------------------------------------------
ASSETS
 Cash and due from banks                                        $ 47,934    $ 42,006
 Federal funds sold and resale agreements                         60,120      25,000
 Available-for-sale securities                                   133,190     122,043
 Held-to-maturity securities                                      31,505      36,126
  (market value: 1996-$31,812 and 1995-$36,487)
 Loans                                                           596,504     552,581
  Less allowance for loan losses                                  (8,511)     (8,602)
                                                                --------    --------
                                                                 587,993     543,979
 Bank premises and equipment                                      11,798       4,312
 Accrued interest receivable                                       6,306       6,335
 Customer acceptance liability                                       787         478
 Other assets                                                     20,496      20,358
                                                                --------    --------
                                                                $900,129    $800,637
                                                                ========    ========

------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
 Deposits:
  Non-interest bearing                                          $162,895    $137,766
  Interest bearing                                               356,736     302,219
                                                                --------    --------
                                                                 519,631     439,985
 Federal funds purchased and
  repurchase agreements                                           96,640     110,535
 Commercial paper                                                 98,107      79,986
 Other short-term borrowed funds                                  11,366       6,687
 Acceptances outstanding                                             787         478
 Other liabilities                                                 7,665       8,812
 Long-term debt                                                   47,920      48,120
                                                                --------    --------
    Total liabilities                                            782,116     694,603
 Stockholders' equity:
  Common stock, par value $1.25, Authorized 20,000,000 shares;
   Issued: 1996-7,374,520 shares; 1995-6,705,808 shares            9,218       8,382
  Additional paid-in capital                                      79,199      65,484
  Unrealized gains (losses) net of tax effect                       (405)        275
  Retained earnings                                               30,001      31,903
                                                                --------    --------
                                                                 118,013     106,044
  Less common stock in treasury at cost:
   1996-16 shares; 1995-562 shares                                               (10)
                                                                --------    --------
    Total stockholders' equity                                   118,013     106,034
                                                                --------    --------
                                                                $900,129    $800,637
                                                                ========    ========

See Notes To Consolidated Financial Statements


                     CONSOLIDATED STATEMENTS OF EARNINGS

                                                           YEAR ENDED DECEMBER 31,
                                                        -----------------------------
(IN THOUSANDS EXCEPT PER SHARE DATA)                      1996       1995       1994
-------------------------------------------------------------------------------------
INTEREST INCOME
 Interest and fees on loans                             $57,992    $54,952    $41,046
 Interest on federal funds sold and resale agreements       804        727        725
 Interest and dividends on securities:
  Taxable                                                10,580      9,369      8,028
  Exempt from federal income taxes                           20        321        426
                                                        -------    -------    -------
                                                         10,600      9,690      8,454
                                                        -------    -------    -------
   Total interest income                                 69,396     65,369     50,225

-------------------------------------------------------------------------------------
INTEREST EXPENSE
 Interest on deposits                                    14,980     12,950      8,490
 Interest on short-term borrowed funds                   11,908     11,680      8,933
 Interest on long-term debt                               3,261      3,638      1,015
                                                        -------    -------    -------
   Total interest expense                                30,149     28,268     18,438
                                                        -------    -------    -------
 Net interest income                                     39,247     37,101     31,787
 Provision for loan losses                                2,345      1,502      1,150
                                                        -------    -------    -------
   Net interest income after provision for loan losses   36,902     35,599     30,637

-------------------------------------------------------------------------------------
NON-INTEREST INCOME
 Service charges on deposit accounts                      2,189      1,862      2,113
 Fees for other customer services                         1,837      1,655      2,386
 Trust fees                                               4,605      4,839      4,683
 Gains (losses) on sale of securities                       133       (122)       (32)
 Other                                                    1,318        943        791
                                                        -------    -------    -------
                                                         10,082      9,177      9,941

-------------------------------------------------------------------------------------
NON-INTEREST EXPENSE
 Salaries and employee benefits                          14,965     15,156     15,325
 Net occupancy expense of bank premises                   2,750      2,272      2,476
 Equipment rentals, depreciation and maintenance          2,731      2,481      2,228
 Other                                                    5,743      6,144      6,255
                                                        -------    -------    -------
                                                         26,189     26,053     26,284
                                                        -------    -------    -------
 Earnings before income taxes                            20,795     18,723     14,294
 Income taxes                                             8,109      7,269      5,348
                                                        -------    -------    -------
 Net earnings                                           $12,686    $11,454    $ 8,946
                                                        =======    =======    =======
Earnings Per Common Share
 Net earnings                                           $  1.72    $  1.55    $  1.21
                                                        =======    =======    =======
 Average common and common equivalent shares
  outstanding                                             7,374      7,375      7,377

See Notes To Consolidated Financial Statements


               CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


                                        COMMON STOCK                                                TREASURY STOCK
                                    --------------------    ADDITIONAL  UNREALIZED                ------------------
 (IN THOUSANDS EXCEPT NUMBER          NUMBER                 PAID-IN     RETAINED     GAINS        NUMBER
          OF SHARES)                OF SHARES     AMOUNT     CAPITAL     EARNINGS    (LOSSES)     OF SHARES   AMOUNT       TOTAL
----------------------------------------------------------------------------------------------------------------------------------
Balance at January 1, 1994          5,974,108    $  7,467    $ 51,455    $ 32,649    $     229     390,540   ($ 5,604)   $  86,196
  Net earnings for the year                                                 8,946                                            8,946
  Ten percent stock dividend          553,179         693       8,299      (9,010)                                             (18)
  Unrealized securities (losses)
    net of tax effect                                                                   (3,369)                             (3,369)
  Cancellation of treasury stock     (429,967)       (538)     (3,702)     (1,924)                (429,967)     6,164
  Purchase of treasury stock                                                                        39,446       (560)        (560)
                                   ----------    --------    --------    --------    ---------    --------   --------    ---------
Balance at December 31, 1994        6,097,320       7,622      56,052      30,661       (3,140)         19          0       91,195
  Net earnings for the year                                                11,454                                           11,454
  Ten percent stock dividend          608,488         760       9,432     (10,212)                                             (20)
  Unrealized securities gains
    net of tax effect                                                                    3,415                               3,415
  Purchase of treasury stock                                                                           543        (10)         (10)
                                   ----------    --------    --------    --------    ---------    --------   --------    ---------
Balance at December 31, 1995        6,705,808       8,382      65,484      31,903          275         562        (10)     106,034
  Net earnings for the year                                                12,686                                           12,686
  Ten percent stock dividend          669,352         837      13,721     (14,584)                                             (26)
  Unrealized securities (losses)
    net of tax effect                                                                     (680)                               (680)
  Cancellation of treasury stock         (640)         (1)         (6)         (4)                    (640)        11
  Purchase of treasury stock                                                                            94         (1)          (1)
                                   ----------    --------    --------    --------    ---------    --------   --------    ---------
Balance at December 31, 1996        7,374,520    $  9,218    $ 79,199    $ 30,001    $    (405)         16   $      0    $ 118,013
                                   ==========    ========    ========    ========    =========    ========   ========    =========

See Notes to Consolidated Financial Statements


                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                 YEAR ENDED DECEMBER 31,
                                                          -----------------------------------
(IN THOUSANDS)                                               1996        1995         1994
---------------------------------------------------------------------------------------------
Cash flows from operating activities:
 Net earnings                                             $  12,686    $  11,454    $   8,946
 Adjustments to reconcile net earnings to net cash
  from operating activities:
   Depreciation and amortization                              2,169        1,664        1,556
   Amortization of securities premiums and discounts            426          387          641
   Provision for loan losses                                  2,345        1,502        1,150
   Security write down                                                                    350
   Deferred income taxes                                        472         (390)          99
   (Gain) loss on sale of securities                           (133)         122           32
   Decrease in trading securities, net                                                  3,671
   (Increase) decrease in accrued interest receivable            29          568       (2,027)
   (Increase) in other assets                                  (138)      (3,874)        (764)
   Increase (decrease) in other liabilities                  (1,147)         103         (866)
   Other (increase) decrease                                   (853)         779       (2,134)
                                                          ---------    ---------    ---------
     Total operating adjustments                              3,170          861        1,708
                                                          ---------    ---------    ---------
     Net cash from operating activities                      15,856       12,315       10,654

Cash flows from investing activities:
 Net (increase) in loans                                    (43,923)     (85,528)     (60,833)
 Net (increase) decrease in federal funds sold              (35,120)     (24,950)      20,400
 Available-for-sale securities:
  Proceeds from maturities and principal repayments          50,740       20,772       37,699
  Proceeds from sale of securities                            4,688        7,848       18,764
  Purchases of securities                                   (68,114)     (31,269)     (67,962)
 Held-to-maturity securities:
  Proceeds from maturities and principal repayments          13,581       11,588       20,268
  Proceeds from sale of securities                                            45
  Purchases of securities                                    (9,000)     (22,426)     (11,670)
 Purchase of premises and equipment                          (9,365)      (1,892)      (1,968)
 Payment of prepaid expenses                                 (1,739)
                                                          ---------    ---------    ---------
     Net cash (used in) investing activities                (98,252)    (125,812)     (45,302)
                                                          ---------    ---------    ---------
Cash flows from financing activities:
 Net increase in non-interest bearing and savings
  deposits                                                   26,326       28,094       14,536
 Net increase in time deposits                               53,320       44,164       54,702
 Net increase (decrease) in federal funds purchased and
  repurchase agreements                                     (13,895)      34,979      (43,742)
 Net increase (decrease) in commercial paper                 18,121       17,563      (19,281)
 Net increase (decrease) in other short-term borrowed
  funds                                                       4,679      (11,400)       2,974
 Net increase (decrease) in long-term debt                     (200)      (5,000)      47,000
 Purchase of treasury stock                                      (1)         (10)        (560)
 Payment for fractional shares on stock dividends               (26)         (20)         (18)
                                                          ---------    ---------    ---------
     Net cash from financing activities                      88,324      108,370       55,611
                                                          ---------    ---------    ---------

 Net increase (decrease) in cash and due from banks           5,928       (5,127)      20,963
 Cash and due from banks at beginning of year                42,006       47,133       26,170
                                                          ---------    ---------    ---------
 Cash and due from banks at end of year                   $  47,934    $  42,006    $  47,133
                                                          =========    =========    =========
Supplemental disclosures
 Cash paid during the year for:
  Interest                                                $  30,266    $  27,259    $  16,147
  Income taxes                                                7,206        7,725        5,474
 Unrealized securities gains (losses) net of tax               (680)       3,415       (3,369)

See Notes to Consolidated Financial Statements


                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A. SUMMARY OF SIGNIFICANT
        ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS--The Company's principal business is a bank holding company for National City Bank of Minneapolis which is a full service national bank offering a variety of loans, deposit programs, trust and related banking services. The Company's principal non-bank subsidiary is Diversified Business Credit, Inc., a commercial finance company.

PRINCIPLES OF CONSOLIDATION--The consolidated financial statements include the accounts of the Company and its subsidiaries, after elimination of all material intercompany transactions and balances. The preparation of the financial statements in conformity with Generally Accepted Accounting Principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual experience could differ from those estimates.

SECURITIES--Securities which the Company has the positive intent and ability to hold to maturity are reported as Held-to-maturity securities. Securities in this category are stated at cost, adjusted for amortization of premiums and accretion of discounts over their remaining lives. Securities not classified as held-to-maturity securities are classified as Available-for-sale securities and are reported at fair value, with unrealized gains and losses, net of tax, reported in a separate component of Stockholders' equity. Realized gains and losses on disposition of securities and declines in value judged to be other than temporary are computed on a specific identification method, and included in earnings.

LOANS--Most of the Company's loans are to customers within Minnesota. Interest income on loans is accrued on the basis of unpaid principal. Loan and commitment fees are deferred and recognized over the loan and/or commitment period as a yield adjustment on a straight-line basis. Loans are generally placed on nonaccrual status when the collection of interest or principal has become 90 days past due or collection is otherwise considered doubtful. When a loan is placed on nonaccrual status, interest previously accrued in the current year is reversed against current period interest income. Interest payments received on nonaccrual loans are generally applied against principal unless the loan is well secured or in the process of collection.

ALLOWANCE FOR LOAN LOSSES--The provision for loan losses is based on management's continuing evaluation of the loan portfolio, including estimates and appraisals of collateral values, and current economic conditions. Changes in the estimates, appraisals and evaluations might be required quickly in the event of changing economic conditions and the economic prospects of borrowers. The entire balance of the allowance is available to absorb losses on loans that become uncollectible.

OTHER REAL ESTATE OWNED--Other real estate is recorded at the lower of fair value at the time of repossession or the amount of the loan outstanding at the time of foreclosure. When a property is acquired, the excess of the recorded investment in the property over its estimated fair value, if any, is charged to the allowance for loan losses. Expenses related to other real estate owned, including reductions in value subsequent to acquisition, are reported as net cost of other real estate owned in the Consolidated Statements of Earnings. There was no other real estate owned in other assets at December 31, 1996 and 1995.

BANK PREMISES AND EQUIPMENT--Bank premises and equipment, including leasehold improvements, are carried at cost less accumulated depreciation and amortization. Depreciation and amortization are primarily computed on the straight-line basis over the estimated useful life on the asset or lease term.

TREASURY STOCK--The Company's board of directors has authorized the repurchase of shares from stockholders who have 100 or less shares. The board also authorized the repurchase of larger blocks of stock, from time to time.

INCOME TAXES--Deferred income taxes are provided on all significant temporary differences between the tax basis of an asset or liability and its reported amount in the financial statements at currently enacted tax rates.

INTEREST RATE SWAPS--The Company enters into interest rate swap transactions as a tool to manage its interest rate risk. Income or expense on swaps designated as hedges of assets or liabilities is recorded as an adjustment to interest income or expense. If the hedged instrument is disposed of, the swap agreement is marked to market with any resulting gain or loss included in the gain or loss from the disposition. If the interest rate swap is terminated, the gain or loss is deferred and amortized over the remaining life of the specific asset or liability it was designated to hedge.


EARNINGS PER COMMON SHARE--Earnings per common share are computed by dividing net earnings by the weighted average number of shares of common stock and common stock equivalents outstanding during each year, as adjusted for issuance of stock dividends.

STATEMENT OF CASH FLOWS--For purposes of the statement of cash flows, cash equivalents includes cash and due from banks.

RECLASSIFICATIONS--Certain amounts for prior periods have been reclassified for comparative purposes. The reclassifications had no effect on net earnings or stockholders' equity as previously reported.


NOTE B. ESTIMATED FAIR VALUE

The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, "Disclosures about Fair Value of Financial Instruments".

                                     DECEMBER 31, 1996
                                  ----------------------
                                  CARRYING     ESTIMATED
(IN THOUSANDS)                     AMOUNT     FAIR VALUE
--------------------------------------------------------
ASSETS:
 Cash and due from banks          $ 47,934     $ 47,934
 Federal funds sold and resale
  agreements                        60,120       60,120
 Available-for-sale securities     133,190      133,190
 Held-to-maturity securities        31,505       31,812
 Loans                             587,993      591,324
LIABILITIES:
 Deposits                          519,631      519,997
 Federal funds purchased and
  repurchase agreements             96,640       96,640
 Commercial paper and
  other short-term funds           109,473      109,473
 Long-term debt                     47,920       49,268
OFF-BALANCE SHEET UNREALIZED GAINS:
 Interest rate swap agreements                    1,347



                                     DECEMBER 31, 1995
                                  ----------------------
                                  CARRYING     ESTIMATED
(IN THOUSANDS)                     AMOUNT     FAIR VALUE
--------------------------------------------------------
ASSETS:
 Cash and due from banks          $ 42,006     $ 42,006
 Federal funds sold and resale
  agreements                        25,000       25,000
 Available-for-sale securities     122,043      122,043
 Held-to-maturity securities        36,126       36,487
 Loans                             543,979      548,522
LIABILITIES:
 Deposits                          439,985      441,040
 Federal funds purchased and
  repurchase agreements            110,535      110,535
 Commercial paper and
  other short-term funds            86,673       86,673
 Long-term debt                     48,120       51,183
OFF-BALANCE SHEET UNREALIZED GAINS:
 Interest rate swap agreements                    3,288


The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgement is necessarily required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amount the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

CASH AND DUE FROM BANKS--The carrying value of cash and due from banks approximates estimated fair value.

FEDERAL FUNDS SOLD, RESALE AGREEMENTS, FEDERAL FUNDS PURCHASED, AND REPURCHASE AGREEMENTS--The carrying value of these instruments approximates estimated fair value.

SECURITIES--Estimated fair values of securities are based primarily on quoted market prices or dealer quotes. If quoted market price is not available, fair value is estimated using quoted market prices for securities with similar characteristics.

LOANS--Approximately 84% of the loans outstanding have variable rate pricing. Management segregates all loans into appropriate risk categories. For that portion of the portfolio for which there are no known credit concerns, management believes that the risk factor embedded in the pricing of loans results in a fair valuation of such loans at their carrying value. For that portion of the portfolio with an element of credit concern, the level of credit adjustment required in the marketplace approximates the valuation allowance for loan losses.

DEPOSITS--The fair value of non-interest bearing deposits and savings accounts is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered in the marketplace for deposits of similar remaining maturities.

COMMERCIAL PAPER AND OTHER BORROWED FUNDS--These short term borrowings generally mature in less than 90 days and carrying value is a reasonable estimate of fair value.

LONG-TERM DEBT--The fair value of long-term debt is estimated using the rates currently available on debt with similar terms and similar remaining maturities.

INTEREST RATE SWAP AGREEMENTS--The fair value is the estimated amount that the Company would receive or pay to execute a new agreement with terms identical to those remaining on the current agreement, considering current interest rates.


COMMITMENTS TO EXTEND CREDIT, STANDBY AND COMMERCIAL LETTERS OF CREDIT, AND ACCEPTANCE PARTICIPATIONS ACQUIRED--The majority of the Company's commitment agreements and letters of credit contain variable interest rates and counterparty credit deterioration clauses. Therefore, the carrying value of the Company's commitments to extend credit and letters of credit approximates fair value.


NOTE C. LOANS

The following loans were outstanding:

                                 DECEMBER 31,
                            ---------------------
(IN THOUSANDS)                1996         1995
-------------------------------------------------
Commercial & Industrial     $389,718     $379,290
Real estate:
 Construction                 10,444       16,089
 Residential mortgage         40,323       32,125
 Non-residential mortgage     76,086       68,504
Loans to individuals for
 personal expenditures        56,973       33,966
Other                         22,960       22,607
                            --------     --------
                            $596,504     $552,581
                            ========     ========

At December 31, 1996 and 1995, receivables from and standby letters of credit issued on behalf of commercial real estate developers and investors were approximately $77 million and $72 million, respectively.

An analysis of the allowance for loan losses is presented below:

                              YEAR ENDED DECEMBER 31,
                           -----------------------------
(IN THOUSANDS)               1996       1995       1994
--------------------------------------------------------
Balance at beginning
 of period                 $ 8,602     $7,946    $ 8,006
Provision charged to
 operating expense           2,345      1,502      1,150
Charge-offs                 (2,552)      (951)    (1,372)
Recoveries                     116        105        162
                           -------     ------    -------
Balance at end of period   $ 8,511     $8,602    $ 7,946
                           =======     ======    =======

In the opinion of management, the allowance for loan losses is adequate to provide for known and estimated exposures in the loan portfolio.

Effective January 1, 1995, the Company adopted Statement of Financial Accounting Standard No. 114, "Accounting by Creditors for Impairment of a Loan." At December 31, 1996, the Company had 4 impaired commercial loans totalling $1,017,000 compared with 2 loans totalling $2,409,000 at December 31, 1995. Management has allocated $280,000 of the Allowance for Loan Losses to these loans. Impaired loans averaged $3,976,000 and $581,000 during 1996 and 1995, respectively. Interest payments received on impaired loans are generally applied against principal unless the loan is well secured or in the process of collection. Non-accrual, impaired, renegotiated and loans past due 90 days or more were $3,217,000 and $3,858,000 at December 31, 1996 and 1995, respectively. Gross interest income would have been increased by approximately $426,000, $311,000, and $103,000 for the years ended December 31, 1996, 1995 and 1994, respectively, had such loans been current and in accordance with original terms. Nonperforming status is not necessarily an indication of probable loss.

Loans to principal officers and directors of the Company and its subsidiaries aggregated approximately $8,822,000 and $8,431,000 at December 31, 1996 and 1995, respectively. New loans and repayments during 1996 were $749,000 and $358,000, respectively. In the opinion of management, all such loans are made at normal interest rates and terms.


NOTE D. BANK PREMISES AND EQUIPMENT

                                DECEMBER 31,
                             ------------------
(IN THOUSANDS)                 1996       1995
-----------------------------------------------
Assets, at cost:
 Land                        $   183    $   183
 Buildings                       885        885
 Leasehold improvements        2,452      3,386
 Construction in progress                 1,113
 Equipment                    15,681      9,901
                             -------    -------
                              19,201     15,468
Accumulated depreciation:
 Buildings                       500        476
 Leasehold improvements          616      3,378
 Equipment                     6,287      7,302
                             -------    -------
                               7,403     11,156
                             -------    -------
                             $11,798    $ 4,312
                             =======    =======


NOTE E. DEPOSITS

Approximately $143,727,000 and $74,325,000 of interest bearing time deposits were in denominations of $100,000 or more at December 31, 1996 and 1995, respectively. The scheduled maturities of time deposits at December 31, 1996 are summarized as follows:

                   LESS THAN    $100,000
(IN THOUSANDS)      $100,000     OR MORE
----------------------------------------
3 months or less    $13,177     $ 77,605
3 - 6 months         14,336       37,572
6 - 12 months        24,534        3,381
1 - 2 years          28,210        2,129
2 - 3 years           6,766        1,801
3 - 5 years           6,691        1,139
over 5 years            174       20,100
                    -------     --------
                    $93,888     $143,727
                    =======     ========


NOTE F. SHORT-TERM BORROWINGS

Short-term borrowings include federal funds purchased, securities sold under agreements to repurchase, treasury tax and loan deposits and commercial paper. Federal funds purchased generally mature the day following the date of purchase, while securities sold under agreements to repurchase generally mature within 30 days from the various dates of sale. The Company had unsecured lines of credit available in the amount of $140,000,000, $115,000,000, and $80,000,000 at
December 31, 1996, 1995 and 1994, respectively.

There were no borrowings under the lines on these dates. The lines contain covenants which require the Company to maintain certain levels of capitalization and maintain debt to capitalization ratios within prescribed limits. The following information relates to aggregate short-term borrowings:

                                               DECEMBER 31,
                                   ----------------------------------
(IN THOUSANDS)                       1996         1995         1994
---------------------------------------------------------------------
Maximum amount out-
 standing at any month end:
  Federal funds & repurchase       $137,883     $122,722     $117,506
  Commercial paper                  109,079       91,464       84,988
  Other                              20,391       20,853       51,077
Daily average amount
 outstanding:
  Federal funds & repurchase        116,973      113,245      100,339
  Commercial paper                   95,950       77,426       79,365
  Other                               6,967        8,350       23,747
Weighted average interest
 rate for full year:
  Federal funds & repurchase           4.83%        5.33%        3.74%
  Commercial paper                     6.09%        6.49%        4.80%
  Other                                5.37%        7.34%        5.75%
Outstanding at year-end:
 Federal funds and repurchase        96,640      110,535       75,556
 Commercial paper                    98,107       79,986       62,423
 Other                               11,366        6,687       18,087
Weighted average interest rate
 on debt outstanding
 as of December 31:
  Federal funds & repurchase           5.36%        5.17%        5.03%
  Commercial paper                     6.11%        6.12%        5.91%
  Other                                5.11%        5.16%        5.46%


NOTE G. LONG-TERM DEBT

                                        DECEMBER 31,
                                    ------------------
(IN THOUSANDS)                        1996       1995
------------------------------------------------------
Diversified Business Credit, Inc.
 Senior Notes
  Series A, 8.18%, due 1999          $23,000    $23,000
  Series B, 8.45%, due 2001           24,000     24,000

Federal Home Loan Bank
 Advances, 5.26% to 5.38%,
 due 1997 through 1998                   920      1,120
                                     -------    -------
    Total                            $47,920    $48,120
                                     =======    =======

The Company has entered into interest rate swap agreements to effectively convert the Senior Notes to floating rate instruments. The weighted average effective interest rate for the Senior Notes, including the effects of the related swap agreements, is the one month LIBOR rate plus 102 basis points, 6.63% at December 31, 1996.

The Senior Notes are unsecured and are unconditionally guaranteed by the parent company. The Senior Notes include covenants which require Diversified Business Credit, Inc. and the parent company to maintain certain levels of capitalization and maintain debt to capitalization ratios within prescribed limits.


NOTE H. INCOME TAXES

The components of income tax expense were:

(IN THOUSANDS)      1996       1995      1994
----------------------------------------------
Current:
 Federal           $6,080     $5,786    $3,916
 State              1,557      1,873     1,333
                   ------     ------    ------
                    7,637      7,659     5,249
Deferred:
 Federal              357       (296)       75
 State                115        (94)       24
                   ------     ------    ------
                      472       (390)       99
                   ------     ------    ------
                   $8,109     $7,269    $5,348
                   ======     ======    ======


Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows:

                                     DECEMBER 31,
                                   ----------------
(IN THOUSANDS)                      1996      1995
---------------------------------------------------
Deferred tax assets:
 Loan loss reserves                $3,444    $3,481
 Salary continuation plan             817       714
 Loan fees                             54        87
 Nondeductible expenses                43       111
 Unrealized losses on securities      276
 Book over tax depreciation                     307
                                   ------    ------
   Total deferred tax assets        4,634     4,700
Deferred tax liabilities:
 Retirement plan                    1,059       991
 Prepaid expenses                     127       180
 Tax over book depreciation           152
 Security discounts                     4        41
 Unrealized gains on securities                 187
                                   ------    ------
   Total deferred tax liabilities   1,342     1,399
                                   ------    ------
   Net deferred tax assets         $3,292    $3,301
                                   ======    ======


It is more likely than not that the Company will realize the benefit of the deferred tax assets. Therefore, no valuation allowance has been recorded for any of the periods reported.


The total effective tax rate for the years ended December 31, 1996, 1995 and 1994 is different than the federal income tax rate.

The reasons for the differences are as follows:

                           1996     1995      1994
---------------------------------------------------
Federal income tax rate    35.0%    34.0%     34.0%
Tax exempt income          (0.2)    (0.7)     (1.6)
State income taxes,
 net of federal income
 tax benefit                5.2      6.6       6.2
Goodwill                                       0.1
Cash value of life
 insurance                 (0.8)    (0.7)     (0.8)
Other items                (0.2)    (0.4)     (0.5)
                           ----     ----      ----
  Effective rate           39.0%    38.8%     37.4%
                           ====     ====      ====


NOTE I. COMMITMENTS AND CONTINGENCIES

The Company had commitments outstanding in connection with standby letters of credit aggregating approximately $24,877,000 and $27,606,000 at December 31, 1996 and 1995, respectively.

Commercial letters of credit were $3,373,000 and $2,531,000 at December 31, 1996 and 1995, respectively. Acceptance participations acquired were $9,607,000 at December 31, 1996 and $4,348,000 at December 31, 1995.

National City Bank has entered into a ten year lease which commenced March 16, 1996, for its new headquarters in downtown Minneapolis. The annual cost for the first five years will be approximately $1.7 million per year and for the last five years will be approximately $1.8 million per year. The lease provides an option to extend the term for two consecutive five-year periods at the then current fair market rents. The Bank will have the right to terminate the lease or give back substantial portions of the leased premises on the sixth anniversary of the lease term. In addition, the Bank paid for all of its leasehold improvements, which approximated $2.0 million.

The Company was obligated under operating leases for premises and equipment with terms of one year or more at December 31, 1996. The aggregate lease commitments outstanding as of December 31, 1996, were $17,179,000 and for the next five years are payable as follows:

(IN THOUSANDS)
--------------------------
1997                $2,392
1998                 2,182
1999                 2,152
2000                 1,970
2001                 1,988

Net rental expense for the years ended December 31, 1996, 1995 and 1994, was $2,170,000, $1,637,000, and $1,630,000, respectively.

Dividends declared by national banks that exceed retained net earnings for the current year plus the preceding two years must be approved by the Comptroller of the Currency. Under this formula, approximately $5,120,000 of dividends may be paid by the Company's bank subsidiary at December 31, 1996, without such approval, subject to continued maintenance of regulatory capital requirements.

The Company is party to various legal proceedings incidental to its business. Certain claims, suits and complaints arising in the ordinary course of business have been filed or are pending against the Company. In the opinion of management, the resulting liability, if any, arising from these actions will not be material.


NOTE J. RESTRICTIONS ON CASH BALANCES

Federal Reserve Board regulations require that the Bank maintain certain minimum reserve balances on deposit with the Federal Reserve Bank. Cash balances maintained to meet reserve requirements are not available for use by the Company. During 1996, approximately $4,596,000 was maintained in required reserves on a daily average basis.


NOTE K. FINANCIAL INSTRUMENTS WITH
        OFF-BALANCE-SHEET RISK

The Company is a party to certain financial instruments with off-balance-sheet risk which are entered in the normal course of business to meet the financing needs of its customers and to reduce the Company's exposure to fluctuations in interest rates. These financial instruments include unfunded commitments to extend credit and interest rate swaps. These instruments involve, to varying degrees, amounts of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheet. The contract or "notional" amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.


A summary of the Company's contractual or notional amounts for off-balance-sheet activities at December 31, 1996 and 1995, is as follows:

(IN THOUSANDS)                               1996        1995
---------------------------------------------------------------
Credit activities:
 Commitments to extend credit              $292,923    $286,174
 Standby letters of credit                   24,877      27,606
 Commercial letters of credit                 3,373       2,531
 Acceptance participations acquired           9,607       4,348

Other financial instrument activities:
 Interest rate swap agreements             $ 67,000    $ 47,000


Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and generally require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral, obtained if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation. Collateral held varies, but may include cash, marketable securities, accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Company to assure the performance of a customer to a third-party. Those standby letters of credit are primarily issued to support customers' international business transactions, and public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. Most standby letters of credit expire within one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company holds collateral supporting those commitments for which collateral is deemed necessary. In most cases where collateral is held, coverage is 100%.

Interest rate swaps involve the contractual exchange of fixed and floating rate interest payment obligations based on a notional principal amount. The Company enters into interest rate swap contracts to hedge its balance sheet for risk caused by fluctuations in interest rates. The risks associated with such swaps are the exposure to movement in interest rates (market risk) and the ability of counterparties to meet the terms of the contract (credit risk). The use of swaps for interest rate risk management purposes is integrated into the Company's overall asset/liability management process.

For interest rate swap transactions, the contract or notional amounts do not represent exposure to credit loss. The Company estimates the credit risk for interest rate swap contracts by calculating the cost to replace all outstanding contracts in a gain position at current market rates. At December 31, 1996 and 1995, the gain position of these contracts was $1.9 million and $3.5 million, respectively. The Company controls the credit risk associated with swap agreements through credit approvals and monitoring procedures. Under the terms of certain swaps, each party may be required to pledge certain assets if the market value of the swap exceeds an amount set forth in the swap agreement or in the event of a change in their credit rating.

At December 31, 1996 and 1995, interest rate swaps totaling $47 million hedged long-term debt. At December 31, 1996, swaps totaling $20 million hedged interest bearing deposits. The Company is a receiver of fixed rate interest and a payer of floating rate interest based on the one month LIBOR rate on all of these swaps. The notional balances and yields by maturity date for interest rate swaps at December 31, 1996, are as follows:

                                       WEIGHTED         WEIGHTED
                     NOTIONAL          AVERAGE          AVERAGE
                      AMOUNT        INTEREST RATE    INTEREST RATE
MATURITY DATE     (IN THOUSANDS)       RECEIVED           PAID
------------------------------------------------------------------
1999                 $ 23,000            7.19%            5.61%
2001                   44,000            7.00%            5.57%
                     --------
Total                $ 67,000            7.06%            5.58%


Swaps contributed to the Company's net interest income by reducing interest expense for the years ended December 31, 1996, 1995 and 1994, by $799,000, $564,000 and $266,000, respectively.


NOTE L. EMPLOYEE BENEFIT PLANS

The Company has a defined benefit pension plan covering substantially all of its full-time employees. The benefits are based on years of service and the employee's compensation while employed with the Company. The Company's funding policy is to contribute annually current service costs accrued and past service costs amortized over a 30-year period. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future. Plan assets consist principally of equity securities and U.S. Government and corporate bonds.


The following table sets forth the plan's funded status and amounts recognized in the Company's financial statements:

                                                                            DECEMBER 31,
                                                                 ---------------------------------
(IN THOUSANDS)                                                     1996        1995        1994
--------------------------------------------------------------------------------------------------
Actuarial present value of benefit obligations:
 Accumulated benefit obligation, including vested benefits of
  $9,040 in 1996, $8,321 in 1995 and $7,756 in 1994              $ (9,222)    $(8,578)    $(7,926)
                                                                 ========     =======     =======
 Projected benefit obligation for service rendered to date       $(10,235)    $(9,473)    $(8,812)
Plan assets at fair value                                          13,204      12,730      11,500
                                                                 --------     -------     -------
Plan assets in excess of projected benefit obligation               2,969       3,257       2,688
Unrecognized net loss from past experience different from that
 assumed and effects of changes in assumptions                        209        (160)        359
Unrecognized transition asset at January 1, 1986 being
 recognized over 17 years                                            (385)       (446)       (508)
                                                                 --------     -------     -------
Prepaid pension cost included in other assets                    $  2,793     $ 2,651     $ 2,539
                                                                 ========     =======     =======
Net pension costs include the following components:
 Service cost--benefits earned during the period                 $    344     $   253     $   575
 Interest cost on projected benefit obligation                        716         725         725
 Actual return on plan assets                                      (1,472)     (2,364)     (1,170)
 Net amortization and deferral                                        270       1,274          75
                                                                 --------     -------     -------
 Net periodic pension cost                                       $   (142)    $  (112)    $   205
                                                                 ========     =======     =======


For 1996, the discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation were 7.5% and 4.5%, respectively. For 1995, the rates were 7% and 4.5%. For 1994, the rates were 8.75% and 4.5%. The expected long-term rate of return on assets was 9% for all three years.

The Company maintains a retirement savings 401(k) plan. All employees of the Company and its subsidiaries are eligible to participate in the plan after completing twelve months of service during which they have worked at least one thousand hours. Matching contributions are made at the discretion of management. Company contributions charged to operations for the years ended December 31, 1996, 1995 and 1994, were $263,000, $257,000, and $218,000, respectively.

The Company and its subsidiaries have entered into agreements to provide salary continuation supplemental payments at retirement to certain officers. The benefits due under these agreements are being accrued currently.


NOTE M. PARENT ONLY INFORMATION

The following financial information relates to National City Bancorporation (parent only) operations:


                           BALANCE SHEETS

                                                   DECEMBER 31,
                                              ---------------------
(IN THOUSANDS)                                1996           1995
-------------------------------------------------------------------
ASSETS
 Cash                                          $  4,104    $  4,718
 Investment in bank subsidiary                   53,648      50,848
 Investment in non-bank subsidiary               21,661      16,542
 Subordinated note receivable from affiliate      8,000       8,000
 Other investments                                  663         605
 Due from affiliates                            127,350     104,155
 Other assets                                       751       1,301
                                               --------    --------
                                               $216,177    $186,169
                                               ========    ========
LIABILITIES AND STOCKHOLDERS' EQUITY
 Commercial paper                              $ 98,107    $ 79,986
 Other liabilities                                   57         149
 Stockholders' equity                           118,013     106,034
                                               --------    --------
                                               $216,177    $186,169
                                               ========    ========


                            STATEMENTS OF EARNINGS

                                                          YEAR ENDED DECEMBER 31,
                                                       -----------------------------
(IN THOUSANDS)                                           1996       1995       1994
------------------------------------------------------------------------------------
INCOME
 Dividends from bank subsidiary                        $ 3,120    $ 5,515    $ 4,796
 Interest income                                         7,836      6,917      5,692
 Other income                                              296        208        392
                                                       -------    -------    -------
                                                        11,252     12,640     10,880
EXPENSES
 Interest expense                                        5,909      5,088      4,572
 Other expenses                                            628        592        674
                                                       -------    -------    -------
                                                         6,537      5,680      5,246
Earnings before taxes                                    4,715      6,960      5,634
Income taxes                                               652        595        335
                                                       -------    -------    -------
                                                         4,063      6,365      5,299
Equity in undistributed net earnings of subsidiaries     8,623      5,089      3,647
                                                       -------    -------    -------
Net earnings                                           $12,686    $11,454    $ 8,946
                                                       =======    =======    =======


                            STATEMENTS OF CASH FLOWS

                                                          YEAR ENDED DECEMBER 31,
                                                     ---------------------------------
(IN THOUSANDS)                                          1996         1995        1994
--------------------------------------------------------------------------------------
Cash flows from operating activities:
 Net earnings                                        $ 12,686     $ 11,454    $  8,946
 Adjustments to reconcile net earnings to net cash
  from operating activities:
   Equity in undistributed earnings of subsidiaries    (8,623)      (5,089)     (3,647)
   (Increase) decrease in other assets                    550         (279)       (611)
   (Decrease) in other liabilities                        (92)        (109)       (706)
                                                     --------     --------    --------
                                                       (8,165)      (5,477)     (4,964)
                                                     --------     --------    --------
   Net cash from operating activities                   4,521        5,977       3,982

Cash flows from investing activities:
 (Advances to) payments from affiliates               (23,195)     (19,592)     20,821
 Subordinated note with affiliate                                               (8,000)
 Decrease in other investments                                         260       1,925
                                                     --------     --------    --------
   Net cash from (used for) investing activities      (23,195)     (19,332)     14,746

Cash flows from financing activities:
 Net increase (decrease) in commercial paper           18,121       17,563     (19,281)
 Payment for fractional shares on stock dividends         (26)         (20)        (19)
 Purchase of treasury stock                                (1)         (10)       (560)
 Other                                                    (34)          29          29
                                                     --------     --------    --------
   Net cash from (used for) financing activities       18,060       17,562     (19,831)
                                                     --------     --------    --------
Net increase (decrease) in cash                          (614)       4,207      (1,103)
Cash at beginning of year                               4,718          511       1,614
                                                     --------     --------    --------
Cash at end of year                                  $  4,104     $  4,718    $    511
                                                     ========     ========    ========
Supplemental disclosures
 Cash paid (received) during the year for:
  Interest                                           $  5,465     $  5,270    $  4,635
  Income taxes                                            690          889        (358)


NOTE N. SECURITIES

Securities consist of the following:

                                                                        DECEMBER 31, 1996
                                                      ---------------------------------------------------
                                                       COST OR                                APPROXIMATE
                                                      AMORTIZED    UNREALIZED    UNREALIZED      MARKET
(IN THOUSANDS)                                           COST        GAINS         LOSSES        VALUE
---------------------------------------------------------------------------------------------------------
Available-for-sale
 U.S. Treasury                                         $ 24,019       $ 39         $  155        $ 23,903
 U.S. Government agencies                                 9,646         16              1           9,661
 Federal agency mortgage-backed                          95,252        511          1,092          94,671
 Other securities                                         4,955                                     4,955
                                                       --------       ----         ------        --------
                                                       $133,872       $566         $1,248        $133,190
                                                       ========       ====         ======        ========
Held-to-maturity
 Collateralized mortgage obligations                   $ 31,254       $314         $    7        $ 31,561
 Other securities                                           251                                       251
                                                       --------       ----         ------        --------
                                                       $ 31,505       $314         $    7        $ 31,812
                                                       ========       ====         ======        ========


                                                                        DECEMBER 31, 1995
                                                       --------------------------------------------------
Available-for-sale
 U.S. Treasury                                         $ 21,993                    $   30        $ 21,963
 U.S. Government agencies                                11,999       $ 19              1          12,017
 Federal agency mortgage-backed                          82,717        877            402          83,192
 Other securities                                         4,871                                     4,871
                                                       --------       ----         ------        --------
                                                       $121,580       $896         $  433        $122,043
                                                       ========       ====         ======        ========
Held-to-maturity
 Collateralized mortgage obligations                   $ 35,109       $401         $   60        $ 35,450
 Obligations of states and politicial subdivisions          642         13                            655
 Other securities                                           375          7                            382
                                                       --------       ----         ------        --------
                                                       $ 36,126       $421         $   60        $ 36,487
                                                       ========       ====         ======        ========

Expected maturities may differ from contractual maturities because the issuers of the securities may have the right to prepay obligations without prepayment penalties.


CONTRACTUAL MATURITIES AND MARKET VALUE

                                                                   DECEMBER 31, 1996
                                                    -----------------------------------------------
                                                     WITHIN    AFTER ONE      AFTER FIVE     AFTER
                                                      ONE      BUT WITHIN     BUT WITHIN      TEN
(IN THOUSANDS)                                        YEAR     FIVE YEARS     TEN YEARS      YEARS
---------------------------------------------------------------------------------------------------
Available-for-sale
 U.S. Treasury                                                   $23,903
 U.S. Government agencies                           $ 4,999        4,662
 Federal agency mortgage-backed                       7,240                    $16,896      $70,535
 Other securities                                                                             4,955
                                                    -------      -------       -------      -------
                                                    $12,239      $28,565       $16,896      $75,490
                                                    =======      =======       =======      =======
Held-to-maturity
 Collateralized mortgage obligations                                                        $31,254
 Other securities                                   $   251
                                                    -------                                 -------
                                                    $   251                                 $31,254
                                                    =======                                 =======
 Approximate market value                           $   251                                 $31,561
                                                    =======                                 =======


                                                                   DECEMBER 31, 1995
                                                    -----------------------------------------------
Available-for-sale
 U.S. Treasury                                      $21,963
 U.S. Government agencies                            12,017
 Federal agency mortgage-backed                                  $10,921       $21,581      $50,690
 Other securities                                                                             4,871
                                                    -------      -------       -------      -------
                                                    $33,980      $10,921       $21,581      $55,561
                                                    =======      =======       =======      =======
Held-to-maturity
 Collateralized mortgage obligations                                           $ 1,532      $33,577
 Obligations of states and political subdivisions   $   107      $   255           280
 Other securities                                                    375
                                                    -------      -------       -------      -------
                                                    $   107      $   630       $ 1,812      $33,577
                                                    =======      =======       =======      =======
 Approximate market value                           $   108      $   645       $ 1,818      $33,916
                                                    =======      =======       =======      =======

Realized gains (losses) on securities sales in the years ended December 31, 1996 and 1995 were $133,000 and ($122,000), respectively. Income tax expense or benefit on these amounts for December 31, 1996 and 1995 was $54,000 and ($49,000), respectively.

Securities carried at $115,925,000 and $127,434,000 at December 31, 1996 and 1995, respectively, were pledged to secure government, public and trust deposits, borrowings in the form of repurchase agreements and FHLB advances and for other purposes as required by law.

The Company retains possession of most securities sold under agreements to repurchase. The Company takes possession of securities purchased under agreement to resell.


                         INDEPENDENT AUDITORS' REPORT


Board of Directors and Shareholders
National City Bancorporation
Minneapolis, Minnesota

We have audited the accompanying consolidated balance sheets of National City Bancorporation and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of National City Bancorporation and subsidiaries as of December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.


                                           /s/  Ernst $ Young LLP


Minneapolis, Minnesota
January 15, 1997


                                 SELECTED FINANCIAL DATA

                                                   1996      1995      1994      1993      1992
-----------------------------------------------------------------------------------------------
BALANCE SHEET ITEMS (IN MILLIONS)
 Securities                                     $   165   $   158   $   139   $   141   $   136
 Loans                                              597       553       467       406       361
 All other assets                                   138        90        67        67        60
   Total assets                                     900       801       673       614       557
 Total deposits                                     520       440       368       298       298
 Short-term borrowed funds                          206       198       156       216       168
 Long-term debt                                      48        48        53         6
 All other liabilities                                8         9         5         8         7
   Total liabilities                                782       695       582       528       473
 Stockholders' equity                               118       106        91        86        84

INCOME AND EXPENSE ITEMS (IN THOUSANDS)
 Interest and fees on loans                      57,992    54,952    41,046    31,584    30,100
 All other interest income                       11,404    10,417     9,179     8,997     8,709
   Total interest income                         69,396    65,369    50,225    40,581    38,809
 Interest expense on deposits                    14,980    12,950     8,490     6,780     8,316
 Interest expense on short-term borrowed funds   11,908    11,680     8,933     6,572     6,001
 Interest expense on long-term debt               3,261     3,638     1,015       101
   Total interest expense                        30,149    28,268    18,438    13,453    14,317
 Net interest income                             39,247    37,101    31,787    27,128    24,492
 Provision for loan losses                        2,345     1,502     1,150     1,050     1,007
 Trust fees                                       4,605     4,839     4,683     4,544     4,114
 Gains (losses) on sale of securities               133      (122)      (32)      343     1,007
 All other income                                 5,344     4,460     5,290     7,325     7,141
 All other expenses                              26,189    26,053    26,284    27,151    24,838
 Earnings before cumulative effect of change in
  accounting principle                           12,686    11,454     8,946     7,135     6,919
 Cumulative effect of change in accounting
  principle                                                                       204
 Net earnings                                    12,686    11,454     8,946     7,339     6,919

PER COMMON SHARE
 Earnings before cumulative effect of change in
  accounting principle                             1.72      1.55      1.21      0.92      0.89
 Cumulative effect of change in accounting
  principle                                                                      0.03
 Net earnings                                      1.72      1.55      1.21      0.95      0.89


                   MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                FINANCIAL CONDITION AND RESULTS OF OPERATIONS

SUMMARY RESULTS

Net earnings for 1996 were $12,686,000 compared with $11,454,000 in 1995, up 11 percent. Net earnings per share increased to $1.72 in 1996 compared with $1.55 in 1995. This increase was accomplished during a year marked by significant change including the Bank's relocation to new quarters in Gaviidae Common, and a redesigned organizational structure intended to refocus our efforts to improve service to businesses, their owners and employees.

Major factors contributing to the earnings increase in 1996 were higher net interest income resulting from growth in loans and investments and an increase in non-interest income. We accomplished this growth as well as the relocation to Gaviidae Common while holding non-interest expenses to an increase of less than one percent. These positive factors were partially offset by an increase in the provision for loan losses.

The Company has issued stock dividends in each year beginning in 1981. The Company has not paid cash dividends.

NET INTEREST INCOME

Net interest income, on a fully taxable equivalent basis, increased to $39.3 million up from $37.4 million in 1995 and $32.2 million in 1994. Fluctuations in net interest income can result from changes in the volume of assets and liabilities as well as changes in interest rates. These changes are presented in the analysis on page 25. The average base rate decreased to 8.28 percent from
8.83 percent in 1995. Approximately 84 percent of the Company's loan portfolio has floating interest rates that generate more income during periods of rising rates. Net interest margin, the relationship between net interest income and average earning assets, was 5.26 percent compared with 5.54 percent in 1995. Average earning assets grew to $747 million in 1996, an increase of $73 million or 11 percent. Average loans increased to $571 million in 1996 from $510 million in 1995, an increase of 12 percent. Loans were 76.4 percent of total earning assets in 1996, up from 75.7 percent in 1995.

The general decline in interest rates during 1996 decreased the cost of interest bearing deposits and borrowed funds to 5.18 percent from 5.47 percent in 1995, a decrease of 29 basis points. While the average base rate decreased 55 basis points, the average yield on earning assets, including fixed rate securities, decreased 44 basis points. As a result, interest rate spread declined to 4.12 percent from 4.27 percent in 1995. Interest bearing time deposits of $100,000 or more increased significantly and averaged $103.8 million in 1996. Other interest bearing deposit accounts increased compared with last year and comprise approximately 36 percent of interest bearing sources. The largest component of the increase represents a greater use of brokered deposits in the Bank. Brokered deposits averaged $64.8 million in 1996 compared with $58.7 million in 1995. While the Company's emphasis remains increasing funding from direct deposits, the brokered deposit market is an important funding option. Commercial paper proceeds are used to fund the loans of the Company's commercial finance subsidiary, Diversified Business Credit, Inc. (DBCI). Long-term debt is issued by DBCI, and National City Bank (Bank) borrows from the Federal Home Loan Bank. At December 31, 1996, long-term debt totaled $47.9 million. Non-interest bearing deposits increased from 1995 and averaged $110 million in 1996.


The following table summarizes the changes in funding sources since 1994:

                                                               1996                     1995
                                                      ----------------------    ---------------------
                                                                   % CHANGE                 % CHANGE
(DAILY AVERAGES IN THOUSANDS)                          AMOUNT      FROM 1995     AMOUNT     FROM 1994
-----------------------------------------------------------------------------------------------------
Interest bearing time deposits of $100,000 or more    $103,797       56.6%      $ 66,277       (6.8)%
Other interest bearing deposits                        210,329        5.2        199,980       26.3
Commercial paper                                        95,950       23.9         77,426       (2.4)
Other short-term borrowed funds                        123,940        1.9        121,595       (2.0)
Long-term debt                                          48,054       (5.9)        51,052      180.1
                                                      --------                  --------
Total interest bearing                                 582,070       12.7        516,330       14.4
Non-interest bearing deposits                          110,222        6.0        103,945         .8
Other liabilities                                        8,533        3.4          8,250       38.4
Stockholders' equity                                   110,595       12.5         98,350       11.9
                                                      --------                  --------
                                                      $811,420       11.6%      $726,875       12.1%
                                                      ========                  ========

CREDIT RISK MANAGEMENT

The responsibility for credit administration rests with the credit committees of each subsidiary's board of directors. The credit committees determine applicable policies and credit approval authorities used in the Company. Management monitors compliance with credit standards. Lending officers are responsible for applying credit standards and the Company uses a rating system to assess and monitor the credit risk associated with loans. Detecting negative trends at the earliest possible stage is essential in managing risk of loan loss to the Company and assisting the borrowing customer. A diligent follow-up process is used to monitor, communicate and correct weaknesses that are revealed.

The Bank has established a risk management function that is responsible for assessing credit risk associated with new loans and lines of credit as well as monitoring credit risk factors on an ongoing basis. The Bank uses an independent review procedure to monitor compliance with its credit granting process. The review includes an assessment of credit policy application and the accuracy of the loan rating system. The review of credit process covers all lending industry segments on a schedule determined by assessment of risk. Management and the Examining and Audit Committee of the Board of Directors are informed directly of the results of the reviews. DBCI monitors collateral values and related credit risks through its staff of field auditors.

The largest loan category is commercial and industrial loans, which grew from $379 million in 1995 to $390 million in 1996, an increase of 3 percent. Management monitors loan concentrations by industry segment to develop a diverse mix of credits. Industry Credit Exposure Guidelines are established and managed based on the current and anticipated economic conditions and the perceived risk profile of an industry. The Company's ability to manage the credit risk within an industry is also considered. Geographically, a high percentage of the commercial and industrial loans originate from the Minneapolis/St. Paul metropolitan area that has seen moderate to strong growth in most industry sectors in 1996. Those industry sectors showing signs of weakness are targeted by management for slow or no growth in credit facilities. Underwriting Guidelines including profitability, cash flow, leverage, collateral, guarantee and monitoring standards are applicable for the bulk of the commercial and industrial loans. The Bank also purchases loans from correspondent banks. Purchased loans were $40.3 million and $37.3 million at December 31, 1996, and 1995, respectively.

Loans secured by commercial real estate were approximately $86 million as of December 31, 1996 and 1995. Included in this total is approximately $10 million of construction financing. The Company makes commercial real estate loans for owner occupied real estate (commercial and industrial borrowers), as well as to commercial real estate developers and investors. A diversification of property types is maintained within the commercial real estate portfolio with office and warehouse facilities to manufacturers or distributors being the largest category at 26%. Commercial real estate lending activities are guided by Credit Policies, Underwriting Guidelines, Operating Procedures, Collateral Standards and Environmental Risk Procedures.


Loans secured by residential mortgages totaled $40 million at December 31, 1996, up from $32 million last year. This category includes $20 million secured by first liens on 1-4 family housing, $10 million secured by junior liens on 1-4 family housing and $10 million revolving Executive Line loans that are secured by either first or second mortgages. The comparable 1995 amounts are $14 million first liens, $7 million junior liens and $11 million revolving Executive Lines. Collateral standards for residential real estate lending generally call for a maximum 80% loan-to-value ratio for properties up to $300,000 and lesser advance rates for properties above $300,000.

Loans to individuals were $57 million at December 31, 1996, up 68% from $34 million in 1995. This higher growth percentage is in line with management's strategy for greater loan diversification. Growth continues to come from a variety of sources including loans to higher net-worth individuals in which smaller loan amounts are typically unsecured and where larger amounts are normally secured by marketable securities or home equity. The Company has experienced a low level of loss in the residential mortgage and loans to individuals categories. This resulted from a combination of favorable economic conditions in the Twin Cities over the past several years and the effective performance of credit risk management functions. Growth also occurred in home improvement loans to individuals referred through various contractors.

Other loans were $23 million on December 31, 1996, and 1995. These loans are comprised primarily of loans to owners of other community banks to finance the purchase and capital expansion of those banks. The management of risks related to bank stock loans includes specific underwriting guidelines, periodic reviews performed by experienced consultants or bank staff, receipt and analysis of quarterly financial data and frequent calls with bank ownership and management.

PROVISION FOR LOAN LOSSES

The provision for loan losses was $2.3 million in 1996 up from $1.5 million in 1995. Management determines an appropriate provision based on its evaluation of the adequacy of the allowance for loan losses in relationship to a continuing review of problem loans, including estimates and appraisals of collateral values, prior loss experience, and current economic conditions. Changes in these estimates, appraisals and evaluations might be required quickly in the event of changing economic conditions and the economic prospects of borrowers. Management uses a system of risk grading to establish monthly assessments of the portfolio and reviews the adequacy of the valuation allowance for loan losses quarterly.

The allowance for Loan Losses decreased slightly to $8.5 million as a result of the higher net losses in 1996. At December 31, 1996, the reserve was 1.43 percent of loans compared with 1.56 percent in 1995. Actual net loan losses in 1996 were $2.4 million compared with $846,000 in 1995. Charge-offs were $2.5 million in 1996, and recoveries were $116,000. The largest single loss of $1.5 million was in the commercial loan portfolio of the Bank. During the same period, the Company reduced non-performing assets from $3.9 million to $3.2 million. The reserve coverage of these assets increased from 223 percent to 265 percent.

The Company's receivables from and letters of credit issued for customers in the real estate industry were approximately $77 million at December 31, 1996, compared with $72 million at December 31, 1995. The credit risk associated with these loans is subject to changes in real estate market values. The properties held as collateral are primarily in the state of Minnesota.

NON-PERFORMING ASSETS

Non-performing assets were $3.2 million at December 31, 1996, compared with $3.9 million in 1995 and $6.2 million in 1994. At the current year-end, non-performing assets consisted primarily of loans on non-accrual status.

Non-accrual loans are loans on which the accrual of interest ceases when the collection of principal or interest is determined to be doubtful by management. It is the Company's policy to cease the accrual of interest when principal or interest payments are delinquent 90 days or more. Any unpaid amounts previously accrued in the current year are reversed from income, and thereafter interest is recognized only when payments are received. Nonperforming loans include loans on which principal payments are contractually delinquent 90 days or more and interest is still being accrued.


These loans are well secured and in the process of collection. Other real estate owned includes assets acquired in partial or full satisfaction of loan obligations or "in-substance" foreclosures. These assets are classified as other assets and are recorded at the lower of fair value or the amount of the loan outstanding at the time of foreclosure. The Company had no other real estate owned at December 31, 1996 or 1995.

In addition to non-accrual loans and accruing loans 90 days or more past due, there were real estate-construction and commercial business loans with an aggregate principal balance of $18 million outstanding at December 31, 1996, to borrowers who are currently experiencing financial difficulties. Although these loans are adequately secured by commercial real estate or other corporate assets, management has concerns regarding the ability of such borrowers to continue meeting existing loan repayment terms. Accordingly, these loans may be subject to future modifications of their terms or may become non-performing. Management is monitoring the performance and classification of such loans and the financial condition of these borrowers and has considered the risk associated with these loans in determining the adequacy of the allowance for loan losses.

INTEREST RATE RISK MANAGEMENT

Because of the rate sensitivity of financial instruments, fluctuations in interest rates expose the Company to potential gains and losses resulting from changes in the fair value of the instruments. The objective of interest rate risk management is to control exposure of net interest income to risks associated with interest rate movements. The Company actively manages its interest rate risk position. The tools used to measure interest rate risk include gap analysis and a market valuation model that measures interest rate risk from an economic perspective. Significant assumptions required in the use of these tools include prepayment risks and the timing of changes in deposit rates compared with changes in money market rates.

The market value of each asset and liability is calculated in the market valuation model by computing the present value of all cash flows generated. In each case, the cash flows are discounted by a market interest rate chosen to reflect as closely as possible the characteristics of the given asset or liability. As of the reporting date, this internal valuation model indicates that a 2 percent shift in the absolute level of interest rates would change the market value of equity by less than 4 percent. This represents a relatively risk neutral position from an economic perspective.

The following table summarizes the Company's repricing gap for various time intervals.

                                              WITHIN     3 MONTHS       1 YEAR      MORE THAN
(IN MILLIONS)                                3 MONTHS    TO 1 YEAR    TO 5 YEARS     5 YEARS
---------------------------------------------------------------------------------------------
Loans                                          $494         $ 36         $ 52          $ 14
Securities                                       16           28           82            39
Other assets                                    103                                      36
                                               ----         ----         ----          ----
                                                613           64          134            89

Non-interest bearing deposits                   126            6           31
Interest bearing deposits                       166           97           94
Short-term borrowings                           198            8
Long-term debt                                                             48
Interest rate swaps                              67                       (67)
Other liabilities and stockholders' equity                                              126
                                               ----         ----         ----          ----
                                                557          111          106           126
                                               ----         ----         ----          ----
Repricing gap                                  $ 56         $(47)        $ 28          $(37)
Cumulative gap                                   56            9           37             0
Cumulative gap as a percent of assets             6%           1%           4%            0%

As indicated by the Gap table, assets reprice slightly faster than liabilities as of the reporting date. With this balance sheet position, which is typical for the Company, interest margins are projected to increase slightly in an environment of rising short-term rates and decline slightly in a declining rate environment. A lower interest rate environment is preferable for the Company from a credit perspective, however, as there is less pressure on customers to meet variable rate debt servicing obligations.

NON-INTEREST INCOME

Total non-interest income was $10.1 million, up from $9.2 million in 1995 and $9.9 million in 1994. Increases resulted primarily from mortgage refinancing activity, service charges on deposit accounts, sales of financial services and investment products and loan prepayment fees. The Bank realized gains of $133,000 on the sale of investment securities in 1996 compared with losses of $122,000 in 1995, and losses of $32,000 in 1994. The table below summarizes the major components of non-interest income:

(IN THOUSANDS)                                        1996      1995      1994
-------------------------------------------------------------------------------
Trust income                                        $ 4,605    $4,839    $4,683
Service charges on deposit accounts                   2,189     1,862     2,113
Mortgage banking fees                                   514       399       775
Sale of financial services and investment products      383       291       579
Securities gains (losses)                               133      (122)      (32)
Letter of credit commissions                            374       389       333
Other                                                 1,884     1,519     1,490
                                                    -------    ------    ------
                                                    $10,082    $9,177    $9,941
                                                    =======    ======    ======

NON-INTEREST EXPENSE

Non-interest expense totaled $26.2 million in 1996, compared with $26.1 million in 1995 and $26.3 million in 1994. Lower personnel expense reflects a reduction in the Company's staff and lower accruals for performance based incentive compensation at the Bank. Fees and assessments were lower in 1996 resulting primarily from a reduction in attorney fees of $170,000 and lower FDIC insurance premiums by $416,000. The table below summarizes the major components of non-interest expense:

(IN THOUSANDS)                     1996       1995        1994
---------------------------------------------------------------
Salaries and employee benefits   $14,965    $15,156     $15,325
Net occupancy                      2,750      2,272       2,476
Equipment                          2,731      2,481       2,228
Fees and assessments               1,102      1,771       2,626
Advertising and marketing            844        511         345
Other                              3,797      3,862       3,284
                                 -------    -------     -------
                                 $26,189    $26,053     $26,284
                                 =======    =======     =======

CAPITAL AND LIQUIDITY

Stockholders' equity was $118 million or 13.1 percent of total assets at December 31, 1996, compared with $106 million and 13.2 percent in 1995. The Company must meet specific capital guidelines that involve quantitative measures of the Company's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weighting and other factors. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. The Office of the Comptroller of the Currency has categorized the Company as well capitalized under existing regulatory guidelines. The required risk based ratio for capital adequacy purposes is eight percent and the required leverage ratio is four percent. A well capitalized company under prompt corrective action provisions must maintain a risk based ratio of ten percent and a leverage ratio of five percent. The table below states the Company's capital ratios:


                          DECEMBER 31,
                        ----------------
                         1996      1995
----------------------------------------

RISK CAPITAL RATIOS
 Tier I Capital         15.97%    16.04%
 Total Capital          17.12%    17.34%
LEVERAGE RATIO          13.11%    13.23%


Liquidity is the ability to raise funds in all market environments to meet the commitments of the Company. Liquidity is available through the management of liabilities and from various asset sources. It is the policy of the Company to rely primarily on managed liabilities, but to recognize the potential need for asset liquidity in meeting liquidity requirements. Liability sources include large denomination certificates of deposit and borrowing as federal funds purchased, repurchase agreements, and Federal Home Loan Bank advances in the bank subsidiary. The sale of commercial paper as well as back up lines of credit available to the parent Company provide additional sources of liquidity. The Bank's holding of short-term money market investments such as federal funds sold and securities purchased under agreements to resell enhances asset liquidity.

The Company issues commercial paper to finance the loans of DBCI. The Company's commercial paper has an independent rating and is backed by supporting lines of credit of $140 million. DBCI has original maturity five and seven-year term notes in the amount of $47 million with an investment grade rating. DBCI is in the process of obtaining additional term funding of $10 million to provide for future growth.

Available-for-sale securities provide liquidity through scheduled maturities and the cash convertibility of these assets at market value. At December 31, 1996, the market value of available-for-sale securities was less than amortized cost by $682,000. At December 31, 1995, the market value exceeded amortized cost by $463,000. Held-to-maturity securities provide liquidity through scheduled maturities. The majority of the securities are readily marketable. Management has structured the loan portfolio to provide additional liquidity with at least 55 percent of total loans having scheduled maturities within one year.

Cash flows from operations and changes in the balance sheet also affect liquidity. The Consolidated Statement of Cash Flows on page 6 shows the component changes in the Company's cash position for the three years ending December 31, 1996. In 1996, net cash provided from operating activities increased to $15.9 million. Investing activities reflect loan originations and principal repayments as well as activity in short-term money market investments, the investment portfolio and investment in premises and equipment. In 1996, net cash used in investing activities decreased by $27.6 million. The reduction reflects lower loan growth as compared with the prior year and the increased investment in premises and equipment in connection with the move to new quarters. Cash provided from financing activities decreased by $20 million in 1996 reflecting reduced funding needs. Increased funding sources included deposits and commercial paper with a corresponding lower use of federal funds purchased and repurchase agreements.

The Company is not aware of any current recommendations by regulatory authorities which if they were to be implemented would have a material effect on liquidity, capital resources or operations.

1995 VERSUS 1994

The major factors contributing to the earnings increase were higher net interest income and lower non-interest expense, partially offset by lower non-interest income. Net interest income increased to $37.4 million, up 16 percent. The increase resulted from a higher volume of earning assets and an increase in net interest margin. Excluding losses on sale of securities, non-interest income decreased $674,000 resulting from reduced mortgage financing activity and lower fees from the sale of financial services and investment products. Non-interest expense was down $231,000 from 1994 reflecting lower personnel expenses and a reduction in attorney fees and FDIC insurance premiums.


                    CHANGE IN INTEREST INCOME AND EXPENSE

                                                                          YEAR-ENDED DECEMBER 31,
                                                        -----------------------------------------------------------
                                                               1996 OVER 1995                  1995 OVER 1994
                                                        -----------------------------    --------------------------
                                                                        CHANGES                        CHANGES
                                                                     RESULTING FROM                 RESULTING FROM
                                                                   ------------------              ----------------
(IN THOUSANDS ON A FULLY TAXABLE EQUIVALENT BASIS)       TOTAL      RATES      VOLUME     TOTAL     RATES    VOLUME
-------------------------------------------------------------------------------------------------------------------
Interest Earned on:
 Funds sold                                             $   77     $   (68)    $  145    $    (1)  $  195    $ (196)
 Taxable securities                                      1,211         395        816      1,341      847       494
 Tax-exempt securities                                    (440)          4       (444)      (171)      36      (207)
 Loans                                                   3,001      (3,614)     6,615     13,826    6,802     7,024
                                                        ------     -------     ------    -------   ------    ------
   Total earning assets                                  3,849      (3,283)     7,132     14,995    7,880     7,115

Interest Paid on:
 Savings deposits                                          756         145        611        959      899        60
 Time deposits                                           1,254        (577)     1,831      3,480    1,707     1,773
 Other deposits                                             20           7         13         21       36       (15)
 Short-term funds borrowed                                 228        (997)     1,225      2,747    2,942      (195)
 Long-term debt                                           (377)       (163)      (214)     2,623      795     1,828
                                                        ------     -------     ------    -------   ------    ------
   Total interest bearing liabilities                    1,881      (1,585)     3,466      9,830    6,379     3,451
                                                        ------     -------     ------    -------   ------    ------
Increase (decrease) in net interest income              $1,968     $(1,698)    $3,666    $ 5,165   $1,501    $3,664
                                                        ======     =======     ======    =======   ======    ======

In the above analysis, rate differences were computed as the change in the rate between the current and prior period times the volume of the current year, while the volume differences were computed as the change in volume between the current and prior period times the prior year's rate.


                       DISTRIBUTION OF ASSETS, LIABILITIES
                            AND STOCKHOLDERS' EQUITY


                                                                                     1996
                                                                        -------------------------------
                                                                                    INTEREST
(DAILY AVERAGES IN THOUSANDS AND ON A FULLY TAXABLE EQUIVALENT          AVERAGE      INCOME/    AVERAGE
BASIS)                                                                  BALANCE      EXPENSE      RATE
-------------------------------------------------------------------------------------------------------
ASSETS
Federal funds sold and resale agreements                                $ 14,561     $   804      5.52%
Securities:
 Taxable                                                                 161,473      10,580      6.55
 Tax-exempt                                                                  170          27     15.88
                                                                        --------     -------
  Total securities                                                       161,643      10,607      6.56
Loans                                                                    571,159      58,062     10.17
                                                                        --------     -------
  Total earning assets                                                   747,363      69,473      9.30
Cash and due from banks                                                   37,245
Other assets                                                              26,812
                                                                        --------
                                                                        $811,420
                                                                        ========

-------------------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Interest bearing deposits:
 Savings                                                                $ 84,778     $ 3,346      3.95%
 Time                                                                    197,808      11,254      5.69
 Other                                                                    31,540         380      1.20
                                                                        --------     -------
  Total                                                                  314,126      14,980      4.77
Short-term borrowed funds                                                219,890      11,908      5.42
Long-term debt                                                            48,054       3,261      6.79
                                                                        --------     -------
  Total interest bearing liabilities                                     582,070      30,149      5.18
Non-interest bearing deposits                                            110,222
Other liabilities                                                          8,533
Stockholders' equity                                                     110,595
                                                                        --------
                                                                        $811,420
                                                                        ========
                                                                                     -------
Net interest income and interest rate spread                                         $39,324      4.12
                                                                                     =======
Net interest margin                                                                               5.26
Fees on loans included above                                                         $ 2,326
                                                                                     =======

Average balance of non-accruing loans is included in the above analysis.

Interest income attributable to non-accruing loans has not been included in the above analysis except as collected.


                       [WIDE TABLE CONTINUED FROM ABOVE]

                                                                               1995                                1994
                                                                 --------------------------------    -------------------------------
                                                                              INTEREST                           INTEREST
(DAILY AVERAGES IN THOUSANDS AND ON A FULLY TAXABLE EQUIVALENT   AVERAGE      INCOME/     AVERAGE     AVERAGE     INCOME/    AVERAGE
BASIS)                                                           BALANCE      EXPENSE       RATE      BALANCE     EXPENSE      RATE
------------------------------------------------------------------------------------------------------------------------------------
ASSETS
Federal funds sold and resale agreements                         $ 12,134     $   727       5.99%    $ 16,608     $   728      4.38%
Securities:
 Taxable                                                          148,543       9,369       6.31      139,933       8,028      5.74
 Tax-exempt                                                         3,428         467      13.62        5,071         638     12.58
                                                                 --------     -------                --------     -------
  Total securities                                                151,971       9,836       6.47      145,004       8,666      5.98
Loans                                                             509,899      55,061      10.80      435,684      41,235      9.46
                                                                 --------     -------                --------     -------
  Total earning assets                                            674,004      65,624       9.74      597,296      50,629      8.48
Cash and due from banks                                            34,412                              33,753
Other assets                                                       18,459                              17,087
                                                                 --------                            --------
                                                                 $726,875                            $648,136
                                                                 ========                            ========

------------------------------------------------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Interest bearing deposits:                                       $ 68,598     $ 2,590       3.78%    $ 66,180     $ 1,631      2.46%
 Savings                                                          167,200      10,000       5.98      131,448       6,520      4.96
 Time                                                              30,459         360       1.18       31,882         339      1.06
 Other                                                           --------     -------                --------     -------
                                                                  266,257      12,950       4.86      229,510       8,490      3.70
  Total                                                           199,021      11,680       5.87      203,451       8,933      4.39
Short-term borrowed funds                                          51,052       3,638       7.13       18,224       1,015      5.57
Long-term debt                                                   --------     -------                --------     -------
                                                                  516,330      28,268       5.47      451,185      18,438      4.09
  Total interest bearing liabilities                              103,945                             103,091
Non-interest bearing deposits                                       8,250                               5,963
Other liabilities                                                  98,350                              87,897
Stockholders' equity                                             --------                            --------
                                                                 $726,875                            $648,136
                                                                 ========                            ========
                                                                              -------                             -------
                                                                              $37,356       4.27                  $32,191      4.39
Net interest income and interest rate spread                                  =======                             =======
                                                                                            5.54                               5.39
Net interest margin                                                           $ 2,135                             $ 1,994
Fees on loans included above                                                  =======                             =======


                                   SECURITIES

CARRYING VALUE OF SECURITIES                                  DECEMBER 31,
                                                    --------------------------------
(IN THOUSANDS)                                        1996        1995        1994
------------------------------------------------------------------------------------
Available-for-sale
 U.S. Treasury                                      $ 23,903    $ 21,963    $ 35,865
 U.S. Government agencies                              9,661      12,017      13,714
 Federal agency mortgage-backed                       94,671      83,192      59,632
 Other securities                                      4,955       4,871       4,871
                                                    --------    --------    --------
                                                    $133,190    $122,043    $114,082
                                                    ========    ========    ========
Held-to-maturity
 Collateralized mortgage obligations                $ 31,254    $ 35,109    $ 20,567
 Obligations of states and political subdivisions                    642       4,304
 Other securities                                        251         375         542
                                                    --------    --------    --------
                                                    $ 31,505    $ 36,126    $ 25,413
                                                    ========    ========    ========


Contractual Maturities and Weighted Average Yields of Debt Securities at December 31, 1996:

                                                                 AFTER ONE           AFTER FIVE
                                              WITHIN             BUT WITHIN          BUT WITHIN           AFTER TEN
                                             ONE YEAR            FIVE YEARS           TEN YEARS             YEARS
                                         ----------------     ----------------     ---------------     ----------------
                                         AMOUNT     YIELD     AMOUNT     YIELD     AMOUNT    YIELD     AMOUNT     YIELD
-----------------------------------------------------------------------------------------------------------------------
Available-for-sale
 U.S. Treasury                                               $23,903     5.32%
 U.S. Government agencies               $ 4,999     5.03%      4,662     6.05%
 Federal agency mortgage-backed           7,240     6.69%                         $16,896     5.80%   $70,535     7.16%
 Other securities                                                                                       4,955     6.85%
                                        -------              -------              -------             -------
                                        $12,239     6.01%    $28,565     5.44%    $16,896     5.80%   $75,490     7.14%
                                        =======              =======              =======             =======
Held-to-maturity
 Collateralized mortgage obligations                                                                  $31,254     7.38%
 Other securities                       $   251     8.85%
                                        -------                                                       -------
                                        $   251     8.85%                                             $31,254     7.38%
                                        =======                                                       =======
 Approximate market value               $   251                                                       $31,561
                                        =======                                                       =======

The underlying collateral for collateralized mortgage obligations consists of Federal agency mortgage-backed securities. The average life of Federal agency mortgage-backed securities and collateralized mortgage obligations is expected to be considerably less than the contractual maturities shown in the table because of scheduled payments and prepayments. The estimated average lives for these instruments depend on the level of interest rates. The estimated average lives as of the reporting date are 4.5 years for agency mortgage-backed securities and 2.7 years for collateralized mortgage obligations.


                             LOAN PORTFOLIO ANALYSIS

TYPES OF LOANS                                                         DECEMBER 31,
                                                 --------------------------------------------------------
(IN THOUSANDS)                                     1996        1995        1994        1993        1992
---------------------------------------------------------------------------------------------------------
Commercial and industrial                        $389,718    $379,290    $304,913    $286,359    $259,054
Real estate:
 Construction                                      10,444      16,089      16,582      23,651      28,656
 Residential mortgage                              40,323      32,125      25,828      32,421      19,827
 Non-residential mortgage                          76,086      68,504      62,731      13,079      10,618
Loans to individuals for personal expenditures     56,973      33,966      27,272      25,474      24,692
Other loans                                        22,960      22,607      29,727      25,236      18,429
                                                 --------    --------    --------    --------    --------
                                                 $596,504    $552,581    $467,053    $406,220    $361,276
                                                 ========    ========    ========    ========    ========

Certain loans were reclassified from Commercial and Industrial to Non-residential mortgage in 1994. Comparable information for prior years is not available.

Maturities and sensitivity to changes in interest rates in the commercial and industrial and real estate construction loan portfolio are summarized below as of December 31, 1996:


                                                       AFTER ONE     AFTER
                                           WITHIN     BUT WITHIN     FIVE
                                          ONE YEAR    FIVE YEARS     YEARS      TOTAL
---------------------------------------------------------------------------------------
Commercial and industrial                 $323,726      $61,048     $4,944     $389,718
Real estate construction                     5,631          670      4,143       10,444
                                          --------      -------     ------     --------
                                          $329,357      $61,718     $9,087     $400,162
                                          ========      =======     ======     ========
Loans with predetermined interest rates   $  7,503      $ 7,491     $  767     $ 15,761
Loans with floating interest rates         321,854       54,227      8,320      384,401
                                          --------      -------     ------     --------
                                          $329,357      $61,718     $9,087     $400,162
                                          ========      =======     ======     ========


The following table summarizes nonperforming assets:

                                                         DECEMBER 31,
                                       ------------------------------------------------
(IN THOUSANDS)                           1996      1995       1994      1993       1992
---------------------------------------------------------------------------------------
Non-accrual loans                      $1,329    $1,314     $6,193    $9,175     $3,056
Impaired non-accrual loans              1,017     2,409
Loans past due 90 days or more as to
 interest or principal                    871       135          8                1,963
                                       ------    ------     ------    ------     ------
Nonperforming loans                    $3,217    $3,858     $6,201    $9,175     $5,019
                                       ======    ======     ======    ======     ======
 Percent of total loans                   0.5%      0.7%       1.3%      2.3%       1.4%
Other assets and real estate owned                                    $  500     $  175

The gross interest income that would have been recorded in 1996 had nonperforming assets remained current and in accordance with original terms, is approximately $453,000. The amount of interest included in income was $27,000.

It is the Company's policy to consider loans for non-accrual when they are past due 90 days or more, unless such loans are well secured and in the process of collection. All such loans have been reviewed by management, and where so determined are included in the non-accrual totals above.


                         SUMMARY OF LOAN LOSS EXPERIENCE

                                                                    YEAR ENDED DECEMBER 31,
                                                  --------------------------------------------------------
(IN THOUSANDS)                                        1996        1995        1994        1993        1992
----------------------------------------------------------------------------------------------------------
Beginning balance of allowance for losses         $  8,602    $  7,946    $  8,006    $  7,657    $  7,131
Provision charged to operating expense               2,345       1,502       1,150       1,050       1,007
Charge-offs:
 Commercial and industrial                           2,059         907         850         805       1,388
 Real estate (includes construction
  and real estate)                                     195                                 153          20
 Individuals for personal expenditures                 298          44         172         257         324
 Other                                                                         350
                                                  --------    --------    --------    --------    --------
                                                     2,552         951       1,372       1,215       1,732
Recoveries:
 Commercial and industrial                              29          45          41         286       1,062
 Real estate (includes construction
  and real estate)                                      31          36          32         114         159
 Individuals for personal expenditures                  17          24          89         114          30
 Other                                                  39
                                                  --------    --------    --------    --------    --------
                                                       116         105         162         514       1,251
                                                  --------    --------    --------    --------    --------
Charge-offs net of recoveries                        2,436         846       1,210         701         481
                                                  --------    --------    --------    --------    --------
Ending balance of allowance for losses            $  8,511    $  8,602    $  7,946    $  8,006    $  7,657
                                                  ========    ========    ========    ========    ========
 Average gross loans outstanding                  $571,159    $509,899    $435,684    $384,685    $351,487
 Percent of net loan charge-offs to average loans     0.43%       0.17%       0.28%       0.18%       0.14%
 Percent of allowance for losses to loans
  outstanding at end of period                        1.43%       1.56%       1.70%       1.97%       2.12%

The provision for loan losses charged to operating expenses is based upon several factors which are evaluated by management including prior loss experience, current and anticipated economic conditions, regular examinations by supervisory authorities and continuing review of problem loans. For purposes of evaluating the adequacy of the reserve, management concentrates on the major components of the loan portfolio which are commercial loans, real estate loans and installment loans. Commercial and real estate-construction loans are reviewed and graded in one of several categories describing their quality, and problem loans are monitored by senior management. Real estate and installment loans which are considered past due are reported to management on a monthly basis. The following is management's allocation of the valuation allowance:

                                                                INDIVIDUALS
                                 COMMERCIAL                     FOR PERSONAL
YEAR ENDED DECEMBER 31         AND INDUSTRIAL    REAL ESTATE    EXPENDITURES    UNALLOCATED     TOTAL
------------------------------------------------------------------------------------------------------
1996
 Amount allocated                 $1,919           $100            $300            $6,192       $8,511
 Outstandings to total loans       65.33%         21.27%           9.55%
1995
 Amount allocated                  1,185            100             300             7,017        8,602
 Outstandings to total loans       68.64%         21.12%           6.15%
1994
 Amount allocated                  1,619            100             300             5,927        7,946
 Outstandings to total loans       65.28%         22.51%           5.84%
1993
 Amount allocated                  2,236             94             305             5,371        8,006
 Outstandings to total loans       70.49%         17.02%           6.27%
1992
 Amount allocated                  2,358            108             300             4,891        7,657
 Outstandings to total loans       71.71%         16.36%           6.83%


                                 SELECTED RATIOS

                                                        YEAR ENDED DECEMBER 31,
                                                       -------------------------
                                                        1996     1995     1994
--------------------------------------------------------------------------------
Net earnings to average assets                          1.56%    1.57%     1.37%
Net earnings to average stockholders' equity           11.40    11.52     10.01
Average stockholders' equity to average total assets   13.71    13.66     13.74

Regulatory Capital Ratios:
 Tier 1 risk capital                                   15.97    16.04     16.83
 Total risk capital                                    17.12    17.34     18.25
 Leverage                                              13.11    13.23     13.84
  (ratios calculated before unrealized gains or losses)



                 SELECTED CONSOLIDATED QUARTERLY FINANCIAL DATA

                                                         1996
                                       ------------------------------------------

(UNAUDITED)                             FIRST      SECOND      THIRD      FOURTH
(IN THOUSANDS EXCEPT PER SHARE DATA)   QUARTER    QUARTER     QUARTER     QUARTER
---------------------------------------------------------------------------------
Interest income                        $16,882    $16,741     $17,392     $18,381
Interest expense                         7,182      7,238       7,539       8,190
Net interest income                      9,700      9,503       9,853      10,191
Provision for loan losses                  435        465         495         950
Gains on sale of securities                                                   133
Other non-interest income                2,362      2,410       2,381       2,796
Non-interest expense                     6,913      6,664       6,033       6,579
Income tax expense                       1,875      1,842       2,277       2,115
Net earnings                             2,839      2,942       3,429       3,476
Net earnings per share**                  0.38       0.40        0.47        0.47


                                                         1995
                                       -----------------------------------------
(UNAUDITED)                             FIRST      SECOND      THIRD      FOURTH
(IN THOUSANDS EXCEPT PER SHARE DATA)   QUARTER    QUARTER     QUARTER    QUARTER
---------------------------------------------------------------------------------
Interest income                        $14,848    $16,187     $16,839    $17,495
Interest expense                         6,151      7,069       7,460      7,588
Net interest income                      8,697      9,118       9,379      9,907
Provision for loan losses                   75        195         762        470
(Losses) on sale of securities            (122)
Other non-interest income                1,985      2,493       2,419      2,402
Non-interest expense                     6,597      6,470       6,109      6,877
Income tax expense                       1,478      1,905       1,908      1,978
Net earnings                             2,410      3,041       3,019      2,984
Net earnings per share**                  0.33       0.41        0.41       0.40


                                          1996                     1995
                                  --------------------     --------------------
                                     LOW        HIGH          LOW        HIGH
                                  ---------------------------------------------
Stock Price Range**
 First quarter                    $ 17 3/4    $ 20         $ 11 5/8    $ 13 3/4
 Second quarter                     19 1/2      22 1/4       13 3/8      15
 Third quarter                      17 1/2      20           13 3/8      17 1/2
 Fourth quarter                     18          20 3/4       16 3/8      21 5/8
December 31 (Closing Price)              $20 3/4                  $19 3/8

-----------------------
**Adjusted for stock dividends


                                    DIRECTORS

NATIONAL CITY BANCORPORATION

David L. Andreas
Chairman of the Board
and Chief Executive Officer
National City Bancorporation

Wendell R. Anderson*
Of Counsel
Larkin, Hoffman,
Daly & Lindgren Ltd.

L.W. Andreas
Retired Chairman of the Board
and Chief Executive Officer
National City Bancorporation

Terry L. Andreas
Chairman of the Board
School for Field Studies
Beverly, Massachusetts

Marvin Borman*
Partner
Maslon, Edelman,
Borman & Brand

Kenneth H. Dahlberg
Chairman of the Board
Dahlberg, Inc.

John H. Daniels, Jr.*
Partner
Willeke & Daniels

Thomas E. Holloran*
Professor, Graduate Programs
in Management
University of St. Thomas

C. Bernard Jacobs
Retired President and
Chief Executive Officer
National City Bancorporation
Retired Chairman of the Board
National City Bank

David C. Malmberg
Non-executive Chairman
of the Board
National City Bank

Walter E. Meadley, Jr.
Retired Vice Chairman
of the Board
National City Bank

Roger H. Scherer*
Chairman of the Board
Scherer Bros. Lumber Company

*Members of the Audit Committee


NATIONAL CITY BANK OF MINNEAPOLIS

David C. Malmberg
Non-executive Chairman
of the Board
National City Bank

Walter E. Meadley, Jr.
Retired Vice Chairman
of the Board
National City Bank

David L. Andreas
President and
Chief Executive Officer
National City Bank
Chairman of the Board
and Chief Executive Officer
National City Bancorporation

Sharon N. Bredeson
President and Chief
Executive Officer
STAFF-PLUS Inc.

John H. Daniels, Jr.
Partner
Willeke & Daniels

James B. Goetz
President
Goetz Associates

Esperanza Guerrero-Anderson
President and Chief
Executive Officer
Milestone Growth Fund

Thomas E. Holloran
Professor, Graduate Programs
in Management
University of St. Thomas



                               PRINCIPAL OFFICERS

NATIONAL CITY BANCORPORATION

David L. Andreas
Chairman of the Board
and Chief Executive Officer

Thomas J. Freed
Secretary and Controller


NATIONAL CITY BANK OF MINNEAPOLIS

David L. Andreas
President and
Chief Executive Officer

CLIENT SERVICES DIVISION
William J. Klein
Executive Vice President

Donna M. DeMatteo
Vice President

Ann H. Hengel
Senior Vice President

Timothy M. Murphy
Vice President

David M. Nash
Senior Vice President

Margrette A. Newhouse
Vice President

Daniel D. Schroeder
Vice President

BANK OPERATIONS DIVISION
Donald W. Kjonaas
Senior Vice President
and Security Officer

Laura J. Carlson
Vice President

Sherri L. Kelly
Vice President

James R. Kitchen
Vice President

DeWayne A. Hoium
Vice President

Susan E. Martenson
Vice President

FINANCIAL MANAGEMENT
DIVISION
Thomas J. Freed
Senior Vice President
and Chief Financial Officer

Robert A. Kramer
Vice President and Controller

Robert B. Buck
Vice President

Robert A. Steuck
Vice President

Stephan G. Gilats
Vice President

COMPLIANCE COUNSEL
Connie G. Weinman
Vice President

HUMAN RESOURCES DEPARTMENT
Claudith M. Washington
Senior Vice President

MARKETING DEPARTMENT
Craig E. Cina
Senior Vice President


DIVERSIFIED BUSINESS CREDIT, INC.

David L. Andreas
Chairman of the Board

Robert L. Olson
President and Chief
Executive Officer

Anthony R. Bassett
Vice President

William D. Farrar
Vice President

Jeffrey S. Holland
Vice President

Robert L. Johnson
Vice President and Treasurer

Bridget A. Manahan
Vice President

Allen J. Olson
Vice President

Mark W. Schwieters
Vice President

Janet L. Pomeroy
Vice President

Walter D. Tomaszek
Vice President

                          NATIONAL CITY BANCORPORATION




         SIXTH
        ON THE
          MALL

           651
      NICOLLET
          MALL
   MINNEAPOLIS
     MINNESOTA
    55402-1611

         PHONE
(612) 904-8500