Form 10-K405, Exhibit 13
period 1997-12-31
NATIONAL CITY BANCORPORATION
filed 1998-03-23
CIK 69968

1997 ANNUAL REPORT

                          NATIONAL CITY BANCORPORATION

This year's annual report cover was designed by Minneapolis College of Art and Design (MCAD) Senior, Ken Sakurai, who works in MCAD DesignWorks, the college's in-house design studio. A graduate of Kanto Gakuin University, Yokahama, Japan, Ken will graduate from MCAD in May, after which he looks forward to working in a small or medium-size graphic design studio. Says Sakurai, "My intention here is to depict the relationships that National City has created with their clients, and the focus they have on customer service."

A program of the college's design division, MCAD DesignWorks is committed to providing professional opportunities to outstanding students of graphic design, illustration, advertising and interactive multimedia. The studio offers professional practice opportunities to students and provides creative solutions to Minnesota's non-profit and business communities. This project was managed by Barsuhn Design Incorporated.

National City Bancorporation's work with DesignWorks is one of the many ways we support MCAD, an internationally recognized, non-profit, accredited college of art and design. Our community benefits when businesses and community leaders support arts and education. We are all richer for these relationships.

For more information about MCAD DesignWorks call Pamela Arnold, Coordinator, at (612) 874-3767, or e-mail: pamela_arnold@mn.mcad.edu.

================================================================================
                             FINANCIAL HIGHLIGHTS
================================================================================
(IN THOUSANDS EXCEPT PER SHARE)                            1997           1996
--------------------------------------------------------------------------------
For the Year
 Net interest income                                     $ 43,709       $ 39,247
 Net earnings                                              14,964         12,686
 Basic earnings per share                                    1.85           1.56

At Year End
 Total assets                                            $935,172       $900,129
 Loans                                                    666,382        596,504
 Deposits                                                 478,650        519,631
 Stockholders' equity                                     132,927        118,013
 Book value per share                                       16.46          14.55


================================================================================
                               TABLE OF CONTENTS
================================================================================

Report to Stockholders                            2   Statistical Data                   25
Consolidated Financial Statements                 3   Selected Financial Data            30
Notes to Consolidated Financial Statements        7   Selected Ratios and Consolidated
Report of Independent Auditors                   17    Quarterly Financial Data          31
Management's Discussion and Analysis of               Directors and Officers             32
 Financial Condition and Results of Operations   18


NATIONAL CITY BANCORPORATION
National City Bancorporation (NCBC) is a bank holding company headquartered in Minneapolis, Minnesota. NCBC owns National City Bank of Minneapolis (the "Bank") which has three offices in metropolitan Minneapolis. NCBC also owns Diversified Business Credit, Inc. (DBCI), a commercial finance company.

FORM 10-K
The consolidated financial statements and related footnotes and certain other information included in this Annual Report will be incorporated by reference in the Company's Annual Report on Form 10-K to the Securities and Exchange Commission. A copy of the Form 10-K report is available free of charge upon written request to the Company, attention: D.L. Andreas, Chairman of the Board and Chief Executive Officer, National City Bancorporation, 651 Nicollet Mall, Minneapolis, Minnesota 55402-1611.

STOCK TRANSFER AGENT AND REGISTRAR
National City Bank of Minneapolis, Gaviidae Common, 651 Nicollet Mall, Minneapolis, Minnesota 55402-1611.

ANNUAL MEETING
The annual meeting of Stockholders will be held in the Company's offices on the fifth floor of Gaviidae Common, 651 Nicollet Mall, Minneapolis, Minnesota, on Wednesday, April 22, 1998, at 10:00 a.m.

MARKET FOR COMMON STOCK
NCBC's common stock is traded on the over-the-counter market in the NASDAQ Stock Market (SM) under the symbol NCBM. There are currently approximately 2,600 registered stockholders.

COMPANY INFORMATION
Current news and other information about your Company can be found on the internet at http://www.shareholdernews.com/NCBM. The site includes our current stock price, press releases and a link to Securities and Exchange Commission filings.


                          [LOGO] PRINTED WITH SOY INK      [LOGO] RECYCLED PAPER

This annual report is printed with soy ink on recycled paper. All papers meet or exceed the current E.P.A. guidelines for recycled paper. To help our environment, please recycle this publication.

================================================================================
                             REPORT TO STOCKHOLDERS
================================================================================


To Our Stockholders:


Over the last year, we at National City Bancorporation have been working hard to generate consistent performance, which you will see in our financial results on the following pages. We know it's important to you, as it is to us, that we grow the company consistently while improving our key operating measures and reducing variability of earnings related to risk.

Now, both subsidiaries are in new leased space, designed for customers to take advantage of communication and information technology, creating a closer relationship between customers and their financial teams. All of this happened while we were increasing assets, reducing operating cost ratios, and increasing return on your investment.

Our financial measures reflect a strong company. For the year, total assets increased just under four percent and were $935 million at year-end. Loans grew by twelve percent and were at an all-time high of $666 million at year-end. Both subsidiaries accounted for these increases. Net income grew by eighteen percent and equaled $14,964,000, or $1.85 per share in 1997, compared with $12,686,000, and $1.56 per share in 1996. Total stockholders' equity was almost $133 million at year-end and equaled $16.46 per share. Non-performing assets were $1.2 million, .2 percent of total loans. We increased the reserve for losses to $10,071,000 representing 1.51 percent of total loans and 843 percent of non-performing assets. Our operating ratio was 51.3 percent, indicating improved efficiency over prior years.

The fourth quarter of 1997 reflected our year's performance. Net earnings were $3,889,000 for the quarter. That equals $.48 per share, a fourteen percent increase over the same quarter of 1996 adjusted for stock dividends.

Our focus on mid-sized businesses, their owners' financial needs, and their employees' needs has driven us to provide highly integrated financial services to a responsive market. Our own bank teams have developed the first installations of Aveo(tm) kiosk banking, an innovative way for businesses to access banking and business services in their workplaces.

We know this and other markets are ready for a financial institution that understands and respects people who are taking risks, managing their promises, and performing in an increasingly fast-paced global marketplace. National City Bancorporation is proving through inventive services that we can anticipate the needs of those companies and provide tools to enhance their access to the financial and business marketplace. In 1998 we will continue to focus on innovation and profitability. Thank you for your support and I welcome your suggestions and comments as we work together into the future.


                                                  /s/ David L. Andreas

                                                    David L. Andreas
                                                 Chairman of the Board
                                              and Chief Executive Officer

================================================================================
                          CONSOLIDATED BALANCE SHEETS
================================================================================

                                                                        DECEMBER 31,
                                                                  -----------------------
(IN THOUSANDS)                                                       1997         1996
-----------------------------------------------------------------------------------------
ASSETS
 Cash and due from banks                                          $  52,847     $  47,934
 Federal funds sold and resale agreements                             3,740        60,120
 Available-for-sale securities                                      141,325       133,190
 Held-to-maturity securities
  (market value: 1997--$37,861 and 1996--$31,812)                    37,402        31,505

 Loans                                                              666,382       596,504
  Less allowance for loan losses                                    (10,071)       (8,511)
                                                                  ---------     ---------
                                                                    656,311       587,993
 Bank premises and equipment                                         11,413        11,798
 Accrued interest receivable                                          7,260         6,306
 Customer acceptance liability                                          811           787
 Other assets                                                        24,063        20,496
                                                                  ---------     ---------
                                                                  $ 935,172     $ 900,129
                                                                  =========     =========

-----------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
 Deposits:
  Non-interest bearing                                            $ 149,624     $ 162,895
  Interest bearing                                                  329,026       356,736
                                                                  ---------     ---------
                                                                    478,650       519,631
 Federal funds purchased and
  repurchase agreements                                             104,399        96,640
 Commercial paper                                                   119,081        98,107
 Other short-term borrowed funds                                     23,218        11,366
 Acceptances outstanding                                                811           787
 Other liabilities                                                    9,086         7,665
 Long-term debt                                                      67,000        47,920
                                                                  ---------     ---------
   Total liabilities                                                802,245       782,116

 Stockholders' equity:
  Common stock, par value $1.25, Authorized 20,000,000 shares;
   Issued: 1997--8,110,836 shares; 1996--7,374,520 shares            10,139         9,218
  Additional paid-in capital                                         94,756        79,199
  Unrealized gains (losses) net of tax effect                           424          (405)
  Retained earnings                                                  28,464        30,001
                                                                  ---------     ---------
                                                                    133,783       118,013
 Less common stock in treasury at cost:
  1997--33,553 shares; 1996--16 shares                                 (856)
                                                                  ---------     ---------
   Total stockholders' equity                                       132,927       118,013
                                                                  ---------     ---------
                                                                  $ 935,172     $ 900,129
                                                                  =========     =========

See Notes To Consolidated Financial Statements

================================================================================
                      CONSOLIDATED STATEMENTS OF EARNINGS
================================================================================

                                                                  YEAR ENDED DECEMBER 31,
                                                            ---------------------------------
(IN THOUSANDS EXCEPT PER SHARE DATA)                           1997        1996        1995
---------------------------------------------------------------------------------------------
INTEREST INCOME
 Interest and fees on loans                                 $ 66,110    $ 57,992     $ 54,952
 Interest on federal funds sold and resale agreements          1,450         804          727
 Interest and dividends on securities:
  Taxable                                                     11,440      10,580        9,369
  Exempt from federal income taxes                                            20          321
                                                            --------    --------     --------
                                                              11,440      10,600        9,690
                                                            --------    --------     --------
   Total interest income                                      79,000      69,396       65,369

---------------------------------------------------------------------------------------------
INTEREST EXPENSE
 Interest on deposits                                         16,281      14,980       12,950
 Interest on short-term borrowed funds                        15,069      11,908       11,680
 Interest on long-term debt                                    3,941       3,261        3,638
                                                            --------    --------     --------
   Total interest expense                                     35,291      30,149       28,268
                                                            --------    --------     --------
 Net interest income                                          43,709      39,247       37,101
 Provision for loan losses                                     2,134       2,345        1,502
                                                            --------    --------     --------
   Net interest income after provision for loan losses        41,575      36,902       35,599

---------------------------------------------------------------------------------------------
NON-INTEREST INCOME
 Service charges on deposit accounts                           2,195       2,189        1,862
 Fees for other customer services                              1,698       1,837        1,655
 Trust fees                                                    4,801       4,605        4,839
 State income tax refund                                       1,369
 Gains (losses) on sale of securities                                        133         (122)
 Other                                                         1,327       1,318          943
                                                            --------    --------     --------
                                                              11,390      10,082        9,177

---------------------------------------------------------------------------------------------
NON-INTEREST EXPENSE
 Salaries and employee benefits                               15,110      14,965       15,156
 Net occupancy expense of bank premises                        3,194       2,750        2,272
 Equipment rentals, depreciation and maintenance               3,648       2,731        2,481
 Other                                                         6,313       5,743        6,144
                                                            --------    --------     --------
                                                              28,265      26,189       26,053
                                                            --------    --------     --------
 Earnings before income taxes                                 24,700      20,795       18,723
 Income taxes                                                  9,736       8,109        7,269
                                                            --------    --------     --------
 Net earnings                                               $ 14,964    $ 12,686     $ 11,454
                                                            ========    ========     ========

---------------------------------------------------------------------------------------------
BASIC EARNINGS PER SHARE                                    $   1.85    $   1.56     $   1.41
                                                            ========    ========     ========
 Average common and common equivalent shares outstanding       8,097       8,111        8,111


See Notes To Consolidated Financial Statements

================================================================================
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
================================================================================

                                             COMMON STOCK                                            TREASURY STOCK
                                        ---------------------  ADDITIONAL              UNREALIZED   -----------------
                                         NUMBER                  PAID-IN     RETAINED     GAINS      NUMBER
(IN THOUSANDS EXCEPT NUMBER OF SHARES)  OF SHARES     AMOUNT     CAPITAL     EARNINGS    (LOSSES)   OF SHARES  AMOUNT      TOTAL
---------------------------------------------------------------------------------------------------------------------------------
Balance at January 1, 1995              6,097,320   $   7,622   $  56,052   $  30,661   $ (3,140)         19   $    0   $  91,195
 Net earnings for the year                                                     11,454                                      11,454
 Ten percent stock dividend               608,488         760       9,432     (10,212)                                        (20)
 Unrealized securities gains
  net of tax effect                                                                        3,415                            3,415
 Purchase of treasury stock                                                                              543      (10)        (10)
                                        ---------   ---------   ---------   ---------   --------      ------   ------   ---------
Balance at December 31, 1995            6,705,808       8,382      65,484      31,903        275         562      (10)    106,034
 Net earnings for the year                                                     12,686                                      12,686
 Ten percent stock dividend               669,352         837      13,721     (14,584)                                        (26)
 Unrealized securities (losses)
  net of tax effect                                                                         (680)                            (680)
 Cancellation of treasury stock              (640)         (1)         (6)         (4)                  (640)      11
 Purchase of treasury stock                                                                               94       (1)         (1)
                                        ---------   ---------   ---------   ---------   --------      ------   ------   ---------
Balance at December 31, 1996            7,374,520       9,218      79,199      30,001       (405)         16        0     118,013
 Net earnings for the year                                                     14,964                                      14,964
 Ten percent stock dividend               736,374         921      15,558     (16,500)                                        (21)
 Unrealized securities gains
  net of tax effect                                                                          829                              829
 Cancellation of treasury stock               (58)                     (1)         (1)                   (58)       1          (1)
 Purchase of treasury stock                                                                           33,595     (857)       (857)
                                        ---------   ---------   ---------   ---------   --------      ------   ------   ---------
Balance at December 31, 1997            8,110,836   $  10,139   $  94,756   $  28,464   $    424      33,553   $ (856)  $ 132,927
                                        =========   =========   =========   =========   ========      ======   ======   =========

See Notes to Consolidated Financial Statements

================================================================================
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
================================================================================

                                                                       YEAR ENDED DECEMBER 31,
                                                               -------------------------------------
(IN THOUSANDS)                                                    1997          1996          1995
----------------------------------------------------------------------------------------------------
Cash flows from operating activities:
 Net earnings                                                  $  14,964     $  12,686     $  11,454

 Adjustments to reconcile net earnings to net cash
  from operating activities:
  Depreciation and amortization                                    3,245         2,169         1,664
  Amortization of securities premiums and discounts                  469           426           387
  Provision for loan losses                                        2,134         2,345         1,502
  Deferred income taxes                                             (347)          472          (390)
  (Gain) loss on sale of securities                                               (133)          122
  (Increase) decrease in accrued interest receivable                (954)           29           568
  (Increase) in other assets                                      (3,567)         (138)       (3,874)
  Increase (decrease) in other liabilities                         1,421        (1,147)          103
  Other (increase) decrease                                       (1,216)         (853)          779
                                                               ---------     ---------     ---------
   Total operating adjustments                                     1,185         3,170           861
                                                               ---------     ---------     ---------
   Net cash from operating activities                             16,149        15,856        12,315

Cash flows from investing activities:
 Net (increase) in loans                                         (69,878)      (43,923)      (85,528)
 Net (increase) decrease in federal funds sold                    56,380       (35,120)      (24,950)
 Available-for-sale securities:
  Proceeds from maturities and principal repayments               27,274        50,740        20,772
  Proceeds from sale of securities                                               4,688         7,848
  Purchases of securities                                        (34,476)      (68,114)      (31,269)
 Held-to-maturity securities:
  Proceeds from maturities and principal repayments                9,233        13,581        11,588
  Proceeds from sale of securities                                                                45
  Purchases of securities                                        (15,139)       (9,000)      (22,426)
 Purchase of premises and equipment                               (2,436)       (9,365)       (1,892)
 Payment of prepaid expenses                                                    (1,739)
                                                               ---------     ---------     ---------
   Net cash (used in) investing activities                       (29,042)      (98,252)     (125,812)
                                                               ---------     ---------     ---------
Cash flows from financing activities:
 Net increase in non-interest bearing and savings deposits         2,151        26,326        28,094
 Net increase (decrease) in time deposits                        (43,132)       53,320        44,164
 Net increase (decrease) in federal funds purchased and
  repurchase agreements                                            7,759       (13,895)       34,979
 Net increase in commercial paper                                 20,974        18,121        17,563
 Net increase (decrease) in other short-term borrowed funds       11,852         4,679       (11,400)
 Net increase (decrease) in long-term debt                        19,080          (200)       (5,000)
 Purchase of treasury stock                                         (856)           (1)          (10)
 Payment for fractional shares on stock dividends                    (22)          (26)          (20)
                                                               ---------     ---------     ---------
   Net cash from financing activities                             17,806        88,324       108,370
                                                               ---------     ---------     ---------

 Net increase (decrease) in cash and due from banks                4,913         5,928        (5,127)
 Cash and due from banks at beginning of year                     47,934        42,006        47,133
                                                               ---------     ---------     ---------
 Cash and due from banks at end of year                        $  52,847     $  47,934     $  42,006
                                                               =========     =========     =========
Supplemental disclosures
 Cash paid during the year for:
  Interest                                                     $  35,194     $  30,266     $  27,259
  Income taxes                                                    10,076         7,206         7,725
 Unrealized securities gains (losses) net of tax                     829          (680)        3,415


See Notes to Consolidated Financial Statements

================================================================================
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

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

BANK PREMISES AND EQUIPMENT--Bank premises and equipment, including leasehold improvements, are carried at cost less accumulated depreciation and amortization. Depreciation and amortization are primarily computed on the straight-line basis over the estimated useful life of the asset or lease term.

IMPAIRMENT OF LONG-LIVED ASSETS--The Company adopted in 1997 Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of". This standard requires a reduction in the carrying amounts of certain impaired assets to their estimated fair value, determined on the basis of estimated cash flows or net realizable value. The impairments relate to assets not currently in use, assets significantly underutilized, and assets with limited planned future use. The Company had no impaired assets requiring adjustments in 1997.

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

================================================================================
NOTE A. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

EARNINGS PER SHARE--In February 1997, the Financial Accounting Standards Board issued Statement of Financial Standards (SFAS) No. 128, "Earnings per Share". The Company adopted SFAS No. 128 in the fourth quarter of 1997. This standard requires dual presentation on basic and diluted earnings per share (EPS) in the statement of earnings. Basic EPS excludes dilution, if any, and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted EPS recognizes all potential common shares outstanding during the period, such as, outstanding stock options. The Company had no dilutive options outstanding during 1997 and at December 31, 1997. There was no impact on the Company's financial condition or results of operation due to the adoption of SFAS No. 128.

STATEMENT OF CASH FLOWS--For purposes of the statement of cash flows, cash equivalents includes cash and due from banks.

CAPITAL STRUCTURE--SFAS No. 129, "Disclosures of Information about Capital Structure" was issued in February 1997. The Company's current disclosures regarding capital structure were not materially different under this standard.

MARKET RISK--The Securities and Exchange Commission has adopted rules requiring expanded disclosure or risks and policies concerning derivatives and market risk. Adoption of these rules was required in 1997. There will be no impact on the Company's financial condition or results of operations due to the adoption of these rules.

RECLASSIFICATIONS--Certain amounts for prior periods have been reclassified for comparative purposes. The reclassifications had no effect on net earnings or stockholders' equity as previously reported.

================================================================================
NOTE B. ESTIMATED FAIR VALUE

The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, "Disclosures about Fair Value of Financial Instruments".

                                     DECEMBER 31, 1997
                                  ----------------------
                                  CARRYING     ESTIMATED
(IN THOUSANDS)                     AMOUNT     FAIR VALUE
--------------------------------------------------------
ASSETS:
 Cash and due from banks           $52,847      $52,847
 Federal funds sold and resale
  agreements                         3,740        3,740
 Available-for-sale securities     141,325      141,325
 Held-to-maturity securities        37,402       37,861
 Loans-net of allowance for
  loan losses                      656,311      660,971
LIABILITIES:
 Deposits                          478,650      478,787
 Federal funds purchased and
  repurchase agreements            104,399      104,412
 Commercial paper and
  other short-term funds           142,299      142,331
 Long-term debt                     67,000       69,203
OFF-BALANCE SHEET UNREALIZED GAINS:
 Interest rate swap agreements                    2,013

                                     DECEMBER 31, 1996
                                  ----------------------
                                  CARRYING     ESTIMATED
(IN THOUSANDS)                     AMOUNT     FAIR VALUE
--------------------------------------------------------
ASSETS:
 Cash and due from banks           $47,934      $47,934
 Federal funds sold and resale
  agreements                        60,120       60,120
 Available-for-sale securities     133,190      133,190
 Held-to-maturity securities        31,505       31,812
 Loans-net of allowance for
  loan losses                      587,993      591,324
LIABILITIES:
 Deposits                          519,631      519,997
 Federal funds purchased and
  repurchase agreements             96,640       96,640
 Commercial paper and
  other short-term funds           109,473      109,473
 Long-term debt                     47,920       49,268
OFF-BALANCE SHEET UNREALIZED GAINS:
 Interest rate swap agreements                    1,347

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

================================================================================
NOTE B. ESTIMATED FAIR VALUE (CONTINUED)

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

LOANS--Approximately 82% of the loans outstanding have variable rate pricing. Management segregates all loans into appropriate risk categories. For that portion of the portfolio for which there are no known credit concerns, management believes that the risk factor embedded in the pricing of loans results in a fair valuation of such loans at their carrying value. For that portion of the portfolio with an element of credit concern, the level of credit adjustment required in the marketplace approximates the valuation allowance for loan losses.

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

================================================================================
NOTE C. LOANS

The following loans were outstanding:

                                    DECEMBER 31,
                              ----------------------
(IN THOUSANDS)                  1997          1996
----------------------------------------------------
Commercial & Industrial       $439,802      $389,718
Real estate:
 Construction                   10,405        10,444
 Residential mortgage           43,295        40,323
 Non-residential mortgage       86,762        76,086
Loans to individuals for
 personal expenditures          54,987        56,973
Other                           31,131        22,960
                              --------      --------
                              $666,382      $596,504
                              ========      ========

At December 31, 1997 and 1996, receivables from and standby letters of credit issued on behalf of commercial real estate developers and investors were approximately $92 million and $77 million, respectively.

An analysis of the allowance for loan losses is presented below:

                                    YEAR ENDED DECEMBER 31,
                             -----------------------------------
(IN THOUSANDS)                 1997         1996           1995
----------------------------------------------------------------
Balance at beginning
 of period                   $ 8,511       $8,602         $7,946
Provision charged to
 operating expense             2,134        2,345          1,502
Charge-offs                   (1,106)      (2,552)          (951)
Recoveries                       532          116            105
                             -------       ------         ------
Balance at end of period     $10,071       $8,511         $8,602
                             =======       ======         ======

In the opinion of management, the allowance for loan losses is adequate to provide for known and estimated exposures in the loan portfolio.

Effective January 1, 1995, the Company adopted Statement of Financial Accounting Standard No. 114, "Accounting by Creditors for Impairment of a Loan." At December 31, 1997, the Company had two impaired commercial loans totaling $171,000 compared with four loans totaling $1,017,000 at December 31, 1996. Management has allocated $171,000 of the Allowance for Loan Losses to these loans. Impaired loans averaged $209,000 and $3,976,000 during 1997 and 1996, respectively. Interest payments received on impaired loans are generally applied against principal unless the loan is well secured or in the process of collection. Non-accrual, impaired, renegotiated and loans past due 90 days or more were $1,194,000 and $3,217,000 at December 31, 1997 and 1996, respectively. Gross interest income would have been increased by approximately $95,000, $426,000, and $311,000 for the years ended December 31, 1997, 1996 and 1995, respectively, had such loans been current and in accordance with original terms. Nonperforming status is not necessarily an indication of probable loss.

================================================================================
NOTE C. LOANS (CONTINUED)

Loans to principal officers and directors of the Company and its subsidiaries aggregated approximately $8,552,000 and $8,822,000 at December 31, 1997 and 1996, respectively. New loans and repayments during 1997 were $524,000 and $794,000, respectively. In the opinion of management, all such loans are made at normal interest rates and terms.

================================================================================
NOTE D. BANK PREMISES AND EQUIPMENT

                                 DECEMBER 31,
                             --------------------
(IN THOUSANDS)                  1997         1996
-------------------------------------------------
Assets, at cost:
 Land                        $   183      $   183
 Buildings                     1,222          885
 Leasehold improvements        2,613        2,452
 Equipment                    16,419       15,681
                             -------      -------
                              20,437       19,201
Accumulated depreciation:
 Buildings                       528          500
 Leasehold improvements          829          616
 Equipment                     7,667        6,287
                             -------      -------
                               9,024        7,403
                             -------      -------
                             $11,413      $11,798
                             =======      =======

================================================================================
NOTE E. DEPOSITS

Approximately $93,975,000 and $143,727,000 of interest bearing time deposits were in denominations of $100,000 or more at December 31, 1997 and 1996, respectively. The scheduled maturities of time deposits at December 31, 1997 are summarized as follows:

                    LESS THAN     $100,000
(IN THOUSANDS)       $100,000      OR MORE
------------------------------------------
3 months or less     $ 19,879      $29,960
3 - 6 months           26,356       31,431
6 - 12 months          20,997        6,914
1 - 2 years            18,082        3,691
2 - 3 years             6,637          853
3 - 5 years             8,536       21,026
over 5 years              100          100
                     --------      -------
                     $100,587      $93,975
                     ========      =======

================================================================================
NOTE F. SHORT-TERM BORROWINGS

Short-term borrowings include federal funds purchased, securities sold under agreements to repurchase, treasury tax and loan deposits and commercial paper. Federal funds purchased generally mature the day following the date of purchase, while securities sold under agreements to repurchase generally mature within 30 days from the various dates of sale. The Company had unsecured lines of credit available in the amount of $140,000,000, $140,000,000, and $115,000,000 at
December 31, 1997, 1996 and 1995, respectively.

There were no borrowings under the lines on these dates. The lines contain covenants which require the Company to maintain certain levels of capitalization and maintain debt to capitalization ratios within prescribed limits. The following information relates to aggregate short-term borrowings:

                                             DECEMBER 31,
                                --------------------------------------
(IN THOUSANDS)                     1997          1996           1995
----------------------------------------------------------------------
Maximum amount out-
 standing at any month end:
  Federal funds & repurchase    $156,104       $137,883       $122,722
  Commercial paper               137,714        109,079         91,464
  Other                           26,332         20,391         20,853
Daily average amount
 outstanding:
  Federal funds & repurchase     133,366        116,973        113,245
  Commercial paper               118,154         95,950         77,426
  Other                           17,047          6,967          8,350
Weighted average interest
 rate for full year:
  Federal funds & repurchase        4.99%          4.83%          5.33%
  Commercial paper                  6.28%          6.09%          6.49%
  Other                             5.82%          5.37%          7.34%
Outstanding at year-end:
  Federal funds and repurchase   104,399         96,640        110,535
  Commercial paper               119,081         98,107         79,986
  Other                           23,218         11,366          6,687
Weighted average interest rate
 on debt outstanding
 as of December 31:
  Federal funds & repurchase        5.43%          5.36%          5.17%
  Commercial paper                  6.04%          6.11%          6.12%
  Other                             5.33%          5.11%          5.16%

================================================================================
NOTE G. LONG-TERM DEBT

                                         DECEMBER 31,
                                     --------------------
(IN THOUSANDS)                         1997         1996
---------------------------------------------------------
Diversified Business Credit, Inc.
 Senior Notes
  Series A, 8.18%, due 1999          $23,000      $23,000
  Series B, 8.45%, due 2001           24,000       24,000
  Series C, 7.84%, due 2007           10,000
  Series D, 7.15%, due 2004            5,000
  Series E, 7.22%, due 2007            5,000

Federal Home Loan Bank
 Advances, 5.38% to 6.19%, due
 1997 through 1998                                    920
                                     -------      -------
  Total                              $67,000      $47,920
                                     =======      =======

The Company has entered into interest rate swap agreements to effectively convert the Senior Notes to floating rate instruments. At December 31, 1997, the weighted average effective interest rate for the Senior Notes Series A and B, including the effects of the related swap agreements is the one month LIBOR rate plus 102 basis points, or 7.00%. The weighted average effective interest rate for the Senior Notes Series C, D, and E, including the effects of the related swap agreements, is the three month LIBOR rate plus 77 basis points or 6.62%.

The Senior Notes are unsecured and are unconditionally guaranteed by the parent company. The

================================================================================
NOTE G. LONG-TERM DEBT (CONTINUED)

Senior Notes include covenants which require Diversified Business Credit, Inc. and the parent company to maintain certain levels of capitalization and maintain debt to capitalization ratios within prescribed limits.

================================================================================
NOTE H. INCOME TAXES

The components of income tax expense were:

(IN THOUSANDS)      1997        1996         1995
--------------------------------------------------
Current:
 Federal           $8,074      $6,080       $5,786
 State              2,009       1,557        1,873
                   ------      ------       ------
                   10,083       7,637        7,659
Deferred:
 Federal             (263)        357         (296)
 State                (84)        115          (94)
                   ------      ------       ------
                     (347)        472         (390)
                   ------      ------       ------
                   $9,736      $8,109       $7,269
                   ======      ======       ======

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows:

                                         DECEMBER 31,
                                     ------------------
(IN THOUSANDS)                        1997        1996
-------------------------------------------------------
Deferred tax assets:
 Loan loss reserves                  $4,076      $3,444
 Salary continuation plan               866         817
 Loan fees                               60          54
 Nondeductible expenses                   5          43
 Unrealized losses on securities                    276
                                     ------      ------
  Total deferred tax assets           5,007       4,634
Deferred tax liabilities:
 Retirement plan                      1,143       1,059
 Prepaid expenses                       101         127
 Tax over book depreciation             396         152
 Security discounts                       2           4
 Unrealized gains on securities         288
                                     ------      ------
  Total deferred tax liabilities      1,930       1,342
                                     ------      ------
  Net deferred tax assets            $3,077      $3,292
                                     ======      ======

It is more likely than not that the Company will realize the benefit of the deferred tax assets. Therefore, no valuation allowance has been recorded for any of the periods reported.

The total effective tax rate for the years ended December 31, 1997, 1996 and 1995 is different than the federal income tax rate.

The reasons for the differences are as follows:

                                          1997         1996         1995
                                          ----         ----         ----
Federal income tax rate                   35.0%        35.0%        34.0%
Tax exempt income                         (0.1)        (0.2)        (0.7)
State income taxes, net of federal
 income tax benefit                        5.1          5.2          6.6
Cash value of life insurance              (0.6)        (0.8)        (0.7)
Other items                                            (0.2)        (0.4)
                                          ----         ----         ----
 Effective rate                           39.4%        39.0%        38.8%
                                          ====         ====         ====

================================================================================
NOTE I. COMMITMENTS AND CONTINGENCIES

The Company had commitments outstanding in connection with standby letters of credit aggregating approximately $19,164,000 and $24,877,000 at December 31, 1997 and 1996, respectively.

Commercial letters of credit were $3,187,000 and $3,373,000 at December 31, 1997 and 1996, respectively. Acceptance participations acquired were $7,214,000 at December 31, 1997 and $9,607,000 at December 31, 1996.

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

Diversified Business Credit, Inc. has entered into a five year lease which commenced September 1, 1997, for its new headquarters in downtown Minneapolis. The annual cost for the five years will be approximately $240,000. The lease provides an option to extend the term for two consecutive five-year periods at the then current fair market rents.

The Company was obligated under operating leases for premises and equipment with terms of one year or more at December 31, 1997. The aggregate lease commitments outstanding as of December 31, 1997, were $16,269,000 and for the next five years are payable as follows:

(IN THOUSANDS)
---------------------------------------------
1998                                   $2,430
1999                                    2,400
2000                                    2,218
2001                                    2,206
2002                                    2,155

Net rental expense for the years ended December 31, 1997, 1996, and 1995, was $2,478,000, $2,170,000, and $1,637,000, respectively.

================================================================================
NOTE I. COMMITMENTS AND CONTINGENCIES (CONTINUED)

Dividends declared by national banks that exceed retained net earnings for the current year plus the preceding two years must be approved by the Comptroller of the Currency. Under this formula, approximately $9,011,000 of dividends may be paid by the Company's bank subsidiary at December 31, 1997, without such approval, subject to continued maintenance of regulatory capital requirements.

The Company is party to various legal proceedings incidental to its business. Certain claims, suits and complaints arising in the ordinary course of business have been filed or are pending against the Company. In the opinion of management, the resulting liability, if any, arising from these actions will not be material.

================================================================================
NOTE J. RESTRICTIONS ON CASH BALANCES

Federal Reserve Board regulations require that the Bank maintain certain minimum reserve balances on deposit with the Federal Reserve Bank. Cash balances maintained to meet reserve requirements are not available for use by the Company. During 1997, approximately $6,238,000 was maintained in required reserves on a daily average basis.

================================================================================
NOTE K. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

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

A summary of the Company's contractual or notional amounts for off-balance-sheet activities at December 31, 1997 and 1996, is as follows:

(IN THOUSANDS)                              1997          1996
----------------------------------------------------------------
Credit activities:
 Commitments to extend credit             $262,007      $292,923
 Standby letters of credit                  19,164        24,877
 Commercial letters of credit                3,187         3,373
 Acceptance participations acquired          7,214         9,607
Other financial instrument activities:
 Interest rate swap agreements            $ 87,000      $ 67,000

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and generally require payment of a fee. Because many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral, obtained if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation. Collateral held varies, but may include cash, marketable securities, accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties.

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

================================================================================
NOTE K. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK (CONTINUED)

For interest rate swap transactions, the contract or notional amounts do not represent exposure to credit loss. The Company estimates the credit risk for interest rate swap contracts by calculating the cost to replace all outstanding contracts in a gain position at current market rates. At December 31, 1997 and 1996, the gain position of these contracts was $2.5 million and $1.9 million, respectively. If the counterparties failed to perform according to the terms of the contracts, the Company could incur a loss in the amount of its current gain position. The Company controls the credit risk associated with swap agreements through credit approvals and monitoring procedures. Under the terms of certain swaps, each party may be required to pledge certain assets if the market value of the swap exceeds an amount set forth in the swap agreement or in the event of a change in their credit rating.

At December 31, 1997 and 1996, interest rate swaps totaling $67 million and $47 million, respectively, hedged long-term debt. At December 31, 1997 and 1996, swaps totaling $20 million hedged interest bearing deposits. The Company is a receiver of fixed rate interest and a payer of floating rate interest based on the one month LIBOR rate on $67 million of these swaps and the three month LIBOR on $20 million. The notional balances and yields by maturity date for interest rate swaps at December 31, 1997, are as follows:

                                         WEIGHTED          WEIGHTED
                      NOTIONAL           AVERAGE           AVERAGE
                       AMOUNT         INTEREST RATE     INTEREST RATE
MATURITY DATE      (IN THOUSANDS)        RECEIVED            PAID
---------------------------------------------------------------------
1999                   $23,000            7.19%             5.98%
2001                    44,000            7.00%             5.91%
2004                     5,000            6.45%             5.81%
2007                    15,000            6.84%             5.85%
                       -------
Total                  $87,000            7.06%             5.58%

Swaps contributed to the Company's net interest income by reducing interest expense for the years ended December 31, 1997, 1996 and 1995, by $995,000, $799,000 and $564,000, respectively.

================================================================================
NOTE L. EMPLOYEE BENEFIT PLANS

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

The following table sets forth the plan's funded status and amounts recognized in the Company's financial statements:

                                                                                   DECEMBER 31,
                                                                        ----------------------------------
(IN THOUSANDS)                                                            1997         1996         1995
----------------------------------------------------------------------------------------------------------
Actuarial present value of benefit obligations:
 Accumulated benefit obligation, including vested benefits of $9,680
  in 1997, $9,040 in 1996 and $8,321 in 1995                            $ (9,830)    $ (9,222)    $ (8,578)
                                                                        ========     ========     ========
 Projected benefit obligation for service rendered to date              $(10,718)    $(10,235)    $ (9,473)
Plan assets at fair value                                                 14,579       13,204       12,730
                                                                        --------     --------     --------
Plan assets in excess of projected benefit obligation                      3,861        2,969        3,257
Unrecognized net loss from past experience different from that
 assumed and effects of changes in assumptions                              (538)         209         (160)
Unrecognized transition asset at January 1, 1986 being
 recognized over 17 years                                                   (323)        (385)        (446)
                                                                        --------     --------     --------
Prepaid pension cost included in other assets                           $  3,000     $  2,793     $  2,651
                                                                        ========     ========     ========
Net pension costs include the following components:
 Service cost--benefits earned during the period                        $    316     $    344     $    253
 Interest cost on projected benefit obligation                               718          716          725
 Actual return on plan assets                                             (1,905)      (1,472)      (2,364)
 Net amortization and deferral                                               664          270        1,274
                                                                        --------     --------     --------
 Net periodic pension cost                                              $   (207)    $   (142)    $   (112)
                                                                        ========     ========     ========

For 1997, the discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation were 7.0% and 4.5%, respectively. For 1996, the rates were 7.5% and 4.5%. For 1995, the rates were 7.0% and 4.5%. The expected long-term rate of return on assets was 9.0% for all three years.

================================================================================
NOTE L. EMPLOYEE BENEFIT PLANS (CONTINUED)

The Company maintains a retirement savings 401(k) plan. All employees of the Company and its subsidiaries are eligible to participate in the plan after completing twelve months of service during which they have worked at least one thousand hours. Matching contributions are made at the discretion of management. Company contributions charged to operations for the years ended December 31, 1997, 1996 and 1995, were $271,000, $263,000, and $257,000, respectively.

The Company and its subsidiaries have entered into agreements to provide salary continuation supplemental payments at retirement to certain officers. The benefits due under these agreements are being accrued currently.

================================================================================
NOTE M. PARENT ONLY INFORMATION

The following financial information relates to National City Bancorporation (parent only) operations:

                                BALANCE SHEETS

                                                       DECEMBER 31,
                                                 ------------------------
(IN THOUSANDS)                                      1997          1996
-------------------------------------------------------------------------
ASSETS
 Cash                                             $ 15,911     $  4,104
 Investment in bank subsidiary                      58,980       53,648
 Investment in non-bank subsidiary                  27,925       21,661
 Subordinated note receivable from affiliate         8,000        8,000
 Other investments                                     374          663
 Due from affiliates                               140,650      127,350
 Other assets                                          337          751
                                                  --------     --------
                                                  $252,177     $216,177
                                                  ========     ========
LIABILITIES AND STOCKHOLDERS' EQUITY
 Commercial paper                                 $119,081     $ 98,107
 Other liabilities                                     169           57
 Stockholders' equity                              132,927      118,013
                                                  --------     --------
                                                  $252,177     $216,177
                                                  ========     ========

                             STATEMENTS OF EARNINGS

                                                   YEAR ENDED DECEMBER 31,
                                              ---------------------------------
(IN THOUSANDS)                                   1997        1996        1995
-------------------------------------------------------------------------------
INCOME
 Dividends from bank subsidiary                $ 3,000     $ 3,120     $ 5,515
 Interest income                                 9,879       7,836       6,917
 Other income                                      239         296         208
                                               -------     -------     -------
                                                13,118      11,252      12,640
EXPENSES
 Interest expense                                7,507       5,909       5,088
 Other expenses                                    621         628         592
                                               -------     -------     -------
                                                 8,128       6,537       5,680
                                               -------     -------     -------
Earnings before taxes                            4,990       4,715       6,960
Income taxes                                       817         652         595
                                               -------     -------     -------
                                                 4,173       4,063       6,365
Equity in undistributed net earnings of
 subsidiaries                                   10,791       8,623       5,089
                                               -------     -------     -------
Net earnings                                   $14,964     $12,686     $11,454
                                               =======     =======     =======

================================================================================
NOTE M. PARENT ONLY INFORMATION (CONTINUED)


                            STATEMENTS OF CASH FLOWS

                                                                 YEAR ENDED DECEMBER 31,
                                                       --------------------------------------------
(IN THOUSANDS)                                             1997            1996            1995
---------------------------------------------------------------------------------------------------
Cash flows from operating activities:
 Net earnings                                           $  14,964       $ 12,686        $  11,454
 Adjustments to reconcile net earnings to net cash
  from operating activities:
  Equity in undistributed earnings of subsidiaries        (10,791)        (8,623)          (5,089)
  (Increase) decrease in other assets                         726            550             (279)
  Increase (decrease) in other liabilities                    112            (92)            (109)
                                                        ---------       --------        ---------
                                                           (9,953)        (8,165)          (5,477)
                                                        ---------       --------        ---------
  Net cash from operating activities                        5,011          4,521            5,977

Cash flows from investing activities:
 (Advances to) affiliates                                 (13,300)       (23,195)         (19,592)
 Decrease in other investments                                                                260
                                                        ---------       --------        ---------
  Net cash (used for) investing activities                (13,300)       (23,195)         (19,332)

Cash flows from financing activities:
 Net increase in commercial paper                          20,974         18,121           17,563
 Payment for fractional shares on stock dividends             (22)           (26)             (20)
 Purchase of treasury stock                                  (856)            (1)             (10)
 Other                                                                       (34)              29
                                                        ---------       --------        ---------
  Net cash from financing activities                       20,096         18,060           17,562
                                                        ---------       ----------      ---------
Net increase (decrease) in cash                            11,807           (614)           4,207
Cash at beginning of year                                   4,104          4,718              511
                                                        ---------       ----------      ---------
Cash at end of year                                     $  15,911       $  4,104        $   4,718
                                                        =========       ==========      =========
Supplemental disclosures
 Cash paid during the year for:
  Interest                                              $   7,504       $  5,465        $   5,270
  Income taxes                                                660            690              889


================================================================================
NOTE N. SECURITIES

Securities consist of the following:

                                                     DECEMBER 31, 1997
                                    --------------------------------------------
                                     COST OR                         APPROXIMATE
                                    AMORTIZED  UNREALIZED  UNREALIZED   MARKET
(IN THOUSANDS)                         COST       GAINS      LOSSES      VALUE
-------------------------------------------------------------------------------
Available-for-sale
 U.S. Treasury                        $ 24,012   $     13   $     28   $ 23,997
 U.S. Government agencies                9,816         28                 9,844
 Federal agency mortgage-backed        101,830      1,052        353    102,529
 Other securities                        4,955                            4,955
                                      --------   --------   --------   --------
                                      $140,613   $  1,093   $    381   $141,325
                                      ========   ========   ========   ========
Held-to-maturity
 Collateralized mortgage obligations  $ 37,402   $    459              $ 37,861
                                      ========   ========              ========

================================================================================
NOTE N. SECURITIES (CONTINUED)

                                                   DECEMBER 31, 1996
                                    --------------------------------------------
                                     COST OR                         APPROXIMATE
                                    AMORTIZED  UNREALIZED  UNREALIZED   MARKET
(IN THOUSANDS)                         COST       GAINS      LOSSES      VALUE
-------------------------------------------------------------------------------
Available-for-sale
 U.S. Treasury                        $ 24,019   $     39   $    155   $ 23,903
 U.S. Government agencies                9,646         16          1      9,661
 Federal agency mortgage-backed         95,252        511      1,092     94,671
 Other securities                        4,955                            4,955
                                      --------   --------   --------   --------
                                      $133,872   $    566   $  1,248   $133,190
                                      ========   ========   ========   ========
Held-to-maturity
 Collateralized mortgage obligations  $ 31,254   $    314   $      7   $ 31,561
 Other securities                          251                              251
                                      --------   --------   --------   --------
                                      $ 31,505   $    314   $      7   $ 31,812
                                      ========   ========   ========   ========

Expected maturities may differ from contractual maturities because the issuers of the securities may have the right to prepay obligations without prepayment penalties.

CONTRACTUAL MATURITIES AND MARKET VALUE

                                                           DECEMBER 31, 1997
                                 --------------------------------------------------------------------
                                                       AFTER ONE       AFTER FIVE
                                        WITHIN        BUT WITHIN       BUT WITHIN       AFTER TEN
                                       ONE YEAR       FIVE YEARS        TEN YEARS         YEARS
                                 ----------------- ---------------- ---------------- ----------------
(IN THOUSANDS)                    AMOUNT    YIELD   AMOUNT   YIELD   AMOUNT   YIELD   AMOUNT   YIELD
-----------------------------------------------------------------------------------------------------
   Available-for-sale
    U.S. Treasury                 $23,997   5.26%
    U.S. Government agencies      $ 4,655   6.05%   $ 5,189   6.17%
    Federal agency
   mortgage-backed                                                   $13,700   5.83%  $88,829   7.05%
    Other securities                                                                    4,955   6.85%
                                  -------           -------          -------          -------
                                  $28,652   5.39%   $ 5,189   6.17%  $13,700   5.83%  $93,784   7.04%
                                  =======           =======          =======          =======
   Held-to-maturity
    Collateralized mortgage
   obligations                                                       $ 4,478   7.21%  $32,924   7.10%
                                                                     =======          =======
   Approximate market value                                          $ 4,526          $33,335
                                                                     =======          =======

                                                          DECEMBER 31, 1996
                                 --------------------------------------------------------------------
   Available-for-sale
    U.S. Treasury                                   $23,903   5.32%
    U.S. Government agencies      $ 4,999   5.03%     4,662   6.05%
    Federal agency
   mortgage-backed                  7,240   6.69%                    $16,896   5.80%  $70,535   7.16%
    Other securities                                                                    4,955   6.85%
                                 --------           -------          -------          -------
                                  $12,239   6.01%   $28,565   5.44%  $16,896   5.80%  $75,490   7.14%
                                 ========           =======          =======          =======
   Held-to-maturity
    Collateralized mortgage
   obligations                                                                        $31,254   7.38%
    Other securities              $   251   8.85%
                                 --------                                             -------
                                  $   251   8.85%                                     $31,254   7.38%
                                 ========                                             =======
    Approximate market value      $   251                                             $31,561
                                 ========                                             =======

Securities carried at $137,547,000 and $115,925,000 at December 31, 1997 and 1996, respectively, were pledged to secure government, public and trust deposits, borrowings in the form of repurchase agreements and FHLB advances and for other purposes as required by law.

The Company retains possession of most securities sold under agreements to repurchase. The Company takes possession of securities purchased under agreement to resell.

The underlying collateral for collateralized mortgage obligations consists of Federal agency mortgage-backed securities. The average life of Federal agency mortgage-backed securities and collateralized mortgage obligations is expected to be considerably less than the contractual maturities shown in the table because of scheduled payments and prepayments. The estimated average lives for these instruments depend on the level of interest rates. The estimated average lives as of the reporting date are 4.2 years for agency mortgage-backed securities and 2.6 years for collateralized mortgage obligations.

================================================================================
                        REPORT OF INDEPENDENT AUDITORS
================================================================================


Board of Directors and Shareholders
National City Bancorporation
Minneapolis, Minnesota

We have audited the accompanying consolidated balance sheets of National City Bancorporation and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of National City Bancorporation and subsidiaries as of December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.


                                                           /s/ ERNST & YOUNG LLP


Minneapolis, Minnesota
January 16, 1998

================================================================================
                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS
================================================================================


SUMMARY RESULTS

Net earnings for 1997 were $14,964,000 compared with $12,686,000 in 1996, up 18 percent. Basic earnings per share increased to $1.85 in 1997 compared with $1.56 in 1996.

Major factors contributing to the earnings increase in 1997 were higher net interest income resulting from growth in loans and investments and an increase in non-interest income, which included a state income tax refund of $1,369,000. We accomplished this growth while holding non-interest expenses to an increase of less than eight percent.

The Company has issued stock dividends in each year beginning in 1981. The Company has not paid cash dividends.


NET INTEREST INCOME

Net interest income, on a fully taxable equivalent basis, increased to $43.8 million up from $39.3 million in 1996 and $37.4 million in 1995. Fluctuations in net interest income can result from changes in the volume of assets and liabilities as well as changes in interest rates. These changes are presented in the analysis on page 25. The average base rate increased to 8.44 percent from
8.28 percent in 1996. Approximately 82 percent of the Company's loan portfolio has floating interest rates that generate more income during periods of rising rates. Net interest margin, the relationship between net interest income and average earning assets, was 5.18 percent compared with 5.26 percent in 1996. Average earning assets grew to $845 million in 1997, an increase of $98 million or 13 percent. Average loans increased to $647 million in 1997 from $571 million in 1996, an increase of 13 percent. Loans were 76.5 percent of total earning assets in 1997, compared with 76.4 percent in 1996.

The general increase in interest rates during 1997 increased the cost of interest bearing deposits and borrowed funds to 5.33 percent from 5.18 percent in 1996, an increase of 15 basis points. While the average base rate increased 16 basis points, the average yield on earning assets, including fixed rate securities, increased 6 basis points. As a result, interest rate spread declined to 4.03 percent from 4.12 percent in 1996. Interest bearing time deposits of $100,000 or more increased and averaged $113.2 million in 1997 compared with $103.8 million in 1996. Other interest bearing deposit accounts increased compared with last year and comprise approximately 34 percent of interest bearing sources. Brokered deposits averaged $66.9 million in 1997 compared with $64.8 million in 1996. While the Company's emphasis remains on increasing funding from direct deposits, the brokered deposit market is an important funding option. Commercial paper proceeds are used to fund the loans of the Company's commercial finance subsidiary, Diversified Business Credit, Inc.
(DBCI). Long-term debt is issued by DBCI, and National City Bank (Bank) borrows from the Federal Home Loan Bank. At December 31, 1997, long-term debt totaled $67 million. Non-interest bearing deposits increased from 1996 and averaged $118 million in 1997.

The following table summarizes the changes in funding sources since 1995:

                                                                 1997                        1996
                                                       -------------------------   ------------------------
                                                                       % CHANGE                   % CHANGE
(DAILY AVERAGES IN THOUSANDS)                             AMOUNT      FROM 1996       AMOUNT      FROM 1995
-----------------------------------------------------------------------------------------------------------
Interest bearing time deposits of $100,000 or more      $113,212          9.1%      $103,797         56.6%
Other interest bearing deposits                          222,492          5.8        210,329          5.2
Commercial paper                                         119,192         24.2         95,950         23.9
Other short-term borrowed funds                          149,375         20.5        123,940          1.9
Long-term debt                                            57,509         19.7         48,054         (5.9)
                                                        --------                    --------
Total interest bearing                                   661,780         13.7        582,070         12.7
Non-interest bearing deposits                            117,605          6.7        110,222          6.0
Other liabilities                                          9,069          6.3          8,533          3.4
Stockholders' equity                                     124,323         12.4        110,595         12.5
                                                        --------                    --------
                                                        $912,777         12.5%      $811,420         11.6%
                                                        ========                    ========

CREDIT RISK MANAGEMENT

The responsibility for credit administration rests with the credit committees of each subsidiary's board of directors. The credit committees determine applicable policies and credit approval authorities used in the Company. Management monitors compliance with credit standards. Lending officers are responsible for applying credit standards and the Company uses a rating system to assess and monitor the credit risk associated with loans. Detecting negative trends at the earliest possible stage is essential in managing risk of loan loss to the Company and assisting the borrowing customer. A diligent follow-up process is used to monitor, communicate and correct credit weaknesses that are revealed.

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

The largest loan category is commercial and industrial loans, which grew from $390 million in 1996 to $440 million in 1997, an increase of 13 percent. Management monitors loan concentrations by industry segment to develop a diverse mix of credits. Industry Credit Exposure Guidelines are established and managed based on the current and anticipated economic conditions and the perceived risk profile of an industry. The Company's ability to manage the credit risk within an industry is also considered. Geographically, a high percentage of the commercial and industrial loans originate from the Minneapolis/St. Paul metropolitan area that has seen moderate to strong growth in most industry sectors in 1997. Those industry sectors showing signs of weakness are targeted by management for slow or no growth in credit facilities. Underwriting Guidelines including profitability, cash flow, leverage, collateral, guarantee and monitoring standards are applicable for the bulk of the commercial and industrial loans. The Bank also purchases loans from correspondent banks. Purchased loans were $55.2 million and $40.3 million at December 31, 1997, and 1996, respectively.

Loans secured by commercial real estate were approximately $97 million as of December 31, 1997 and $86 million as of the previous year end. Included in this total is approximately $10 million of construction financing. The Company makes commercial real estate loans for owner occupied real estate (commercial and industrial borrowers), as well as to commercial real estate developers and investors. A diversification of property types is maintained within the commercial real estate portfolio with apartment buildings being the largest category at 22 percent. Commercial real estate lending activities are guided by Credit Policies, Underwriting Guidelines, Operating Procedures, Collateral Standards and Environmental Risk Procedures.

Loans secured by residential mortgages totaled $43 million at December 31, 1997, up from $40 million last year. This category includes $20 million secured by first liens on 1-4 family housing, $14 million secured by junior liens on 1-4 family housing and $9 million revolving Executive Line loans that are secured by either first or second mortgages. The comparable 1996 amounts are $20 million first liens, $10 million junior liens and $10 million revolving Executive Lines. Collateral standards for residential real estate lending generally call for a maximum 80 percent loan-to-value ratio for properties up to $300,000 and lesser advance rates for properties above $300,000.

Loans to individuals were $55 million at December 31, 1997, compared with $57 million in 1996. These loans are from a variety of sources including loans to higher net-worth individuals in which smaller loan amounts are typically unsecured and where larger amounts are normally secured by marketable securities or home equity. The Company has experienced a low level of loss in the residential mortgage and loans to individuals categories. This resulted from a combination of favorable economic conditions in the Twin Cities over the past several years and the effective performance of credit risk management functions.

Other loans were $31 million on December 31, 1997, compared with $23 million in 1996. These loans are comprised primarily of loans to owners of community banks and bank holding companies to finance the purchase and expansion of those banks. The management of risks related to bank stock loans includes specific underwriting guidelines, periodic reviews performed by experienced consultants or bank staff, receipt and analysis of quarterly financial data and frequent calls with bank ownership and management.


PROVISION FOR LOAN LOSSES

The provision for loan losses was $2.1 million in 1997 compared with $2.3 million in 1996. Management determines an appropriate provision based on its evaluation of the adequacy of the allowance for loan losses in relationship to a continuing review of problem loans, including estimates and appraisals of collateral values, prior loss experience, and current economic conditions. Changes in these estimates, appraisals and evaluations might be required quickly in the event of changing economic conditions and the economic prospects of borrowers. Management uses a system of risk grading to establish monthly assessments of the portfolio and reviews the adequacy of the valuation allowance for loan losses quarterly.

The allowance for loan losses increased to $10.1 million as a result of the lower net losses in 1997. At December 31, 1997, the reserve was 1.51 percent of loans compared with 1.43 percent in 1996. Actual net loan losses in 1997 were $574,000 compared with $2.4 million in 1996. Charge-offs were $1.1 million in 1997, and recoveries were $532,000. During the same period, the Company reduced non-performing assets from $3.2 million to $1.2 million. The reserve coverage of these assets increased from 265 percent to 843 percent.

The Company's receivables from and letters of credit issued for customers in the real estate industry were approximately $92 million at December 31, 1997, compared with $77 million at December 31, 1996. The credit risk associated with these loans is subject to changes in real estate market values. The properties held as collateral are primarily in the state of Minnesota.


NON-PERFORMING ASSETS

Non-performing assets were $1.2 million at December 31, 1997, compared with $3.2 million in 1996 and $3.9 million in 1995. At the current year-end, non-performing assets consisted of loans on non-accrual status and loans past due 90 days or more.

Non-accrual loans are loans on which the accrual of interest ceases when the collection of principal or interest is determined to be doubtful by management. It is the Company's policy to cease the accrual of interest when principal or interest payments are delinquent 90 days or more. Any unpaid amounts previously accrued in the current year are reversed from income, and thereafter interest is recognized only when payments are received. Nonperforming loans include loans on which principal payments are contractually delinquent 90 days or more and interest is still being accrued. These loans are well secured and in the process of collection. The Company had no other real estate owned at December 31, 1997 or 1996.

In addition to non-accrual loans and accruing loans 90 days or more past due, there were real estate-construction and commercial business loans with an aggregate principal balance of $19 million outstanding at December 31, 1997, to borrowers who are currently experiencing financial difficulties. Although these loans are adequately secured by commercial real estate or other corporate assets, management has concerns regarding the ability of such borrowers to continue meeting existing loan repayment terms. Accordingly, these loans may be subject to future modifications of their terms or may become non-performing. Management is monitoring the performance and classification of such loans and the financial condition of these borrowers and has considered the risk associated with these loans in determining the adequacy of the allowance for loan losses.


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

The market value of each asset and liability is calculated in the market valuation model by computing the present value of all cash flows generated. In each case, the cash flows are discounted by a market interest rate chosen to reflect as closely as possible the characteristics of the given asset or liability. As of the reporting date, this internal valuation model indicates that a two percent shift in the absolute level of interest rates would change the market value of equity by less than four percent. This represents a relatively risk neutral position from an economic perspective.

The following table summarizes the Company's repricing gap for various time intervals.

                                                 WITHIN       3 MONTHS       1 YEAR       MORE THAN
(IN MILLIONS)                                   3 MONTHS     TO 1 YEAR     TO 5 YEARS      5 YEARS
---------------------------------------------------------------------------------------------------
Loans                                            $ 531         $38           $  72         $  25
Securities                                          21          44              77            37
Other assets                                        40                                        50
                                                 -----         ---           -----         -----
                                                   592          82             149           112
Non-interest bearing deposits                       81          35              34
Interest bearing deposits                          134         100              94
Short-term borrowings                              220          27
Long-term debt                                                                  47            20
Interest rate swaps                                 87                         (67)          (20)
Other liabilities and stockholders' equity                                                   143
                                                 -----         ---           -----         -----
                                                   522         162             108           143
                                                 -----         ---           -----         -----
Repricing gap                                    $  70        $(80)          $  41         $ (31)
Cumulative gap                                      70         (10)             31             0
Cumulative gap as a percent of assets                8%         (1)%             3%            0%

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

The following table provides information about the Company's derivative financial instruments and other financial instruments used for purposes other than trading that are sensitive to changes in interest rates. For loans, securities, and liabilities with contractual maturities, the table presents principal cash flows and related weighted-average interest rates by contractual maturities as well as the Company's historical experience of the impact of interest rate fluctuations on the prepayment of residential and home equity loans and mortgage-backed securities. For core deposits (e.g., non-interest bearing checking, interest bearing checking and savings, savings and money market deposits) that have no contractual maturity, the table presents principal cash flows and, as applicable, related weighted-average interest rates based on the Company's historical experience, management's judgment, and statistical analysis, as applicable, concerning their most likely withdrawal behaviors.


                                                                                                                       FAIR VALUE
                                                                                                                         AS OF
(IN MILLIONS)                             1998       1999       2000       2001       2002     THEREAFTER     TOTAL     12/31/97
---------------------------------------------------------------------------------------------------------------------------------
RATE SENSITIVE ASSETS:
 Fixed interest rate loans              $    40    $    15    $     9    $    21    $    13     $    25     $   123       $126
  Average interest rate                    7.89%      8.66%      8.99%      9.09%      8.83%       9.08%       8.61%
 Variable interest rate loans               501          5          5          4          4          13         533        535
  Average interest rate                   10.19%      8.81%      8.99%      9.00%      9.14%       8.97%      10.09%
 Fixed interest rate securities              55         25         18         16         15          37         166        167
  Average interest rate                    6.17%      6.82%      6.98%      6.98%      6.97%       6.93%       6.67%
 Variable interest rate securities            2          1          1          1          1           7          13         13
  Average interest rate                    6.78%      6.73%      6.73%      6.73%      6.73%       6.81%       6.78%
 Other interest bearing assets                4                                                                   4          4
  Average interest rate                    5.80%                                                               5.80%
RATE SENSITIVE LIABILITIES:
 Non-interest bearing checking              116          9          9          9          9                     150        150
 Interest bearing checking & savings        100          9          8          8          8                     134        134
  Average interest rate                    4.15%      1.50%      1.35%      1.35%      1.35%                   3.45%
 Time deposits                              134         23          7         24          5                     195        195
  Average interest rate                    5.87%      6.06%      6.09%      6.45%      6.34%                   5.99%
 Fixed interest rate borrowings             247         23                    24                     20         314        316
  Average interest rate                    5.42%      8.18%                 8.45%                  7.51%       5.99%
RATE SENSITIVE DERIVATIVE FINANCIAL
 INSTRUMENTS:
  Interest rate swaps                                   23                    44                     20          87          2
   Average pay rate                                   5.87%                 5.97%                  6.06%
   Average receive rate                               6.99%                 6.92%                  6.74%

NON-INTEREST INCOME

Total non-interest income was $11.4 million, up from $10.1 million in 1996, and $9.2 million in 1995. Increases resulted primarily from trust fees and a state income tax refund. The Bank realized no gains or losses on the sale of investment securities in 1997 compared with gains of $133,000 in 1996, and losses of $122,000 in 1995. The table below summarizes the major components of non-interest income:

(IN THOUSANDS)                                        1997     1996     1995
-----------------------------------------------------------------------------
Trust income                                         $4,801   $4,605   $4,839
Service charges on deposit accounts                   2,195    2,189    1,862
Mortgage banking fees                                   204      514      399
Sale of financial services and investment products      292      383      291
State income tax refund                               1,369
Securities gains (losses)                                        133     (122)
Letter of credit commissions                            558      374      389
Other                                                 1,971    1,884    1,519
                                                    -------  -------   ------
                                                    $11,390  $10,082   $9,177
                                                    =======  =======   ======

NON-INTEREST EXPENSE

Non-interest expense totaled $28.3 million in 1997, compared with $26.2 million in 1996 and $26.1 million in 1995. Higher net occupancy expenses resulted from increased costs related to the relocation of the Company and its subsidiaries. Equipment cost increases are a result of continued investment in technology and equipment by the Company. Fees and assessments were higher in 1997 resulting primarily from an increase in attorney fees of $150,000 and consulting fees of $117,000. The table below summarizes the major components of non-interest expense:

(IN THOUSANDS)                        1997         1996         1995
---------------------------------------------------------------------
Salaries and employee benefits      $15,110      $14,965      $15,156
Net occupancy                         3,194        2,750        2,272
Equipment                             3,648        2,731        2,481
Fees and assessments                  1,539        1,102        1,771
Advertising and marketing               909          844          511
Other                                 3,865        3,797        3,862
                                    -------      -------      -------
                                    $28,265      $26,189      $26,053
                                    =======      =======      =======

The Company's noninterest expense for 1997 includes charges incurred in connection with making its computer systems year 2000 compliant. The Company expects to continue incurring charges related to this project through the year 2000, however, none of these costs are expected to materially impact its results of operations in any one year. In addition, a significant portion of these costs are not expected to be incremental to the Company but instead will constitute a reassignment of existing internal systems technology resources. The Company believes that its plans for dealing with the year 2000 issue will result in timely and adequate modifications of its systems and technology. Ultimately, the potential impact of the year 2000 issue will depend not only on the corrective measures the Company undertakes, but also on the way in which the year 2000 issue is addressed by governmental agencies, businesses, and other entities who provide data to, or receive data from, the Company, or whose financial condition or operational capability is important to the Company as borrowers, suppliers, or customers. Therefore, the Company is communicating with these parties to ensure they are aware of the year 2000 issue, to learn how they are addressing it, and to evaluate any likely impact on the Company.


CAPITAL AND LIQUIDITY

Stockholders' equity was $133 million or 14.2 percent of total assets at December 31, 1997, compared with $118 million and 13.1 percent in 1996. The Company must meet specific capital guidelines that involve quantitative measures of the Company's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weighting and other factors. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. The Office of the Comptroller of the Currency has categorized the Company as well capitalized under existing regulatory guidelines. The required risk based ratio for capital adequacy purposes is eight percent and the required leverage ratio is four percent. A well capitalized company under prompt corrective action provisions must maintain a risk based ratio of ten percent and a leverage ratio of five percent. The table below states the Company's capital ratios:

                                       DECEMBER 31,
                                -------------------------
                                    1997          1996
---------------------------------------------------------
  RISK CAPITAL RATIOS
   Tier I Capital                 16.61%        15.97%
   Total Capital                  17.86%        17.12%
  LEVERAGE RATIO                  14.15%        13.11%

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

The Company issues commercial paper to finance the loans of DBCI. The Company's commercial paper has an independent rating and is backed by supporting lines of credit of $140 million. DBCI has original maturity five, seven, and ten-year term notes in the amount of $67 million with an investment grade rating.

Available-for-sale securities provide liquidity through scheduled maturities and the cash convertibility of these assets at market value. At December 31, 1997, the market value of available-for-sale securities exceeded amortized cost by $712,000. At December 31, 1996, the market value was less than amortized cost by $682,000. Held-to-maturity securities provide liquidity through scheduled maturities. The majority of the securities are readily marketable. Management has structured the loan portfolio to provide additional liquidity with at least 52 percent of total loans having scheduled maturities within one year.

Cash flows from operations and changes in the balance sheet also affect liquidity. The Consolidated Statement of Cash Flows on page 6 shows the component changes in the Company's cash position for the three years ending December 31, 1997. In 1997, net cash provided from operating activities increased to $16.1 million. Investing activities reflect loan originations and principal repayments as well as activity in short-term money market investments, the investment portfolio and investment in premises and equipment. In 1997, net cash used in investing activities decreased by $69.2 million. The reduction reflects lower fed funds sold and investment portfolio purchases as compared with the prior year. Cash provided from financing activities decreased by $70.5 million in 1997 reflecting reduced brokered deposits. Increased funding sources included commercial paper, federal funds purchased and repurchase agreements, other short-term borrowings, and long-term debt.

The Company is not aware of any current recommendations by regulatory authorities which if they were to be implemented would have a material effect on liquidity, capital resources or operations.


1996 VERSUS 1995

The major factors contributing to the earnings increase were higher net interest income and non-interest income, partially offset by higher non-interest expense. Net interest income increased to $39.3 million, up six percent. The increase resulted from a higher volume of earning assets despite a decrease in net interest margin. Excluding gains and losses on sale of securities, non-interest income increased $650,000 resulting from increased service charge income on deposit accounts, and mortgage financing activity. Non-interest expense increased $136,000 from 1995 reflecting higher occupancy, equipment, and advertising and marketing expenses related to the relocation of the Company to new quarters in 1996, offset by a reduction in attorney fees and FDIC insurance premiums.

================================================================================
                      CHANGE IN INTEREST INCOME AND EXPENSE
================================================================================

                                                                                YEAR-ENDED DECEMBER 31,
                                                       -------------------------------------------------------------------------
                                                                 1997 OVER 1996                        1996 OVER 1995
                                                       -----------------------------------   -----------------------------------
                                                                           CHANGES                               CHANGES
                                                                       RESULTING FROM                        RESULTING FROM
                                                                   -----------------------               -----------------------
(IN THOUSANDS ON A FULLY TAXABLE EQUIVALENT BASIS)       TOTAL        RATES       VOLUME       TOTAL        RATES        VOLUME
--------------------------------------------------------------------------------------------------------------------------------
Earned on:
 Funds sold                                             $  646                    $  646      $   77      $    (68)     $  145
 Taxable securities                                        860       $  172          688       1,211           395         816
 Tax-exempt securities                                     (27)                      (27)       (440)            4        (444)
 Loans                                                   8,107          425        7,682       3,001        (3,614)      6,615
                                                        ------       ------       ------      ------      --------      ------
  Total earning assets                                   9,586          597        8,989       3,849        (3,283)      7,132
Interest Paid on:
 Savings deposits                                          364           66          298         756           145         611
 Time deposits                                             909          230          679       1,254          (577)      1,831
 Other deposits                                             28            3           25          20             7          13
 Short-term funds borrowed                               3,161          525        2,636         228          (997)      1,225
 Long-term debt                                            680           38          642        (377)         (163)       (214)
                                                        ------       ------       ------      ------      --------      ------
  Total interest bearing liabilities                     5,142          862        4,280       1,881        (1,585)      3,466
                                                        ------       ------       ------      ------      --------      ------
Increase (decrease) in net interest income              $4,444       $ (265)      $4,709      $1,968      $ (1,698)     $3,666
                                                        ======       ======       ======      ======      ========      ======

In the above analysis, rate differences were computed as the change in the rate between the current and prior period times the volume of the current year, while the volume differences were computed as the change in volume between the current and prior period times the prior year's rate.

================================================================================
                                  SECURITIES
================================================================================

                                                             DECEMBER 31,
CARRYING VALUE OF SECURITIES                        ---------------------------
(IN THOUSANDS)                                       1997      1996       1995
-------------------------------------------------------------------------------
Available-for-sale
 U.S. Treasury                                     $ 23,997  $ 23,903  $ 21,963
 U.S. Government agencies                             9,844     9,661    12,017
 Federal agency mortgage-backed                     102,529    94,671    83,192
 Other securities                                     4,955     4,955     4,871
                                                   --------  --------  --------
                                                   $141,325  $133,190  $122,043
                                                   ========  ========  ========
Held-to-maturity
 Collateralized mortgage obligations               $ 37,402  $ 31,254  $ 35,109
 Obligations of states and political subdivisions                           642
 Other securities                                                 251       375
                                                   --------  --------  --------
                                                   $ 37,402  $ 31,505  $ 36,126
                                                   ========  ========  ========

================================================================================
                       DISTRIBUTION OF ASSETS, LIABILITIES
                            AND STOCKHOLDERS' EQUITY
================================================================================

                                                             1997
                                                --------------------------------
                                                           INTEREST
(DAILY AVERAGES IN THOUSANDS AND ON A FULLY     AVERAGE     INCOME/     AVERAGE
TAXABLE EQUIVALENT BASIS)                       BALANCE     EXPENSE       RATE
--------------------------------------------------------------------------------
ASSETS
Federal funds sold and resale agreements        $ 26,268     $ 1,450       5.52%
Securities:
 Taxable                                         171,981      11,440       6.65
 Tax-exempt
                                                --------     -------
  Total securities                               171,981      11,440       6.65
Loans                                            646,734      66,169      10.23
                                                --------     -------
  Total earning assets                           844,983      79,059       9.36
Cash and due from banks                           39,733
Other assets                                      28,061
                                                --------
                                                $912,777
                                                ========
--------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Interest bearing deposits:
 Savings                                        $ 92,338     $ 3,710       4.02%
 Time                                            209,737      12,163       5.80
 Other                                            33,629         408       1.21
                                                --------     -------
  Total                                          335,704      16,281       4.85
Short-term borrowed funds                        268,567      15,069       5.61
Long-term debt                                    57,509       3,941       6.85
                                                --------     -------
  Total interest bearing liabilities             661,780      35,291       5.33
Non-interest bearing deposits                    117,605
Other liabilities                                  9,069
Stockholders' equity                             124,323
                                                --------
                                                $912,777
                                                ========

                                                             -------
Net interest income and interest rate spread                 $43,768       4.03
                                                             =======
Net interest margin                                                        5.18
Fees on loans included above                                 $ 2,408
                                                             =======


Average balance of non-accruing loans is included in the above analysis.

Interest income attributable to non-accruing loans has not been included in the above analysis except as collected.

                   1996                                   1995
   ------------------------------------   ------------------------------------
                  INTEREST                               INTEREST
     AVERAGE       INCOME/     AVERAGE      AVERAGE      INCOME/      AVERAGE
     BALANCE       EXPENSE       RATE       BALANCE      EXPENSE       RATE
--------------------------------------------------------------------------------

    $ 14,561      $   804        5.52%     $ 12,134      $   727        5.99%

     161,473       10,580        6.55       148,543        9,369        6.31
         170           27       15.88         3,428          467       13.62
    --------      -------                  --------      -------
     161,643       10,607        6.56       151,971        9,836        6.47
     571,159       58,062       10.17       509,899       55,061       10.80
    --------      -------                  --------      -------
     747,363       69,473        9.30       674,004       65,624        9.74
      37,245                                 34,412
      26,812                                 18,459
    --------                               --------
    $811,420                               $726,875
    ========                               ========
--------------------------------------------------------------------------------


    $ 84,778      $ 3,346        3.95%     $ 68,598      $ 2,590        3.78%
     197,808       11,254        5.69       167,200       10,000        5.98
      31,540          380        1.20        30,459          360        1.18
    --------      -------                  --------      -------
     314,126       14,980        4.77       266,257       12,950        4.86
     219,890       11,908        5.42       199,021       11,680        5.87
      48,054        3,261        6.79        51,052        3,638        7.13
    --------      -------                  --------      -------
     582,070       30,149        5.18       516,330       28,268        5.47
     110,222                                103,945
       8,533                                  8,250
     110,595                                 98,350
    --------                               --------
    $811,420                               $726,875
    ========                               ========

                  -------                                -------
                  $39,324        4.12                    $37,356        4.27
                  =======                                =======
                                 5.26                                   5.54
                  $ 2,326                                $ 2,135
                  =======                                =======

================================================================================
                            LOAN PORTFOLIO ANALYSIS
================================================================================

                                                                    DECEMBER 31,
TYPES OF LOANS                                     ---------------------------------------------
(IN THOUSANDS)                                    1997      1996      1995      1994      1993
------------------------------------------------------------------------------------------------
Commercial and industrial                       $439,802  $389,718  $379,290  $304,913  $286,359
Real estate:
 Construction                                     10,405    10,444    16,089    16,582    23,651
 Residential mortgage                             43,295    40,323    32,125    25,828    32,421
 Non-residential mortgage                         86,762    76,086    68,504    62,731    13,079
Loans to individuals for personal expenditures    54,987    56,973    33,966    27,272    25,474
Other loans                                       31,131    22,960    22,607    29,727    25,236
                                                --------  --------  --------  --------  --------
                                                $666,382  $596,504  $552,581  $467,053  $406,220
                                                ========  ========  ========  ========  ========

Certain loans were reclassified from Commercial and Industrial to Non-residential mortgage in 1994. Comparable information for prior years is not available.

Maturities and sensitivity to changes in interest rates in the commercial and industrial and real estate construction loan portfolio are summarized below as of December 31, 1997:

                                                   AFTER ONE   AFTER
                                          WITHIN   BUT WITHIN  FIVE
                                         ONE YEAR  FIVE YEARS  YEARS      TOTAL
--------------------------------------------------------------------------------
Commercial and industrial                $348,617   $ 84,612  $  6,573  $439,802
Real estate construction                       72      3,799     6,534    10,405
                                         --------   --------  --------  --------
                                         $348,689   $ 88,411  $ 13,107  $450,207
                                         ========   ========  ========  ========
Loans with predetermined interest rates  $  3,246   $ 28,533  $  7,494  $ 39,273
Loans with floating interest rates        345,443     59,878     5,613   410,934
                                         --------   --------  --------  --------
                                         $348,689   $ 88,411  $ 13,107  $450,207
                                         ========   ========  ========  ========

The following table summarizes nonperforming assets:

                                                                   DECEMBER 31,
                                        -------------------------------------------------------------------
(IN THOUSANDS)                              1997          1996          1995          1994          1993
-----------------------------------------------------------------------------------------------------------
Non-accrual loans                         $   320       $ 1,329       $ 1,314       $ 6,193       $ 9,175
Impaired non-accrual loans                    171         1,017         2,409
Loans past due 90 days or more as to
 interest or principal                        703           871           135             8
                                          -------       -------       -------       -------       -------
Nonperforming loans                       $ 1,194       $ 3,217       $ 3,858       $ 6,201       $ 9,175
                                          =======       =======       =======       =======       =======
 Percent of total loans                       0.2%          0.5%          0.7%          1.3%          2.3%

The gross interest income that would have been recorded in 1997 had nonperforming assets remained current and in accordance with original terms, is approximately $97,000. The amount of interest included in income was $2,000.

It is the Company's policy to consider loans for non-accrual when they are past due 90 days or more, unless such loans are well secured and in the process of collection. All such loans have been reviewed by management, and where so determined are included in the non-accrual totals above.

================================================================================
                         SUMMARY OF LOAN LOSS EXPERIENCE
================================================================================

                                                                           YEAR ENDED DECEMBER 31,
                                                    ---------------------------------------------------------------------
(IN THOUSANDS)                                           1997          1996          1995          1994          1993
-------------------------------------------------------------------------------------------------------------------------
Beginning balance of allowance for losses             $   8,511     $   8,602     $   7,946     $   8,006     $   7,657
Provision charged to operating expense                    2,134         2,345         1,502         1,150         1,050
Charge-offs:
 Commercial and industrial                                  825         2,059           907           850           805
 Real estate (includes construction
  and real estate)                                          125           195                                       153
 Individuals for personal expenditures                      156           298            44           172           257
 Other                                                                                                350
                                                      ---------     ---------     ---------     ---------     ---------
                                                          1,106         2,552           951         1,372         1,215
Recoveries:
 Commercial and industrial                                  267            29            45            41           286
 Real estate (includes construction
  and real estate)                                           12            31            36            32           114
 Individuals for personal expenditures                       47            17            24            89           114
 Foreign                                                      8
 Other                                                      198            39
                                                      ---------     ---------     ---------     ---------     ---------
                                                            532           116           105           162           514
                                                      ---------     ---------     ---------     ---------     ---------
Charge-offs net of recoveries                               574         2,436           846         1,210           701
                                                      ---------     ---------     ---------     ---------     ---------
Ending balance of allowance for losses                $  10,071     $   8,511     $   8,602     $   7,946     $   8,006
                                                      =========     =========     =========     =========     =========
 Average gross loans outstanding                      $ 646,734     $ 571,159     $ 509,899     $ 435,684     $ 384,685
 Percent of net loan charge-offs to average loans          0.09%         0.43%         0.17%         0.28%         0.18%
 Percent of allowance for losses to loans
  outstanding at end of period                             1.51%         1.43%         1.56%         1.70%         1.97%

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


                                                                      INDIVIDUALS
                                    COMMERCIAL                       FOR PERSONAL
YEAR ENDED DECEMBER 31            AND INDUSTRIAL     REAL ESTATE     EXPENDITURES     UNALLOCATED       TOTAL
--------------------------------------------------------------------------------------------------------------
1997
 Amount allocated                    $  1,245         $    200         $   300           $8,326       $10,071
 Outstandings to total loans            66.00%           21.08%           8.25%
1996
 Amount allocated                       1,919              100             300            6,192         8,511
 Outstandings to total loans            65.33%           21.27%           9.55%
1995
 Amount allocated                       1,185              100             300            7,017         8,602
 Outstandings to total loans            68.64%           21.12%           6.15%
1994
 Amount allocated                       1,619              100             300            5,927         7,946
 Outstandings to total loans            65.28%           22.51%           5.84%
1993
 Amount allocated                       2,236               94             305            5,371         8,006
 Outstandings to total loans            70.49%           17.02%           6.27%

================================================================================
                             SELECTED FINANCIAL DATA
================================================================================


                                                        1997          1996         1995         1994          1993
-------------------------------------------------------------------------------------------------------------------
BALANCE SHEET ITEMS (IN MILLIONS)
 Securities                                         $    179      $    165      $   158      $   139      $    141
 Loans                                                   666           597          553          467           406
 All other assets                                         90           138           90           67            67
  Total assets                                           935           900          801          673           614
 Total deposits                                          479           520          440          368           298
 Short-term borrowed funds                               246           206          198          156           216
 Long-term debt                                           67            48           48           53             6
 All other liabilities                                    10             8            9            5             8
  Total liabilities                                      802           782          695          582           528
 Stockholders' equity                                    133           118          106           91            86

INCOME AND EXPENSE ITEMS (IN THOUSANDS)
 Interest and fees on loans                           66,110        57,992       54,952       41,046        31,584
 All other interest income                            12,890        11,404       10,417        9,179         8,997
  Total interest income                               79,000        69,396       65,369       50,225        40,581
 Interest expense on deposits                         16,281        14,980       12,950        8,490         6,780
 Interest expense on short-term borrowed funds        15,069        11,908       11,680        8,933         6,572
 Interest expense on long-term debt                    3,941         3,261        3,638        1,015           101
  Total interest expense                              35,291        30,149       28,268       18,438        13,453
 Net interest income                                  43,709        39,247       37,101       31,787        27,128
 Provision for loan losses                             2,134         2,345        1,502        1,150         1,050
 Trust fees                                            4,801         4,605        4,839        4,683         4,544
 State income tax refund                               1,369
 Gains (losses) on sale of securities                                  133         (122)         (32)          343
 All other income                                      5,220         5,344        4,460        5,290         7,325
 All other expenses                                   28,265        26,189       26,053       26,284        27,151
 Earnings before cumulative effect of change in
  accounting principle                                14,964        12,686       11,454        8,946         7,135
 Cumulative effect of change in accounting
  principle                                                                                                    204
 Net earnings                                         14,964        12,686       11,454        8,946         7,339

BASIC EARNINGS PER SHARE
 Earnings before cumulative effect of change in
  accounting principle                                  1.85          1.56         1.41         1.10          0.83
 Cumulative effect of change in accounting
  principle                                                                                                   0.03
 Net earnings                                           1.85          1.56         1.41         1.10          0.86

================================================================================
                                SELECTED RATIOS
================================================================================

                                                         YEAR ENDED DECEMBER 31,
                                                         -----------------------
                                                          1997    1996    1995
--------------------------------------------------------------------------------
Net earnings to average assets                             1.63%   1.56%   1.57%
Net earnings to average stockholders' equity              12.01   11.40   11.52
Average stockholders' equity to average total assets      13.61   13.71   13.66

Regulatory Capital Ratios:
 Tier 1 risk capital                                      16.61   15.97   16.04
 Total risk capital                                       17.86   17.12   17.34
 Leverage                                                 14.15   13.11   13.23
  (ratios calculated before unrealized gains or losses)

================================================================================
                 SELECTED CONSOLIDATED QUARTERLY FINANCIAL DATA
================================================================================

                                                        1997
                                 -----------------------------------------------
(UNAUDITED)
(IN THOUSANDS EXCEPT PER             FIRST      SECOND       THIRD      FOURTH
 SHARE DATA)                        QUARTER     QUARTER     QUARTER     QUARTER
--------------------------------------------------------------------------------
Interest income                    $ 18,407    $ 19,508    $ 20,563    $ 20,522
Interest expense                      8,028       8,776       9,320       9,167
Net interest income                  10,379      10,732      11,243      11,355
Provision for loan losses               790         567         502         275
Other non-interest income             2,980       2,480       3,489       2,441
Non-interest expense                  7,126       6,900       7,149       7,090
Income tax expense                    2,150       2,274       2,770       2,542
Net earnings                          3,293       3,471       4,311       3,889
Basic earnings per share**             0.41        0.42        0.54        0.48


                                                        1996
                                 -----------------------------------------------
(UNAUDITED)
(IN THOUSANDS EXCEPT PER             FIRST      SECOND       THIRD      FOURTH
 SHARE DATA)                        QUARTER     QUARTER     QUARTER     QUARTER
--------------------------------------------------------------------------------
Interest income                    $ 16,882    $ 16,741    $ 17,392    $ 18,381
Interest expense                      7,182       7,238       7,539       8,190
Net interest income                   9,700       9,503       9,853      10,191
Provision for loan losses               435         465         495         950
Gains on sale of securities                                                 133
Other non-interest income             2,362       2,410       2,381       2,796
Non-interest expense                  6,913       6,664       6,033       6,579
Income tax expense                    1,875       1,842       2,277       2,115
Net earnings                          2,839       2,942       3,429       3,476
Basic earnings per share**             0.35        0.36        0.43        0.42


                                     1997                1996
                             ------------------    ------------------
                               LOW       HIGH       LOW         HIGH
                             ----------------------------------------
Stock Price Range**
 First quarter               $18 1/4    $23        $16 1/8    $18 1/4
 Second quarter               19 3/4     23 7/8     17 3/4     20 1/4
 Third quarter                21 1/4     28 7/8     16         18 1/4
 Fourth quarter               26 1/2     30         16 3/8     18 7/8
December 31 (Closing Price)        $29 7/2               $18 7/8

-----------------
**Adjusted for stock dividends

================================================================================
                                    DIRECTORS
================================================================================


NATIONAL CITY BANCORPORATION

David L. Andreas                Terry L. Andreas           John H. Daniels, Jr.*           David C. Malmberg
Chairman of the Board           Chairman of the Board      Partner                         Non-executive Chairman
and Chief Executive Officer     School for Field Studies   Willeke & Daniels               of the Board
National City Bancorporation    Beverly, Massachusetts                                     National City Bank
                                                           Thomas E. Holloran*
Wendell R. Anderson*            Marvin Borman*             Professor, Graduate Programs    Walter E. Meadley, Jr.
Of Counsel                      Partner                    in Management                   Retired Vice Chairman
Larkin, Hoffman,                Maslon, Edelman,           University of St. Thomas        of the Board
Daly & Lindgren Ltd.            Borman & Brand                                             National City Bank
                                                           C. Bernard Jacobs
L.W. Andreas                    Kenneth H. Dahlberg        Retired President and           Roger H. Scherer*
Retired Chairman of the Board   Chairman of the Board      Chief Executive Officer         Chairman of the Board
and Chief Executive Officer     Dahlberg, Inc.             National City Bancorporation    Scherer Bros. Lumber Company
National City Bancorporation                               Retired Chairman of the Board
                                                           National City Bank              *Members of the Audit Committee


NATIONAL CITY BANK OF MINNEAPOLIS

David C. Malmberg               Michael J. Boris           James B. Goetz                  Thomas E. Holloran
Non-executive Chairman          Consultant                 President                       Professor, Graduate Programs
of the Board                                               Goetz Associates                in Management
National City Bank                                                                         University of St. Thomas
                                Sharon N. Bredeson         Esperanza Guerrero-Anderson
David L. Andreas                President and Chief        President and Chief             Walter E. Meadley, Jr.
President and                   Executive Officer          Executive Officer               Retired Vice Chairman
Chief Executive Officer         STAFF-PLUS Inc.            Milestone Growth Fund           of the Board
National City Bank                                                                         National City Bank
Chairman of the Board           John H. Daniels, Jr.
and Chief Executive Officer     Partner
National City Bancorporation    Willeke & Daniels

================================================================================
                               PRINCIPAL OFFICERS
================================================================================

NATIONAL CITY BANCORPORATION

David L. Andreas                Thomas J. Freed
Chairman of the Board           Secretary and Chief Financial Officer
and Chief Executive Officer


NATIONAL CITY BANK OF MINNEAPOLIS

David L. Andreas                Timothy M. Murphy          BANK OPERATIONS DIVISION        FINANCIAL MANAGEMENT
President and                   Vice President                                             DIVISION
Chief Executive Officer                                    Donald W. Kjonaas
                                                           Senior Vice President           Thomas J. Freed
                                David M. Nash              and Security Officer            Senior Vice President
CLIENT SERVICES DIVISION        Senior Vice President                                      and Chief Financial Officer

William J. Klein                                           Laura J. Carlson
Executive Vice President        Margrette A. Newhouse      Vice President                  Robert A. Kramer
                                Vice President                                             Vice President and Controller
Donna M. DeMatteo                                          DeWayne A. Hoium
Vice President                  Daniel D. Schroeder        Vice President                  Robert A. Steuck
                                Vice President                                             Vice President
Linda M. Fifield                                           Sherri L. Kelly
Vice President                  Scott D. Thorson           Vice President                  COMPLIANCE COUNSEL
                                Vice President
                                                                                           Connie G. Weinman
Ann H. Hengel                                              James R. Kitchen                Vice President
Senior Vice President                                      Vice President

                                                           Susan E. Martenson
                                                           Vice President

                                                           Lisa A. Ruhl
                                                           Vice President


DIVERSIFIED BUSINESS CREDIT, INC.

David L. Andreas                Anthony R. Bassett         Robert L. Johnson               Christopher J. Schaaf
Chairman of the Board           Vice President             Vice President and Treasurer    Vice President

Robert L. Olson                 William D. Farrar          Bridget A. Manahan              Mark W. Schwieters
President and Chief             Vice President             Vice President                  Vice President
Executive Officer
                                Jeffrey S. Holland         Allen J. Olson                  Walter D. Tomaszek
Janet L. Pomeroy                Vice President             Vice President                  Vice President
Senior Vice President


                          NATIONAL CITY BANCORPORATION


                               SIXTH ON THE MALL
                 651 NICOLLET MALL, MINNEAPOLIS, MN 55402-1611
                                 (612) 904-8500