Form 10-K, Exhibit 13
period 1998-12-31
NATIONAL CITY BANCORPORATION
filed 1999-03-26
CIK 69968

EXHIBIT 13


                               1998 ANNUAL REPORT

                          NATIONAL CITY BANCORPORATION

This year's annual report cover was designed by Minneapolis College of Art and Design's (MCAD) first year graduate student, Viera Hartmannova. She divides her academic program time between design, interactive multimedia and professional practice at MCAD DesignWorks, the college's in-house design studio. A BFA graduate from the Academy of Fine Arts and Design in Bratislava, Slovakia, Viera will gain an MFA from MCAD in 2000. Her work in design includes graphics for television. Her emphasis at MCAD is in interactive multimedia. After graduation Viera hopes to secure an internship at a Twin Cities studio. Regarding her objectives for the concept and design of this annual report cover, says Hartmannova, "I wanted to show the focus and strength of this bank over its competitors, its attention to personalized business relationships with its clients. Also, the integration of a web site into the innovative communication vehicles already established at the bank became a visual idea. The bank itself is a very creative environment, and I thought we could depict its fresh approach to the business of banking with composition and imagery."


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


National City Bancorporation's work with DesignWorks is one of the many ways we support MCAD, an internationally recognized non-profit, accredited college of art and design. Our community benefits when businesses and community leaders support arts and education. We are all richer for these relationships.


For more information about MCAD DesignWorks call Pamela Arnold, Coordinator, at
(612) 874-3767, or e-mail: pamela_arnold@mn.mcad.edu.

------------------------------------------------------------------------------
                             FINANCIAL HIGHLIGHTS



(IN THOUSANDS EXCEPT PER SHARE)             1998           1997
---------------------------------------------------------------
For the Year
 Net interest income                  $   47,602       $ 43,709
 Net earnings                             15,664         14,964
 Basic earnings per share                   1.77           1.68
At Year End
 Total assets                         $1,025,682       $935,172
 Loans                                   762,747        666,382
 Deposits                                517,494        478,650
 Stockholders' equity                    147,288        132,927
 Book value per share                      16.71          14.97


------------------------------------------------------------------------------
                               TABLE OF CONTENTS

Report to Stockholders                              2
Consolidated Financial Statements                   3
Notes to Consolidated Financial Statements          7
Report of Independent Auditors                     18
Management's Discussion and Analysis of
 Financial Condition and Results of Operations     19
Statistical Data                                   29
Selected Financial Data                            34
Selected Ratios and Consolidated
 Quarterly Financial Data                          35
Directors and Officers                             36

NATIONAL CITY BANCORPORATION
National City Bancorporation (NCBC) is a bank holding company headquartered in Minneapolis, Minnesota. NCBC owns National City Bank of Minneapolis (the "Bank") which has three offices in metropolitan Minneapolis. NCBC also owns Diversified Business Credit, Inc. (DBCI), a commercial finance company.

FORM 10-K
The consolidated financial statements and related footnotes and certain other information included in this Annual Report will be incorporated by reference in the Company's Annual Report on Form 10-K to the Securities and Exchange Commission. A copy of the Form 10-K report is available free of charge upon written request to the Company, attention: D. L. Andreas, President and Chief Executive Officer, National City Bancorporation, 651 Nicollet Mall, Minneapolis, Minnesota 55402-1611.

STOCK TRANSFER AGENT AND REGISTRAR
National City Bank of Minneapolis, Gaviidae Common, 651 Nicollet Mall, Minneapolis, Minnesota 55402-1611.

ANNUAL MEETING
The annual meeting of Stockholders will be held in the Company's offices on the fifth floor of Gaviidae Common, 651 Nicollet Mall, Minneapolis, Minnesota, on Wednesday, April 21, 1999, at 11:00 a.m.

MARKET FOR COMMON STOCK
NCBC's common stock is traded on The NASDAQ Stock Market- under the symbol NCBM. There are currently approximately 2500 registered stockholders.


[LOGO] PRINTED WITH SOY INK
[LOGO] RECYCLED PAPER

This annual report is printed with soy ink on recycled paper. All papers meet or exceed the current E.P.A. guidelines for recycled paper. To help our environment, please recycle this publication.

------------------------------------------------------------------------------
                             REPORT TO STOCKHOLDERS



To Our Stockholders:

As you will read in our financial report, we have increased our performance over the prior year even though 1997 revenues included a non-recurring tax refund from the State of Minnesota.

Total assets increased 9.7 percent and were $1.026 billion at year-end. Loans grew by 14.5 percent and were $763 million at year-end. Both subsidiaries accounted for these increases. Net earnings grew by 4.7 percent and equaled $15,664,000, $1.77 per share for 1998, compared with $14,964,000, and $1.68 per share for 1997.

[GRAPH]                                     This is our eighth consecutive year
                                            of increased earnings and reflects
CONSOLIDATED NET EARNINGS                   the acquisition of Diversified
(Thousands $)                               Business Credit, Inc. in 1985, and
                                            our implementation of a Strategic
1985    1,596                               Planning process and management at
1986    2,704                               National City Bank of Minneapolis in
1987    3,409                               1990.
1988    5,032
1989    4,536                               Our efficiency ratio, the ratio of
1990    4,319                               non-interest expense to net revenue,
1991    5,090                               for 1998 improved to 49.34 percent.
1992    6,919                               This achievement has been
1993    7,339                               instrumental in our continuous
1994    8,949                               improvement and compares favorably
1995   11,454                               to our peer group banks.
1996   12,686
1997   14,114                               The fourth quarter of 1998 was
1998   15,664                               affected by the increase in the
                                            provision for loan losses to
                                            replenish the reserve to 1.37
[GRAPH]                                     percent of total loans at year end.
                                            Net earnings were $3,430,000 for the
EFFICIENCY RATIO                            quarter. That equals $.39 per share.

1985    57.94                               Total stockholders' equity was $147
1986    56.69                               million at year-end and equaled
1987    63.27                               $16.71 per share.
1988    64.99
1989    61.5                                Non-performing assets were $11.5
1990    65.57                               million, and equaled 1.5 percent of
1991    68.58                               total loans.
1992    66.41
1993    68.12                               We progressed in each of our
1994    62.38                               subsidiaries with substantial growth
1995    55.99                               in assets, recurring income, and
1996    53.01                               process improvement. This growth is
1997    50.55                               the result of the commitment of each
1998    49.34                               of our employees and their
                                            commitment to their customers. Each
                                            day we
address the concerns of our customers by providing up-to-date systems and services designed to make their lives more productive and more secure. We are excited to continue this unique commitment and valuable relationship with our customers and to provide you a safe return on your investment.


/s/ David C. Malmberg                   /s/ David L. Andreas
David C. Malmberg                       David L. Andreas
Chairman of the Board                   President and Chief Executive Officer

------------------------------------------------------------------------------
                          CONSOLIDATED BALANCE SHEETS


                                                                               DECEMBER 31,
                                                                       -----------------------------
(IN THOUSANDS)                                                              1998            1997
----------------------------------------------------------------------------------------------------
ASSETS
 Cash and due from banks                                                 $   52,271      $  52,847
 Federal funds sold and resale agreements                                     6,100          3,740
 Available-for-sale securities                                              133,897        141,325
 Held-to-maturity securities
  (market value: 1998-$41,569 and 1997-$37,861)                              41,255         37,402

 Loans                                                                      762,747        666,382
   Less allowance for loan losses                                           (10,423)       (10,071)
                                                                         ----------      ---------
                                                                            752,324        656,311
 Bank premises and equipment                                                 10,399         11,413
 Accrued interest receivable                                                  7,499          7,260
 Customer acceptance liability                                                  824            811
 Other assets                                                                21,113         24,063
                                                                         ----------      ---------
                                                                         $1,025,682      $ 935,172
                                                                         ==========      =========

---------------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
 Deposits:
   Non-interest bearing                                                  $  165,598      $ 149,624
   Interest bearing                                                         351,896        329,026
                                                                         ----------      ---------
                                                                            517,494        478,650
 Federal funds purchased and
  repurchase agreements                                                      98,702        104,399
 Commercial paper                                                            99,396        119,081
 Other short-term borrowed funds                                             12,663         23,218
 Acceptances outstanding                                                        824            811
 Other liabilities                                                           10,315          9,086
 Long-term debt                                                             139,000         67,000
                                                                         ----------      ---------
    Total liabilities                                                       878,394        802,245
 Stockholders' equity:
   Common stock, par value $1.25, Authorized shares:
    1998-40,000,000; 1997-20,000,000 Issued: 1998-8,861,944 shares;
    1997-8,110,836 shares                                                    11,077         10,139
   Additional paid-in capital                                               121,982         94,756
   Unrealized gains net of tax effect                                           913            424
   Retained earnings                                                         14,470         28,464
                                                                         ----------      ---------
                                                                            148,442        133,783
 Less common stock in treasury at cost:
   1998-45,030 shares; 1997-33,553 shares                                    (1,154)          (856)
                                                                         ----------      ---------
    Total stockholders' equity                                              147,288        132,927
                                                                         ----------      ---------
                                                                         $1,025,682      $ 935,172
                                                                         ==========      =========

See Notes To Consolidated Financial Statements

------------------------------------------------------------------------------
                      CONSOLIDATED STATEMENTS OF EARNINGS







                                                                      YEAR ENDED DECEMBER 31,
                                                             ------------------------------------------
(IN THOUSANDS EXCEPT PER SHARE DATA)                             1998           1997           1996
-------------------------------------------------------------------------------------------------------
INTEREST INCOME
 Interest and fees on loans                                   $   73,090     $   66,110     $   57,992
 Interest on federal funds sold and resale agreements              1,092          1,450            804
 Interest and dividends on securities:
  Taxable                                                         11,443         11,440         10,580
  Exempt from federal income taxes                                                                  20
                                                              ----------     ----------     ----------
                                                                  11,443         11,440         10,600
                                                              ----------     ----------     ----------
   Total interest income                                          85,625         79,000         69,396

------------------------------------------------------------------------------------------------------
INTEREST EXPENSE
 Interest on deposits                                             16,393         16,281         14,980
 Interest on short-term borrowed funds                            15,275         15,069         11,908
 Interest on long-term debt                                        6,355          3,941          3,261
                                                              ----------     ----------     ----------
   Total interest expense                                         38,023         35,291         30,149
                                                              ----------     ----------     ----------
 Net interest income                                              47,602         43,709         39,247
 Provision for loan losses                                         2,940          2,134          2,345
                                                              ----------     ----------     ----------
   Net interest income after provision for loan losses            44,662         41,575         36,902

------------------------------------------------------------------------------------------------------
NON-INTEREST INCOME
 Service charges on deposit accounts                               2,145          2,195          2,189
 Fees for other customer services                                  1,635          1,698          1,837
 Trust fees                                                        4,641          4,801          4,605
 State income tax refund                                                          1,369
 Gains on sale of securities                                                                       133
 Other income                                                        821          1,327          1,318
                                                              ----------     ----------     ----------
                                                                   9,242         11,390         10,082

------------------------------------------------------------------------------------------------------
NON-INTEREST EXPENSE
 Salaries and employee benefits                                   15,238         15,110         14,965
 Net occupancy expense of bank premises                            3,062          3,194          2,750
 Equipment rentals, depreciation and maintenance                   3,512          3,648          2,731
 Other expense                                                     6,237          6,313          5,743
                                                              ----------     ----------     ----------
                                                                  28,049         28,265         26,189
                                                              ----------     ----------     ----------
 Earnings before income taxes                                     25,855         24,700         20,795
 Income taxes                                                     10,191          9,736          8,109
                                                              ----------     ----------     ----------
 Net earnings                                                 $   15,664     $   14,964     $   12,686
                                                              ==========     ==========     ==========

------------------------------------------------------------------------------------------------------
BASIC EARNINGS PER SHARE                                      $     1.77     $     1.68     $     1.42
                                                              ==========     ==========     ==========
 Average common and common equivalent shares outstanding       8,855,348      8,901,415      8,915,473


See Notes To Consolidated Financial Statements

------------------------------------------------------------------------------
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY







                                                COMMON STOCK
                                         ---------------------------
                                                                       ADDITIONAL
                                             NUMBER                      PAID-IN
(IN THOUSANDS EXCEPT NUMBER OF SHARES)     OF SHARES       AMOUNT        CAPITAL
-----------------------------------------------------------------------------------
Balance at January 1, 1996                 6,705,808      $8,382        $65,484
 Net earnings for the year
 Ten percent stock dividend                  669,352         837         13,721
 Unrealized securities (losses)
  net of tax effect
 Cancellation of treasury stock                 (640)         (1)            (6)
 Purchase of treasury
                                           ---------      -------       --------
Balance at December 31, 1996               7,374,520       9,218         79,199
 Net earnings for the year
 Ten percent stock dividend                  736,374         921         15,558
 Unrealized securities gains net
  of tax effect
 Cancellation of treasury stock                  (58)                        (1)
 Purchase of treasury stock
                                           ---------      -------       --------
Balance at December 31, 1997               8,110,836      10,139         94,756
 Net earnings for the year
 Ten percent stock dividend                  804,574       1,005         27,961
 Unrealized securities gains net
  of tax effect
 Cancellation of treasury stock              (53,466)        (67)          (735)
                                           ---------      -------       --------
 Purchase of treasury stock
Balance at December 31, 1998               8,861,944     $11,077       $121,982
                                           =========     =======       ========


[WIDE TABLE CONTINUED FROM ABOVE]

                                                                          TREASURY STOCK
                                                                     -------------------------
                                                         UNREALIZED
                                             RETAINED       GAINS      NUMBER
(IN THOUSANDS EXCEPT NUMBER OF SHARES)       EARNINGS      (LOSSES)   OF SHARES      AMOUNT         TOTAL
-------------------------------------------------------------------------------------------------------------
Balance at January 1, 1996                 $  31,903       $   275         562     $   (10)      $106,034
 Net earnings for the year                    12,686                                               12,686
 Ten percent stock dividend                  (14,584)                                                 (26)
 Unrealized securities (losses)
  net of tax effect                                           (680)                                  (680)
 Cancellation of treasury stock                   (4)                     (640)         11
 Purchase of treasury                                                       94          (1)            (1)
                                           ---------       -------      ------     -------        --------
Balance at December 31, 1996                  30,001          (405)         16           0        118,013
 Net earnings for the year                    14,964                                               14,964
 Ten percent stock dividend                  (16,500)                                                 (21)
 Unrealized securities gains net
  of tax effect                                                829                                    829
 Cancellation of treasury stock                   (1)                      (58)          1             (1)
 Purchase of treasury stock                                             33,595        (857)          (857)
                                           ---------       -------      ------     -------        --------
Balance at December 31, 1997                  28,464           424      33,553        (856)       132,927
 Net earnings for the year                    15,664                                               15,664
 Ten percent stock dividend                  (29,006)                                                 (40)
 Unrealized securities gains net
  of tax effect                                                489                                    489
 Cancellation of treasury stock                 (652)                  (53,466)      1,454              0
 Purchase of treasury stock                                             64,943      (1,752)        (1,752)
                                           ---------       -------      ------     -------        --------
Balance at December 31, 1998               $  14,470       $   913      45,030     $(1,154)      $147,288
                                           =========       =======     =======     =======       ========


------------------------------------------------------------------------------
                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME





                                                             YEAR ENDED DECEMBER 31,
                                                       ------------------------------------
(IN THOUSANDS EXCEPT PER SHARE DATA)                      1998         1997         1996
-------------------------------------------------------------------------------------------
Total interest income                                   $85,625      $79,000      $ 69,396
Total interest expense                                   38,023       35,291        30,149
                                                        -------      -------      --------
 Net interest income                                     47,602       43,709        39,247
Provision for loan losses                                 2,940        2,134         2,345
                                                        -------      -------      --------
 Net interest income after provision for loan losses     44,662       41,575        36,902
                                                        -------      -------      --------
Total noninterest income                                  9,242       11,390        10,082
Total noninterest expense                                28,049       28,265        26,189
                                                        -------      -------      --------
Earnings from operations before taxes                    25,855       24,700        20,795
Applicable income taxes                                  10,191        9,736         8,109
                                                        -------      -------      --------
 Net earnings                                            15,664       14,964        12,686
Other comprehensive income, before tax:
 Unrealized gain (loss) on investments in securities        821        1,393        (1,143)
 Applicable income tax                                      332          564          (463)
                                                        -------      -------      --------
 Other comprehensive income, net of tax                     489          829          (680)
                                                        -------      -------      --------
Comprehensive income                                    $16,153      $15,793      $ 12,006
                                                        =======      =======      ========

See Notes to Consolidated Financial Statements

------------------------------------------------------------------------------
                     CONSOLIDATED STATEMENTS OF CASH FLOWS





                                                                          YEAR ENDED DECEMBER 31,
                                                                --------------------------------------------
(IN THOUSANDS)                                                      1998           1997            1996
------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
 Net earnings                                                    $  15,664      $  14,964       $ 12,686
 Adjustments to reconcile net earnings to net cash
  from operating activities:
   Depreciation and amortization                                     2,927          3,245          2,169
   Amortization of securities premiums and discounts                   579            469            426
   Provision for loan losses                                         2,940          2,134          2,345
   Deferred income taxes                                               (25)          (347)           472
   (Gain) on sale of securities                                                                     (133)
   (Increase) decrease in accrued interest receivable                 (239)          (954)            29
   (Increase) decrease in other assets                               2,950         (3,567)          (138)
   Increase (decrease) in other liabilities                          1,229          1,421         (1,147)
   Other (increase)                                                   (308)        (1,216)          (853)
                                                                 ---------      ---------       --------
    Total operating adjustments                                     10,053          1,185          3,170
                                                                 ---------      ---------       --------
    Net cash from operating activities                              25,717         16,149         15,856

Cash flows from investing activities:
 Net (increase) in loans                                           (98,953)       (69,878)       (43,923)
 Net (increase) decrease in federal funds sold                      (2,360)        56,380        (35,120)
 Available-for-sale securities:
   Proceeds from maturities and principal repayments                64,810         27,274         50,740
   Proceeds from sale of securities                                                                4,688
   Purchases of securities                                         (57,114)       (34,476)       (68,114)
 Held-to-maturity securities:
   Proceeds from maturities and principal repayments                17,865          9,233         13,581
   Purchases of securities                                         (21,743)       (15,139)        (9,000)
 Purchase of premises and equipment                                 (1,913)        (2,436)        (9,365)
 Payment of prepaid expenses                                                                      (1,739)
                                                                 ---------      ---------       --------
    Net cash (used in) investing activities                        (99,408)       (29,042)       (98,252)
                                                                 ---------      ---------       --------
Cash flows from financing activities:
 Net increase in non-interest bearing and savings deposits          31,333          2,151         26,326
 Net increase (decrease) in time deposits                            7,511        (43,132)        53,320
 Net increase (decrease) in federal funds purchased and
  repurchase agreements                                             (5,697)         7,759        (13,895)
 Net increase (decrease) in commercial paper                       (19,685)        20,974         18,121
 Net increase (decrease) in other short-term borrowed funds        (10,555)        11,852          4,679
 Net increase (decrease) in long-term debt                          72,000         19,080           (200)
 Purchase of treasury stock                                         (1,752)          (856)            (1)
 Payment for fractional shares on stock dividends                      (40)           (22)           (26)
                                                                 ---------      ---------       --------
    Net cash from financing activities                              73,115         17,806         88,324
                                                                 ---------      ---------       --------
 Net increase (decrease) in cash and due from banks                   (576)         4,913          5,928
 Cash and due from banks at beginning of year                       52,847         47,934         42,006
                                                                 ---------      ---------       --------
 Cash and due from banks at end of year                          $  52,271      $  52,847       $ 47,934
                                                                 =========      =========       ========
Supplemental disclosures
  Cash paid during the year for:
   Interest                                                      $  36,306      $  35,194       $ 30,266
   Income taxes                                                     10,618         10,076          7,206
 Unrealized securities gains (losses) net of tax                       489            829           (680)


See Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

LOANS--Most of the Company's loans are to customers within Minnesota. Interest income on loans is accrued on the basis of unpaid principal. Loan and commitment fees are generally deferred and recognized over the loan or commitment period as a yield adjustment on a straight-line basis. In other circumstances fees are recognized on a cash basis as a yield adjustment due to immateriality. Loans are generally placed on nonaccrual status when the collection of interest or principal has become 90 days past due or collection is otherwise considered doubtful. When a loan is placed on nonaccrual status, interest previously accrued and unpaid in the current year is reversed against current period interest income. Interest payments received on nonaccrual loans are generally applied against principal unless the loan is well secured or in the process of collection.

ALLOWANCE FOR LOAN LOSSES--The provision for loan losses is based on management's continuing evaluation of the loan portfolio, including estimates and appraisals of collateral values, and current economic conditions. Changes in the estimates, appraisals and evaluations might be required quickly in the event of changing economic conditions and the economic prospects of borrowers. The Company allocates the allowance for loan losses by identifying specific loans that have a possibility of loss, and by applying a historical loss migration analysis. The entire balance of the allowance is available to absorb losses on loans that become uncollectible.

BANK PREMISES AND EQUIPMENT--Bank premises and equipment, including leasehold improvements, are carried at cost less accumulated depreciation and amortization. Depreciation and amortization are primarily computed on the straight-line basis over the estimated useful life of the asset or lease term.

IMPAIRMENT OF LONG-LIVED ASSETS--The Company adopted in 1997 Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of". This standard requires a reduction in the carrying amounts of certain impaired assets to their estimated fair value, determined on the basis of estimated cash flows or net realizable value. The impairments relate to assets not currently in use, assets significantly underutilized, and assets with limited planned future use. The Company had no impaired assets requiring adjustments in 1998.

TREASURY STOCK--The Company's board of directors has authorized the repurchase of shares from stockholders who have 99 or fewer shares. The board also authorized the repurchase of larger blocks of stock, from time to time.

INCOME TAXES--Deferred income taxes are provided on all significant temporary differences between the tax basis of an asset or liability and its reported amount in the financial statements at currently enacted tax rates.

INTEREST RATE SWAPS--The Company enters into interest rate swap transactions as a tool to manage its interest rate risk. Income or expense on swaps designated as hedges of assets or liabilities is recorded as an adjustment to interest income or expense. If the hedged instrument is terminated prior to maturity, the swap agreement is marked to

--------------------------------------------------------------------------------
NOTE A.  SUMMARY OF SIGNIFICANT
         ACCOUNTING POLICIES  (CONTINUED)

market with any resulting gain or loss included in the gain or loss from the disposition. If the interest rate swap is terminated, the gain or loss is deferred and amortized over the remaining life of the specific asset or liability it was designated to hedge.

EARNINGS PER SHARE--In February 1997, the Financial Accounting Standards Board issued Statement of Financial Standards (SFAS) No. 128, "Earnings per Share". The Company adopted SFAS No. 128 in the fourth quarter of 1997. This standard requires dual presentation on basic and diluted earnings per share (EPS) in the statement of earnings. Basic EPS excludes dilution, if any, and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted EPS recognizes all potential common shares outstanding during the period, such as, outstanding stock options. The Company had no dilutive options outstanding during 1998 and at December 31, 1998. There was no impact on the Company's financial condition or results of operation due to the adoption of SFAS No. 128.

CAPITAL STRUCTURE--SFAS No. 129, "Disclosures of Information about Capital Structure" was issued in February 1997. The Company's current disclosures regarding capital structure were not materially different under this standard.

COMPREHENSIVE INCOME--SFAS No. 130, "Reporting Comprehensive Income" was issued in June, 1997. SFAS 130 established standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. The Company adopted SFAS 130 in 1998.

BUSINESS SEGMENTS--SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", was issued in June, 1997, and is effective for annual financial statements issued for fiscal years beginning after December 15, 1997. This statement establishes new standards for the way that public business enterprises report information about operating segments. The Company adopted SFAS 131 in 1998.

PENSIONS AND OTHER POSTRETIREMENT BENEFITS--SFAS No. 132, "Pensions and Other Postretirement Benefits", was issued by the Financial Accounting Standards Board in February, 1998. The Company adopted SFAS 132 in 1998. The statement does not change the recognition or measurement of pension or postretirement benefit plans, but standardizes disclosure requirements for pensions and other postretirement benefits.

ACCOUNTING FOR DERIVATIVES--The Financial Accounting Standards Board issued in June, 1998 Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities", effective for years beginning after June 15, 1999. No. 133 provides a comprehensive and consistent standard for the recognition and measurement of derivatives and hedging activities. The Company intends to adopt Statement No. 133 in year 2000 and is not expected to have a material impact.

--------------------------------------------------------------------------------
NOTE B.  ESTIMATED FAIR VALUE

The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, "Disclosures about Fair Value of Financial Instruments"

                                       DECEMBER 31, 1998
                                    ------------------------
                                     CARRYING     ESTIMATED
(IN THOUSANDS)                        AMOUNT      FAIR VALUE
---------------------------------   ----------   -----------
ASSETS:
 Cash and due from banks            $52,271      $52,271
 Federal funds sold and resale
   agreements                         6,100        6,100
 Available-for-sale securities      133,897      133,897
 Held-to-maturity securities         41,255       41,569
 Loans-net of allowance for loan
   losses                           752,324      756,573
LIABILITIES:
 Deposits                           517,494      518,331
 Federal funds purchased and
   repurchase agreements             98,702       98,702
 Commercial paper and other
   short-term funds                 112,059      112,495
 Long-term debt                     139,000      144,581
OFF-BALANCE SHEET UNREALIZED GAINS:
 Interest rate swap agreements                     5,071


                                       DECEMBER 31, 1997
                                    ------------------------
                                     CARRYING     ESTIMATED
(IN THOUSANDS)                        AMOUNT      FAIR VALUE
---------------------------------   ----------   -----------
ASSETS:
 Cash and due from banks            $52,847      $52,847
 Federal funds sold and resale
   agreements                         3,740        3,740
 Available-for-sale securities      141,325      141,325
 Held-to-maturity securities         37,402       37,861
 Loans-net of allowance for loan
   losses                           656,311      660,971
LIABILITIES:
 Deposits                           478,650      478,787
 Federal funds purchased and
   repurchase agreements            104,399      104,412
 Commercial paper and other
   short-term funds                 142,299      142,331
 Long-term debt                      67,000       69,203
OFF-BALANCE SHEET UNREALIZED GAINS:
 Interest rate swap agreements                     2,013

The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgement is necessarily required to interpret market data to develop the

--------------------------------------------------------------------------------
NOTE B. ESTIMATED FAIR VALUE (CONTINUED)

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

LOANS--Approximately 83% of the loans outstanding have variable rate pricing. Management segregates all loans into appropriate risk categories. For that portion of the portfolio for which there are no known credit concerns, management believes that the risk factor embedded in the pricing of loans results in a fair valuation of such loans at their carrying value. For that portion of the portfolio with an element of credit concern, the level of credit adjustment required in the marketplace approximates the allowance for loan losses.

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

--------------------------------------------------------------------------------
NOTE C. LOANS

The following loans were outstanding:

                                      DECEMBER 31,
                                -------------------------
(IN THOUSANDS)                      1998          1997
-----------------------------   -----------   -----------
Commercial & Industrial         $517,310      $438,116
Real estate:
   Construction                   24,196        10,405
   Residential mortgage           40,074        43,295
   Non-residential mortgage       92,769        88,448
Loans to individuals for
 personal expenditures            46,800        54,987
Other                             41,598        31,131
                                --------      --------
                                $762,747      $666,382
                                ========      ========

At December 31, 1998 and 1997, receivables from and standby letters of credit issued on behalf of commercial real estate developers and investors were approximately $95 million and $93 million, respectively. The credit risk associated with these loans is subject to changes in real estate market values. The properties held as collateral are primarily in the state of Minnesota.

An analysis of the allowance for loan losses is presented below:

                                    YEAR ENDED DECEMBER 31,
                             --------------------------------------
(IN THOUSANDS)                  1998          1997          1996
--------------------------   ----------   -----------   -----------
Balance at beginning of
 period                      $10,071        $ 8,511        $8,602
Provision charged to
 operating expense             2,940          2,134         2,345
Charge-offs                   (2,644)        (1,106)       (2,552)
Recoveries                        56            532           116
                             -------        -------        ------
Balance at end of period     $10,423        $10,071        $8,511
                             =======        =======        ======

In the opinion of management, the allowance for loan losses is adequate to provide for known and estimated exposures in the loan portfolio.

At December 31, 1998, the Company had three impaired commercial loans totaling $1,533,000 compared with two loans totaling $171,000 at December 31, 1997. Management has allocated $825,000 and $171,000 for 1998 and 1997, respectively, of the Allowance for Loan Losses to these loans. Impaired loans averaged $201,000 and $209,000 during 1998 and 1997, respectively. Interest payments received on impaired loans are generally applied against principal unless the loan is well secured or in the process of collection. Non-accrual, impaired, renegotiated and loans past due 90 days or more were $11,497,000 and $1,194,000 at December 31, 1998 and 1997, respectively. Gross interest income would have been increased by approximately $636,000, $95,000, and $426,000 for the years ended December 31, 1998, 1997 and 1996, respectively, had such loans been current and in accordance with original terms. Nonperforming status is not necessarily an indication of probable loss.

--------------------------------------------------------------------------------
NOTE C. LOANS (CONTINUED)

Loans to principal officers and directors of the Company and its subsidiaries aggregated approximately $8,266,000, $8,552,000, and 8,822,000 at December 31, 1998, 1997, and 1996, respectively. New loans and repayments during 1998 were $8,180,000 and $8,466,000, respectively. In the opinion of management, all such loans are made at normal interest rates and terms.

--------------------------------------------------------------------------------
NOTE D.  BANK PREMISES AND EQUIPMENT

                                   DECEMBER 31,
                              ----------------------
(IN THOUSANDS)                   1998         1997
---------------------------   ----------   ---------
Assets, at cost:
   Land                       $   183      $   183
   Buildings                    1,229        1,222
   Leasehold improvements       2,622        2,613
   Equipment                   17,280       16,419
                              -------      -------
                               21,314       20,437
Accumulated depreciation:
   Buildings                      585          528
   Leasehold improvements       1,060          829
   Equipment                    9,270        7,667
                              -------      -------
                               10,915        9,024
                              -------      -------
                              $10,399      $11,413
                              =======      =======

--------------------------------------------------------------------------------
NOTE E. DEPOSITS

Approximately $112,897,000 and $93,975,000 of interest bearing time deposits were in denominations of $100,000 or more at December 31, 1998 and 1997, respectively. The scheduled maturities of time deposits at December 31, 1998 are summarized as follows:

                      LESS THAN      $100,000
(IN THOUSANDS)         $100,000      OR MORE
------------------   -----------   -----------
3 months or less     $18,350       $ 63,699
3 - 6 months          20,868         25,096
6 - 12 months         21,791          5,140
1 - 2 years           11,081         16,526
2 - 3 years            7,121            846
3 - 5 years            9,842          1,590
over 5 years              91
                     -------       --------
                     $89,144       $112,897
                     =======       ========

--------------------------------------------------------------------------------
NOTE F. SHORT-TERM BORROWINGS

Short-term borrowings include federal funds purchased, securities sold under agreements to repurchase, treasury tax and loan deposits, Federal Home Loan Bank advances and commercial paper. Federal funds purchased generally mature the day following the date of purchase, while securities sold under agreements to repurchase generally mature within 30 days from the various dates of sale. The Company had unsecured lines of credit available in the amount of $140,000,000 at December 31, 1998, 1997 and 1996.

There were no borrowings under the lines on these dates. The lines contain covenants which require the Company to maintain certain levels of capitalization and maintain debt to capitalization ratios within prescribed limits. The following information relates to aggregate short-term borrowings:

                                                 DECEMBER 31,
                                 ---------------------------------------------
(IN THOUSANDS)                        1998            1997            1996
-------------------------------  -------------   -------------   -------------
Maximum amount out-
 standing at any month end:
   Federal funds & repurchase   $163,128        $156,104        $137,883
   Commercial paper              138,323         137,714         109,079
   Other                          27,388          26,332          20,391
Daily average amount
 outstanding:
   Federal funds & repurchase    145,095         133,366         116,973
   Commercial paper              115,197         118,154          95,950
   Other                          17,488          17,047           6,967
Weighted average interest rate
  for full year:
   Federal funds & repurchase       4.91%           4.99%           4.83%
   Commercial paper                 6.26%           6.28%           6.09%
   Other                            5.40%           5.82%           5.37%
Outstanding at year-end:
   Federal funds & repurchase     98,702         104,399          96,640
   Commercial paper               99,396         119,081          98,107
   Other                          12,663          23,218          11,366
Weighted average interest rate
 on debt outstanding as of
 December 31:
   Federal funds & repurchase       4.03%           5.43%           5.36%
   Commercial paper                 5.75%           6.04%           6.11%
   Other                            5.11%           5.33%           5.11%

--------------------------------------------------------------------------------
NOTE G. LONG-TERM DEBT

                                               DECEMBER 31,
                                          -----------------------
(IN THOUSANDS)                               1998         1997
---------------------------------------   ----------   ----------
Diversified Business Credit, Inc.
 Senior Notes
        Series A, 8.18% due 1999          $23,000      $23,000
        Series B, 8.45% due 2001           24,000       24,000
        Series C, 7.84% due 2007           10,000       10,000
        Series D, 7.15% due 2004            5,000        5,000
        Series E, 7.22% due 2007            5,000        5,000
        Series F, 6.68% due 2003           51,000
        Series G, 6.79% due 2005           11,000
Federal Home Loan Bank
 Advance, 5.81%, due 2000                  10,000
                                         --------
           Total                         $139,000      $67,000
                                         ========      =======

The Company has entered into interest rate swap agreements to effectively convert the Senior Notes to floating rate instruments. At December 31, 1998, the weighted average effective interest rate for the Senior Notes Series A and B, including the effects of the related swap agreements is the one month LIBOR rate plus 102 basis points, or 6.08%. The weighted average effective interest rate for the Senior Notes Series C, D, E, F, and G including the effects of the related swap agreements, is the three month LIBOR rate plus 80 basis points or 5.86%.

The Senior Notes are unsecured and are unconditionally guaranteed by the parent company.

--------------------------------------------------------------------------------
NOTE G. LONG-TERM DEBT (CONTINUED)

The Senior Notes include covenants which require Diversified Business Credit, Inc. and the parent company to maintain certain levels of capitalization and maintain debt to capitalization ratios within prescribed limits.

--------------------------------------------------------------------------------
NOTE H.  NOTE H. INCOME TAXES

The components of income tax expense were:

(IN THOUSANDS)         1998          1997        1996
----------------   ------------   ---------   ---------
Current:
   Federal            $ 8,133     $8,074      $6,080
   State                2,083      2,009       1,557
                      -------     ------      ------
                       10,216     10,083       7,637
Deferred:
   Federal                (19)      (263)        357
   State                   (6)       (84)        115
                      -------     ------      ------
                          (25)      (347)        472
                      -------     ------      ------
                      $10,191     $9,736      $8,109
                      ========    ======      ======

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows:

                                            DECEMBER 31,
                                        ---------------------
(IN THOUSANDS)                             1998        1997
-------------------------------------   ---------   ---------
Deferred tax assets:
   Loan loss reserves                   $4,218      $4,076
   Salary continuation plan                994         866
   Loan fees                                21          60
   Nondeductible expenses                   20           5
                                        ------      ------
     Total deferred tax assets           5,253       5,007
Deferred tax liabilities:
   Retirement plan                       1,256       1,143
   Prepaid expenses                        111         101
   Tax over book depreciation              482         396
   Security discounts                       14           2
   Unrealized gains on securities          620         288
                                        ------      ------
     Total deferred tax liabilities      2,483       1,930
                                        ------      ------
     Net deferred tax assets            $2,770      $3,077
                                        ======      ======

It is more likely than not that the Company will realize the benefit of the deferred tax assets. Therefore, no valuation allowance has been recorded for any of the periods reported.

The total effective tax rate for the years ended December 31, 1998, 1997 and 1996 is different than the federal income tax rate.

The reasons for the differences are as follows:

                                    1998         1997         1996
                                 ----------   ----------   ----------
Federal income tax rate              35.0%        35.0%        35.0%
Tax exempt income                    (0.2)        (0.1)        (0.2)
State income taxes, net of
 federal income tax benefit           5.2          5.1          5.2
Cash value of life insurance         (0.5)        (0.6)        (0.8)
Other items                          (0.1)                     (0.2)
                                     ----                      ----
   Effective rate                    39.4%        39.4%        39.0%
                                     ====         ====         ====

--------------------------------------------------------------------------------
NOTE I. COMMITMENTS AND CONTINGENCIES

The Company had commitments outstanding in connection with standby letters of credit aggregating approximately $21,714,000 and $19,164,000 at December 31, 1998 and 1997, respectively.

Commercial letters of credit were $2,980,000 and $3,187,000 at December 31, 1998 and 1997, respectively. Acceptance participations acquired were $11,419,000 at December 31, 1998 and $7,214,000 at December 31, 1997.

National City Bank has entered into a ten year lease which commenced March 16, 1996, for its headquarters in downtown Minneapolis. The annual cost for the first five years will be approximately $1.7 million per year and for the last five years will be approximately $1.8 million per year. The lease provides an option to extend the term for two consecutive five-year periods at the then current fair market rents. The Bank will have the right to terminate the lease or give back substantial portions of the leased premises on the sixth anniversary of the lease term. In addition, the Bank paid for all of its leasehold improvements, which approximated $2.0 million.

Diversified Business Credit, Inc. has entered into a five year lease which commenced September 1, 1997, for its headquarters in downtown Minneapolis. The annual cost for the five years will be approximately $240,000. The lease provides an option to extend the term for two consecutive five-year periods at the then current fair market rents.

The Company was obligated under operating leases for premises and equipment with terms of one year or more at December 31, 1998. The aggregate lease commitments outstanding as of December 31, 1998 were $13,874,000 and for the next five years are payable as follows:

(IN THOUSANDS)
----------------
1999               $2,410
2000                2,225
2001                2,210
2002                2,159
2003                1,998

Net rental expense for the years ended December 31, 1998, 1997, and 1996, was $2,332,000, $2,478,000, and $2,170,000, respectively.

--------------------------------------------------------------------------------
NOTE I. COMMITMENTS AND CONTINGENCIES
       (CONTINUED)

Dividends declared by national banks that exceed retained net earnings for the current year plus the preceding two years must be approved by the Comptroller of the Currency. Under this formula, approximately $12,957,000 of dividends may be paid by the Company's bank subsidiary at December 31, 1998, without such approval, subject to continued maintenance of regulatory capital requirements.

The Company is party to various legal proceedings incidental to its business. Certain claims, suits and complaints arising in the ordinary course of business have been filed or are pending against the Company. In the opinion of management, the resulting liability, if any, arising from these actions will not be material.

--------------------------------------------------------------------------------
NOTE J. RESTRICTIONS ON CASH BALANCES

Federal Reserve Board regulations require that the Bank maintain certain minimum reserve balances on deposit with the Federal Reserve Bank. Cash balances maintained to meet reserve requirements are not available for use by the Company. During 1998, approximately $4,640,000 was maintained in required reserves on a daily average basis.

--------------------------------------------------------------------------------
NOTE K. FINANCIAL INSTRUMENTS WITH
        OFF-BALANCE-SHEET RISK

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

A summary of the Company's contractual or notional amounts for off-balance-sheet activities at December 31, 1998 and 1997, is as follows:

(IN THOUSANDS)                                1998          1997
---------------------------------------   -----------   -----------
Credit activities:
   Commitments to extend credit           $315,391      $262,007
   Standby letters of credit                21,714        19,164
   Commercial letters of credit              2,980         3,187
   Acceptance participations acquired       11,419         7,214
Other financial instrument activities:
   Interest rate swap agreements          $129,000      $ 87,000

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

--------------------------------------------------------------------------------
NOTE K. FINANCIAL INSTRUMENTS WITH
        OFF-BALANCE-SHEET RISK (CONTINUED)

For interest rate swap transactions, the contract or notional amounts do not represent exposure to credit loss. The Company estimates the credit risk for interest rate swap contracts by calculating the cost to replace all outstanding contracts in a gain position at current market rates. At December 31, 1998 and 1997, the gain position of these contracts was $5.1 million and $2.0 million, respectively. If the counterparties failed to perform according to the terms of the contracts, the Company could incur a loss in the amount of its current gain position. The Company controls the credit risk associated with swap agreements through credit approvals and monitoring procedures. Under the terms of certain swaps, each party may be required to pledge certain assets if the market value of the swap exceeds an amount set forth in the swap agreement or in the event of a change in their credit rating.

At December 31, 1998 and 1997, interest rate swaps totaling $129 million and $67 million, respectively, hedged long-term debt. At December 31, 1997, swaps totaling $20 million hedged interest bearing deposits. The Company is a receiver of fixed rate interest and a payer of floating rate interest based on the one month LIBOR rate on $47 million of these swaps and the three month LIBOR on $82 million. The notional balances and yields by maturity date for interest rate swaps at December 31, 1998, are as follows:

                      WEIGHTED           WEIGHTED
                      NOTIONAL           AVERAGE           AVERAGE
                       AMOUNT         INTEREST RATE     INTEREST RATE
 MATURITY DATE     (IN THOUSANDS)        RECEIVED           PAID
---------------   ----------------   ---------------   --------------
1999                  $ 23,000             7.19%             5.75%
2001                    24,000             7.41%             5.75%
2003                    51,000             5.89%             5.73%
2004                     5,000             6.45%             5.71%
2005                    11,000             5.93%             5.73%
2007                    15,000             6.84%             5.76%
                      --------
Total                 $129,000             6.54%             5.74%

Swaps contributed to the Company's net interest income by reducing interest expense for the years ended December 31, 1998, 1997 and 1996, by $971,000, $995,000 and $799,000, respectively.

--------------------------------------------------------------------------------
NOTE L. EMPLOYEE BENEFIT PLANS

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

The following table sets forth the plan's funded status and amounts recognized in the Company's financial statements:

                                                                       DECEMBER 31,
                                                          ---------------------------------------
(IN THOUSANDS)                                                 1998          1997         1996
-------------------------------------------------------   -------------   ----------   ----------
Projected benefit obligation:
 Balance at beginning of period                             $10,541        $ 9,457      $10,051
 Service cost                                                   379            316          344
 Interest cost                                                  745            718          716
 Actuarial (gain) or loss                                        (7)           758           10
 Benefits paid during period                                   (523)          (531)        (886)
                                                             ------        -------      -------
 Projected benefit obligation at end of period               11,135         10,718       10,235
Plan assets at fair value:
 Balance at beginning of period                              14,579         13,204       12,730
 Actual return on plan assets during period                   1,635          1,906        1,360
 Benefits paid during period                                   (523)          (531)        (886)
                                                             ------        -------      -------
 Fair value of plan assets at end of period                  15,691         14,579       13,204
                                                             ------        -------      -------
Plan assets in excess of projected benefit obligation         4,556          3,861        2,969
 Unrecognized prior service cost                                (98)          (107)        (116)
 Unrecognized net loss or (gain)                               (961)          (431)         325
 Unrecognized transition asset                                 (261)          (323)        (385)
                                                             ------        -------      -------
 Prepaid pension cost at end of period                       $3,236        $ 3,000      $ 2,793
                                                             ======        =======      =======
Prepaid pension cost at beginning of period                  $3,000        $ 2,793      $ 2,651
 Pension cost (credit) for the period                          (236)          (207)        (142)
                                                             ------        -------      -------
 Prepaid pension cost at end of period                       $3,236        $ 3,000      $ 2,793
                                                             ======        =======      =======

--------------------------------------------------------------------------------
NOTE L. EMPLOYEE BENEFIT PLANS (CONTINUED)

For 1998, the discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation were 7.5% and 4.5%, respectively. For 1997, the rates were 7.0% and 4.5%. For 1996, the rates were 7.5% and 4.5%. The expected long-term rate of return on assets was 9.0% for all three years.

The Company maintains a retirement savings 401(k) plan. All employees of the Company and its subsidiaries are eligible to participate in the plan after completing twelve months of service during which they have worked at least one thousand hours. Matching contributions are made at the discretion of management. Company contributions charged to operations for the years ended December 31, 1998, 1997 and 1996, were $276,000, $271,000, and $263,000, respectively.

The Company and its subsidiaries have entered into agreements to provide salary continuation supplemental payments at retirement to certain officers. The benefits due under these agreements are being accrued currently.

--------------------------------------------------------------------------------
NOTE M. PARENT ONLY INFORMATION

The following financial information relates to National City Bancorporation (parent only) operations:

                                 BALANCE SHEETS

                                                       DECEMBER 31,
                                                 ------------------------
(IN THOUSANDS)                                       1998         1997
----------------------------------------------   -----------   ----------
ASSETS
 Cash                                             $  4,396      $ 15,911
 Investment in bank subsidiary                      64,371        58,980
 Investment in non-bank subsidiary                  34,256        27,925
 Subordinated note receivable from affiliate         8,000         8,000
 Other investments                                     183           374
 Due from affiliates                               135,200       140,650
 Other assets                                          355           337
                                                  --------      --------
                                                  $246,761      $252,177
                                                  ========      ========
LIABILITIES AND STOCKHOLDERS' EQUITY
 Commercial paper                                 $ 99,396      $119,081
 Other liabilities                                      77           169
 Stockholders' equity                              147,288       132,927
                                                  --------      --------
                                                  $246,761      $252,177
                                                  ========      ========

                             STATEMENTS OF EARNINGS

                                                              YEAR ENDED DECEMBER 31,
                                                         ---------------------------------
(IN THOUSANDS)                                              1998        1997        1996
------------------------------------------------------   ---------   ---------   ---------
INCOME
 Dividends from bank subsidiary                           $ 3,000     $ 3,000     $ 3,120
 Interest income                                           10,321       9,879       7,836
 Other income                                                  80         239         296
                                                          -------     -------     -------
                                                           13,401      13,118      11,252
EXPENSES
 Interest expense                                           7,290       7,507       5,909
 Other expenses                                               738         621         628
                                                          -------     -------     -------
                                                            8,028       8,128       6,537
                                                          -------     -------     -------
Earnings before taxes                                       5,373       4,990       4,715
Income taxes                                                  967         817         652
                                                          -------     -------     -------
                                                            4,406       4,173       4,063
Equity in undistributed net earnings of subsidiaries       11,258      10,791       8,623
                                                          -------     -------     -------
Net earnings                                              $15,664     $14,964     $12,686
                                                          =======     =======     =======

--------------------------------------------------------------------------------
NOTE M. PARENT ONLY INFORMATION (CONTINUED)

                           STATEMENTS OF CASH FLOWS

                                                               YEAR ENDED DECEMBER 31,
                                                       ----------------------------------------
(IN THOUSANDS)                                            1998           1997           1996
----------------------------------------------------   ----------     ----------      ---------
Cash flows from operating activities:
 Net earnings                                           $  15,664      $  14,964       $ 12,686
 Adjustments to reconcile net earnings to net cash
  from operating activities:
   Equity in undistributed earnings of subsidiaries       (11,258)       (10,791)        (8,623)
   Decrease in other assets                                   198            726            550
   Increase (decrease) in other liabilities                   (92)           112            (92)
                                                        ---------      ---------       --------
                                                          (11,152)        (9,953)        (8,165)
                                                        ---------      ---------       --------
   Net cash from operating activities                       4,512          5,011          4,521
Cash flows from investing activities:
 (Advances to) payments from affiliates                     5,450        (13,300)       (23,195)
                                                        ---------      ---------       --------
   Net cash from (used for) investing activities            5,450        (13,300)       (23,195)
Cash flows from financing activities:
 Net increase(decrease) in commercial paper               (19,685)        20,974         18,121
 Payment for fractional shares on stock dividends             (40)           (22)           (26)
 Purchase of treasury stock                                (1,752)          (856)            (1)
 Other                                                                                      (34)
                                                        ---------      ---------       --------
   Net cash from financing activities                     (21,477)        20,096         18,060
                                                        ---------      ---------       --------
Net increase (decrease) in cash                           (11,515)        11,807           (614)
Cash at beginning of year                                  15,911          4,104          4,718
                                                        ---------      ---------       --------
Cash at end of year                                     $   4,396      $  15,911       $  4,104
                                                        =========      =========       ========
Supplemental disclosures
 Cash paid during the year for:
  Interest                                              $   7,290      $   7,504       $  5,465
  Income taxes                                              1,058            660            690


--------------------------------------------------------------------------------
NOTE N. SECURITIES

Securities consist of the following:

                                                            DECEMBER 31, 1998
                                         --------------------------------------------------------
                                           COST OR                                    APPROXIMATE
                                          AMORTIZED     UNREALIZED     UNREALIZED       MARKET
(IN THOUSANDS)                               COST          GAINS         LOSSES          VALUE
--------------------------------------   -----------   ------------   ------------   ------------
Available-for-sale
 U.S. Treasury                            $  4,969        $  108                       $  5,077
 U.S. Government agencies                   17,057            84           $52           17,089
 Federal agency mortgage-backed            107,537         1,436            43          108,930
 Other securities                            2,801                                        2,801
                                          --------        ------           ---         --------
                                          $132,364        $1,628           $95         $133,897
                                          ========        ======           ===         ========
Held-to-maturity
 Collateralized mortgage obligations      $ 41,255        $  314                       $ 41,569
                                          ========        ======                       ========

--------------------------------------------------------------------------------
NOTE N. SECURITIES (CONTINUED)

                                                            DECEMBER 31, 1997
                                         --------------------------------------------------------
                                           COST OR                                    APPROXIMATE
                                          AMORTIZED     UNREALIZED     UNREALIZED       MARKET
(IN THOUSANDS)                               COST          GAINS         LOSSES          VALUE
--------------------------------------   -----------   ------------   ------------   ------------
Available-for-sale
 U.S. Treasury                            $ 24,012        $   13          $ 28         $ 23,997
 U.S. Government agencies                    9,816            28                          9,844
 Federal agency mortgage-backed            101,830         1,052           353          102,529
 Other securities                            4,955                                        4,955
                                          --------        ------          ----         --------
                                          $140,613        $1,093          $381         $141,325
                                          ========        ======          ====         ========
Held-to-maturity
 Collateralized mortgage obligations      $ 37,402        $  459                       $ 37,861
                                          ========        ======                       ========

Expected maturities may differ from contractual maturities because the issuers of the securities may have the right to prepay obligations without prepayment penalties.

CONTRACTUAL MATURITIES AND MARKET VALUE

                                                                          DECEMBER 31, 1998
                                       ---------------------------------------------------------------------------------------
                                                                   AFTER ONE            AFTER FIVE
                                              WITHIN              BUT WITHIN            BUT WITHIN             AFTER TEN
                                             ONE YEAR             FIVE YEARS             TEN YEARS               YEARS
                                       --------------------- --------------------- --------------------- ---------------------
(IN THOUSANDS)                           AMOUNT      YIELD     AMOUNT      YIELD     AMOUNT      YIELD     AMOUNT      YIELD
-------------------------------------- ---------- ---------- ---------- ---------- ---------- ---------- ---------- ----------
Available-for-sale
 U.S. Treasury                                                $ 5,077   5.69%
 U.S. Government agencies               $ 5,077   6.17%        12,012   5.25%
 Federal agency mortgage-backed                                 4,368   5.82%       $10,129   6.28%       $94,433       6.71%
 Other securities                                                                                           2,801       6.56%
                                        -------               -------               -------               -------
                                        $ 5,077   6.17%       $21,457   5.47%       $10,129   6.28%       $97,234       6.71%
                                        =======               =======               =======               =======
Held-to-maturity
 Collateralized mortgage obligations                                                $ 2,271   7.25%       $38,984       6.60%
                                                                                    =======               =======
Approximate market value                                                            $ 2,288               $39,281
                                                                                    =======               =======


                                                                          DECEMBER 31, 1997
                                       ---------------------------------------------------------------------------------------
Available-for-sale
 U.S. Treasury                          $23,997   5.26%
 U.S. Government agencies                 4,655   6.05%       $ 5,189   6.17%
 Federal agency mortgage-backed                                                     $13,700   5.83%       $88,829       7.05%
 Other securities                                                                                           4,955       6.85%
                                        -------               -------               -------               -------
                                        $28,652   5.39%       $ 5,189   6.17%       $13,700   5.83%       $93,784       7.04%
                                        =======               =======               =======               =======
Held-to-maturity
 Collateralized mortgage obligations                                                $ 4,478   7.21%       $32,924       7.10%
                                                                                    =======               =======
Approximate market value                                                            $ 4,526               $33,335
                                                                                    =======               =======

Securities carried at $124,468,000 and $137,547,000 at December 31, 1998 and 1997, respectively, were pledged to secure government, public and trust deposits, borrowings in the form of repurchase agreements and FHLB advances and for other purposes as required by law. Average yields on available-for-sale securities is based on amortized cost.

The Company retains possession of most securities sold under agreements to repurchase. The Company takes possession of securities purchased under agreement to resell.

The underlying collateral for collateralized mortgage obligations consists of Federal agency mortgage-backed securities. The average life of Federal agency mortgage-backed securities and collateralized mortgage obligations is expected to be considerably less than the contractual maturities shown in the table because of scheduled payments and prepayments. The estimated average lives for these instruments depend on the level of interest rates. The estimated average lives as of the reporting date are 3.2 years for agency mortgage-backed securities and 2.8 years for collateralized mortgage obligations.

--------------------------------------------------------------------------------
NOTE O. BUSINESS SEGMENTS

The Company provides a wide range of banking and financial services and products through its subsidiaries. The business segments are managed with a focus on various performance objectives including net income, return on average equity, and operating efficiency. The Company has two business segments: National City Bank of Minneapolis (Bank) and Diversified Business Credit, Inc. (DBCI). The Bank offers a full range of banking services to businesses and individuals including loans, deposit services, trust services, cash management services, and investment sales. DBCI is a commercial finance company offering asset-based lending to businesses. The revenues, expenses, and assets of the business segments are summarized below:


                                                              DECEMBER 31, 1998
                                          ----------------------------------------------------------
                                           COMMERCIAL     COMMERCIAL                    CONSOLIDATED
(IN THOUSANDS)                               BANKING        FINANCE        OTHER*         COMPANY
---------------------------------------   ------------   ------------   ------------   -------------
Interest income                             $ 52,737       $ 32,982       $    (94)     $   85,625
Interest expense                              24,967         16,203         (3,147)         38,023
                                            --------       --------       --------      ----------
Net interest income                           27,770         16,779          3,053          47,602
Non-interest income                            9,002            599           (359)          9,242
                                            --------       --------       --------      ----------
Total revenue                                 36,772         17,378          2,694          56,844
Loan loss provision                              640          2,300                          2,940
Depreciation and amortization expense          2,792            129              6           2,927
Other non-interest expense                    20,383          4,330            409          25,122
Income taxes                                   5,031          4,287            873          10,191
                                            --------       --------       --------      ----------
Net income                                  $  7,926       $  6,332       $  1,406      $   15,664
                                            ========       ========       ========      ==========
Total loans                                 $461,324       $301,423                     $  762,747
Total assets                                 721,570        310,638       $ (6,526)      1,025,682


                                                              DECEMBER 31, 1997
                                          ----------------------------------------------------------
                                           COMMERCIAL     COMMERCIAL                    CONSOLIDATED
(IN THOUSANDS)                               BANKING        FINANCE        OTHER*         COMPANY
---------------------------------------   ------------   ------------   ------------   -------------
Interest income                             $ 51,167       $ 27,892       $    (59)       $ 79,000
Interest expense                              24,182         13,600         (2,491)         35,291
                                            --------       --------       --------        --------
Net interest income                           26,985         14,292          2,432          43,709
Non-interest income                           10,729            749            (88)         11,390
                                            --------       --------       --------        --------
Total revenue                                 37,714         15,041          2,344          55,099
Loan loss provision                            1,607            527                          2,134
Depreciation and amortization expense          3,159             82              4           3,245
Other non-interest expense                    20,683          3,928            409          25,020
Income taxes                                   4,738          4,240            758           9,736
                                            --------       --------       --------        --------
Net income                                  $  7,527       $  6,264       $  1,173        $ 14,964
                                            ========       ========       ========        ========
Total loans                                 $426,495       $239,887                       $666,382
Total assets                                 693,065        246,584       $ (4,477)        935,172


                                                              DECEMBER 31, 1996
                                          ---------------------------------------------------------
                                           COMMERCIAL     COMMERCIAL                   CONSOLIDATED
(IN THOUSANDS)                               BANKING        FINANCE        OTHER*        COMPANY
---------------------------------------   ------------   ------------   -----------   -------------
Interest income                             $ 46,857       $ 22,616      $    (77)       $ 69,396
Interest expense                              21,363         10,809        (2,023)         30,149
                                            --------       --------      --------        --------
Net interest income                           25,494         11,807         1,946          39,247
Non-interest income                            9,630            533           (81)         10,082
                                            --------       --------      --------        --------
Total revenue                                 35,124         12,340         1,865          49,329
Loan loss provision                            1,820            525                         2,345
Depreciation and amortization expense          2,084             78             7           2,169
Other non-interest expense                    20,502          3,177           341          24,020
Income taxes                                   4,094          3,441           574           8,109
                                            --------       --------      --------        --------
Net income                                  $  6,624       $  5,119      $    943        $ 12,686
                                            ========       ========      ========        ========
Total loans                                 $397,934       $198,570                      $596,504
Total assets                                 699,515        206,811      $ (6,197)        900,129

*Other includes parent only and consolidating eliminations

--------------------------------------------------------------------------------
NOTE O. BUSINESS SEGMENTS (CONTINUED)

The Bank has experienced increased net interest income related primarily to a growth in loans, while containing growth in non-interest expense. The Bank received a state tax refund in 1997 of $1,369,000 which was included in non-interest income. DBCI has also experienced higher net interest income related to loan growth. DBCI had a higher loan loss provision in 1998 due to charge-offs on two nonaccrual loans which are expected to be liquidated in 1999.



------------------------------------------------------------------------------
                        REPORT OF INDEPENDENT AUDITORS

Board of Directors and Shareholders
National City Bancorporation
Minneapolis, Minnesota

We have audited the accompanying consolidated balance sheets of National City Bancorporation and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of earnings, shareholders' equity, comprehensive income, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of National City Bancorporation and subsidiaries as of December 31, 1998 and 1997, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.



                                                               ERNST & YOUNG LLP

Minneapolis, Minnesota
January 15, 1999

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

SUMMARY RESULTS

Net earnings for 1998 were $15,664,000 compared with $14,964,000 in 1997, up 5 percent. Basic earnings per share increased to $1.77 in 1998 compared with $1.68 in 1997. The net earnings for 1997 include a state income tax refund, related to taxes paid in prior years, of $1,369,000 with a net earnings effect of approximately $850,000. Without regard for the 1997 tax refund, earnings for 1998 increased 11 percent.

The major factor contributing to the earnings increase in 1998 was higher net interest income resulting from growth in loans. We accomplished this growth while decreasing non-interest expenses.

The Company has issued stock dividends in each year beginning in 1981. The Company has not paid cash dividends.

NET INTEREST INCOME

Net interest income, on a fully taxable equivalent basis, increased to $47.7 million up from $43.8 million in 1997 and $39.3 million in 1996. Fluctuations in net interest income can result from changes in the volume of assets and liabilities as well as changes in interest rates. These changes are presented in the analysis on page 29. The average base rate decreased to 8.35 percent from
8.44 percent in 1998. Approximately 83 percent of the Company's loan portfolio has floating interest rates that generate more income during periods of rising rates. Net interest margin, the relationship between net interest income and average earning assets, was 5.17 percent compared with 5.18 percent in 1997. Average earning assets grew to $922 million in 1998, an increase of $77 million or 9 percent. Average loans increased to $721 million in 1998 from $647 million in 1997, an increase of 11 percent. Loans were 78.1 percent of total earning assets in 1998, compared with 76.5 percent in 1997.

The general decrease in interest rates during 1998 had no effect on the cost of interest bearing deposits and borrowed funds which remained constant at 5.33 percent. The lower cost of short-term funds was offset by a higher volume and cost of long-term debt. Time deposits are slower to reprice because of their longer maturities. While the average base rate decreased 9 basis points, the average yield on earning assets, including fixed rate securities, decreased 6 basis points. As a result, interest rate spread declined to 3.97 percent from
4.03 percent in 1997. Interest bearing time deposits of $100,000 or more decreased and averaged $59.5 million in 1998 compared with $51.8 million in 1997. Other interest bearing deposit accounts increased $4.8 million compared with last year and comprise approximately 31 percent of interest bearing sources. Brokered deposits averaged $59 million in 1998 compared with $66.9 million in 1997. While the Company's emphasis remains on increasing funding from direct deposits, the brokered deposit market is an important funding option. Commercial paper proceeds are used to fund the loans of the Company's commercial finance subsidiary, Diversified Business Credit, Inc. (DBCI). Long-term debt is issued by DBCI, and National City Bank (Bank) borrows from the Federal Home Loan Bank. At December 31, 1998, long-term debt totaled $139 million. Detail information about long-term debt is presented in Note G to the financial statements. Non-interest bearing deposits increased from 1997 and averaged $130.8 million in 1998.

   The following table summarizes the changes in funding sources since 1996:


                                                                 1998                        1997
                                                       ------------------------   --------------------------
                                                                    % CHANGE                   % CHANGE
(DAILY AVERAGES IN THOUSANDS)                            AMOUNT     FROM 1997       AMOUNT     FROM 1996
----------------------------------------------------   ----------   -----------   ----------   -------------
Interest bearing time deposits of $100,000 or more      $ 59,528        14.9%      $ 51,811         (19.7)%
Brokered deposits                                         58,987       (11.8)        66,865         (28.5)
Other interest bearing deposits                          221,779         2.2        217,028          39.0
Commercial paper                                         115,197       ( 3.4)       119,192          24.2
Other short-term borrowed funds                          162,583         8.8        149,375          20.5
Long-term debt                                            94,994        65.2         57,509          19.7
                                                        --------                   --------
Total interest bearing                                   713,068         7.8        661,780          13.7
Non-interest bearing deposits                            130,761        11.2        117,605           6.7
Other liabilities                                         10,118        11.6          9,069           6.3
Stockholders' equity                                     139,725        12.4        124,323          12.4
                                                        --------                   --------
                                                        $993,672         8.9%      $912,777          12.5%
                                                        ========                   ========

CREDIT RISK MANAGEMENT

The responsibility for credit administration rests with the credit committees of each subsidiary. The credit committees determine applicable policies and credit approval authorities used in the Company. Management monitors compliance with credit standards. Lending officers are responsible for applying credit standards and the Company uses a rating system to assess and monitor the credit risk associated with loans. Detecting negative trends at the earliest possible stage is essential in managing risk of loan loss to the Company and assisting the borrowing customer. A diligent follow-up process is used to monitor, communicate and correct credit weaknesses that are revealed.

The Bank has established a risk management function that is responsible for assessing credit risk associated with new loans and lines of credit as well as monitoring credit risk factors on an ongoing basis. The Bank uses an independent review procedure to monitor compliance with its credit granting process. The review includes an assessment of credit policy application and the accuracy of the loan rating system. The review of credit process covers all lending industry segments on a schedule determined by assessment of risk. Management and the Examining and Audit Committee of the Board of Directors are informed directly of the results of the reviews. Additionally, DBCI monitors collateral values and related credit risks through its staff of field auditors.

The largest loan category is commercial and industrial loans, which grew from $438 million in 1997 to $517 million in 1998, an increase of 18 percent. Management monitors loan concentrations by industry segment to develop a diverse mix of credits. Industry Credit Exposure Guidelines are established and managed based on the current and anticipated economic conditions and the perceived risk profile of an industry. The Company's ability to manage the credit risk within an industry is also considered. A high percentage of the commercial and industrial loans originate from the Minneapolis/St. Paul metropolitan area. Those industry sectors showing signs of weakness are targeted by management for slow or no growth in credit facilities. Underwriting Guidelines including profitability, cash flow, leverage, collateral, guarantee and monitoring standards are applicable for the bulk of the commercial and industrial loans. The Bank also purchases loans from correspondent banks. Purchased loans were $66.5 million and $55.2 million at December 31, 1998, and 1997, respectively.

Loans secured by commercial real estate were approximately $117 million as of December 31, 1998 and $99 million as of the previous year end. Included in this total is approximately $24.2 million of construction financing. The Company makes commercial real estate loans for owner occupied real estate (commercial and industrial borrowers), as well as to commercial real estate developers and investors. A diversification of property types is maintained within the commercial real estate portfolio with apartment buildings being the largest category at 19 percent. Commercial real estate lending activities are guided by Credit Policies, Underwriting Guidelines, Operating Procedures, Collateral Standards and Environmental Risk Procedures.

Loans secured by residential mortgages totaled $40 million at December 31, 1998, compared with $43 million last year. This category includes $16 million secured by first liens on 1-4 family housing, $16 million secured by junior liens on 1-4 family housing and $8 million revolving Executive Line loans that are secured by either first or second mortgages. The comparable 1997 amounts are $20 million first liens, $14 million junior liens and $9 million revolving Executive Lines. Collateral standards for residential real estate lending generally call for a maximum 80 percent loan-to-value ratio for properties up to $300,000 and lesser advance rates for properties above $300,000.

Loans to individuals were $47 million at December 31, 1998, compared with $55 million in 1997. These loans are from a variety of sources including loans to higher net-worth individuals in which smaller loan amounts are typically unsecured and where larger amounts are normally secured by marketable securities or home equity. The Company has experienced a low level of loss in the residential mortgage and loans to individuals categories. This resulted from a combination of favorable economic conditions in the Twin Cities over the past several years and the effective performance of credit risk management functions.

Other loans were $42 million on December 31, 1998, compared with $31 million in 1997. These loans are comprised primarily of loans to owners of community banks and bank holding companies to finance the purchase and expansion of those banks. The management of risks related to bank stock loans includes specific underwriting guidelines, periodic reviews performed by experienced consultants or bank staff, receipt and analysis of quarterly financial data and frequent calls with bank ownership and management.


PROVISION FOR LOAN LOSSES

The provision for loan losses was $2.9 million in 1998 compared with $2.1 million in 1997. Management determines an appropriate provision based on its evaluation of the adequacy of the allowance for loan losses in relationship to a continuing review of problem loans, including estimates and appraisals of collateral values, prior loss experience, and current economic conditions. Changes in these estimates, appraisals and evaluations might be required quickly in the event of changing economic conditions and the economic prospects of borrowers. Management engages in a detailed review of loans showing weakness based on established criteria. A system of risk grading is used to establish monthly assessments of the portfolio and such assessments are the basis for a quarterly review of the allowance for loan losses. During the five-year period beginning in 1994, the allowance for loan losses has declined as a percent of loans outstanding. The Summary of Loan Loss Experience presented on page 33 shows the decline in the percentage from 1.70 percent in 1994 to 1.37 percent in 1998.

The allowance for loan losses increased to $10.4 million in 1998. At December 31, 1998, the reserve was 1.37 percent of loans compared with 1.51 percent in 1997. Actual net loan losses in 1998 were $2.6 million compared with $574,000 in 1997. Charge-offs were $2.6 million in 1998, and recoveries were $56,000. The method used and assumptions made in the determination of the provision and allowance for loan losses is consistent for all periods presented in the Company's financial statements.

The Company experienced a higher level of loss in 1998 than in the previous four years as presented in the Summary of Loan Loss Experience on page 33. The losses occurred in the commercial lending portfolio of DBCI and, accordingly, increased the Company's percent of net loan charge-offs to average loans to .36 percent compared with .09 percent in 1997. The remaining balance of the loans continues to have a negative affect on income and are included in non-accrual loans. The loans involved are being reduced through a process of collateral liquidation. The allocation of the allowance for loan losses for 1998 presented on page 33 reflects a greater amount for commercial and industrial loans than in the previous years presented. The increased allocation is in the portfolio of DBCI and represents three loans totaling $2.5 million.

NON-PERFORMING ASSETS

Non-performing assets were $11.5 million at December 31, 1998, compared with $1.2 million in 1997 and $3.2 million in 1996. At the current year-end, non-performing assets consisted of loans on non-accrual status, restructured loans, and loans past due 90 days or more.

In addition to non-accrual loans and accruing loans 90 days or more past due, there were loans with an aggregate principal balance of $13.7 million outstanding at December 31, 1998, to borrowers who are currently experiencing financial difficulties. This compares with $19 million at December 31, 1997. Although these loans are adequately secured by commercial real estate or other assets, management has concerns regarding the ability of such borrowers to continue meeting existing loan repayment terms. Accordingly, these loans may be subject to future modifications of their terms or may become non-performing. Management is monitoring the performance and classification of such loans and the financial condition of these borrowers and has considered the risk associated with these loans in determining the adequacy of the allowance for loan losses.

Non-accrual loans are loans on which the accrual of interest ceases when the collection of principal or interest is determined to be doubtful by management. It is the Company's policy to cease the accrual of interest when principal or interest payments are delinquent 90 days or more. Any unpaid amounts previously accrued in the current year are reversed from income, and thereafter interest is recognized only when payments are received. Restructured loans are loans on which the Company, for economic or legal reasons related to a borrower's financial difficulties, grants a concession to the borrower that it would not otherwise consider. Nonperforming loans include loans on which principal payments are contractually delinquent 90 days or more and interest is still being accrued. These loans are well secured and in the process of collection. The Company had no other real estate owned acquired in foreclosure at December 31, 1998 or 1997.

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

The following table summarizes the Company's repricing gap for various time intervals at December 31, 1998:

                                                 WITHIN       3 MONTHS       1 YEAR       MORE THAN
(IN MILLIONS)                                   3 MONTHS     TO 1 YEAR     TO 5 YEARS      5 YEARS
--------------------------------------------   ----------   -----------   ------------   ----------
Loans                                            $ 575         $57           $  84         $   36
Securities                                           9          32              94             40
Other assets                                         9                                         90
                                                 -----        ----           -----         ------
                                                   593          89             178            166
Non-interest bearing deposits                       39          44              36             47
Interest bearing deposits                          187          88              77
Short-term borrowings                              197          14
Long-term debt                                      47                          21             71
Interest rate swaps                                 82                         (11)           (71)
Other liabilities and stockholders' equity                                                    158
                                                 -----        ----           -----         ------
                                                   552         146             123            205
                                                 -----        ----           -----         ------
Repricing gap                                    $  41        $(57)          $  55         $  (39)
                                                 -----        ----           -----         ------
Cumulative gap                                      41         (16)             39              0
Cumulative gap as a percent of assets                4%         (2)%             4%             0%


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

                                                                                                                       FAIR VALUE
                                                                                                                         AS OF
(IN MILLIONS)                             1999       2000       2001       2002       2003     THEREAFTER     TOTAL     12/31/98
-------------------------------------- ---------- ---------- ---------- ---------- ---------- ------------ ---------- -----------
RATE SENSITIVE ASSETS:
 Fixed interest rate loans              $    23    $    15    $    20    $    16    $    16     $    42     $   132       $135
  Average interest rate                    7.81%      8.36%      8.87%      8.48%      8.48%       8.36%       8.37%
 Variable interest rate loans               547         20          7         14         14          29         631        633
  Average interest rate                    9.54%      7.50%      8.70%      7.68%      7.68%       8.15%       9.32%
 Fixed interest rate securities              33         32         26         20         18          40         169        170
  Average interest rate                    6.49%      6.36%      6.02%      6.55%      6.55%       6.53%       6.41%
 Variable interest rate securities            1          1          1          1          1           1           6          6
  Average interest rate                    5.74%      6.14%      6.74%      5.93%      5.93%       6.69%       6.27%
 Other interest bearing assets                6                                                                   6          6
  Average interest rate                    5.00%                                                               5.00%
RATE SENSITIVE LIABILITIES:
 Non-interest bearing checking               82          9          9          9          9          47         165        165
 Interest bearing checking & savings        120          9          8          8          8                     153        153
  Average interest rate                    3.90%      1.22%      1.01%      1.01%      1.01%                   3.29%
 Time deposits                              151         28          8          6          6                     199        200
  Average interest rate                    5.36%      5.91%      5.85%      5.87%      5.87%                   5.48%
 Fixed interest rate borrowings             248         10                    11         10          71         350        356
  Average interest rate                    5.07%      5.81%                 5.64%      5.64%       6.04%       5.32%
RATE SENSITIVE DERIVATIVE FINANCIAL
 INSTRUMENTS:
 Interest rate swaps                         23                    24                    51          31         129          5
  Average pay rate                         5.75%                 5.75%                 5.73%       5.74%
  Average receive rate                     7.19%                 7.41%                 5.89%       6.45%


NON-INTEREST INCOME

Total non-interest income was $9.2 million, compared with $11.4 million in 1997, and $10.1 million in 1996. 1997 included a state income tax refund related to taxes paid in prior years and interest earned to the date of the refund. In 1997, the bank discontinued origination of mortgage loans from its own mortgage banking unit, and instead, accommodates customers through a referral arrangement with another lender. The decline in mortgage fee income is offset by a decline in corresponding salary and other expense. The Bank realized no gains or losses on the sale of investment securities in 1998 or 1997 compared with gains of $133,000 in 1996.

The table below summarizes the major components of non-interest income:

(IN THOUSANDS)                                            1998        1997        1996
----------------------------------------------------   ---------   ---------   ---------
Trust income                                            $4,641      $ 4,801     $ 4,605
Service charges on deposit accounts                      2,145        2,195       2,189
Mortgage banking fees                                       50          204         514
Sale of financial services and investment products         306          292         383
State income tax refund                                               1,369
Securities gains                                                                    133
Letter of credit commissions                               609          558         374
Other                                                    1,491        1,971       1,884
                                                        ------      -------     -------
                                                        $9,242      $11,390     $10,082
                                                        ======      =======     =======

NON-INTEREST EXPENSE

Non-interest expense totaled $28.0 million in 1998, compared with $28.3 million in 1997 and $26.2 million in 1996. Several categories reflect decreases which were offset by increases in other expense which includes various items such as supplies, travel and entertainment, and delivery expense.

The table below summarizes the major components of non-interest expense:

(IN THOUSANDS)                        1998         1997         1996
--------------------------------   ----------   ----------   ----------
Salaries and employee benefits      $15,238      $15,110      $14,965
Net occupancy                         3,062        3,194        2,750
Equipment                             3,512        3,648        2,731
Fees and assessments                  1,374        1,539        1,102
Advertising and marketing               742          909          844
Other                                 4,121        3,865        3,797
                                    -------      -------      -------
                                    $28,049      $28,265      $26,189
                                    =======      =======      =======

YEAR 2000

In 1997 the Company formed a project team, and with assistance of an outside consulting firm, assessed the impact of Year 2000 on the Company's critical hardware and software, on the embedded technology in its physical facilities and automated equipment. The assessment also considered the potential impact on customers, business partners and vendors. A Year 2000 plan was developed, which included prioritized tasks, implementation, testing schedules, and contingency plans. The Company has replaced or modified certain systems to ensure Year 2000 compliance. The Company has substantially completed the testing of remediated systems related to Year 2000 compliance. The Company anticipates that the testing of all critical systems will be completed and implementation will be substantially completed by the end of the second quarter 1999. Any critical application that does not test successfully by the end of the second quarter of 1999 will have an approved contingency plan implemented. The Company estimates that the cost of its Year 2000 compliance program will approximate $1.1 million of which the Company has incurred approximately $800,000 to date. Costs incurred to modify internal use software will be expensed. A significant amount of the total estimated cost represents enhancements and improvements, which will be amortized over the estimated useful life of the enhancement or improvement. The Company will fund the expenditures from operating earnings.

The potential impact of the Year 2000 issue will depend not only on the corrective measures the Company undertakes, but also on the way in which the Year 2000 issue is addressed by governmental agencies, businesses, and other entities who provide data to, or receive data from the Company, or whose financial condition or operational capability is important to the Company. The Company continues to monitor the actions of these third parties to appropriately address their own Year 2000 issues and to evaluate any likely effect on the Company. There is no guarantee that the systems of other companies or entities on which the Company relies will be remediated on a timely basis, or that a remediation or conversion will be compatible with the Company's systems. If these issues are not adequately resolved, the Company's future business operations and, in turn, its financial position and results of operations, could be negatively impacted. In addition, the Company's credit risk associated with its borrowers may increase as a result of their individual Year 2000 issues.

Individual contingency plans have been established for mission critical business systems to mitigate potential delays or other problems associated with new system replacements, system remediation, or established vendor delivery dates. The plans were developed using a standard methodology that includes trigger dates, steps to follow, expected life of the plan and resources required. Business continuation plans will be developed for critical business processes to assure that service to customers will not be impaired. Federal banking regulators have conducted special examinations of banks to determine whether they are taking the necessary steps to prepare for Year 2000. They are closely monitoring the progress being made by the banks to ensure that key steps are fully completed as required by the individual bank plans.

CAPITAL AND LIQUIDITY

Stockholders' equity was $147 million or 14.3 percent of total assets at December 31, 1998, compared with $133 million and 14.2 percent in 1997. The Company must meet specific capital guidelines that involve quantitative measures of the Company's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weighting and other factors. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. The Office of the Comptroller of the Currency has categorized the Company as well capitalized under existing regulatory guidelines for 1998 and 1997. The required risk based ratio for capital adequacy purposes is eight percent and the required leverage ratio is four percent. A well capitalized company under prompt corrective action provisions must maintain a risk based ratio of ten percent and a leverage ratio of five percent. The table below states the Company's capital ratios:

                               DECEMBER 31,
                         -------------------------
                             1998          1997
                         -----------   -----------
  RISK CAPITAL RATIOS
   Tier I Capital            16.39%    16.61%
   Total Capital             17.56%    17.86%
  LEVERAGE RATIO             14.27%    14.15%

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

The Company issues commercial paper to finance the loans of DBCI. The Company's commercial paper has an independent rating and is backed by supporting lines of credit of $140 million. DBCI has original maturity five, seven, and ten-year term notes in the amount of $129 million with an investment grade rating.

Available-for-sale securities provide liquidity through scheduled maturities and the cash convertibility of these assets at market value. At December 31, 1998, the market value of available-for-sale securities exceeded amortized cost by $1.5 million. At December 31, 1997, the market value exceeded amortized cost by $712,000. Held-to-maturity securities provide liquidity through scheduled maturities. The majority of the securities are readily marketable. Management has structured the loan portfolio to provide additional liquidity with at least 55 percent of total loans having scheduled maturities within one year.

Cash flows from operations and changes in the balance sheet also affect liquidity. The Consolidated Statement of Cash Flows on page 6 shows the component changes in the Company's cash position for the three years ending December 31, 1998. In 1998, net cash provided from operating activities increased to $26 million. Investing activities reflect loan originations and principal repayments as well as activity in short-term money market investments, the investment portfolio and investment in premises and equipment. In 1998, net cash used in investing activities increased by $70 million. The increase reflects increased loan originations as compared with the prior year. Cash provided from financing activities increased by $55 million in 1998. Increased funding sources included non-interest bearing and savings deposits and long term debt, offset by decreased commercial paper, federal funds purchased and repurchase agreements, and other short-term borrowings.

The Company is not aware of any current recommendations by regulatory authorities which if they were to be implemented would have a material effect on liquidity, capital resources or operations.

1997 VERSUS 1996

The major factors contributing to the earnings increase were higher net interest income and non-interest income, partially offset by higher non-interest expense. Net interest income increased to $43.8 million, up 11 percent. The increase resulted from a higher volume of earning assets offset by a decrease in net interest margin. Excluding gains and losses on sale of securities, non-interest income increased $1.3 million resulting from a state income tax refund. Non-interest expense increased $2.1 million from 1996 reflecting higher occupancy costs related to the relocation of the Company and its subsidiaries, continued investment in technology and equipment by the Company, and increased attorney and consulting fees.

BUSINESS SEGMENTS

The Company has two business segments, National City Bank of Minneapolis (commercial bank) and Diversified Business Credit, Inc. (commercial finance). The main offices of each segment are located in the business district of downtown Minneapolis. In addition to the main office, the commercial bank has a drive-up location in downtown Minneapolis and a full service bank in Edina, Minnesota. The commercial finance segment has an office in Milwaukee, Wisconsin.

The commercial bank offers the usual banking services including business, consumer, and real estate loans, deposit and cash management services, correspondent banking, and safe deposit. In addition, the commercial bank also offers trust services including management of funds for individuals, the administration of estates and trusts, and for corporations, governmental bodies, and public authorities, paying agent services, trustee under corporate indenture, pension and profit sharing agreements, and record keeping and reporting for 401-K savings plans. The commercial bank originates the majority of its business in the Minneapolis/St. Paul area.

The net income of the commercial bank increased to $7.9 million in 1998 from $7.5 million in 1997 and $6.6 million in 1996. The net earnings of 1997 included a state income tax refund of $1,369,000 which increased net earnings approximately $850,000. The bank has increased its net earnings through the growth of its loan portfolio and the use of low-cost funding sources, primarily deposits.

The following table summarizes the commercial bank's performance measures:

(IN THOUSANDS)                   1998           1997           1996
--------------------------   ------------   ------------   ------------
Net interest income           $  27,770      $  26,985      $  25,494
Net earnings                      7,926          7,527          6,624
Average assets                  720,504        684,609        606,265
Average loans                   446,950        418,270        386,501
Average deposits                486,590        470,206        442,101

Return on average equity          13.19%         13.16%         12.51%
Efficiency ratio                  63.03%         63.22%         64.55%

The commercial finance segment specializes in providing working capital loans secured by accounts receivable, inventory, and other marketable assets. Loans are made on a demand basis with no fixed repayment schedule. Compared to equity-based loans made by commercial banks and others, asset-based loans require closer monitoring and typically interest rates earned on these loans are higher. The commercial finance segment funds its loans through the issuance of long-term debt in the form of Senior Notes and borrowings from the parent company. The commercial finance segment originates the majority of its loans in Minnesota with approximately 15 percent originated in its Wisconsin office.

The net earnings of the commercial finance segment were $6.3 million in 1998 compared with $6.3 million in 1997 and $5.1 million in 1996. In 1998, this segment experienced an increase in non-performing loans which resulted in a loss of interest income and increased loan loss provision expense.

The following table summarizes the commercial finance segment's performance measures:

(IN THOUSANDS)                   1998           1997           1996
--------------------------   ------------   ------------   ------------
Net interest income           $  16,779      $  14,292      $  11,807
Net earnings                      6,332          6,264          5,119
Average assets                  278,737        233,260        188,825
Average loans                   273,653        228,464        184,658

Return on average equity          20.59%         25.90%         27.44%
Efficiency ratio                  25.66%         26.66%         26.38%

PRIVATE SECURITIES LITIGATION REFORM ACT

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this annual report to stockholders and other material filed or to be filed by the Company with the Securities and Exchange Commission (as well as information included in oral statements or other written statements made or to be made by the Company) contains statements that are forward-looking, such as statements relating to plans for future expansion and other business development activities as well as other capital spending, financing sources and the effects of regulation and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect actual results in the future and, accordingly, such results may differ materially from those expressed in any forward-looking statements made by or on behalf of the Company. These risks and uncertainties include, but are not limited to, those relating to development and construction activities, dependence on existing management, leverage and debt service (including sensitivity to fluctuations in interest rates), domestic or global economic conditions, changes in federal or state tax laws or the administration of such laws, litigation or claims, as well as all other risks and uncertainties described in the Company's filings.

------------------------------------------------------------------------------
                     CHANGE IN INTEREST INCOME AND EXPENSE





                                                                          YEAR-ENDED DECEMBER 31,
                                                     ------------------------------------------------------------------
                                                               1998 OVER 1997                   1997 OVER 1996
                                                     ---------------------------------- -------------------------------
                                                                         CHANGES                         CHANGES
                                                                     RESULTING FROM                  RESULTING FROM
                                                                  ---------------------           ---------------------
(IN THOUSANDS ON A FULLY TAXABLE EQUIVALENT BASIS)       TOTAL       RATES     VOLUME     TOTAL      RATES      VOLUME
---------------------------------------------------- ------------ ---------- ---------- --------- ----------- ---------
Earned on:
 Funds sold                                             $(358)     $    (59)   $ (299)   $  646                $  646
 Taxable securities                                         3          (577)      580       860     $   172       688
 Tax-exempt securities                                                                      (27)                  (27)
 Loans                                                  7,015          (543)    7,558     8,107         425     7,682
                                                       ------      --------    ------    ------     -------    ------
  Total earning assets                                  6,660        (1,179)    7,839     9,586         597     8,989
Interest Paid on:
 Savings deposits                                         573           186       387       364          66       298
 Time deposits                                             (1)         (143)      142      (436)        172      (608)
 Brokered deposits                                       (468)          (14)     (454)    1,345          63     1,282
 Other deposits                                             8             3         5        28           3        25
 Short-term funds borrowed                               (309)         (826)      517     3,161         525     2,636
 Long-term debt                                         2,929           360     2,569       680          38       642
                                                       ------      --------    ------    ------     -------    ------
  Total interest bearing liabilities                    2,732          (434)    3,166     5,142         867     4,275
                                                       ------      --------    ------    ------     -------    ------
Increase (decrease) in net interest income             $3,928      $   (745)   $4,673    $4,444     $  (270)   $4,714
                                                       ======      ========    ======    ======     =======    ======

In the above analysis, rate differences were computed as the change in the rate between the current and prior period times the volume of the current year, while the volume differences were computed as the change in volume between the current and prior period times the prior year's rate.

------------------------------------------------------------------------------
                                  SECURITIES

                                                     DECEMBER 31,
CARRYING VALUE OF SECURITIES             -------------------------------------
(IN THOUSANDS)                               1998         1997         1996
--------------------------------------   -----------   ----------   ----------
Available-for-sale
 U.S. Treasury                            $  5,077      $ 23,997     $ 23,903
 U.S. Government agencies                   17,089         9,844        9,661
 Federal agency mortgage-backed            108,930       102,529       94,671
 Other securities                            2,801         4,955        4,955
                                          --------      --------     --------
                                          $133,897      $141,325     $133,190
                                          ========      ========     ========
Held-to-maturity
 Collateralized mortgage obligations      $ 41,255      $ 37,402     $ 31,254
 Other securities                                                         251
                                          --------      --------     --------
                                          $ 41,255      $ 37,402     $ 31,505
                                          ========      ========     ========

                      DISTRIBUTION OF ASSETS, LIABILITIES

                           AND STOCKHOLDERS' EQUITY

                                                                                          1998
                                                                          ------------------------------------
                                                                                         INTEREST
                                                                            AVERAGE      INCOME/      AVERAGE
(DAILY AVERAGES IN THOUSANDS AND ON A FULLY TAXABLE EQUIVALENT BASIS)       BALANCE      EXPENSE       RATE
-----------------------------------------------------------------------   -----------   ---------   ----------
ASSETS
Federal funds sold and resale agreements                                   $ 20,844      $ 1,092        5.24%
Securities:
 Taxable                                                                    180,705       11,443        6.33
 Tax-exempt
                                                                           --------      -------
  Total securities                                                          180,705       11,443        6.33
Loans                                                                       720,603       73,184       10.16
                                                                           --------      -------
  Total earning assets                                                      922,152       85,719        9.30
Cash and due from banks                                                      44,819
Other assets                                                                 26,701
                                                                           --------
                                                                           $993,672
                                                                           ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Interest bearing deposits:
 Savings                                                                   $101,964      $ 4,283        4.20%
 Time                                                                       204,296       11,694        5.72
 Other                                                                       34,034          416        1.22
                                                                           --------      -------       -----
  Total                                                                     340,294       16,393        4.82
Short-term borrowed funds                                                   277,780       15,275        5.50
Long-term debt                                                               94,994        6,355        6.69
                                                                           --------      -------       -----
  Total interest bearing liabilities                                        713,068       38,023        5.33
Non-interest bearing deposits                                               130,761
Other liabilities                                                            10,118
Stockholders' equity                                                        139,725
                                                                           --------
                                                                           $993,672
                                                                           ========      =======
Net interest income and interest rate spread                                             $47,696        3.97
                                                                                         =======
Net interest margin                                                                                     5.17
Fees on loans included above                                                             $ 3,281
                                                                                         =======

Average balance of non-accruing loans is included in the above analysis.

Interest income attributable to non-accruing loans has not been included in the above analysis except as collected.

                       1997                                   1996
       ------------------------------------   ------------------------------------
                      INTEREST                               INTEREST
         AVERAGE       INCOME/     AVERAGE      AVERAGE      INCOME/      AVERAGE
         BALANCE       EXPENSE       RATE       BALANCE      EXPENSE       RATE
----------------------------------------------------------------------------------
        $ 26,268      $ 1,450        5.52%     $ 14,561      $   804        5.52%

         171,981       11,440        6.65       161,473       10,580        6.55
                                                    170           27       15.88
        --------      -------                  --------      -------
         171,981       11,440        6.65       161,643       10,607        6.56
         646,734       66,169       10.23       571,159       58,062       10.17
        --------      -------                  --------      -------
         844,983       79,059        9.36       747,363       69,473        9.30
          39,733                                 37,245
          28,061                                 26,812
        --------                               --------
        $912,777                               $811,420
        ========                               ========

----------------------------------------------------------------------------------


        $ 92,338      $ 3,710        4.02%     $ 84,778      $ 3,346        3.95%
         209,737       12,163        5.80       197,808       11,254        5.69
          33,629          408        1.21        31,540          380        1.20
        --------      -------                  --------      -------
         335,704       16,281        4.85       314,126       14,980        4.77
         268,567       15,069        5.61       219,890       11,908        5.42
          57,509        3,941        6.85        48,054        3,261        6.79
        --------      -------                  --------      -------
         661,780       35,291        5.33       582,070       30,149        5.18
         117,605                                110,222
           9,069                                  8,533
         124,323                                110,595
        --------                               --------
        $912,777                               $811,420
        ========                               ========
                      -------                                -------
                      $43,768        4.03                    $39,324        4.12
                      =======                                =======
                                     5.18                                   5.26
                      $ 2,408                                $ 2,326
                      =======                                =======

------------------------------------------------------------------------------
                            LOAN PORTFOLIO ANALYSIS

                                                                              DECEMBER 31,
TYPES OF LOANS                                     -------------------------------------------------------------------
(IN THOUSANDS)                                         1998          1997          1996          1995          1994
------------------------------------------------   -----------   -----------   -----------   -----------   -----------
Commercial and industrial                           $517,310      $438,116      $389,718      $379,290      $304,913
Real estate:
 Construction                                         24,196        10,405        10,444        16,089        16,582
 Residential mortgage                                 40,074        43,295        40,323        32,125        25,828
 Non-residential mortgage                             92,769        88,448        76,086        68,504        62,731
Loans to individuals for personal expenditures        46,800        54,987        56,973        33,966        27,272
Other loans                                           41,598        31,131        22,960        22,607        29,727
                                                    --------      --------      --------      --------      --------
                                                    $762,747      $666,382      $596,504      $552,581      $467,053
                                                    ========      ========      ========      ========      ========

Maturities and sensitivity to changes in interest rates in the commercial and industrial and real estate construction loan portfolio are summarized below as of December 31, 1998:

                                                           AFTER ONE       AFTER
                                              WITHIN      BUT WITHIN       FIVE
                                             ONE YEAR     FIVE YEARS       YEARS        TOTAL
                                            ----------   ------------   ----------   -----------
Commercial and industrial                    $412,364       $92,957      $11,989      $517,310
Real estate construction                        6,509         1,338       16,349        24,196
                                             --------       -------      -------      --------
                                             $418,873       $94,295      $28,338      $541,506
                                             ========       =======      =======      ========
Loans with predetermined interest rates      $ 12,354       $45,495      $13,068      $ 70,917
Loans with floating interest rates            406,519        48,800       15,270       470,589
                                             --------       -------      -------      --------
                                             $418,873       $94,295      $28,338      $541,506
                                             ========       =======      =======      ========

The following table summarizes nonperforming assets:

                                                                    DECEMBER 31,
                                        --------------------------------------------------------------------
(IN THOUSANDS)                              1998           1997          1996          1995          1994
-------------------------------------   ------------   -----------   -----------   -----------   -----------
Non-accrual loans                         $  9,725       $   320       $ 1,329       $ 1,314       $ 6,193
Impaired non-accrual loans                   1,533           171         1,017         2,409
Restructured loans                             235
Loans past due 90 days or more as to
 interest or principal                           4           703           871           135             8
                                          --------       -------       -------       -------       -------
Nonperforming loans                       $ 11,497       $ 1,194       $ 3,217       $ 3,858       $ 6,201
                                          ========       =======       =======       =======       =======
   Percent of total loans                      1.5%          0.2%          0.5%          0.7%          1.3%

The gross interest income that would have been recorded in 1998 had nonperforming assets remained current and in accordance with original terms, is approximately $667,000. The amount of interest included in income was $31,000.

It is the Company's policy to consider loans for non-accrual when they are past due 90 days or more, unless such loans are well secured and in the process of collection. All such loans have been reviewed by management, and where so determined are included in the non-accrual totals above.

------------------------------------------------------------------------------
                        SUMMARY OF LOAN LOSS EXPERIENCE

                                                                         YEAR ENDED DECEMBER 31,
                                              -----------------------------------------------------------------------------
(IN THOUSANDS)                                     1998            1997            1996            1995            1994
-------------------------------------------   -------------   -------------   -------------   -------------   -------------
Beginning balance of allowance for losses       $  10,071       $   8,511       $   8,602       $   7,946       $   8,006
Provision charged to operating expense              2,940           2,134           2,345           1,502           1,150
Charge-offs:
 Commercial and industrial                          2,452             825           2,059             907             850
 Real estate (includes construction
  and real estate)                                    155             125             195
 Individuals for personal expenditures                 37             156             298              44             172
 Other                                                                                                                350
                                                ---------       ---------       ---------       ---------       ---------
                                                    2,644           1,106           2,552             951           1,372
Recoveries:
 Commercial and industrial                             37             267              29              45              41
 Real estate (includes construction
  and real estate)                                      1              12              31              36              32
 Individuals for personal expenditures                  4              47              17              24              89
 Foreign                                                                8
 Other                                                 14             198              39
                                                ---------       ---------       ---------       ---------       ---------
                                                       56             532             116             105             162
                                                ---------       ---------       ---------       ---------       ---------
Charge-offs net of recoveries                       2,588             574           2,436             846           1,210
                                                ---------       ---------       ---------       ---------       ---------
Ending balance of allowance for losses          $  10,423       $  10,071       $   8,511       $   8,602       $   7,946
                                                =========       =========       =========       =========       =========
 Average gross loans outstanding                $ 720,603       $ 646,734       $ 571,159       $ 509,899       $ 435,684
 Percent of net loan charge-offs to
  average loans                                      0.36%           0.09%           0.43%           0.17%           0.28%
 Percent of allowance for losses to loans
  outstanding at end of period                       1.37%           1.51%           1.43%           1.56%           1.70%

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

The following is management's allocation of the allowance for loan losses:

                                                                      INDIVIDUALS
                                    COMMERCIAL                       FOR PERSONAL
YEAR ENDED DECEMBER 31            AND INDUSTRIAL     REAL ESTATE     EXPENDITURES     UNALLOCATED       TOTAL
------------------------------   ----------------   -------------   --------------   -------------   ----------
1998
 Amount allocated                    $  3,767         $    100         $   300           $6,256       $10,423
 Outstandings to total loans            67.82%           20.59%           6.14%
1997
 Amount allocated                       1,245              200             300            8,326        10,071
 Outstandings to total loans            65.75%           21.33%           8.25%
1996
 Amount allocated                       1,919              100             300            6,192         8,511
 Outstandings to total loans            65.33%           21.27%           9.55%
1995
 Amount allocated                       1,185              100             300            7,017         8,602
 Outstandings to total loans            68.64%           21.12%           6.15%
1994
 Amount allocated                       1,619              100             300            5,927         7,946
 Outstandings to total loans            65.28%           22.51%           5.84%

------------------------------------------------------------------------------
                            SELECTED FINANCIAL DATA

                                                       1998          1997          1996         1995         1994
                                                   -----------   -----------   -----------   ----------   ----------
BALANCE SHEET ITEMS (IN MILLIONS)
 Securities                                         $    175      $    179      $    165      $   158      $   139
 Loans                                                   763           666           597          553          467
 All other assets                                         88            90           138           90           67
  Total assets                                         1,026           935           900          801          673
 Total deposits                                          517           479           520          440          368
 Short-term borrowed funds                               211           246           206          198          156
 Long-term debt                                          139            67            48           48           53
 All other liabilities                                    12            10             8            9            5
  Total liabilities                                      879           802           782          695          582
 Stockholders' equity                                    147           133           118          106           91

INCOME AND EXPENSE ITEMS (IN THOUSANDS)
 Interest and fees on loans                           73,090        66,110        57,992       54,952       41,046
 All other interest income                            12,535        12,890        11,404       10,417        9,179
  Total interest income                               85,625        79,000        69,396       65,369       50,225
 Interest expense on deposits                         16,393        16,281        14,980       12,950        8,490
 Interest expense on short-term borrowed funds        15,275        15,069        11,908       11,680        8,933
 Interest expense on long-term debt                    6,355         3,941         3,261        3,638        1,015
  Total interest expense                              38,023        35,291        30,149       28,268       18,438
 Net interest income                                  47,602        43,709        39,247       37,101       31,787
 Provision for loan losses                             2,940         2,134         2,345        1,502        1,150
 Trust fees                                            4,641         4,801         4,605        4,839        4,683
 State income tax refund                                             1,369
 Gains (losses) on sale of securities                                                133         (122)         (32)
 All other income                                      4,601         5,220         5,344        4,460        5,290
 All other expenses                                   28,049        28,265        26,189       26,053       26,284
 Net earnings                                         15,664        14,964        12,686       11,454        8,946

BASIC EARNINGS PER SHARE
 Net earnings                                            1.77          1.68          1.42         1.28         1.01

------------------------------------------------------------------------------
                                SELECTED RATIOS

                                                                  YEAR ENDED DECEMBER 31,
                                                            ------------------------------------
                                                               1998         1997         1996
                                                            ----------   ----------   ----------
Net earnings to average assets                                  1.58%        1.63%        1.56%
Net earnings to average stockholders' equity                   11.26        12.01        11.40
Average stockholders' equity to average total assets           14.00        13.61        13.71
Regulatory Capital Ratios:
 Tier 1 risk capital                                           16.39        16.61        15.97
 Total risk capital                                            17.56        17.86        17.12
 Leverage                                                      14.27        14.15        13.11
  (ratios calculated before unrealized gains or losses)


--------------------------------------------------------------------------------
                SELECTED CONSOLIDATED QUARTERLY FINANCIAL DATA




                                                                   1998
                                         ---------------------------------------------------------
(UNAUDITED)                                  FIRST         SECOND          THIRD         FOURTH
(IN THOUSANDS EXCEPT PER SHARE DATA)        QUARTER        QUARTER        QUARTER        QUARTER
--------------------------------------   ------------   ------------   ------------   ------------
Interest income                            $ 20,326       $ 21,084       $ 22,600       $ 21,615
Interest expense                              8,875          9,127          9,959         10,062
Net interest income                          11,451         11,957         12,641         11,553
Provision for loan losses                       480            260            650          1,550
Other non-interest income                     2,409          2,678          2,177          1,978
Non-interest expense                          7,350          7,219          7,146          6,334
Income tax expense                            2,379          2,836          2,759          2,217
Net earnings                                  3,651          4,320          4,263          3,430
Basic earnings per share**                     0.41           0.49           0.48           0.39


                                                                   1997
                                         ---------------------------------------------------------
(UNAUDITED)                                  FIRST         SECOND          THIRD         FOURTH
(IN THOUSANDS EXCEPT PER SHARE DATA)        QUARTER        QUARTER        QUARTER        QUARTER
--------------------------------------   ------------   ------------   ------------   ------------
Interest income                            $ 18,407       $ 19,508       $ 20,563       $ 20,522
Interest expense                              8,028          8,776          9,320          9,167
Net interest income                          10,379         10,732         11,243         11,355
Provision for loan losses                       790            567            502            275
Other non-interest income                     2,980          2,480          3,489          2,441
Non-interest expense                          7,126          6,900          7,149          7,090
Income tax expense                            2,150          2,274          2,770          2,542
Net earnings                                  3,293          3,471          4,311          3,889
Basic earnings per share**                     0.37           0.38           0.49           0.44


                                        1998                    1997
                                ---------------------   ---------------------
                                   LOW         HIGH        LOW         HIGH
                                ---------   ---------   ---------   ---------
Stock Price Range**
 First quarter                    $23 3/8     $29 1/2     $16 5/8     $20 7/8
 Second quarter                    30          35 1/4      18          21 3/4
 Third quarter                     24          34 1/2      19 3/8      26 1/4
 Fourth quarter                    23 1/2      28          24 1/8      27 3/8
December 31 (Closing Price)            $26 1/4                    $27

-----------------
**Adjusted for stock dividends

------------------------------------------------------------------------------
                                   DIRECTORS

NATIONAL CITY BANCORPORATION

David C. Malmberg             Michael J. Boris*             James B. Goetz , Sr.               Walter E. Meadley, Jr.
Chairman of the Board         Private investor and          President and Chief                Retired Vice Chairman
National City Bancorporation  Consultant                    Executive Officer                  of the Board
                                                            Goetz Companies                    National City Bank
Wendell R. Anderson*          Marvin Borman*
Of Counsel                    Partner                       Esperanza Guerrero-Anderson*       Robert L. Olson
Larkin, Hoffman,              Maslon, Edelman,              President and Chief                President and Chief
Daly & Lindgren Ltd           Borman & Brand                Executive Officer                  Executive Officer
                                                            Milestone Growth Fund, Inc.        Diversified Business Credit, Inc.
David L. Andreas              Sharon N. Bredeson
President and                 President and Chief           Thomas E. Holloran*                Roger H. Scherer*
Chief Executive Officer       Executive Officer             Professor, Graduate Programs       Chairman of the Board
National City Bancorporation  STAFF-PLUS, Inc.              in Management                      Scherer Bros Lumber Company
President and                                               University of St. Thomas
Chief Executive Officer       Kenneth H. Dahlberg
National City Bank            Chairman of the Board         C. Bernard Jacobs
                              Dahlberg, Inc.                Retired President and
                                                            Chief Executive Officer
Terry L. Andreas              John H. Daniels, Jr.*         National City Bancorporation
Chairman of the Board         Partner                       Retired Chairman of the Board
School for Field Studies      Willeke & Daniels             National City Bank
Beverly, Massachusetts                                                                         *Members of the Audit Committee



------------------------------------------------------------------------------
                              PRINCIPAL OFFICERS

NATIONAL CITY BANCORPORATION

David L. Andreas                   Thomas J. Freed
President and                      Secretary and Chief Financial Officer
Chief Executive Officer


NATIONAL CITY BANK OF MINNEAPOLIS

David L. Andreas              Ann H. Hengel               BANK OPERATIONS DIVISION           FINANCIAL MANAGEMENT DIVISION
President and                 Senior Vice President         Donald W. Kjonaas                  Thomas J. Freed
Chief Executive Officer                                     Senior Vice President              Senior Vice President
                              Timothy M. Murphy             and Security Officer               and Chief Financial Officer
                              Vice President
CLIENT SERVICES DIVISION
William J. Klein              David M. Nash                 Laura J. Carlson                   Robert A. Duncan
Executive Vice President      Senior Vice President         Vice President                     Vice President

Brad Byers                    Margrette A. Newhouse         DeWayne A. Hoium                   Michael G. Jensen
Vice President                Vice President                Vice President                     Vice President

Donna M. DeMatteo             Scott D. Thorson              Sherri L. Kelly                    Robert A. Kramer
Vice President                Vice President                Vice President                     Vice President and Controller

Karen A. Dunifon                                            James R. Kitchen                   Robert A. Steuck
Vice President                                              Vice President                     Vice President and Auditor

Linda M. Fifield                                            Susan E. Martenson                 COMPLIANCE COUNSEL
Vice President                                              Vice President                     Connie G. Weinman

                                                            Lisa A. Ruhl
                                                            Vice President

DIVERSIFIED BUSINESS CREDIT, INC.

Robert L. Olson               William D. Farrar             Bridget A. Manahan                 Kevin D. Schrader
President and Chief           Vice President                Vice President                     Vice President
Executive Officer
                              Jeffrey S. Holland            Allen J. Olson                     Mark W. Schwieters
Janet L. Pomeroy              Vice President                Vice President                     Vice President
Senior Vice President
                              Robert L. Johnson             Christopher J. Schaaf              Walter D. Tomaszek
Anthony R. Bassett            Vice President and Treasurer  Vice President                     Vice President
Vice President