Form 10-K, Exhibit 13
period 1999-12-31
NATIONAL CITY BANCORPORATION
filed 2000-03-28
CIK 69968

EXHIBIT 13

                          NATIONAL CITY BANCORPORATION

                                             1999 ANNUAL REPORT






                               [GRAPHICS OMITTED]

This year's annual report cover was designed by Minneapolis College of Art and Design (MCAD) senior graphic design student, Rosie Gatto. She divides her academic program time between design and professinal practice at the college's in-house design studio, MCAD DesignWorks. Rosie will gain a BFA in Graphic Design from MCAD in the spring of 2000. After graduation, Rosie hopes to secure a junior design position at a Twin Cities studio. Regarding her objectives for the concept and design of this annual report cover, says Gatto, "I worked with forms and colors established in National City Bancorporation's identity system. Colors and shapes call attention to the photograph which illustrates the importance of personalized, business to business relationships at National City Bancorporation."


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

--------------------------------------------------------------------------------
                              FINANCIAL HIGHLIGHTS



(IN THOUSANDS EXCEPT PER SHARE DATA)           1999             1998
----------------------------------------------------------------------
For the Year
 Net interest income                       $   49,377       $   47,552
 Net earnings                                  16,627           15,664
 Basic earnings per share                        1.90             1.77

At Year End
 Total assets                              $1,140,180       $1,025,682
 Loans                                        838,585          766,109
 Deposits                                     614,308          517,494
 Stockholders' equity                         151,949          147,288
 Book value per share                           17.39            16.71

--------------------------------------------------------------------------------
                                TABLE OF CONTENTS



Report to Stockholders                             2
Consolidated Financial Statements                  3
Notes to Consolidated Financial Statements         7
Report of Independent Auditors                    19
Management's Discussion and Analysis of
 Financial Condition and Results of Operation     20
Statistical Data                                  29
Selected Financial Data                           34
Selected Ratios and Consolidated
 Quarterly Financial Data                         35
Directors and Officers                            36

NATIONAL CITY BANCORPORATION
National City Bancorporation (NCBC) (the Company) is a bank holding company headquartered in Minneapolis, Minnesota. NCBC owns National City Bank of Minneapolis (the "Bank") which has three offices in metropolitan Minneapolis. NCBC also owns Diversified Business Credit, Inc. (DBCI), a commercial finance company.

FORM 10-K
The consolidated financial statements and related footnotes and certain other information included in this Annual Report will be incorporated by reference in the Company's Annual Report on Form 10-K to the Securities and Exchange Commission. A copy of the Form 10-K report is available free of charge upon written request to the Company, attention: David L. Andreas, President and Chief Executive Officer, National City Bancorporation, 651 Nicollet Mall, Minneapolis, Minnesota 55402-1611.

STOCK TRANSFER AGENT AND REGISTRAR
National City Bank of Minneapolis, Gaviidae Common, 651 Nicollet Mall, Minneapolis, Minnesota 55402-1611.

ANNUAL MEETING
The annual meeting of Stockholders will be held in the Company's offices on the fifth floor of Gaviidae Common, 651 Nicollet Mall, Minneapolis, Minnesota, on Wednesday, April 19, 2000, at 11:00 a.m.

MARKET FOR COMMON STOCK
NCBC's common stock is traded on The NASDAQ Stock Market- under the symbol NCBM. There are currently approximately 2300 registered stockholders.


                                        [PRINTED WITH SOY INK]  [RECYCLED PAPER]

                                        ----------------------------------------
                                        This annual report is printed with soy
                                        ink on recycled paper. All papers meet
                                        or exceed the current E.P.A. guidelines
                                        for recycled paper. To help our
                                        environment, please recycle this
                                        publication.
                                        ----------------------------------------

--------------------------------------------------------------------------------
                             REPORT TO STOCKHOLDERS



To Our Stockholders:

In 1999, National City Bancorporation achieved very good results, keeping with our commitment to deliver continuing, consistent and improved performance. We earned $16,627,000 for the year, six percent above the prior year's record earnings of $15,664,000. Earnings per share were $1.90, compared with $1.77 for 1998. As in 1997, earnings included a state income tax refund related to taxes paid in prior years. The refund was $1,233,000 with an after-tax effect of approximately $769,000. Without the tax refund, net earnings for 1999 would have been $15,858,000, or $1.81 per share, for the 12-month period.

On a consolidated basis, net interest income growth occurred through increases in average earning assets, despite greater funding costs. Our 1999 rate spread was 3.84 percent, down from 3.92 percent in 1998. Last year, a larger percentage of bank asset funding came from brokered deposits, which will continue to be an important funding option for the bank's growth. Typically, we fund the growth of Diversified Business Credit Inc. (DBCI), our commercial finance company, through the sale of commercial paper. However during 1999, we restructured DBCI's funding by raising additional long-term debt to a total of $176 million, thereby reducing our reliance on the sale of commercial paper.

For the three years leading up to the end of 1999, we dedicated substantial time and resources to preparing for the Y2K computer issue or "years digits" problem. In addition to solving the narrow issue of compliance, we addressed our greater need for system design and update to make progress on our Information Strategy Plan (ISP). As soon as the security of our operation was assured following year-end, we turned to accelerating our progress on completion of the ISP. This bank project uses many of the company resources developed during the Y2K project to design and install an integrated operating system for the company. It will allow us to operate at an even more effective level with our customers anytime, anywhere and in many ways, consistent with the fast-moving world of the Internet and browser-based delivery of services and information. The bank has experienced excellent results and customer reception with our first secured, web-delivered treasury management tool, OptiLINK, which was introduced in early 1999. This capability sets the standard for expanding our ability to serve our customers without increasing our operating expense ratios.

During the fourth quarter, we addressed an issue related to restatement of prior years' accounting for the allowance for loan losses associated with DBCI. We amended our 1998 financial reports and incorporated appropriate changes in operating controls, personnel responsibilities, accounting and audit procedures, and oversight by the DBCI credit committee. Aggregate changes in the financial statements were not required, but any change in financial reporting is material, and we worked closely with our independent auditors and our examining regulators to bring about a resolution.

As we enter this new millennium, we renew our focus on serving mid-sized businesses and their owners and employees. Our continuing goals are to: provide high-quality service at a reasonable cost, maintain a strong commitment to the communities in which we operate, and make a difference in the well-being of others. Through the development of innovative solutions, we will continue to be an informed and capable source for financial services. Looking ahead, we will consistently improve our operating results through effective use of technology, balanced with a high level of personal service, to solve our customers' challenges.

Sincerely,


/s/ David C. Malmberg                   /s/ David L. Andreas


David C. Malmberg                       David L. Andreas
Chairman of the Board                   President and Chief Executive Officer

--------------------------------------------------------------------------------
                           CONSOLIDATED BALANCE SHEETS



                                                                            DECEMBER 31,
                                                                  -------------------------------
(IN THOUSANDS EXCEPT NUMBER OF SHARES)                                 1999             1998
-------------------------------------------------------------------------------------------------
ASSETS
 Cash and due from banks                                            $   36,997       $   52,271
 Federal funds sold and resale agreements                               55,655            6,100
 Available-for-sale securities                                         135,340          133,897
 Held-to-maturity securities (market value: 1999 - $45,297
  and 1998 - $41,569)                                                   46,572           41,255

 Loans                                                                 838,585          766,109
  Less allowance for loan losses                                       (13,883)         (13,785)
                                                                    ----------       ----------
                                                                       824,702          752,324
 Bank premises and equipment                                             8,921           10,399
 Accrued interest receivable                                             7,600            7,499
 Customer acceptance liability                                           1,424              824
 Other assets                                                           22,969           21,113
                                                                    ----------       ----------
                                                                    $1,140,180       $1,025,682
                                                                    ==========       ==========

-------------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
 Deposits:
  Non-interest bearing                                              $  166,039       $  165,598
  Interest bearing                                                     448,269          351,896
                                                                    ----------       ----------
                                                                       614,308          517,494
 Federal funds purchased and
  repurchase agreements                                                 89,950           98,702
 Commercial paper                                                       38,777           99,396
 Other short-term borrowed funds                                        45,053           12,663
 Acceptances outstanding                                                 1,424              824
 Other liabilities                                                      22,719           10,315
 Long-term debt                                                        176,000          139,000
                                                                    ----------       ----------
        Total liabilities                                              988,231          878,394
 Stockholders' equity:
   Common stock, par value $1.25, authorized 40,000,000 shares
     Issued: 1999 - 8,861,944 shares; 1998 - 8,861,944 shares           11,077           11,077
   Additional paid-in capital                                          121,982          121,982
   Unrealized gains (losses) net of tax effect                          (1,883)             913
   Retained earnings                                                    23,735           14,470
                                                                    ----------       ----------
                                                                       154,911          148,442
 Less common stock in treasury at cost:
  1999 - 125,222 shares; 1998 - 45,030 shares                           (2,962)          (1,154)
                                                                    ----------       ----------
        Total stockholders' equity                                     151,949          147,288
                                                                    ----------       ----------
                                                                    $1,140,180       $1,025,682
                                                                    ==========       ==========

See Notes To Consolidated Financial Statements

------------------------------------------------------------------------------
                       CONSOLIDATED STATEMENTS OF EARNINGS



                                                                  YEAR ENDED DECEMBER 31,
                                                           --------------------------------------
(IN THOUSANDS EXCEPT PER SHARE DATA)                           1999         1998         1997
-------------------------------------------------------------------------------------------------
INTEREST INCOME
 Interest and fees on loans                                 $   76,779   $   73,040   $   66,910
 Interest on federal funds sold and resale agreements              691        1,092        1,450
 Interest and dividends on securities:
  Taxable                                                       10,664       11,443       11,440
  Exempt from federal income taxes                                 262
                                                            ----------   ----------   ----------
                                                                10,926       11,443       11,440
                                                            ----------   ----------   ----------
   Total interest income                                        88,396       85,575       79,800

-------------------------------------------------------------------------------------------------
INTEREST EXPENSE
 Interest on deposits                                           17,043       16,393       16,281
 Interest on short-term borrowed funds                          12,325       15,275       15,069
 Interest on long-term debt                                      9,651        6,355        3,941
                                                            ----------   ----------   ----------
   Total interest expense                                       39,019       38,023       35,291
                                                            ----------   ----------   ----------
 Net interest income                                            49,377       47,552       44,509
 Provision for loan losses                                       3,480        2,890        4,819
                                                            ----------   ----------   ----------
   Net interest income after provision for loan losses          45,897       44,662       39,690

-------------------------------------------------------------------------------------------------
NON-INTEREST INCOME
 Service charges on deposit accounts                             2,433        2,145        2,195
 Fees for other customer services                                1,775        1,635        1,698
 Trust fees                                                      4,512        4,641        4,801
 State income tax refund                                         1,233                     1,369
 Other income                                                      744          821        1,327
                                                            ----------   ----------   ----------
                                                                10,697        9,242       11,390

-------------------------------------------------------------------------------------------------
NON-INTEREST EXPENSE
 Salaries and employee benefits                                 16,379       15,238       15,110
 Net occupancy expense of bank premises                          3,308        3,062        3,194
 Equipment rentals, depreciation and maintenance                 3,531        3,512        3,648
 Other expense                                                   5,873        6,237        6,313
                                                            ----------   ----------   ----------
                                                                29,091       28,049       28,265
                                                            ----------   ----------   ----------
 Earnings before income taxes                                   27,503       25,855       22,815
 Income taxes                                                   10,876       10,191        9,093
                                                            ----------   ----------   ----------
 Net earnings                                               $   16,627   $   15,664   $   13,722
                                                            ==========   ==========   ==========

-------------------------------------------------------------------------------------------------
BASIC EARNINGS PER SHARE                                    $     1.90   $     1.77   $     1.54
                                                            ==========   ==========   ==========
 Average common and common equivalent shares outstanding     8,766,727    8,855,348    8,901,415

See Notes To Consolidated Financial Statements

------------------------------------------------------------------------------
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY



                                            COMMON STOCK                                              TREASURY STOCK
                                       ----------------------   ADDITIONAL               UNREALIZED ------------------
                                          NUMBER                 PAID-IN     RETAINED      GAINS      NUMBER
(IN THOUSANDS EXCEPT NUMBER OF SHARES)  OF SHARES    AMOUNT      CAPITAL     EARNINGS     (LOSSES)  OF SHARES   AMOUNT     TOTAL
------------------------------------------------------------------------------------------------------------------------------------
Balance at January 1, 1997              7,374,520   $ 9,218     $79,199     $  31,243    $    (405)       16            $119,255
 Net earnings for the year                                                     13,722                                     13,722
 Ten percent stock dividend               736,374       921      15,558       (16,500)                                       (21)
 Unrealized securities gains net
  of tax effect                                                                                829                           829
 Cancellation of treasury stock               (58)                   (1)           (1)                   (58) $      1        (1)
 Purchase of treasury stock                                                                           33,595      (857)     (857)
                                        ---------   -------    --------     ---------    ---------   -------  --------  --------
Balance at December 31, 1997            8,110,836    10,139      94,756        28,464          424    33,553      (856)  132,927
 Net earnings for the year                                                     15,664                                     15,664
 Ten percent stock dividend               804,574     1,005      27,961       (29,006)                                       (40)
 Unrealized securities gains net
  of tax effect                                                                                489                           489
 Cancellation of treasury stock           (53,466)      (67)       (735)         (652)               (53,466)    1,454
 Purchase of treasury stock                                                                           64,943    (1,752)   (1,752)
                                        ---------   -------    --------     ---------    ---------   -------  --------  --------
Balance at December 31, 1998            8,861,944    11,077     121,982        14,470          913    45,030    (1,154)  147,288
 Net earnings for the year                                                     16,627                                     16,627
 Cash dividend                                                                 (7,362)                                    (7,362)
 Unrealized securities (losses)
  net of tax effect                                                                         (2,796)                       (2,796)
 Purchase of treasury stock                                                                           80,192    (1,808)   (1,808)
                                        ---------   -------    --------     ---------    ---------   -------  --------  --------
Balance at December 31, 1999            8,861,944   $11,077    $121,982     $  23,735    $  (1,883)  125,222  $ (2,962) $151,949
                                        =========   =======    ========     =========    =========   =======  ========  ========


------------------------------------------------------------------------------
                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME



                                                             YEAR ENDED DECEMBER 31,
                                                       ------------------------------------
(IN THOUSANDS)                                           1999         1998         1997
-------------------------------------------------------------------------------------------
Total interest income                                   $88,396     $85,575      $79,800
Total interest expense                                   39,019      38,023       35,291
                                                        -------     -------      -------
 Net interest income                                     49,377      47,552       44,509
Provision for loan losses                                 3,480       2,890        4,819
                                                        -------     -------      -------
 Net interest income after provision for loan losses     45,897      44,662       39,690
                                                        -------     -------      -------
Total non-interest income                                10,697       9,242       11,390
Total non-interest expense                               29,091      28,049       28,265
                                                        -------     -------      -------
Earnings from operations before taxes                    27,503      25,855       22,815
Applicable income taxes                                  10,876      10,191        9,093
                                                        -------     -------      -------
 Net earnings                                            16,627      15,664       13,722
Other comprehensive income, before tax:
 Unrealized gain (loss) on investments in securities     (4,697)        821        1,393
 Applicable income tax                                   (1,901)        332          564
                                                        -------     -------      -------
 Other comprehensive income, net of tax                  (2,796)        489          829
                                                        -------     -------      -------
Comprehensive income                                    $13,831     $16,153      $14,551
                                                        =======     =======      =======

See Notes to Consolidated Financial Statements

------------------------------------------------------------------------------
                      CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                                                YEAR ENDED DECEMBER 31,
                                                                        ----------------------------------------
(IN THOUSANDS)                                                              1999          1998          1997
----------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
 Net earnings                                                            $   16,627    $  15,664     $  13,722

 Adjustments to reconcile net earnings to net cash
  from operating activities:
   Depreciation and amortization                                              2,757        2,927         3,245
   Amortization of securities premiums and discounts                            283          579           469
   Provision for loan losses                                                  3,480        2,890         4,819
   (Increase) in accrued interest receivable                                   (101)        (239)         (954)
   (Increase) decrease in other assets                                       (1,856)       3,268        (4,936)
   Increase in other liabilities                                             12,404        1,229         1,421
   Other decrease (increase)                                                  1,842         (651)         (194)
                                                                         ----------    ---------     ---------
    Total operating adjustments                                              18,809       10,003         3,870
                                                                         ----------    ---------     ---------
    Net cash provided by operating activities                                35,436       25,667        17,592

Cash flows from investing activities:
 Net (increase) in loans                                                    (75,858)     (98,903)      (71,321)
 Net (increase) decrease in federal funds sold                              (49,555)      (2,360)       56,380
 Available-for-sale securities:
   Proceeds from maturities and principal repayments                         37,619       64,810        27,274
   Purchases of securities                                                  (44,006)     (57,114)      (34,476)
 Held-to-maturity securities:
   Proceeds from maturities and principal repayments                         12,102       17,865         9,233
   Purchases of securities                                                  (17,396)     (21,743)      (15,139)
 Purchase of premises and equipment                                          (1,279)      (1,913)       (2,436)
                                                                         ----------    ---------     ---------
    Net cash (used in) investing activities                                (138,373)     (99,358)      (30,485)
                                                                         ----------    ---------     ---------
Cash flows from financing activities:
 Net (decrease) increase in non-interest bearing and savings deposits        (4,352)      31,333         2,151
 Net increase (decrease) in time deposits                                   101,166        7,511       (43,132)
 Net (decrease) increase in federal funds purchased
  and repurchase agreements                                                  (8,752)      (5,697)        7,759
 Net (decrease) increase in commercial paper                                (60,619)     (19,685)       20,974
 Net increase (decrease) in other short-term borrowed funds                  32,390      (10,555)       11,852
 Net increase in long-term debt                                              37,000       72,000        19,080
 Purchase of treasury stock                                                  (1,808)      (1,752)         (856)
 Payment for fractional shares on stock dividends                                            (40)          (22)
 Cash dividends paid                                                         (7,362)
                                                                         ----------    ---------     ---------
    Net cash provided by financing activities                                87,663       73,115        17,806
                                                                         ----------    ---------     ---------
 Net increase (decrease) in cash and due from banks                         (15,274)        (576)        4,913
 Cash and due from banks at beginning of year                                52,271       52,847        47,934
                                                                         ----------    ---------     ---------
 Cash and due from banks at end of year                                  $   36,997    $  52,271     $  52,847
                                                                         ==========    =========     =========
Supplemental disclosures
 Cash paid during the year for:
   Interest                                                              $   37,210    $  36,306     $  35,194
   Income taxes                                                              10,655       10,618        10,076

See Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE A.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS -- The Company's principal business is a bank holding company for National City Bank of Minneapolis which is a full service national bank offering a variety of loans, deposit programs, trust and related banking services. The Company's principal non-bank subsidiary is Diversified Business Credit, Inc., a commercial finance company.

PRINCIPLES OF CONSOLIDATION -- The consolidated financial statements include the accounts of the Company and its subsidiaries, after elimination of all material intercompany transactions and balances.

RISKS AND UNCERTAINTIES -- The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual experience could differ from those estimates.

SECURITIES -- Securities which the Company has the positive intent and ability to hold to maturity are reported as held-to-maturity securities. Securities in this category are stated at cost, adjusted for amortization of premiums and accretion of discounts over their remaining lives. Securities not classified as held-to-maturity securities are classified as available-for-sale securities and are reported at fair value, with unrealized gains and losses, net of tax, reported in a separate component of stockholders' equity and comprehensive income. Realized gains and losses on disposition of securities and declines in value judged to be other than temporary are computed on a specific identification method, and included in earnings.

LOANS -- Most of the Company's loans are to customers within Minnesota. Interest income on loans is accrued on the basis of unpaid principal. Loan and commitment fees are generally deferred and recognized over the loan and commitment period as a yield adjustment. Loans are generally placed on non-accrual status when the collection of interest or principal has become 90 days past due or collection is otherwise considered doubtful. When a loan is placed on non-accrual status, interest previously accrued and unpaid in the current year is reversed against current period interest income. Interest payments received on non-accrual loans are generally applied against principal unless the loan is well secured or in the process of collection.

ALLOWANCE FOR LOAN LOSSES -- The provision for loan losses is based on management's continuing evaluation of the loan portfolio, including estimates and appraisals of collateral values, and current economic conditions. Changes in the estimates, appraisals and evaluations might be required quickly in the event of changing economic conditions and the economic prospects of borrowers. The Company allocates the allowance for loan losses by identifying specific loans that have a possibility of loss or are impaired, and by applying a historical loss experience. The entire balance of the allowance is available to absorb losses on loans that become uncollectible.

BANK PREMISES AND EQUIPMENT -- Bank premises and equipment, including leasehold improvements, are carried at cost less accumulated depreciation and amortization. Depreciation and amortization are computed on the straight-line or double declining balance basis over the estimated useful life of the asset or lease term.

TREASURY STOCK -- The Company's board of directors has authorized the repurchase of shares from stockholders who have 99 or fewer shares. The board also authorized the repurchase of larger blocks of stock, from time to time.

INCOME TAXES -- Deferred income taxes are provided on all significant temporary differences between the tax basis of an asset or liability and its reported amount in the financial statements at currently enacted tax rates.

INTEREST RATE SWAPS -- The Company enters into interest rate swap transactions as a tool to manage its interest rate risk. Income or expense on swaps designated as hedges of assets or liabilities is recorded as an adjustment to interest income or expense. If the hedged instrument is terminated prior to maturity, the swap agreement is marked to market with any resulting gain or loss included in the gain or loss from the disposition. If the interest rate swap is terminated, the gain or loss is deferred and amortized over the remaining life of the specific asset or liability it was designated to hedge.

--------------------------------------------------------------------------------
NOTE A.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (CONTINUED)

PER SHARE CALCULATION -- Basic earnings per share is calculated by dividing net income by the weighted average number of common shares outstanding during the year. Average common shares outstanding are retroactively adjusted to reflect the impact of stock dividends.

NEW ACCOUNTING PRONOUNCEMENT -- The Financial Accounting Standards Board issued in June, 1998 SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities". As amended by SFAS No. 137, SFAS No. 133 is effective for years beginning after June 15, 2000. SFAS No. 133 provides a comprehensive and consistent standard for the recognition and measurement of derivatives and hedging activities. The Company expects to adopt SFAS 133 for the year ending December 31, 2001 and is in the process of assessing its impact on the financial statements.

--------------------------------------------------------------------------------
NOTE B.  ESTIMATED FAIR VALUE

The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, "Disclosures about Fair Value of Financial Instruments"

                                        DECEMBER 31, 1999
                                     ------------------------
                                      CARRYING     ESTIMATED
(IN THOUSANDS)                         AMOUNT      FAIR VALUE
-------------------------------------------------------------
ASSETS:
 Cash and due from banks             $36,997      $36,997
 Federal funds sold and resale
   agreements                         55,655       55,655
 Available-for-sale securities       135,340      135,340
 Held-to-maturity securities          46,572       45,297
 Loans-net of allowance for
   loan losses                       824,702      823,175
LIABILITIES:
 Deposits                            614,308      613,415
 Federal funds purchased and
   repurchase agreements              89,950       89,935
 Commercial paper and other
   short-term funds                   83,830       83,770
 Long-term debt                      176,000      173,564
OFF-BALANCE SHEET UNREALIZED GAINS:
 Interest rate swap agreements                     (2,873)

                                          DECEMBER 31, 1998
                                       ------------------------
                                        CARRYING     ESTIMATED
(IN THOUSANDS)                           AMOUNT      FAIR VALUE
------------------------------------   ----------   -----------
ASSETS:
 Cash and due from banks               $52,271      $52,271
 Federal funds sold and resale
   agreements                            6,100        6,100
 Available-for-sale securities         133,897      133,897
 Held-to-maturity securities            41,255       41,569
 Loans-net of allowance for
   loan losses                         752,324      756,573
LIABILITIES:
 Deposits                              517,494      518,331
 Federal funds purchased and
   repurchase agreements                98,702       98,702
 Commercial paper and other
   short-term funds                    112,059      112,495
 Long-term debt                        139,000      144,581
OFF-BALANCE SHEET UNREALIZED GAINS:
 Interest rate swap agreements                        5,071

The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgement is required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amount the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

CASH AND DUE FROM BANKS -- The carrying value of cash and due from banks approximates estimated fair value.

FEDERAL FUNDS SOLD, RESALE AGREEMENTS, FEDERAL FUNDS PURCHASED, AND REPURCHASE AGREEMENTS -- The carrying value of these instruments approximates estimated fair value.

SECURITIES -- Estimated fair values of securities are based primarily on quoted market prices or dealer quotes. If quoted market price is not available, fair value is estimated using quoted market prices for securities with similar characteristics.

LOANS -- Approximately 80% of the loans outstanding have variable rate pricing. Management segregates all loans into appropriate risk categories. For that portion of the portfolio for which there are no known credit concerns, management believes that the risk factor embedded in the pricing of loans results in a fair valuation of such loans at their carrying value. For that portion of the portfolio with an element of credit concern, the level of credit adjustment required in the marketplace approximates the valuation allowance for loan losses.

--------------------------------------------------------------------------------
NOTE B.  ESTIMATED FAIR VALUE  (CONTINUED)

DEPOSITS -- The fair value of non-interest bearing deposits and savings accounts is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered in the marketplace for deposits of similar remaining maturities.

COMMERCIAL PAPER AND OTHER BORROWED FUNDS -- These short term borrowings generally mature in less than 90 days and carrying value is a reasonable estimate of fair value.

LONG-TERM DEBT -- The fair value of long-term debt is estimated using the rates currently available on debt with similar terms and similar remaining maturities.

INTEREST RATE SWAP AGREEMENTS -- The fair value is the estimated amount that the Company would receive or pay to execute a new agreement with terms identical to those remaining on the current agreement, considering current interest rates.

--------------------------------------------------------------------------------
NOTE C.  LOANS

The following loans were outstanding:
                                      DECEMBER 31,
                                -------------------------
(IN THOUSANDS)                    1999           1998
---------------------------------------------------------
Commercial & Industrial         $570,879      $520,672
Real estate:
   Construction                   31,967        24,196
   Residential mortgage           42,096        40,074
   Non-residential mortgage      111,794        92,769
Loans to individuals for
 personal expenditures            42,704        46,800
Other                             39,145        41,598
                                --------      --------
                                $838,585      $766,109
                                ========      ========

At December 31, 1999 and 1998, receivables from and standby letters of credit issued on behalf of commercial real estate developers and investors were approximately $131 million and $95 million, respectively. The credit risk associated with these loans is subject to changes in real estate market values. The properties held as collateral are primarily in the state of Minnesota.

The Company's non-bank subsidiary engages in asset-based lending and originates loans which are dependent on the value of the borrower's underlying collateral. Collateral typically includes accounts receivable, inventory and equipment. The total receivables from collaterally dependent loans was $298 million and $305 million at December 31, 1999 and 1998, respectively, secured by collateral against which the non-bank subsidiary has made advances pursuant to its loan agreements with an estimated fair value of $366 million and $369 million, respectively.

An analysis of the allowance for loan losses is presented below:

                                   YEAR ENDED DECEMBER 31,
                             ------------------------------------
(IN THOUSANDS)                 1999         1998         1997
-----------------------------------------------------------------
Balance at beginning
 of period                   $13,785      $14,283      $10,111
Provision charged to
 operating expense             3,480        2,890        4,819
Charge-offs                   (3,560)      (3,444)      (1,179)
Recoveries                       178           56          532
                             -------      -------      -------
Balance at end of period     $13,883      $13,785      $14,283
                             =======      =======      =======

In the opinion of management, the allowance for loan losses is adequate to provide for known and estimated exposures in the loan portfolio at each of the respective balance sheet dates.

At December 31, 1999, the Company had five impaired commercial loans under SFAS No. 114 totaling $15,714,000 compared with seven loans totaling $16,736,000 at December 31, 1998. Management has allocated $4,450,000 and $7,027,000 for 1999 and 1998, respectively, of the Allowance for Loan Losses to these loans. Impaired loans averaged $10,621,000 and $15,147,000 during 1999 and 1998, respectively. Interest payments received on non-accrual impaired loans are generally applied against principal unless the loan is well secured or in the process of collection. Non-accrual, impaired, renegotiated and loans past due 90 days or more were $16,257,000 and $17,671,000 at December 31, 1999 and 1998,
respectively. Gross interest income would have been increased by approximately $803,000, $636,000, and $95,000 for the years ended December 31, 1999, 1998 and
1997, respectively, had such loans been current and in accordance with original terms. Interest income recognized on impaired accruing loans was approximately $606,000, $1,273,000, and $470,000 at December 31, 1999, 1998, and 1997,
respectively. Nonperforming status is not necessarily an indication of probable loss.

Loans carried at $85,352,000 were pledged at December 31, 1999 to secure borrowings in the form of Federal Home Loan Bank and Federal Reserve Bank advances. No loans were pledged at December 31, 1998.

Loans to principal officers and directors of the Company and its subsidiaries aggregated approximately $5,653,000, $8,266,000, and $8,552,000 at December 31, 1999, 1998, and 1997, respectively. New loans and repayments during 1999 were $5,308,000 and $7,921,000, respectively. In the opinion of management, all such loans are made at normal interest rates and terms.

--------------------------------------------------------------------------------
NOTE D.  BANK PREMISES AND EQUIPMENT

                                  DECEMBER 31,
                              ---------------------
(IN THOUSANDS)                 1999         1998
---------------------------------------------------
Assets, at cost:
   Land                       $  183      $   183
   Buildings                   1,296        1,229
   Leasehold improvements      2,667        2,622
   Equipment                  18,110       17,280
                              ------      -------
                              22,256       21,314
Accumulated depreciation:
   Buildings                     648          585
   Leasehold improvements      1,298        1,060
   Equipment                  11,389        9,270
                              ------      -------
                              13,335       10,915
                              ------      -------
                              $8,921      $10,399
                              ======      =======

--------------------------------------------------------------------------------
NOTE E.  DEPOSITS

Approximately $187,037,000 and $112,897,000 of interest bearing time deposits were in denominations of $100,000 or more at December 31, 1999 and 1998, respectively. The scheduled maturities of time deposits at December 31, 1999 are summarized as follows:

                    LESS THAN      $100,000
(IN THOUSANDS)       $100,000      OR MORE
----------------------------------------------
3 months or less     $ 26,601      $ 58,769
3 - 6 months           17,546        42,807
6 - 12 months          26,304        62,989
1 - 2 years            31,989        20,235
2 - 3 years             9,867         1,415
3 - 5 years             3,786           822
over 5 years               77
                     --------      --------
                     $116,170      $187,037
                     ========      ========

--------------------------------------------------------------------------------
NOTE F.  SHORT-TERM BORROWINGS

Short-term borrowings include federal funds purchased, securities sold under agreements to repurchase, treasury tax and loan deposits, Federal Home Loan Bank advances and commercial paper. Federal funds purchased generally mature the day following the date of purchase, while securities sold under agreements to repurchase generally mature within 30 days from the various dates of sale. The Company had unsecured lines of credit available in the amount of $140,000,000 at December 31, 1999, 1998 and 1997. There were no borrowings under the lines on these dates. The lines contain covenants, which require the Company to maintain certain levels of capitalization and maintain debt to capitalization ratios within prescribed limits.

The following information relates to aggregate short-term borrowings:

                                                 DECEMBER 31,
                                 ---------------------------------------------
(IN THOUSANDS)                    1999            1998            1997
------------------------------------------------------------------------------
Maximum amount out-
 standing at any month end:
   Federal funds & repurchase   $133,181        $163,128        $156,104
   Commercial paper              117,584         138,323         137,714
   Other                         104,576          27,388          26,332
Daily average amount
 outstanding:
   Federal funds & repurchase    123,714         145,095         133,366
   Commercial paper               75,035         115,197         118,154
   Other                          34,827          17,488          17,047
Weighted average interest rate
 for full year:
   Federal funds & repurchase       4.53%           4.91%           4.99%
   Commercial paper                 5.53%           6.01%           6.04%
   Other                            6.08%           5.40%           5.82%
Outstanding at year-end:
   Federal funds & repurchase     89,950          98,702         104,399
   Commercial paper               38,777          99,396         119,081
   Other                          45,053          12,663          23,218
Weighted average interest rate
 on debt outstanding
 as of December 31:
   Federal funds & repurchase       3.96%           4.03%           5.43%
   Commercial paper                 6.06%           5.75%           5.92%
   Other                            5.45%           5.11%           5.33%

--------------------------------------------------------------------------------
NOTE G.  LONG-TERM DEBT

                                     DECEMBER 31,
                              ------------------------
(IN THOUSANDS)                    1999         1998
------------------------------------------------------
Diversified Business Credit, Inc.
 Senior Notes
  Series A, 8.18%, due 1999                  $ 23,000
  Series B, 8.45%, due 2001     $ 24,000       24,000
  Series C, 7.84%, due 2007       10,000       10,000
  Series D, 7.15%, due 2004        5,000        5,000
  Series E, 7.22%, due 2007        5,000        5,000
  Series F, 6.68%, due 2003       51,000       51,000
  Series G, 6.79%, due 2005       11,000       11,000
  Series H, 8.36%, due 2004       70,000
Federal Home Loan Bank
 Advance, 5.81%, due 2000                      10,000
                                --------     --------
   Total                        $176,000     $139,000
                                ========     ========

The Company has entered into interest rate swap agreements to effectively convert the Senior Notes to floating rate instruments. At December 31, 1999, the weighted average effective interest rate for the Senior Notes Series B, including the effects of the related swap agreements is the one month LIBOR rate plus 104 basis points, or 6.86%. The weighted average effective interest rate for the Senior Notes Series C, D, E, F, G, and H including the effects of the related swap agreements, is the three month LIBOR rate plus 119 basis points or 7.19%.

--------------------------------------------------------------------------------
NOTE G.  LONG-TERM DEBT  (CONTINUED)

The Senior Notes are unsecured and are unconditionally guaranteed by the parent company.

The Senior Notes include covenants which require Diversified Business Credit, Inc. and the parent company to maintain certain levels of capitalization and maintain debt to capitalization ratios within prescribed limits.

--------------------------------------------------------------------------------
NOTE H.  INCOME TAXES

The components of income tax expense were:

(IN THOUSANDS)        1999        1998       1997
-------------------------------------------------------
Current:
   Federal          $ 8,942       7,860      8,383
   State              2,223       2,013      2,079
                    -------       -----      -----
                     11,165       9,873     10,462
Deferred:
   Federal             (219)        239     (1,027)
   State                (70)         79       (342)
                    -------       -----     ------
                       (289)        318     (1,369)
                    -------       -----     ------
                    $10,876      10,191     $9,093
                    =======      ======     ======

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows:

                                           DECEMBER 31,
                                       ---------------------
(IN THOUSANDS)                          1999        1998
------------------------------------------------------------
Deferred tax assets:
   Loan loss reserve                   $5,618      $5,579
   Salary continuation plan             1,075         994
   Loan fees                                           21
   Nondeductible expenses                  25          20
   Unrealized losses on securities      1,280
                                       ------      ------
    Total deferred tax assets           7,998       6,614
Deferred tax liabilities:
   Retirement plan                      1,334       1,256
   Prepaid expenses                       131         111
   Tax over book depreciation             432         482
   Security discounts                      25          14
   Unrealized gains on securities                     620
                                       ------      ------
    Total deferred tax liabilities      1,922       2,483
                                       ------      ------
    Net deferred tax assets            $6,076      $4,131
                                       ======      ======

It is more likely than not that the Company will realize the benefit of the deferred tax assets. Therefore, no valuation allowance has been recorded for any of the periods reported.

The total effective tax rate for the years ended December 31, 1999, 1998 and 1997 is different than the federal income tax rate. The reasons for the differences are as follows:

                                    1999         1998         1997
                                 ----------   ----------   ----------
Federal income tax rate              35.0%        35.0%        35.0%
Tax exempt income                    (0.3)        (0.2)        (0.1)
State income taxes, net of
 federal income tax benefit           5.1          5.2          5.1
Cash value of life insurance         (0.5)        (0.5)        (0.6)
Other items                          (0.1)        (0.1)
                                     ----         ----         ----
 Effective rate                      39.2%        39.4%        39.4%
                                     ====         ====         ====

--------------------------------------------------------------------------------
NOTE I.  COMMITMENTS AND CONTINGENCIES

The Company had commitments outstanding in connection with standby letters of credit aggregating approximately $21,765,000 and $21,714,000 at December 31, 1999 and 1998, respectively. Commercial letters of credit were $2,587,000 and $2,980,000 at December 31, 1999 and 1998, respectively. Acquired standby letters of credit were $8,233,000 at December 31, 1999 and $11,419,000 at December 31, 1998.

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

--------------------------------------------------------------------------------
NOTE I.  COMMITMENTS AND CONTINGENCIES (CONTINUED)

The Company was obligated under operating leases for premises and equipment with terms of one year or more at December 31, 1999. The aggregate lease commitments outstanding as of December 31, 1999 were $14,158,000 and for the next five years are payable as follows:

(IN THOUSANDS)
-------------------------
2000               $2,469
2001                2,437
2002                2,342
2003                2,136
2004                2,136

Net rental expense on premises for the years ended December 31, 1999, 1998, and 1997, was $2,534,000, $2,332,000, and $2,478,000, respectively.

Dividends declared by national banks that exceed retained net earnings for the current year plus the preceding two years must be approved by the Comptroller of the Currency. Under this formula, approximately $10,668,000 of dividends may be paid by the Company's bank subsidiary at December 31, 1999, without such approval, subject to continued maintenance of regulatory capital requirements.

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

--------------------------------------------------------------------------------
NOTE J.  RESTRICTIONS ON CASH BALANCES

Federal Reserve Board regulations require that the Bank maintain certain minimum reserve balances on deposit with the Federal Reserve Bank. Cash balances maintained to meet reserve requirements are not available for use by the Company. During 1999, approximately $3,208,000 was maintained in required reserves on a daily average basis.

--------------------------------------------------------------------------------
NOTE K.  FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

The Company is a party to certain financial instruments with off-balance-sheet risk which are entered in the normal course of business to meet the financing needs of its customers and to manage the Company's exposure to fluctuations in interest rates. These financial instruments include unfunded commitments to extend credit and interest rate swaps. These instruments involve, to varying degrees, amounts of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheet. The contract or "notional" amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

A summary of the Company's contractual or notional amounts for off-balance-sheet activities at December 31, 1999 and 1998, is as follows:

(IN THOUSANDS)                              1999          1998
-------------------------------------------------------------------
Credit activities:
   Commitments to extend credit           $358,191      $315,391
   Standby letters of credit                21,765        21,714
   Commercial letters of credit              2,587         2,980
   Acquired standby letters of credit        8,233        11,419
Other financial instrument activities:
   Interest rate swap agreements          $176,000      $129,000

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

--------------------------------------------------------------------------------
NOTE K.  FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK  (CONTINUED)

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

For interest rate swap transactions, the contract or notional amounts do not represent exposure to credit loss. The Company estimates the credit risk for interest rate swap contracts by calculating the cost to replace all outstanding contracts in a gain position at current market rates. These contracts had a loss position of $2.9 million at December 31, 1999, and a gain position of $5.1 million at December 31, 1998. If the counterparties failed to perform according to the terms of the contracts, the Company could incur a loss in the amount of its current gain position. The Company controls the credit risk associated with swap agreements through credit approvals and monitoring procedures. Under the terms of certain swaps, each party may be required to pledge certain assets if the market value of the swap exceeds an amount set forth in the swap agreement or in the event of a change in their credit rating.

At December 31, 1999 and 1998, interest rate swaps totaling $176 million and $129 million, respectively, hedged long-term debt. The Company is a receiver of fixed rate interest and a payer of floating rate interest based on the one month LIBOR rate on $24 million of these swaps and the three month LIBOR on $152 million. The notional balances and yields by maturity date for interest rate swaps at December 31, 1999, are as follows:

                      WEIGHTED           WEIGHTED
                      NOTIONAL           AVERAGE           AVERAGE
                       AMOUNT         INTEREST RATE     INTEREST RATE
 MATURITY DATE     (IN THOUSANDS)        RECEIVED           PAID
---------------------------------------------------------------------
2001                24,000                 7.41%             5.38%
2003                51,000                 5.89%             5.40%
2004                75,000                 6.68%             5.67%
2005                11,000                 5.93%             5.40%
2007                15,000                 6.84%             5.40%
                  --------
Total             $176,000                 6.52%             5.51%

Swaps contributed to the Company's net interest income by reducing interest expense for the years ended December 31, 1999, 1998 and 1997, by $1,593,000, $971,000 and $995,000, respectively.

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

The following table sets forth the plan's funded status and amounts recognized in the Company's financial statements:

                                                                       DECEMBER 31,
                                                          ---------------------------------------
(IN THOUSANDS)                                               1999           1998           1997
-------------------------------------------------------------------------------------------------
Projected benefit obligation:
 Balance at beginning of period                            $ 12,033       $10,541        $ 9,457
 Service cost                                                   394           379            316
 Interest cost                                                  820           745            718
 Actuarial (gain) or loss                                    (1,128)           (7)           758
 Benefits paid during period                                 (1,103)         (523)          (531)
                                                           --------       -------        -------
 Projected benefit obligation at end of period               11,016        11,135         10,718
Plan assets at fair value:
 Balance at beginning of period                              15,692        14,579         13,204
 Actual return on plan assets during period                   1,806         1,635          1,906
 Benefits paid during period                                 (1,103)         (523)          (531)
                                                           --------       -------        -------
 Fair value of plan assets at end of period                  16,395        15,691         14,579
                                                           --------       -------        -------
Plan assets in excess of projected benefit obligation         5,379         4,556          3,861
 Unrecognized prior service cost                                149           (98)          (107)
 Unrecognized net loss or (gain)                             (1,902)         (961)          (431)
 Unrecognized transition asset                                 (200)         (261)          (323)
                                                           --------       -------        -------
 Prepaid pension cost at end of period                     $  3,426       $ 3,236        $ 3,000
                                                           ========       =======        =======
Prepaid pension cost at beginning of period                $  3,236       $ 3,000        $ 2,793
 Pension cost (credit) for the period                          (190)         (236)          (207)
                                                           --------       -------        -------
 Prepaid pension cost at end of period                     $  3,426       $ 3,236        $ 3,000
                                                           ========       =======        =======

For 1999, the discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation were 7.75% and 4.5%, respectively. For 1998, the rates were 7.5% and 4.5%. For 1997, the rates were 7.0% and 4.5%. The expected long-term rate of return on assets was 9.0% for all three years.

The Company maintains a retirement savings 401(k) plan. All employees of the Company and its subsidiaries are eligible to participate in the plan after completing twelve months of service during which they have worked at least one thousand hours. Matching contributions are made at the discretion of management. Company contributions charged to operations for the years ended December 31, 1999, 1998 and 1997, were $278,000, $276,000, and $271,000, respectively.

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

--------------------------------------------------------------------------------
NOTE M. PARENT ONLY INFORMATION

The following financial information relates to National City Bancorporation (parent only) operations:

                                 BALANCE SHEETS


                                                       DECEMBER 31,
                                                 -------------------------
(IN THOUSANDS)                                       1999          1998
--------------------------------------------------------------------------
ASSETS
 Cash                                             $  7,290      $  4,396
 Investment in bank subsidiary                      62,766        64,371
 Investment in non-bank subsidiary                  40,413        34,256
 Subordinated note receivable from affiliate         8,000         8,000
 Other investments                                     173           183
 Due from affiliates                                71,800       135,200
 Other assets                                          392           355
                                                  --------      --------
                                                  $190,834      $246,761
                                                  ========      ========
LIABILITIES AND STOCKHOLDERS' EQUITY
 Commercial paper                                 $ 38,777      $ 99,396
 Other liabilities                                     108            77
 Stockholders' equity                              151,949       147,288
                                                  --------      --------
                                                  $190,834      $246,761
                                                  ========      ========

                             STATEMENTS OF EARNINGS

                                                               YEAR ENDED DECEMBER 31,
                                                          ---------------------------------
(IN THOUSANDS)                                               1999        1998        1997
-------------------------------------------------------------------------------------------
INCOME
 Dividends from bank subsidiary                            $ 7,800     $ 3,000     $ 3,000
 Interest income                                             8,776      10,321       9,879
 Other income                                                  162          80         239
                                                           -------     -------     -------
                                                            16,738      13,401      13,118
EXPENSES
 Interest expense                                            5,555       7,290       7,507
 Other expenses                                                762         738         621
                                                           -------     -------     -------
                                                             6,317       8,028       8,128
                                                           -------     -------     -------
 Earnings before taxes                                      10,421       5,373       4,990
 Income taxes                                                1,166         967         817
                                                           -------     -------     -------
                                                             9,255       4,406       4,173
 Equity in undistributed net earnings of subsidiaries        7,372      11,258       9,549
                                                           -------     -------     -------
 Net earnings                                              $16,627     $15,664     $13,722
                                                           =======     =======     =======

--------------------------------------------------------------------------------
NOTE M. PARENT ONLY INFORMATION  (CONTINUED)

                            STATEMENTS OF CASH FLOWS

                                                                               YEAR ENDED DECEMBER 31,
                                                                     -------------------------------------------
(IN THOUSANDS)                                                            1999           1998           1997
----------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
 Net earnings                                                          $ 16,627       $  15,664      $  13,722
 Adjustments to reconcile net earnings to net cash from operating activities:
   Equity in undistributed earnings of subsidiaries                      (7,372)        (11,258)        (9,549)
   (Increase) decrease in other assets                                       (3)            198            726
   Increase (decrease) in other liabilities                                  31             (92)           112
                                                                       --------       ---------      ---------
                                                                         (7,344)        (11,152)        (8,711)
                                                                       --------       ---------      ---------
   Net cash provided by operating activities                              9,283           4,512          5,011
Cash flows from investing activities:
 Payments from (advances to) affiliates                                  63,400           5,450        (13,300)
                                                                       --------       ---------      ---------
   Net cash provided by (used for) investing activities                  63,400           5,450        (13,300)
Cash flows from financing activities:
 Net (decrease) increase in commercial paper                            (60,619)        (19,685)        20,974
 Payment for fractional shares on stock dividends                                           (40)           (22)
 Cash dividends paid                                                     (7,362)
 Purchase of treasury stock                                              (1,808)         (1,752)          (856)
                                                                       --------       ---------      ---------
  Net cash (used in) provided by financing activities                   (69,789)        (21,477)        20,096
                                                                       --------       ---------      ---------
 Net increase (decrease) in cash                                          2,894         (11,515)        11,807
 Cash at beginning of year                                                4,396          15,911          4,104
                                                                       --------       ---------      ---------
 Cash at end of year                                                   $  7,290       $   4,396      $  15,911
                                                                       ========       =========      =========
Supplemental disclosures
 Cash paid during the year for:
  Interest                                                             $  5,555       $   7,290      $   7,504
  Income taxes                                                            1,176           1,058            660

--------------------------------------------------------------------------------
NOTE N. SECURITIES

Securities consist of the following:

                                                                        DECEMBER 31, 1999
                                                     --------------------------------------------------------
                                                       COST OR                                    APPROXIMATE
                                                      AMORTIZED     UNREALIZED     UNREALIZED       MARKET
(IN THOUSANDS)                                           COST          GAINS         LOSSES          VALUE
-------------------------------------------------------------------------------------------------------------
Available-for-sale
 U.S. Treasury                                        $  4,983                       $   25        $  4,958
 U.S. Government agencies                               21,944                          307          21,637
 Federal agency mortgage-backed                         98,006         $ 68           2,153          95,921
 Securities of states and political subdivisions         9,935                          746           9,189
 Other securities                                        3,635                                        3,635
                                                      --------         ----          ------        --------
                                                      $138,503         $ 68          $3,231        $135,340
                                                      ========         ====          ======        ========
Held-to-maturity
 Collateralized mortgage obligations                  $ 46,572         $ 21          $1,296        $ 45,297
                                                      ========         ====          ======        ========

--------------------------------------------------------------------------------
NOTE N. SECURITIES  (CONTINUED)

                                                            DECEMBER 31, 1998
                                         --------------------------------------------------------
                                           COST OR                                    APPROXIMATE
                                          AMORTIZED     UNREALIZED     UNREALIZED       MARKET
(IN THOUSANDS)                               COST          GAINS         LOSSES          VALUE
-------------------------------------------------------------------------------------------------
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

CONTRACTUAL MATURITIES AND MARKET VALUE

                                                                         DECEMBER 31, 1999
                                       -------------------------------------------------------------------------------------
                                                                 AFTER ONE            AFTER FIVE
                                             WITHIN             BUT WITHIN            BUT WITHIN             AFTER TEN
                                            ONE YEAR            FIVE YEARS             TEN YEARS               YEARS
                                       ------------------- --------------------- --------------------- ---------------------
(IN THOUSANDS)                          AMOUNT     YIELD     AMOUNT      YIELD     AMOUNT      YIELD     AMOUNT      YIELD
----------------------------------------------------------------------------------------------------------------------------
Available-for-sale
 U.S. Treasury                                              $ 4,958   5.69%
 U.S. Government agencies              $6,991   5.69%         6,806   5.23%                             $ 7,840       6.51%
 Federal agency mortgage-backed                               6,376   5.82%       $14,099   6.49%        75,446       6.91%
 Municipal securities                                                                 991   6.14%         8,198       7.18%
 Other securities                                                                                         3,635       6.64%
                                       ------               -------               -------               -------
                                       $6,991   5.69%       $18,140   5.56%       $15,090   6.47%       $95,119       6.90%
                                       ======               =======               =======               =======
Held-to-maturity
 Collateralized mortgage obligations                                              $ 7,314   5.62%       $39,258       6.32%
                                                                                  =======               =======
 Approximate market value                                                         $ 7,186               $38,111
                                                                                  =======               =======

                                                                         DECEMBER 31, 1998
                                       -------------------------------------------------------------------------------------
                                                                 AFTER ONE            AFTER FIVE
                                             WITHIN             BUT WITHIN            BUT WITHIN             AFTER TEN
                                            ONE YEAR            FIVE YEARS             TEN YEARS               YEARS
                                       ------------------- --------------------- --------------------- ---------------------
(IN THOUSANDS)                          AMOUNT     YIELD     AMOUNT      YIELD     AMOUNT      YIELD     AMOUNT      YIELD
----------------------------------------------------------------------------------------------------------------------------
Available-for-sale
 U.S. Treasury                                              $ 5,077   5.69%
 U.S. Government agencies              $5,077   6.17%        12,012   5.25%
 Federal agency mortgage-backed                               4,368   5.82%       $10,129   6.28%       $94,433       6.71%
 Other securities                                                                                         2,801       6.56%
                                       ------               -------               -------               -------
                                       $5,077   6.17%       $21,457   5.47%       $10,129   6.28%       $97,234       6.71%
                                       ======               =======               =======               =======
Held-to-maturity
 Collateralized mortgage obligations                                              $ 2,271   7.25%       $38,984       6.60%
                                                                                  =======               =======
 Approximate market value                                                         $ 2,288               $39,281
                                                                                  =======               =======

Securities carried at $140,460,000 and $124,468,000 at December 31, 1999 and 1998, respectively, were pledged to secure government, public and trust deposits, borrowings in the form of repurchase agreements and FHLB advances and for other purposes as required by law. Average yields on available-for-sale securities is based on amortized cost.

--------------------------------------------------------------------------------
NOTE N. SECURITIES  (CONTINUED)

The Company retains possession of most securities sold under agreements to repurchase. The Company takes possession of securities purchased under agreement to resell.

The underlying collateral for collateralized mortgage obligations consists of Federal agency mortgage-backed securities. The average life of Federal agency mortgage-backed securities and collateralized mortgage obligations is expected to be considerably less than the contractual maturities shown in the table because of scheduled payments and prepayments. The estimated average lives for these instruments depend on the level of interest rates. The estimated average lives as of the reporting date are 2.9 years for agency mortgage-backed securities and 2.9 years for collateralized mortgage obligations.

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

                                                              DECEMBER 31, 1999
                                          ---------------------------------------------------------
                                           COMMERCIAL     COMMERCIAL                   CONSOLIDATED
(IN THOUSANDS)                               BANKING        FINANCE        OTHER*        COMPANY
---------------------------------------------------------------------------------------------------
Interest income                             $ 53,497       $ 35,054      $   (155)     $   88,396
Interest expense                              24,470         17,846        (3,297)         39,019
                                            --------       --------      --------      ----------
Net interest income                           29,027         17,208         3,142          49,377
Non-interest income                           10,509            461          (273)         10,697
                                            --------       --------      --------      ----------
Total revenue                                 39,536         17,669         2,869          60,074
Loan loss provision                              941          2,539                         3,480
Depreciation and amortization expense          2,649            133             5           2,787
Other non-interest expense                    21,230          4,675           399          26,304
Income taxes                                   5,701          4,165         1,010          10,876
Net earnings                                $  9,015       $  6,157      $  1,455      $   16,627
                                            ========       ========      ========      ==========
Total loans                                 $540,984       $297,601                    $  838,585
Total assets                                 841,149        302,742      $ (3,711)      1,140,180

                                                              DECEMBER 31, 1998
                                          ----------------------------------------------------------
                                           COMMERCIAL     COMMERCIAL                    CONSOLIDATED
(IN THOUSANDS)                               BANKING        FINANCE        OTHER*         COMPANY
----------------------------------------------------------------------------------------------------
Interest income                             $ 52,737       $ 32,932       $    (94)     $   85,575
Interest expense                              24,967         16,203         (3,147)         38,023
                                            --------       --------       --------      ----------
Net interest income                           27,770         16,729          3,053          47,552
Non-interest income                            9,002            599           (359)          9,242
                                            --------       --------       --------      ----------
Total revenue                                 36,772         17,328          2,694          56,794
Loan loss provision                              640          2,250                          2,890
Depreciation and amortization expense          2,792            129              6           2,927
Other non-interest expense                    20,383          4,330            409          25,122
Income taxes                                   5,031          4,287            873          10,191
Net earnings                                $  7,926       $  6,332       $  1,406      $   15,664
                                            ========       ========       ========      ==========
Total loans                                 $461,324       $304,785                     $  766,109
Total assets                                 721,570        310,638       $ (6,526)      1,025,682

--------------------------------------------------------------------------------
NOTE O. BUSINESS SEGMENTS  (CONTINUED)

                                                              DECEMBER 31, 1997
                                          ---------------------------------------------------------
                                           COMMERCIAL     COMMERCIAL                   CONSOLIDATED
(IN THOUSANDS)                               BANKING        FINANCE        OTHER*        COMPANY
---------------------------------------------------------------------------------------------------
Interest income                             $ 51,167       $ 28,692      $    (59)       $ 79,800
Interest expense                              24,182         13,600        (2,491)         35,291
                                            --------       --------      --------        --------
Net interest income                           26,985         15,092         2,432          44,509
Non-interest income                           10,729            749           (88)         11,390
                                            --------       --------      --------        --------
Total revenue                                 37,714         15,841         2,344          55,899
Loan loss provision                            1,607          3,212                         4,819
Depreciation and amortization expense          3,159             82             4           3,245
Other non-interest expense                    20,683          3,928           409          25,020
Income taxes                                   4,738          3,597           758           9,093
Net earnings                                $  7,527       $  5,022      $  1,173        $ 13,722
                                            ========       ========      ========        ========
Total loans                                 $426,495       $244,099                      $670,594
Total assets                                 693,065        246,584      $ (4,477)        935,172

*Other includes parent only and consolidating eliminations

The Bank has experienced increased net interest income related primarily to a growth in loans, while containing growth in non-interest expense. The Bank received state tax refunds in 1999 and 1997 of $1,233,000 and $1,369,000, respectively, which were included in non-interest income. DBCI has also experienced higher interest income related to loan growth, offset by an increase in funding costs.

------------------------------------------------------------------------------
                         REPORT OF INDEPENDENT AUDITORS



Board of Directors and Shareholders
National City Bancorporation
Minneapolis, Minnesota

We have audited the accompanying consolidated balance sheets of National City Bancorporation and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, shareholders' equity, comprehensive income, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of National City Bancorporation and subsidiaries as of December 31, 1999 and 1998, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.


/s/ Ernst & Young LLP


Minneapolis, Minnesota
January 14, 2000

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF

                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

SUMMARY RESULTS

Net earnings for 1999 were $16,627,000 compared with $15,664,000 in 1998, up 6 percent. Basic earnings per share increased to $1.90 in 1999 compared with $1.77 in 1998. The net earnings for 1999 include a state income tax refund, related to taxes paid in prior years, of $1,233,000 with a net earnings effect of approximately $769,000. Without regard for the tax refund, net earnings for 1999 increased 1 percent.

The major factors contributing to the earnings increase in 1999 were higher net interest income resulting from growth in loans offset by an increased provision for loan losses, associated primarily with the Company's commercial finance subsidiary, and increased funding costs relative to rates received on earning assets.

The Company issued stock dividends in each year from 1981 to 1998. The Company began paying cash dividends in 1999.


NET INTEREST INCOME

Net interest income, on a fully taxable equivalent basis, increased to $49.5 million up from $47.6 million in 1998 and $44.6 million in 1997. Fluctuations in net interest income can result from changes in the volume of assets and liabilities as well as changes in interest rates. These changes are presented in the analysis on page 29. The average base rate decreased to 8.00 percent from
8.35 percent in 1999. Approximately 80 percent of the Company's loan portfolio has floating interest rates that generate more income during periods of rising rates. Net interest margin, the relationship between net interest income and average earning assets, was 5.01 percent compared with 5.15 percent in 1998. Average earning assets grew to $989 million in 1999, an increase of $63 million or 7 percent. Average loans increased to $799 million in 1999 from $724 million in 1998, an increase of 10 percent. Loans were 80.8 percent of total earning assets in 1999, compared with 78.2 percent in 1998.

The general decrease in interest rates during 1999 resulted in a decrease in the cost of interest bearing deposits and borrowed funds from 5.33 percent to 5.12 percent. While the average base rate and yield on interest bearing assets decreased 29 basis points, the average cost of interest bearing liabilities decreased 21 basis points. As a result, interest rate spread declined to 3.84 percent from 3.92 percent in 1998. Interest bearing time deposits of $100,000 or more decreased and averaged $56.1 million in 1999 compared with $59.5 million in 1998. Other interest bearing deposit accounts increased $5.7 million compared with last year and comprise approximately 30 percent of interest bearing sources. Brokered deposits averaged $95.1 million in 1999 compared with $59.0 million in 1998. While the Company's emphasis remains on increasing funding from direct deposits, the brokered deposit market is an important funding option. Commercial paper proceeds are used to fund the loans of the Company's commercial finance subsidiary, Diversified Business Credit, Inc. (DBCI). DBCI issues long-term debt to investors in private placement transactions. At December 31, 1999, long-term debt totaled $176 million. Detail information about long-term debt is presented in Note G to the financial statements. Non-interest bearing deposits increased from 1998 and averaged $133.9 million in 1999.

The following table summarizes the changes in funding sources since 1997:

                                                                  1999                        1998
                                                       ---------------------------   -----------------------
                                                                       % CHANGE                   % CHANGE
(DAILY AVERAGES IN THOUSANDS)                              AMOUNT      FROM 1998       AMOUNT     FROM 1997
------------------------------------------------------------------------------------------------------------
Interest bearing time deposits of $100,000 or more      $   56,102         (5.8)%     $ 59,528        14.9%
Brokered deposits                                           95,095         61.2         58,987       (11.8)
Other interest bearing deposits                            227,460          2.6        221,779         2.2
Commercial paper                                            75,035        (34.9)       115,197        (3.4)
Other short-term borrowed funds                            158,541         (2.5)       162,583         8.8
Long-term debt                                             149,565         57.4         94,994        65.2
                                                        ----------                    --------
Total interest bearing                                     761,798          6.8        713,068         7.8
Non-interest bearing deposits                              133,926          2.4        130,761        11.2
Other liabilities                                           11,487         13.5         10,118        11.6
Stockholders' equity                                       147,802          5.8        139,725        12.4
                                                        ----------                    --------
                                                        $1,055,013          6.2%      $993,672         8.9%
                                                        ==========                    ========


CREDIT RISK MANAGEMENT

The responsibility for credit administration rests with the credit committees of each subsidiary. The credit committees, with approval by the Board of Directors, determine applicable policies and credit approval authorities used in the Company. Management monitors compliance with credit standards. Lending officers are responsible for applying credit standards and the Company uses a rating system to assess and monitor the credit risk associated with loans. Detecting negative trends at the earliest possible stage is essential in managing risk of loan loss to the Company and assisting the borrowing customer. A diligent follow-up process is used to monitor, communicate and correct credit weaknesses that are revealed.

The Bank has established a risk management function that is responsible for assessing credit risk associated with new loans and lines of credit as well as monitoring credit risk factors on an ongoing basis. The Company uses an independent review procedure to monitor compliance with its credit granting process. The review includes an assessment of credit policy application and the accuracy of the loan rating system. The review of credit process covers all lending industry segments on a schedule determined by assessment of risk. Management and the Examining and Audit Committee of the Board of Directors are informed directly of the results of the reviews. Additionally, DBCI monitors collateral values and related credit risks through its staff of field auditors.

The largest loan category is commercial and industrial loans, which grew from $521 million in 1998 to $571 million in 1999, an increase of 10 percent. Management monitors loan concentrations by industry segment to develop a diverse mix of credits. Industry Credit Exposure Guidelines are established and managed based on the current and anticipated economic conditions and the perceived risk profile of an industry. The Company's ability to manage the credit risk within an industry is also considered. A high percentage of the commercial and industrial loans originate from the Minneapolis/St. Paul metropolitan area. Those industry sectors showing signs of weakness are targeted by management for slow or no growth in credit facilities. Underwriting Guidelines including profitability, cash flow, leverage, collateral, guarantee and monitoring standards are applicable for the bulk of the commercial and industrial loans. The Bank also purchases loans from correspondent banks. Purchased loans were $93.4 million and $66.5 million at December 31, 1999, and 1998, respectively.

Loans secured by commercial real estate were approximately $144 million as of December 31, 1999 and $117 million as of the previous year end. Included in this total is approximately $32 million of construction financing. The Company makes commercial real estate loans for owner occupied real estate (commercial and industrial borrowers), as well as to commercial real estate developers and investors. A diversification of property types is maintained within the commercial real estate portfolio with office and warehouse buildings being the largest category at 19 percent. Commercial real estate lending activities are guided by Credit Policies, Underwriting Guidelines, Operating Procedures, Collateral Standards and Environmental Risk Procedures.

Loans secured by residential mortgages totaled $42 million at December 31, 1999, compared with $40 million last year. This category includes $12 million secured by first liens on 1-4 family housing, $19 million secured by junior liens on 1-4 family housing and $11 million revolving Executive Line loans that are secured by either first or second mortgages. The comparable 1998 amounts are $16 million first liens, $16 million junior liens and $8 million revolving Executive Lines. Collateral standards for residential real estate lending generally call for a maximum 80 percent loan-to-value ratio for properties up to $300,000 and lesser advance rates for properties above $300,000.

Loans to individuals were $43 million at December 31, 1999, compared with $47 million in 1998. These loans are from a variety of sources including loans to higher net-worth individuals in which smaller loan amounts are typically unsecured and where larger amounts are normally secured by marketable securities or home equity. The Company has experienced a low level of loss in the residential mortgage and loans to individuals categories. This resulted from a combination of favorable economic conditions in the Twin Cities over the past several years and the effective performance of credit risk management functions.

Other loans were $39 million on December 31, 1999, compared with $42 million in 1998. These loans are comprised primarily of loans to owners of community banks and bank holding companies to finance the purchase and expansion of those banks. The management of risks related to bank stock loans includes specific underwriting guidelines, periodic reviews performed by experienced consultants or bank staff, receipt and analysis of quarterly financial data and frequent calls with bank ownership and management.


PROVISION FOR LOAN LOSSES

The provision for loan losses was $3.5 million in 1999 compared with $2.9 million in 1998. Management determines an appropriate provision based on its evaluation of the adequacy of the allowance for loan losses in relationship to a continuing review of problem loans, including estimates and appraisals of collateral values, prior loss experience, and current economic conditions. Changes in these estimates, appraisals and evaluations might be required quickly in the event of changing economic conditions and the economic prospects of borrowers. Management engages in a detailed review of loans showing weakness based on established criteria. A system of risk grading is used to establish monthly assessments of the portfolio and such assessments are the basis for a quarterly review of the allowance for loan losses. The Summary of Loan Loss Experience presented on page 33 shows the changes in the percentage from 1995 to 1999.

The allowance for loan losses was $13.9 million at December 31, 1999 and was
1.66 percent of loans compared with 1.80 percent in 1998. Actual net loan losses were $3.4 million in 1999 and 1998. Charge-offs were $3.6 million in 1999, and recoveries were $178,000. The method used and assumptions made in the determination of the provision and allowance for loan losses is consistent for all periods presented in the Company's financial statements.

The Company experienced a higher level of loss in 1999 and 1998 than in the previous three years as presented in the Summary of Loan Loss Experience on page
33. The losses occurred in the commercial lending portfolio of DBCI. The Company's percent of net loan charge-offs to average loans was .42 percent compared with .47 percent in 1998. The allocation of the allowance for loan losses is presented on pages 33 and 34.


NON-PERFORMING ASSETS

Non-performing assets were $16.3 million at December 31, 1999, compared with $17.7 million in 1998 and $15.1 million in 1997. At the current year-end, non-performing assets consisted of loans on non-accrual status, impaired loans, restructured loans, and loans past due 90 days or more. Non-performing assets are presented on page 32.

In addition to loans considered non-performing, there were loans with an aggregate principal balance of $19.2 million outstanding at December 31, 1999, to borrowers who are currently experiencing financial difficulties. This compares with $38.8 million at December 31, 1998. Although these loans are adequately secured, management has concerns regarding the ability of such borrowers to continue meeting existing loan repayment terms. Accordingly, these loans may be subject to future modifications of their terms or may become non-performing. Management is monitoring the performance and classification of such loans and the financial condition of these borrowers and has considered the risk associated with these loans in determining the adequacy of the allowance for loan losses. Non-accrual loans are loans on which the accrual of interest ceases when the collection of principal or interest is determined to be doubtful by management. It is the Company's policy to cease the accrual of interest when principal or interest payments are delinquent 90 days or more. Any unpaid amounts previously accrued in the current year are reversed from income, and thereafter interest is recognized only when payments are received. Impaired loans are loans on which it is probable that the Company will be unable to collect all principal and interest due according to contractual terms. To the extent management anticipates losses on these loans, appropriate loan loss reserve allocations have been provided. Restructured loans are loans on which the Company, for economic or legal reasons related to a borrower's financial difficulties, grants a concession to the borrower that it would not otherwise consider. Non-performing loans include loans on which principal payments are contractually delinquent 90 days or more and interest is still being accrued. These loans are well secured and in the process of collection. The Company had no other real estate owned acquired in foreclosure at December 31, 1999 or 1998.


INTEREST RATE RISK MANAGEMENT

Because of the rate sensitivity of financial instruments, fluctuations in interest rates expose the Company to potential gains and losses resulting from changes in the fair value of the instruments. The objective of interest rate risk management is to control exposure of net interest income to risks associated with interest rate movements. The Company actively manages its interest rate risk position. The tools used to measure interest rate risk include simulation of future net earnings, gap analysis and a market valuation model that measures interest rate risk from an economic perspective. Significant assumptions required in the use of these tools include prepayment risks and the timing of changes in deposit rates compared with changes in money market rates.

The market value of each asset and liability is calculated in the market valuation model by computing the present value of all cash flows generated. In each case, the cash flows are discounted by a market interest rate chosen to reflect as closely as possible the characteristics of the given asset or liability. As of the reporting date, this internal valuation model indicates that a two percent shift in the absolute level of interest rates would change the market value of equity by less than six percent. This represents a relatively risk neutral position from an economic perspective.

The following table summarizes the Company's repricing gap for various time intervals at December 31, 1999:

                                                 WITHIN       3 MONTHS       1 YEAR       MORE THAN
(IN MILLIONS)                                   3 MONTHS     TO 1 YEAR     TO 5 YEARS      5 YEARS
---------------------------------------------------------------------------------------------------
Loans                                            $ 658        $   40         $   86        $   41
Securities                                          13            27             99            43
Other assets                                        55                                         78
                                                 -----        ------         ------        ------
                                                   726            67            185           162
                                                 -----        ------         ------        ------
Non-interest bearing deposits                        7            19            104            36
Interest bearing deposits                          182           165            101
Short-term borrowings                              134            40
Long-term debt                                                                  150            26
Interest rate swaps                                176                         (150)          (26)
Other liabilities and stockholders' equity                                                    176
                                                 -----        ------         ------        ------
                                                   499           224            205           212
                                                 -----        ------         ------        ------
Repricing gap                                    $ 227        $ (157)        $  (20)       $  (50)
                                                 -----        ------         ------        ------
Cumulative gap                                     227            70             50             0
Cumulative gap as a percent of assets               20%            6%             4%            0%

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

The following table provides information about the Company's derivative financial instruments and other financial instruments used for purposes other than trading that are sensitive to changes in interest rates. For loans, securities, and liabilities with contractual maturities, the table presents principal cash flows and related weighted-average interest rates by contractual maturities as well as the Company's historical experience of the impact of interest rate fluctuations on the prepayment of residential and home equity loans and mortgage-backed securities. For other rate sensitive liabilities that have no contracted maturity (e.g., non-interest bearing checking and interest bearing checking and savings), the table presents principal cash flows and, as applicable, related weighted-average interest rates based on the Company's historical experience, management's judgment, and statistical analysis, as applicable, concerning their most likely withdrawal behaviors.

                                                                                                                       FAIR VALUE
                                                                                                                         AS OF
(IN MILLIONS)                             2000       2001       2002       2003       2004     THEREAFTER     TOTAL     12/31/99
---------------------------------------------------------------------------------------------------------------------------------
RATE SENSITIVE ASSETS:
 Fixed interest rate loans              $     35   $     21   $     31   $     16   $     15    $     53    $   171      $170
  Average interest rate                     8.05%      8.53%      8.53%      8.36%      8.36%       8.27%      8.32%
 Variable interest rate loans                548         40         20         17         17          26        668       667
  Average interest rate                    10.40%      8.35%      8.28%      7.52%      7.52%       7.06%      9.93%
 Fixed interest rate securities               28         30         26         22         21          43        170       169
  Average interest rate                     6.33%      6.46%      6.45%      6.47%      6.47%       6.38%      6.42%
 Variable interest rate securities             1          1                                           10         12        12
  Average interest rate                     6.81%      6.06%                                        5.94%      5.89%
 Other interest bearing assets                56                                                                 56        56
  Average interest rate                     5.75%                                                              5.75%
RATE SENSITIVE LIABILITIES:
 Non-interest bearing checking                26         26         26         26         26          36        166       166
 Interest bearing checking & savings         112          9          8          8          8                    145       145
  Average interest rate                     3.63%      1.09%       .92%       .92%       .92%                  3.03%
 Time deposits                               235         52         11          3          2                    303       302
  Average interest rate                     5.72%      5.99%      6.04%      5.68%      5.68%                  5.77%
 Fixed interest rate borrowings              174         24                    51         75          26        350       347
  Average interest rate                     5.18%      6.75%                 5.95%      6.24%       6.43%      5.72%
RATE SENSITIVE DERIVATIVE FINANCIAL
INSTRUMENTS:
 Interest rate swaps                                     24                    51         75          26        176        (3)
  Average pay rate                                     5.38%                 5.40%      5.67%       5.40%
  Average receive rate                                 7.41%                 5.89%      6.68%       6.46%


NON-INTEREST INCOME

Total non-interest income was $10.7 million, compared with $9.2 million in 1998, and $11.4 million in 1997. 1999 and 1997 included a state income tax refund related to taxes paid in prior years and interest earned to the date of the refund. In 1997, the bank discontinued origination of mortgage loans from its own mortgage banking unit, and instead, accommodates customers through a referral arrangement with another lender. The decline in mortgage fee income is offset by a decline in corresponding salary and other expense. The Bank realized no gains or losses on the sale of investment securities in 1999, 1998 or 1997.

The table below summarizes the major components of non-interest income:

(IN THOUSANDS)                                            1999        1998        1997
----------------------------------------------------------------------------------------
Trust income                                            $ 4,512     $4,641      $ 4,801
Service charges on deposit accounts                       2,433      2,145        2,195
Mortgage banking fees                                        39         50          204
Sale of financial services and investment products          409        306          292
State income tax refund                                   1,233                   1,369
Letter of credit commissions                                545        609          558
Other                                                     1,526      1,491        1,971
                                                        -------     ------      -------
                                                        $10,697     $9,242      $11,390
                                                        =======     ======      =======

NON-INTEREST EXPENSE

Non-interest expense totaled $29.1 million in 1999, compared with $28.0 million in 1998 and $28.3 million in 1997. The table below summarizes the major components of non-interest expense:

(IN THOUSANDS)                        1999         1998         1997
-----------------------------------------------------------------------
Salaries and employee benefits      $16,379      $15,238      $15,110
Net occupancy                         3,308        3,062        3,194
Equipment                             3,531        3,512        3,648
Fees and assessments                  1,554        1,374        1,539
Advertising and marketing               636          742          909
Other                                 3,683        4,121        3,865
                                    -------      -------      -------
                                    $29,091      $28,049      $28,265
                                    =======      =======      =======


YEAR 2000

The Company has completed replacing or modifying certain systems to ensure Year 2000 compliance. The Company estimates that the cost of its Year 2000 compliance program was approximately $1.1 million. A significant amount of the total cost represents enhancements and improvements, which will be amortized over the estimated useful life of the enhancement or improvement. The Company completed all Year 2000 readiness work. No significant disruptions resulting from the century date change have been detected in any of its critical systems.


CAPITAL AND LIQUIDITY

Stockholders' equity was $152 million or 13.4 percent of total assets at December 31, 1999, compared with $147 million and 14.3 percent in 1998. The Company must meet specific capital guidelines that involve quantitative measures of the Company's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weighting and other factors. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Banking regulatory agencies have categorized the Company as well capitalized under existing regulatory guidelines for 1999 and 1998. The required risk based ratio for capital adequacy purposes is eight percent and the required leverage ratio is four percent. The table below states the Company's capital ratios:

                                  DECEMBER 31,
                         -------------------------
                             1999          1998
--------------------------------------------------
  RISK CAPITAL RATIOS
   Tier I Capital            15.40%        16.33%
   Total Capital             16.65%        17.58%
  LEVERAGE RATIO             13.42%        14.27%

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

DBCI has original maturity five, seven, and ten-year term notes in the amount of $176 million with an investment grade rating.

Available-for-sale securities provide liquidity through scheduled maturities and the cash convertibility of these assets at market value. At December 31, 1999, the market value of available-for-sale securities was less than amortized cost by $3.2 million. At December 31, 1998, the market value exceeded amortized cost by $1.5 million. Held-to-maturity securities provide liquidity through scheduled maturities. The majority of the securities are readily marketable. Management has structured the loan portfolio to provide additional liquidity with at least 55 percent of total loans having scheduled maturities within one year.

Cash flows from operations and changes in the balance sheet also affect liquidity. The Consolidated Statement of Cash Flows on page 6 shows the component changes in the Company's cash position for the three years ending December 31, 1999. In 1999, net cash provided from operating activities increased to $35 million. Investing activities reflect loan originations and principal repayments as well as activity in short-term money market investments, the investment portfolio and investment in premises and equipment. In 1999, net cash used in investing activities increased by $39 million. The increase reflects a higher volume of federal funds sold offset by a lower volume of loan originations as compared with the prior year. Cash provided from financing activities increased by $15 million in 1999. Increased funding sources included time deposits, other short-term borrowings and long term debt, offset by decreased non-interest bearing and savings deposits and commercial paper. The Company paid $7.4 million in cash dividends in 1999.

The Company is not aware of any current recommendations by regulatory authorities, which if they were to be implemented would have a material effect on liquidity, capital resources or operations.


1998 VERSUS 1997

The major factors contributing to the earnings increase were higher net interest income and lower loan loss provision expense, partially offset by lower non-interest income. Net interest income increased to $47.6 million, up 7 percent. The increase resulted from a higher volume of earning assets offset by a decrease in net interest margin. Non-interest income was $9.2 million compared with $11.4 million in 1997. 1997 included a state income tax refund of $1.4 million. Non-interest expense decreased $216,000 from 1997. Most categories of expense decreased from the previous year, with slight increases in personnel and other expenses, such as, supplies, travel and entertainment, and delivery expense.


BUSINESS SEGMENTS

The Company has two business segments, National City Bank of Minneapolis (commercial bank) and Diversified Business Credit, Inc. (commercial finance). The main offices of each segment are located in the business district of downtown Minneapolis. In addition to the main office, the commercial bank has a drive-up location in downtown Minneapolis and a full service bank in Edina, Minnesota. The commercial finance segment has a office in Milwaukee, Wisconsin.

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

The net income of the commercial bank increased to $9.0 million in 1999 from $7.9 million in 1998 and $7.5 million in 1997. The non-interest income in 1999 and 1997 included state income tax refunds of $1,233,000 and $1,369,000, respectively which increased net earnings approximately $769,000 in 1999 and $850,000 in 1997. The bank has increased its net earnings through the growth of its loan portfolio and the use of lower cost funding sources, primarily deposits.

The following table summarizes the commercial bank's performance measures:

(IN THOUSANDS)                   1999           1998           1997
-----------------------------------------------------------------------
Net interest income           $  29,027      $  27,770      $  26,985
Net earnings                      9,015          7,926          7,527
Average assets                  747,781        720,504        684,609
Average loans                   490,553        446,950        418,270
Average deposits                528,189        486,590        470,206

Return on average equity          14.40%         13.19%         13.16%
Efficiency ratio                  60.40%         63.03%         63.22%

The commercial finance segment specializes in providing working capital loans secured by accounts receivable, inventory, and other marketable assets. Loans are made on a demand basis with no fixed repayment schedule. Compared to equity-based loans made by commercial banks, asset-based loans require closer monitoring of collateral values and typically interest rates earned on these loans are higher. The commercial finance segment funds its loans through the issuance of long-term debt in the form of Senior Notes and borrowings from the parent company. Additional Senior Notes were issued in 1999. At December 31, 1999, 59 percent of the commercial finance segment's loans were funded by Senior Notes, compared with 42 percent in 1998. The commercial finance segment originates the majority of its loans in Minnesota with approximately 17 percent originated in its Wisconsin office.

The net earnings of the commercial finance segment were $6.2 million in 1999 compared with $6.3 million in 1998 and $5.0 million in 1997. The earnings of the commercial finance segment were negatively impacted in 1999 by a lower interest rate spread, resulting from a decreased yield on earning assets and higher funding costs. The commercial finance segment also experienced a higher loan loss provision and higher non-interest expenses in 1999. The following table summarizes the commercial finance segment's performance measures:

(IN THOUSANDS)                   1999           1998           1997
-----------------------------------------------------------------------
Net interest income           $  17,208      $  16,729      $  15,092
Net earnings                      6,157          6,332          5,022
Average assets                  312,783        278,737        233,260
Average loans                   307,965        277,162        231,370

Return on average equity          16.88%         20.59%         20.76%
Efficiency ratio                  27.21%         25.73%         25.31%


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

------------------------------------------------------------------------------
                      CHANGE IN INTEREST INCOME AND EXPENSE



                                                                              YEAR-ENDED DECEMBER 31,
                                                     -------------------------------------------------------------------------
                                                               1999 OVER 1998                       1998 OVER 1997
                                                     ----------------------------------- -------------------------------------
                                                                        CHANGES                               CHANGES
                                                                     RESULTING FROM                        RESULTING FROM
                                                                ------------------------              ------------------------
(IN THOUSANDS ON A FULLY TAXABLE EQUIVALENT BASIS)      TOTAL       RATES       VOLUME       TOTAL        RATES       VOLUME
---------------------------------------------------- ---------- ------------- ---------- ------------ ------------- ----------
Earned on:
 Funds sold                                           $   (401)   $     (17)   $   (384)    $  (358)    $     (59)    $ (299)
 Total securities                                         (384)        (125)       (259)          3          (577)       580
 Loans                                                   3,667       (3,848)      7,515       6,165        (1,512)     7,677
                                                      --------    ---------    --------      ------     ---------     ------
  Total earning assets                                   2,882       (3,990)      6,872       5,810        (2,148)     7,958

Interest Paid on:
 Savings deposits                                         (158)        (680)        522         573           186        387
 Time deposits                                            (977)        (522)       (455)         (1)         (143)       142
 Brokered deposits                                       1,916         (157)      2,073        (468)          (14)      (454)
 Other deposits                                           (131)        (104)        (27)          8             3          5
 Short-term funds borrowed                              (2,950)        (519)     (2,431)        206          (311)       517
 Long-term debt                                          3,296         (355)      3,651       2,414          (155)     2,569
                                                      --------    ---------    --------      ------     ---------     ------
  Total interest bearing liabilities                       996       (2,337)      3,333       2,732          (434)     3,166
                                                      --------    ---------    --------      ------     ---------     ------
Increase (decrease) in net interest income            $  1,886    $  (1,653)   $  3,539      $3,078     $  (1,714)    $4,792
                                                      ========    =========    ========      ======     =========     ======

In the above analysis, rate differences were computed as the change in the rate between the current and prior period times the volume of the current year, while the volume differences were computed as the change in volume between the current and prior period times the prior year's rate.

------------------------------------------------------------------------------
                                   SECURITIES



                                                      DECEMBER 31,
CARRYING VALUE OF SECURITIES             --------------------------------------
(IN THOUSANDS)                               1999          1998         1997
-------------------------------------------------------------------------------
Available-for-sale
 U.S. Treasury                            $  4,958      $  5,077      $ 23,997
 U.S. Government agencies                   21,637        17,089         9,844
 Federal agency mortgage-backed             95,921       108,930       102,529
 Municipal securities                        9,189
 Other securities                            3,635         2,801         4,955
                                          --------      --------      --------
                                          $135,340      $133,897      $141,325
                                          ========      ========      ========
Held-to-maturity
 Collateralized mortgage obligations      $ 46,572      $ 41,255      $ 37,402
                                          --------      --------      --------
                                          $ 46,572      $ 41,255      $ 37,402
                                          ========      ========      ========

--------------------------------------------------------------------------------
                       DISTRIBUTION OF ASSETS, LIABILITIES
                            AND STOCKHOLDERS' EQUITY



                                                                                           1999
                                                                          --------------------------------------
                                                                                           INTEREST
                                                                             AVERAGE       INCOME/      AVERAGE
(DAILY AVERAGES IN THOUSANDS AND ON A FULLY TAXABLE EQUIVALENT BASIS)        BALANCE       EXPENSE       RATE
----------------------------------------------------------------------------------------------------------------
ASSETS
Federal funds sold and resale agreements                                   $   13,507      $   691        5.12%
Securities:
 Taxable                                                                      171,215       10,664        6.23
 Tax-exempt                                                                     5,403          395        7.31
                                                                           ----------      -------
  Total securities                                                            176,618       11,059        6.26
Loans                                                                         798,518       76,801        9.62
                                                                           ----------      -------
  Total earning assets                                                        988,643       88,551        8.96
Cash and due from banks                                                        41,768
Other assets                                                                   24,602
                                                                           ----------
                                                                           $1,055,013
                                                                           ==========

----------------------------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Interest bearing deposits:
 Savings                                                                   $  114,398      $ 4,125        3.61%
 Time                                                                         232,433       12,633        5.44
 Other                                                                         31,826          285         .90
                                                                           ----------      -------
  Total                                                                       378,657       17,043        4.50
 Short-term borrowed funds                                                    233,576       12,325        5.28
 Long-term debt                                                               149,565        9,651        6.45
                                                                           ----------      -------
  Total interest bearing liabilities                                          761,798       39,019        5.12
Non-interest bearing deposits                                                 133,926
Other liabilities                                                              11,487
Stockholders' equity                                                          147,802
                                                                           ----------
                                                                           $1,055,013
                                                                           ==========
                                                                                           -------
Net interest income and interest rate spread                                               $49,532        3.84
                                                                                           =======
Net interest margin                                                                                       5.01
 Fees on loans included above                                                              $ 3,446
                                                                                           =======

Average balance of non-accruing loans is included in the above analysis.

Interest income attributable to non-accruing loans has not been included in the above analysis except as collected.

                       1998                                   1997
       ------------------------------------   ------------------------------------
                      INTEREST                               INTEREST
         AVERAGE       INCOME/     AVERAGE      AVERAGE      INCOME/      AVERAGE
         BALANCE       EXPENSE       RATE       BALANCE      EXPENSE       RATE
       ---------------------------------------------------------------------------

        $ 20,844      $ 1,092        5.24%     $ 26,268      $ 1,450        5.52%

         180,705       11,443        6.33       171,981       11,440        6.65

        --------      -------                  --------      -------
         180,705       11,443        6.33       171,981       11,440        6.65
         724,112       73,134       10.10       649,640       66,969       10.31
        --------      -------                  --------      -------
         925,661       85,669        9.25       847,889       79,859        9.42
          44,819                                 39,733
          23,192                                 25,155
        --------                               --------
        $993,672                               $912,777
        ========                               ========

----------------------------------------------------------------------------------


        $101,964      $ 4,283        4.20%     $ 92,338      $ 3,710        4.02%
         204,296       11,694        5.72       209,737       12,163        5.80
          34,034          416        1.22        33,629          408        1.21
        --------      -------                  --------      -------
         340,294       16,393        4.82       335,704       16,281        4.85
         277,780       15,275        5.50       268,567       15,069        5.61
          94,994        6,355        6.69        57,509        3,941        6.85
        --------      -------                  --------      -------
         713,068       38,023        5.33       661,780       35,291        5.33
         130,761                                117,605
          10,118                                  9,069
         139,725                                124,323
        --------                               --------
        $993,672                               $912,777
        ========                               ========
                      -------                                -------
                      $47,646        3.92                    $44,568        4.09
                      =======                                =======
                                     5.15                                   5.26
                      $ 3,281                                $ 2,378
                      =======                                =======

------------------------------------------------------------------------------
                             LOAN PORTFOLIO ANALYSIS



                                                                DECEMBER 31,
TYPES OF LOANS                       -------------------------------------------------------------------
(IN THOUSANDS)                           1999          1998          1997          1996          1995
--------------------------------------------------------------------------------------------------------
Commercial and industrial             $570,879      $520,672      $442,328      $393,534      $381,506
Real estate:
 Construction                           31,967        24,196        10,405        10,444        16,089
 Residential mortgage                   42,096        40,074        43,295        40,323        32,125
 Non-residential mortgage              111,794        92,769        88,448        76,086        68,504
Loans to individuals for personal
 expenditures                           42,704        46,800        54,987        56,973        33,966
Other loans                             39,145        41,598        31,131        22,960        22,607
                                      --------      --------      --------      --------      --------
                                      $838,585      $766,109      $670,594      $600,320      $554,797
                                      ========      ========      ========      ========      ========

Maturities and sensitivity to changes in interest rates in the commercial and industrial and real estate construction loan portfolio are summarized below as of December 31, 1999:


                                                           AFTER ONE       AFTER
                                              WITHIN      BUT WITHIN       FIVE
                                             ONE YEAR     FIVE YEARS       YEARS        TOTAL
------------------------------------------------------------------------------------------------
Commercial and industrial                    $444,106      $112,486      $14,287      $570,879
Real estate construction                       16,895         7,593        7,479        31,967
                                             --------      --------      -------      --------
                                             $461,001      $120,079      $21,766      $602,846
                                             ========      ========      =======      ========
Loans with predetermined interest rates      $  7,956      $ 44,128      $17,772      $ 69,856
Loans with floating interest rates            453,045        75,951        3,994       532,990
                                             --------      --------      -------      --------
                                             $461,001      $120,079      $21,766      $602,846
                                             ========      ========      =======      ========

The following table summarizes non-performing assets:


                                                                   DECEMBER 31,
                                        -------------------------------------------------------------------
(IN THOUSANDS)                              1999          1998          1997          1996          1995
-----------------------------------------------------------------------------------------------------------
Non-accrual loans                         $   322       $   696       $   320       $ 1,329       $ 1,314
Impaired non-accrual loans                  1,316        10,562           171         1,017         2,409
Restructured loans                            221           235
Loans past due 90 days or more as to
 interest or principal                                        4           703           871           135
                                          -------       -------       -------       -------       -------
                                            1,859        11,497         1,194         3,217         3,858
Percent of total loans                        0.2%          1.5%          0.2%          0.5%          0.7%
Impaired accruing loans                    14,398         6,174        13,935         7,797           176
                                          -------       -------       -------       -------       -------
                                          $16,257       $17,671       $15,129       $11,014       $ 4,034
                                          =======       =======       =======       =======       =======
Percent of total loans                        1.9%          2.3%          2.3%          1.8%          0.7%

The gross interest income that would have been recorded in 1999 had non-performing assets remained current and in accordance with original terms, is approximately $816,000. The amount of interest included in income was $13,000.

It is the Company's policy to consider loans for non-accrual when they are past due 90 days or more, unless such loans are well secured and in the process of collection. All such loans have been reviewed by management, and where so determined are included in the non-accrual totals above.

------------------------------------------------------------------------------
                         SUMMARY OF LOAN LOSS EXPERIENCE



                                                                           YEAR ENDED DECEMBER 31,
                                                -----------------------------------------------------------------------------
(IN THOUSANDS)                                       1999            1998            1997            1996            1995
-----------------------------------------------------------------------------------------------------------------------------
Beginning balance of allowance for losses         $  13,785       $  14,283       $  10,111       $   8,602       $   9,726
Provision charged to operating expense                3,480           2,890           4,819           3,148             452
Charge-offs:
 Commercial and industrial                            3,414           3,252             898           2,062           1,637
 Real estate (includes construction and real
  estate)                                                               155             125             195
 Individuals for personal expenditures                   60              37             156             298              44
 Other                                                   86
                                                  ---------       ---------       ---------       ---------       ---------
                                                      3,560           3,444           1,179           2,555           1,681
Recoveries:
 Commercial and industrial                              138              37             267             829              45
 Real estate (includes construction and real
  estate)                                                                 1              12              31              36
 Individuals for personal expenditures                    3               4              47              17              24
 Foreign                                                                                  8
 Other                                                   37              14             198              39
                                                  ---------       ---------       ---------       ---------       ---------
                                                        178              56             532             916             105
                                                  ---------       ---------       ---------       ---------       ---------
 Charge-offs net of recoveries                        3,382           3,388             647           1,639           1,576
                                                  ---------       ---------       ---------       ---------       ---------
 Ending balance of allowance for losses           $  13,883       $  13,785       $  14,283       $  10,111       $   8,602
                                                  =========       =========       =========       =========       =========
 Average gross loans outstanding                  $ 798,518       $ 724,112       $ 649,640       $ 571,959       $ 509,899
 Percent of net loan charge-offs to average
  loans                                                0.42%           0.47%           0.10%           0.29%           0.31%
 Percent of allowance for losses to loans
  outstanding at end of period                         1.66%           1.80%           2.13%           1.68%           1.55%

The provision for loan losses charged to operating expenses is based upon several factors which are evaluated by management including prior loss experience, current and anticipated economic conditions, regular examinations by supervisory authorities and continuing review of problem loans. The allowance for loan losses is allocated to individual loan categories based on the relative risk characteristics of the loan portfolio. For purposes of evaluating the adequacy of the reserve, management concentrates on the major components of the loan portfolio which are commercial loans, real estate loans and loans to individuals. Commercial and real estate-construction loans are reviewed and graded in one of several categories describing their quality, and problem loans are monitored by senior management. Real estate and loans to individuals which are considered past due are reported to management on a monthly basis. The Company also routinely maintains an unallocated allowance to recognize its exposure to unanticipated losses within the loan portfolio. This exposure is caused by inherent delays in obtaining information regarding an individual borrower's financial condition or change in their specific business condition; the judgmental nature of individual loan evaluations, collateral assessments and the interpretation of economic trends; the volatility of general economic or specific customer conditions affecting the identification and quantification of losses for large individual credits; and the sensitivity assumptions used in establishing allocated allowances for general categories of loans. The unallocated allowance also addresses risk in concentration of credit to specific borrowers, products, or industries.

The following is management's allocation of the allowance for loan losses:

                                                                      INDIVIDUALS
                                    COMMERCIAL                       FOR PERSONAL
YEAR ENDED DECEMBER 31            AND INDUSTRIAL     REAL ESTATE     EXPENDITURES     UNALLOCATED       TOTAL
---------------------------------------------------------------------------------------------------------------
1999
 Amount allocated                    $ 11,329         $    100         $   300           $2,154       $13,883
 Outstandings to total loans            68.08%           22.16%           5.09%
1998
 Amount allocated                      12,628              100             300              757        13,785
 Outstandings to total loans            67.96%           20.50%           6.11%
1997
 Amount allocated                       8,449              200             300            5,334        14,283
 Outstandings to total loans            65.96%           21.20%           8.20%
1996
 Amount allocated                       6,624              100             300            3,087        10,111
 Outstandings to total loans            65.55%           21.13%           9.49%
1995
 Amount allocated                       3,268              100             300            4,934         8,602
 Outstandings to total loans            68.76%           21.04%           6.12%

The increase in the unallocated allowance for loan losses in 1999 is the result of the resolution of a large non-accrual loan.

--------------------------------------------------------------------------------
                             SELECTED FINANCIAL DATA



                                                       1999          1998          1997          1996         1995
---------------------------------------------------------------------------------------------------------------------
BALANCE SHEET ITEMS (IN MILLIONS)
 Securities                                         $    182      $    175      $    179      $    165      $   158
 Loans                                                   839           766           671           600          555
 All other assets                                        119            85            85           137           90
  Total assets                                         1,140         1,026           935           902          803
 Total deposits                                          614           517           479           520          440
 Short-term borrowed funds                               174           211           246           206          198
 Long-term debt                                          176           139            67            48           48
 All other liabilities                                    24            12            10             9           10
  Total liabilities                                      988           879           802           783          696
 Stockholders' equity                                    152           147           133           119          107

INCOME AND EXPENSE ITEMS (IN THOUSANDS)
 Interest and fees on loans                           76,779        73,040        66,910        58,795       55,972
 All other interest income                            11,617        12,535        12,890        11,404       10,417
  Total interest income                               88,396        85,575        79,800        70,199       66,389
 Interest expense on deposits                         17,043        16,393        16,281        14,980       12,950
 Interest expense on short-term borrowed funds        12,325        15,275        15,069        11,908       11,680
 Interest expense on long-term debt                    9,651         6,355         3,941         3,261        3,638
  Total interest expense                              39,019        38,023        35,291        30,149       28,268
 Net interest income                                  49,377        47,552        44,509        40,050       38,121
 Provision for loan losses                             3,480         2,890         4,819         3,148          452
 Trust fees                                            4,512         4,641         4,801         4,605        4,839
 State income tax refund                               1,233                       1,369
 Gains (losses) on sale of securities                                                              133         (122)
 All other income                                      4,952         4,601         5,220         5,344        4,460
 All other expenses                                   29,091        28,049        28,265        26,189       26,053
 Net earnings                                         16,627        15,664        13,722        12,686       12,696

Basic Earnings Per Share
 Net earnings                                           1.90          1.77          1.54          1.42         1.42

------------------------------------------------------------------------------
                                 SELECTED RATIOS



                                                                 YEAR ENDED DECEMBER 31,
                                                           ------------------------------------
                                                              1999         1998         1997
-----------------------------------------------------------------------------------------------
Net earnings to average assets                                 1.58%        1.58%        1.50%
Net earnings to average stockholders' equity                  11.23        11.26        11.26
Average stockholders' equity to average total assets          14.03        14.00        14.00
Dividend payout ratio                                         25.26        27.12

Regulatory Capital Ratios:
 Tier 1 risk capital                                          15.40        16.33        16.52
 Total risk capital                                           16.65        17.58        17.77
 Leverage                                                     13.42        14.27        14.15
  (ratios calculated before unrealized gains or losses)

------------------------------------------------------------------------------
                SELECTED CONSOLIDATED QUARTERLY FINANCIAL DATA



                                                                            1999
                                         ---------------------------------------------------------
(UNAUDITED)                                  FIRST         SECOND          THIRD         FOURTH
(IN THOUSANDS EXCEPT PER SHARE DATA)        QUARTER        QUARTER        QUARTER        QUARTER
--------------------------------------------------------------------------------------------------
Interest income                            $ 20,531       $ 21,459       $ 22,960       $ 23,446
Interest expense                              8,814          9,152         10,231         10,822
Net interest income                          11,717         12,307         12,729         12,624
Provision for loan losses                       862            997          1,111            510
Other non-interest income                     2,413          2,423          3,647          2,214
Non-interest expense                          7,304          7,263          7,045          7,479
Income tax expense                            2,359          2,556          3,197          2,764
Net earnings                                  3,605          3,914          5,023          4,085
Basic earnings per share                       0.41           0.45           0.57           0.47


                                                                            1998
                                         ---------------------------------------------------------
(UNAUDITED)                                  FIRST         SECOND          THIRD         FOURTH
(IN THOUSANDS EXCEPT PER SHARE DATA)        QUARTER        QUARTER        QUARTER        QUARTER
--------------------------------------   ------------   ------------   ------------   ------------
Interest income                            $ 20,074       $ 20,881       $ 22,485       $ 22,135
Interest expense                              8,875          9,127          9,959         10,062
Net interest income                          11,199         11,754         12,526         12,073
Provision for loan losses                       228             57            535          2,070
Other non-interest income                     2,409          2,678          2,177          1,978
Non-interest expense                          7,350          7,219          7,146          6,334
Income tax expense                            2,379          2,836          2,759          2,217
Net earnings                                  3,651          4,320          4,263          3,430
Basic earnings per share*                      0.41           0.49           0.48           0.39

Certain information has been restated from the information originally reported in the Company's Quarterly Reports on Form 10-Q. The restatements reflect the correction of previously reported information as discussed in the Company's Current Report on Form 8-K, dated November 15, 1999.

                                        1999                   1998
                                --------------------   ---------------------
                                   LOW        HIGH        LOW         HIGH
                                --------------------------------------------
Stock Price Range*
 First quarter                   $21        $27 1/2      $23 3/8      $29 1/2
 Second quarter                   17 1/4     22 5/8       30           35 1/4
 Third quarter                    17 3/8     21           24           34 1/2
 Fourth quarter                   16         20 3/8       23 1/2       28
December 31 (Closing Price)          $16 3/4                  $26 1/4

-----------------
*Adjusted for stock dividends

--------------------------------------------------------------------------------
                                    DIRECTORS



NATIONAL CITY BANCORPORATION
David C. Malmberg               Michael J. Boris*           James B. Goetz, Sr.             Walter E. Meadley, Jr.
Chairman of the Board           Private investor and        President and Chief             Retired Vice Chairman
National City Bancorporation    Consultant                  Executive Officer               of the Board
                                                            Goetz Companies                 National City Bank
Wendell R. Anderson*            Marvin Borman*
Of Counsel                      Partner                     Esperanza Guerrero-Anderson*    Robert L. Olson
Larkin, Hoffman,                Maslon, Edelman,            President and Chief             President and Chief
Daly & Lindgren Ltd             Borman & Brand              Executive Officer               Executive Officer
                                                            Milestone Growth Fund, Inc.     Diversified Business Credit, Inc.
David L. Andreas                Sharon N. Bredeson
President and                   President and Chief         Thomas E. Holloran*             Roger H. Scherer*
Chief Executive Officer         Executive Officer           Professor, Graduate Programs    Chairman of the Board
National City Bancorporation    STAFF-PLUS, Inc.            in Management                   Scherer Bros. Lumber Company
President and                                               University of St. Thomas
Chief Executive Officer         Kenneth H. Dahlberg
National City Bank              Chairman of the Board       C. Bernard Jacobs
                                Dahlberg, Inc.              Retired President and
Terry L. Andreas                                            Chief Executive Officer
School for Field Studies        John H. Daniels, Jr.*       National City Bancorporation
Chairman of the Board           Partner                     Retired Chairman of the Board
Beverly, Massachusetts          Willeke & Daniels           National City Bank              *Members of the Audit Committee


--------------------------------------------------------------------------------
                               PRINCIPAL OFFICERS



NATIONAL CITY BANCORPORATION
David L. Andreas                Thomas J. Freed
President and                   Secretary and Chief Financial Officer
Chief Executive Officer


NATIONAL CITY BANK OF MINNEAPOLIS
David L. Andreas                Margaret A. Newhouse        DeWayne A. Hoium                FINANCIAL MANAGEMENT DIVISION
President and                   Vice President              Vice President                  Thomas J. Freed
Chief Executive Officer                                                                     Senior Vice President
                                Scott D. Thorson            Sherri L. Kelly                 and Chief Financial Officer
CLIENT SERVICES DIVISION        Vice President              Vice President
William J. Klein                                                                            Robert A. Duncan
Executive Vice President        BANK OPERATIONS DIVISION    James R. Kitchen                Vice President
                                Donald W. Kjonaas           Vice President
Donna M. DeMatteo               Senior Vice President                                       Michael G. Jensen
Vice President                  and Security Officer        Susan E. Martenson              Vice President
                                                            Vice President
David M. Nash                   Laura J. Carlson                                            Robert A. Kramer
Senior Vice President           Vice President              Lisa A. Ruhl                    Vice President and Controller
                                                            Vice President
                                                                                            Robert A. Steuck
                                                            COMPLIANCE COUNSEL              Vice President and Auditor
                                                            Connie G. Weinman


DIVERSIFIED BUSINESS CREDIT, INC.
Robert L. Olson                 William D. Farrar           Bridget A. Manahan              Walter D. Tomaszek
President and Chief             Vice President              Vice President                  Vice President
Executive Officer
                                Jeffrey S. Holland          Kevin D. Schrader
Janet L. Pomeroy                Vice President              Vice President
Senior Vice President
                                Robert L. Johnson           Mark W. Schwieters
Anthony R. Bassett              Vice President              Vice President
Vice President

                          NATIONAL CITY BANCORPORATION

                               Sixth On The Mall
                 651 Nicollet Mall, Minneapolis, MN 55402-1611
                                 (612) 904-8500
                            www.nationalcitybank.com
                             www.businesscredit.com