Form 10-K405, Exhibit 13
period 2000-12-31
NATIONAL CITY BANCORPORATION
filed 2001-03-26
CIK 69968

Exhibit 13

                          NATIONAL CITY BANCORPORATION

                              ANNUAL REPORT 2000





                               [GRAPHIC OMITTED]

FINANCIAL HIGHLIGHTS                                                           1

--------------------------------------------------------------------------------

(IN THOUSANDS EXCEPT PER SHARE DATA)                       2000             1999
--------------------------------------------------------------------------------
For the Year
 Net interest income                                 $   52,948       $   49,377
 Net earnings                                            18,013           16,627
 Basic earnings per share                                  2.11             1.90

At Year End
 Total assets                                        $1,192,606       $1,140,180
 Loans                                                  910,828          838,585
 Deposits                                               643,724          614,308
 Stockholders' equity                                   164,759          151,949
 Book value per share                                     19.44            17.39


TABLE
OF CONTENTS
--------------------------------------------------------------------------------

Report to Stockholders                            2     Statistical Data                   29
Consolidated Financial Statements                 3     Selected Financial Data            34
Notes to Consolidated Financial Statements        7     Selected Ratios and Consolidated
Report of Independent Auditors                   19      Quarterly Financial Data          35
Management's Discussion and Analysis of                 Directors and Officers             36
 Financial Condition and Results of Operations   20

NATIONAL CITY BANCORPORATION
National City Bancorporation (the "Company") is a bank holding company headquartered in Minneapolis, Minnesota. The Company owns National City Bank of Minneapolis (the "Bank") which has two offices in metropolitan Minneapolis. The Company also owns Diversified Business Credit, Inc. ("DBCI"), a commercial finance company.

FORM 10-K
The consolidated financial statements and related footnotes and certain other information included in this Annual Report will be incorporated by reference in the Company's Annual Report on Form 10-K to the Securities and Exchange Commission. A copy of the Form 10-K report is available free of charge upon written request to the Company, attention: David L. Andreas, President and Chief Executive Officer, National City Bancorporation, 651 Nicollet Mall, Minneapolis, Minnesota 55402-1611. For online access to quarterly earnings reports, financial analyses and current news about National City Bancorporation, please visit www.nationalcitybank.com or www. businesscredit.com.

STOCK TRANSFER AGENT AND REGISTRAR
National City Bank of Minneapolis, Gaviidae Common, 651 Nicollet Mall, Minneapolis, Minnesota 55402-1611.

ANNUAL MEETING
The annual meeting of Stockholders will be held in the Company's offices on the fifth floor of Gaviidae Common, 651 Nicollet Mall, Minneapolis, Minnesota, on Wednesday, April 18, 2001, at 11:00 a.m.

MARKET FOR COMMON STOCK
The Company's common stock is traded on The NASDAQ Stock Market(SM) under the symbol NCBM. There are currently approximately 2100 registered stockholders.

                                        [PRINTED WITH SOY INK]  [RECYCLED PAPER]

                                        ----------------------------------------
                                        This annual report is printed with soy
                                        ink on recycled paper. All papers meet
                                        or exceed the current E.P.A. guidelines
                                        for recycled paper. To help our
                                        environment, please recycle this
                                        publication.
                                        ----------------------------------------

2                                                         REPORT TO STOCKHOLDERS

--------------------------------------------------------------------------------

DEAR STOCKHOLDER:

Whether you believe it was the dawn of a new millennium or the 20th Century's curtain call, the year 2000 was not just another year of business as usual for National City Bancorporation.
     Increased loan activity in our business banking subsidiary, National City Bank of Minneapolis (the "Bank"), contributed to a noteworthy 13.6 percent annual increase in net earnings, excluding a non-recurring tax refund included in net earnings for 1999. As average loan levels increased 10 percent in 2000 over 1999, so did the Company's average total earning assets-surpassing $1 billion for the first time.
     Nonperforming assets increased over the prior year, primarily related to a loan at our commercial finance subsidiary, Diversified Business Credit, Inc.
(DBCI). The assets securing the loan are being liquidated, and a charge-off may result. This potential has been considered in determining the adequacy of our allowance for loan losses. The Company's net charge-offs in 2000 of $2.8 million were lower than in each of the previous two years.
     While mergers were the focus of the bigger financial service companies in our market, National City Bancorporation remains firm in its long-standing commitment to serving our business and professional community. Several initiatives were launched to demonstrate your company's market position as a savvy business advisor-providing meaningful connections, resources and referrals for businesses from growth to maturity, in addition to deposit and lending expertise and solutions. Initiatives at the bank subsidiary included:
     * Business clients received in-depth training on OptiLINK(SM), the National City Bank of Minneapolis web-based, online treasury management system. OptiLINK(SM) has helped expand traditional loan and deposit customers to more comprehensive banking relationships.
     * Networking events brought clients together with bank representatives and subject matter experts for topical discussions, demonstrating the Bank's understanding of critical business issues and providing for business development opportunities across all service areas.
     * A redesigned website underscored the Bank's commitment to "Doing Business Better" by giving clients 24/7 access to their account information and to expert business service.
     New strategic initiatives for the coming year will position the Company to further leverage our banking and financial service expertise, as well as our relationship management capabilities, for profitability and growth.
     At DBCI we will focus on generating new client relationships to diversify our portfolio. We believe that maintaining a broader portfolio ultimately will enhance the Company's risk position, minimize the incidence of nonperforming loans, and contribute to sustainable growth in our commercial finance business.
     At the Bank we will continue to develop core technologies to enhance client service and to strengthen our competitive position. In addition, we will intensify our marketing activity in 2001 to raise our recognition by our preferred prospects within the business community and to differentiate our company from other financial service companies.
     Corporate citizenship also will be a continued priority. We will maintain our leadership position as a United Way Pacesetter and as a Minnesota Keystone member, committed to contributing 2 percent of pre-tax profits to communities we serve.
     Our vision for National City Bancorporation, and the key marketing message for National City Bank of Minneapolis, is "Doing Business Better", by more effective use of technology; by developing current client relationships; by providing new customer solutions integrated with our rich set of services; and by diligently focusing on serving the financial needs of businesses, their owners and their employees. As always, we give the credit for our success to our employees, whose dedication to our clients and to constant learning supports these initiatives. We thank you, our stockholders, for your continued interest in the success of National City Bancorporation.

Sincerely,


/s/ David C. Malmberg             /s/ David L. Andreas

David C. Malmberg                 David L. Andreas
Chairman of the Board             President and Chief Executive Officer

CONSOLIDATED                                                                   3
BALANCE SHEET
--------------------------------------------------------------------------------

                                                                                   DECEMBER 31,
(IN THOUSANDS EXCEPT NUMBER OF SHARES)                                        2000             1999
------------------------------------------------------------------------------------------------------
Assets
 Cash and due from banks                                                   $   43,749       $   36,997
 Federal funds sold and resale agreements                                       1,120           55,655
 Available-for-sale securities                                                168,976          135,340
 Held-to-maturity securities
  (market value: 2000 - $38,790 and 1999 - $45,297)                            38,970           46,572

 Loans                                                                        910,828          838,585
  Less allowance for loan losses                                              (14,081)         (13,883)
                                                                           ----------       ----------
                                                                              896,747          824,702
 Premises and equipment                                                         7,549            8,921
 Accrued interest receivable                                                    9,871            7,600
 Customer acceptance liability                                                  2,099            1,424
 Other assets                                                                  23,525           22,969
                                                                           ----------       ----------
                                                                           $1,192,606       $1,140,180
                                                                           ==========       ==========

------------------------------------------------------------------------------------------------------
Liabilities and Stockholders' Equity
 Deposits:
  Non-interest bearing                                                     $  157,121       $  166,039
  Interest bearing                                                            486,603          448,269
                                                                           ----------       ----------
                                                                              643,724          614,308
 Federal funds purchased and
  repurchase agreements                                                       106,083           89,950
 Commercial paper                                                              27,349           38,777
 Other short-term borrowed funds                                               56,630           45,053
 Acceptances outstanding                                                        2,099            1,424
 Other liabilities                                                             15,962           22,719
 Long-term debt                                                               176,000          176,000
                                                                           ----------       ----------
   Total liabilities                                                        1,027,847          988,231
 Stockholders' equity:
  Common stock, par value $1.25, authorized 40,000,000 shares
   Issued:  2000 - 8,867,417 shares; 1999 - 8,861,944 shares                   11,084           11,077
  Additional paid-in capital                                                  122,062          121,982
  Unrealized gains (losses) net of tax effect                                   1,372           (1,883)
  Retained earnings                                                            37,309           23,735
                                                                           ----------       ----------
                                                                              171,827          154,911
 Less common stock in treasury at cost:
  2000 - 394,277 shares; 1999 - 125,222 shares                                 (7,068)          (2,962)
                                                                           ----------       ----------
   Total stockholders' equity                                                 164,759          151,949
                                                                           ----------       ----------
                                                                           $1,192,606       $1,140,180
                                                                           ==========       ==========

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4                                                        CONSOLIDATED STATEMENTS
                                                                     OF EARNINGS
--------------------------------------------------------------------------------

                                                                      YEAR ENDED DECEMBER 31,
(IN THOUSANDS EXCEPT PER SHARE DATA)                             2000           1999           1998
------------------------------------------------------------------------------------------------------
Interest Income
 Interest and fees on loans                                   $   91,314     $   76,779     $   73,040
 Interest on federal funds sold and resale agreements              1,016            691          1,092
 Interest on securities:
  Taxable                                                         11,833         10,664         11,443
  Exempt from federal income taxes                                   920            262
                                                              ----------     ----------     ----------
                                                                  12,753         10,926         11,443
                                                              ----------     ----------     ----------
   Total interest income                                         105,083         88,396         85,575

------------------------------------------------------------------------------------------------------
Interest Expense
 Interest on deposits                                             26,464         17,043         16,393
 Interest on short-term borrowed funds                            11,105         12,325         15,275
 Interest on long-term debt                                       14,566          9,651          6,355
                                                              ----------     ----------     ----------
   Total interest expense                                         52,135         39,019         38,023
                                                              ----------     ----------     ----------
 Net interest income                                              52,948         49,377         47,552
 Provision for loan losses                                         2,955          3,480          2,890
                                                              ----------     ----------     ----------
   Net interest income after provision for loan losses            49,993         45,897         44,662

------------------------------------------------------------------------------------------------------
Non-Interest Income
 Service charges on deposit accounts                               2,395          2,433          2,145
 Fees for other customer services                                  1,782          1,775          1,635
 Trust fees                                                        4,680          4,512          4,641
 State income tax refund                                                          1,233
 Other income                                                        731            744            821
                                                              ----------     ----------     ----------
                                                                   9,588         10,697          9,242

------------------------------------------------------------------------------------------------------
Non-Interest Expense
 Employee compensation and benefits                               16,783         16,379         15,238
 Net occupancy expense of premises                                 3,395          3,308          3,062
 Equipment rentals, depreciation and maintenance                   3,389          3,531          3,512
 Other expense                                                     6,384          5,873          6,237
                                                              ----------     ----------     ----------
                                                                  29,951         29,091         28,049
                                                              ----------     ----------     ----------
 Earnings before income taxes                                     29,630         27,503         25,855
 Income taxes                                                     11,617         10,876         10,191
                                                              ----------     ----------     ----------
 Net earnings                                                 $   18,013     $   16,627     $   15,664
                                                              ==========     ==========     ==========

------------------------------------------------------------------------------------------------------
Basic Earnings Per Share                                      $     2.11     $     1.90     $     1.77
                                                              ==========     ==========     ==========
 Average common and common equivalent shares outstanding       8,530,722      8,766,727      8,855,348


SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED STATEMENTS                                                        5
OF STOCKHOLDERS' EQUITY
--------------------------------------------------------------------------------


                                             COMMON STOCK                                            TREASURY STOCK
                                                               ADDITIONAL             UNREALIZED
                                           NUMBER               PAID-IN    RETAINED      GAINS      NUMBER
(IN THOUSANDS EXCEPT NUMBER OF SHARES)   OF SHARES    AMOUNT    CAPITAL    EARNINGS     (LOSSES)   OF SHARES    AMOUNT     TOTAL
---------------------------------------------------------------------------------------------------------------------------------
Balance at January 1, 1998               8,110,836   $10,139   $ 94,756   $  28,464    $    424     33,553    $   (856)  $132,927
 Net earnings for the year                                                   15,664                                        15,664
 Ten percent stock dividend                804,574     1,005     27,961     (29,006)                                          (40)
 Unrealized securities gains net
  of tax effect                                                                             489                               489
 Cancellation of treasury stock            (53,466)      (67)      (735)       (652)               (53,466)      1,454
 Purchase of treasury stock                                                                         64,943      (1,752)    (1,752)
                                        -----------------------------------------------------------------------------------------
Balance at December 31, 1998             8,861,944    11,077    121,982      14,470         913     45,030      (1,154)   147,288
 Net earnings for the year                                                   16,627                                        16,627
 Cash dividends                                                              (7,362)                                       (7,362)
 Unrealized securities (losses)
  net of tax effect                                                                      (2,796)                           (2,796)
 Purchase of treasury stock                                                                         80,192      (1,808)    (1,808)
                                        -----------------------------------------------------------------------------------------
Balance at December 31, 1999             8,861,944    11,077    121,982      23,735      (1,883)   125,222      (2,962)   151,949

 Net earnings for the year                                                   18,013                                        18,013
 Cash dividends                                                              (4,439)                                       (4,439)
 Unrealized securities gains net
  of tax effect                                                                           3,255                             3,255
 Dividend reinvestment plan                  5,473         7         80                                                        87
 Purchase of treasury stock                                                                        269,055      (4,106)    (4,106)
                                        -----------------------------------------------------------------------------------------
Balance at December 31, 2000             8,867,417   $11,084   $122,062   $  37,309    $  1,372    394,277    $ (7,068)  $164,759
                                        =========================================================================================

CONSOLIDATED STATEMENTS
OF COMPREHENSIVE INCOME
--------------------------------------------------------------------------------

                                                              YEAR ENDED DECEMBER 31,
(IN THOUSANDS)                                             2000         1999         1998
------------------------------------------------------------------------------------------
Total interest income                                   $105,083      $ 88,396     $85,575
Total interest expense                                    52,135        39,019      38,023
                                                        --------      --------     -------
 Net interest income                                      52,948        49,377      47,552
Provision for loan losses                                  2,955         3,480       2,890
                                                        --------      --------     -------
 Net interest income after provision for loan losses      49,993        45,897      44,662
                                                        --------      --------     -------
Total non-interest income                                  9,588        10,697       9,242
Total non-interest expense                                29,951        29,091      28,049
                                                        --------      --------     -------
Earnings from operations before taxes                     29,630        27,503      25,855
Applicable income taxes                                   11,617        10,876      10,191
                                                        --------      --------     -------
 Net earnings                                             18,013        16,627      15,664
Other comprehensive income, before tax:
 Unrealized gain (loss) on investments in securities       5,468        (4,697)        821
 Applicable income tax                                     2,213        (1,901)        332
                                                        --------      --------     -------
 Other comprehensive income, net of tax                    3,255        (2,796)        489
                                                        --------      --------     -------
Comprehensive income                                    $ 21,268      $ 13,831     $16,153
                                                        ========      ========     =======

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6                                                        CONSOLIDATED STATEMENTS
                                                                   OF CASH FLOWS
--------------------------------------------------------------------------------

                                                                                   YEAR ENDED DECEMBER 31,
(IN THOUSANDS)                                                                2000           1999           1998
------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
 Net earnings                                                              $  18,013      $   16,627     $  15,664
 Adjustments to reconcile net earnings to net cash
  from operating activities:
   Depreciation and amortization                                               2,562           2,757         2,927
   Amortization of securities premiums and discounts                            (158)            283           579
   Provision for loan losses                                                   2,955           3,480         2,890
   Increase in accrued interest receivable                                    (2,271)           (101)         (239)
   (Increase) decrease in other assets                                          (556)         (1,856)        3,268
   (Decrease) increase in other liabilities                                   (6,757)         12,404         1,229
   Other (increase) decrease                                                  (2,235)          1,842          (651)
                                                                           ---------      ----------     ---------
    Total operating adjustments                                               (6,460)         18,809        10,003
                                                                           ---------      ----------     ---------
    Net cash provided by operating activities                                 11,553          35,436        25,667

Cash flows from investing activities:
 Net increase in loans                                                       (75,000)        (75,858)      (98,903)
 Net decrease (increase) in federal funds sold and
  resale agreements                                                           54,535         (49,555)       (2,360)
 Available-for-sale securities:
   Proceeds from maturities and principal repayments                          21,941          37,619        64,810
   Purchases of securities                                                   (49,933)        (44,006)      (57,114)
 Held-to-maturity securities:
   Proceeds from maturities and principal repayments                           7,606          12,102        17,865
   Purchases of securities                                                                   (17,396)      (21,743)
 Purchase of premises and equipment                                           (1,190)         (1,279)       (1,913)
                                                                           ---------      ----------     ---------
    Net cash used in investing activities                                    (42,041)       (138,373)      (99,358)
                                                                           ---------      ----------     ---------
Cash flows from financing activities:
 Net (decrease) increase in non-interest bearing and savings deposits        (10,650)         (4,352)       31,333
 Net increase in time deposits                                                40,066         101,166         7,511
 Net increase (decrease) in federal funds purchased and
  repurchase agreements                                                       16,133          (8,752)       (5,697)
 Net decrease in commercial paper                                            (11,428)        (60,619)      (19,685)
 Net increase (decrease) in other short-term borrowed funds                   11,577          32,390       (10,555)
 Net increase in long-term debt                                                               37,000        72,000
 Purchase of treasury stock                                                   (4,106)         (1,808)       (1,752)
 Proceeds from stock issued under a dividend reinvestment plan                    87
 Payment for fractional shares on stock dividends                                                              (40)
 Cash dividends paid                                                          (4,439)         (7,362)
                                                                           ---------      ----------     ---------
    Net cash provided by financing activities                                 37,240          87,663        73,115
                                                                           ---------      ----------     ---------
 Net increase (decrease) in cash and due from banks                            6,752         (15,274)         (576)
 Cash and due from banks at beginning of year                                 36,997          52,271        52,847
                                                                           ---------      ----------     ---------
 Cash and due from banks at end of year                                    $  43,749      $   36,997     $  52,271
                                                                           =========      ==========     =========
Supplemental disclosures
 Cash paid during the year for:
   Interest                                                                $  49,697      $   37,210     $  36,306
   Income taxes                                                                9,929          10,655        10,618

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTES TO                                                                       7
CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE A
SUMMARY OF SIGNIFICANT
ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS - The Company's principal business is a bank holding company for National City Bank of Minneapolis which is a full service national bank offering a variety of loans, deposit programs, trust and related banking services. The Company's principal non-bank subsidiary is Diversified Business Credit, Inc., a commercial finance company.

PRINCIPLES OF CONSOLIDATION - The consolidated financial statements include the accounts of the Company and its subsidiaries, after elimination of all material intercompany transactions and balances.

RISKS AND UNCERTAINTIES - The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual experience could differ from those estimates.

SECURITIES - Securities which the Company has the positive intent and ability to hold to maturity are reported as held-to-maturity securities. Securities in this category are stated at cost, adjusted for amortization of premiums and accretion of discounts over their remaining lives. Securities not classified as held-to-maturity securities are classified as available-for-sale securities and are reported at fair value, with unrealized gains and losses, net of tax, reported in a separate component of stockholders' equity and comprehensive income. Realized gains and losses on disposition of securities and declines in value judged to be other than temporary are computed on a specific identification method, and included in earnings.

LOANS - Most of the Company's loans are to customers within Minnesota. Interest income on loans is accrued on the basis of unpaid principal. Loan and commitment fees are generally deferred and recognized over the loan and commitment period as a yield adjustment. Loans are generally placed on nonaccrual status when the collection of interest or principal has become 90 days past due or collection is otherwise considered doubtful. When a loan is placed on nonaccrual status, interest previously accrued and unpaid in the current year is reversed against current period interest income. Interest payments received on nonaccrual loans are generally applied against principal unless the loan is well secured or in the process of collection.

ALLOWANCE FOR LOAN LOSSES - The provision for loan losses is based on management's continuing evaluation of the loan portfolio, including estimates and appraisals of collateral values, and performance of individual loans. Changes in the estimates, appraisals and evaluations might be required quickly in the event of changing economic conditions and the economic prospects of borrowers. The Company determines the allowance for loan losses by identifying specific loans that have a possibility of loss or are impaired, and by applying a historical loss experience. The entire balance of the allowance is available to absorb losses on loans that become uncollectible.

PREMISES AND EQUIPMENT - Premises and equipment, including leasehold improvements, are carried at cost less accumulated depreciation and amortization. Depreciation and amortization are computed on the straight-line or double declining balance basis over the estimated useful life of the asset or lease term.

TREASURY STOCK - The Company's board of directors has authorized the repurchase of shares from stockholders who have 99 or fewer shares. The board also authorized the repurchase of larger blocks of stock as a part of its capital management activities.

INCOME TAXES - Deferred income taxes are provided on all significant temporary differences between the tax basis of an asset or liability and its reported amount in the financial statements at currently enacted tax rates.

INTEREST RATE SWAPS - The Company enters into interest rate swap transactions as a tool to manage its interest rate risk. Income or expense on swaps designated as hedges of assets or liabilities is recorded as an adjustment to interest income or expense. If the hedged instrument is terminated prior to maturity, the swap agreement is marked to market with any resulting gain or loss included in the gain or loss from the disposition. If the interest rate swap is terminated, the gain or loss is deferred and amortized over the shorter of the remaining life of the specific asset

8                                                                       NOTES TO
                                               CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

or liability it was designated to hedge or the original term of the interest rate swap.

PER SHARE CALCULATION - Basic earnings per share is calculated by dividing net income by the weighted average number of common shares outstanding during the year. Average common shares outstanding are retroactively adjusted to reflect the impact of stock dividends.

NEW ACCOUNTING PRONOUNCEMENT - The Financial Accounting Standards Board issued in June, 1998 Statement of Financial Accounting Standards (SFAS) No. 133 "Accounting for Derivative Instruments and Hedging Activities". As amended by SFAS No. 137 and SFAS No. 138, SFAS No. 133 is effective for years beginning after June 15, 2000. SFAS No. 133 provides a comprehensive and consistent standard for the recognition and measurement of derivatives and hedging activities. The Company adopted SFAS 133 as of January 1, 2001. The effect of adopting SFAS 133 was to record a derivative asset of $4 million and an increase in long-term debt of $4 million related to interest rate swaps which qualify for the short-cut method.

RECLASSIFICATION - Certain amounts for prior periods have been reclassified for comparative purposes. The reclassifications had no effect on net earnings or stockholders' equity as previously reported.


NOTE B
ESTIMATED FAIR VALUE

The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, "Disclosures about Fair Value of Financial Instruments"

                                             DECEMBER 31, 2000
                                          ----------------------
                                           CARRYING    ESTIMATED
(IN THOUSANDS)                              AMOUNT    FAIR VALUE
----------------------------------------------------------------
Assets:
  Cash and due from banks                   $43,749      $43,749
  Federal funds sold and resale
    agreements                                1,120        1,120
  Available-for-sale securities             168,976      168,976
  Held-to-maturity securities                38,970       38,790
  Loans-net of allowance for
    loan losses                             896,747      911,206
Liabilities:
  Deposits                                  643,724      645,929
  Federal funds purchased and repurchase
    agreements                              106,083      106,153
  Commercial paper and other short-term
    funds                                    83,979       84,421
  Long-term debt                            176,000      180,931
Off-Balance Sheet Unrealized Gains:
  Interest rate swap agreements                            3,980

                                             DECEMBER 31, 1999
                                          ----------------------
                                           CARRYING    ESTIMATED
(IN THOUSANDS)                              AMOUNT    FAIR VALUE
----------------------------------------------------------------
Assets:
  Cash and due from banks                   $36,997      $36,997
  Federal funds sold and resale
    agreements                               55,655       55,655
  Available-for-sale securities             135,340      135,340
  Held-to-maturity securities                46,572       45,297
  Loans-net of allowance for
    loan losses                             824,702      823,175
Liabilities:
  Deposits                                  614,308      613,415
  Federal funds purchased and repurchase
    agreements                               89,950       89,935
  Commercial paper and other short-term
    funds                                    83,830       83,770
  Long-term debt                            176,000      173,564
Off-Balance Sheet Unrealized Losses:
  Interest rate swap agreements                           (2,873)

     The estimated fair value amounts have been determined by the Company using available market information and valuation methodologies, including discounted cash flow calculations and pricing models or services. However, considerable judgement is required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amount the Company could realize in a current market exchange. The use of different market assumptions or estimation methodologies may have a material effect on the estimated fair value amounts.

CASH AND DUE FROM BANKS - The carrying value of cash and due from banks approximates estimated fair value.

NOTES TO                                                                       9
CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

FEDERAL FUNDS SOLD, RESALE AGREEMENTS, FEDERAL FUNDS PURCHASED, AND REPURCHASE AGREEMENTS - The carrying value of these instruments approximates estimated fair value.

SECURITIES - Estimated fair values of securities are based primarily on quoted market prices or dealer quotes. If quoted market price is not available, fair value is estimated using quoted market prices for securities with similar characteristics.

LOANS - Approximately 78% of the loans outstanding have variable rate pricing. Management segregates all loans into appropriate risk categories. For that portion of the portfolio for which there are no known credit concerns, management believes that the risk factor embedded in the pricing of loans results in a fair valuation of such loans at their carrying value. For that portion of the portfolio with an element of credit concern, the level of credit adjustment required in the marketplace approximates the valuation allowance for loan losses.

DEPOSITS - The fair value of non-interest bearing deposits and savings accounts is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered in the marketplace for deposits of similar remaining maturities.

COMMERCIAL PAPER AND OTHER SHORT TERM BORROWED FUNDS - These short term borrowings generally mature in less than 90 days and carrying value approximates fair value.

LONG-TERM DEBT - The fair value of long-term debt is estimated using the rates currently available on debt with similar terms and similar remaining maturities.

INTEREST RATE SWAP AGREEMENTS - The fair value is the estimated amount that the Company would receive or pay to execute a new agreement with terms identical to those remaining on the current agreement, considering current interest rates.


NOTE C
LOANS

The following loans were outstanding:

                                            DECEMBER 31,
                                       ----------------------
(IN THOUSANDS)                           2000          1999
-------------------------------------------------------------
Commercial & Industrial                $622,603      $570,879
Real estate:
  Construction                           37,806        31,967
  Residential mortgage                   38,986        42,096
  Non-residential mortgage              118,010       111,794
  Loans to individuals for personal
    expenditures                         52,891        42,704
  Other                                  40,532        39,145
                                       --------      --------
                                       $910,828      $838,585
                                       ========      ========

     At December 31, 2000 and 1999, receivables from and standby letters of credit issued on behalf of commercial real estate developers and investors were approximately $158 million and $131 million, respectively. The credit risk associated with these loans is subject to changes in real estate market values. The properties held as collateral are primarily in the state of Minnesota.
     The Company's non-bank subsidiary engages in asset-based lending and originates loans which are dependent on the value of the borrower's underlying collateral. Collateral typically includes accounts receivable, inventory and equipment. The total receivables from collaterally dependent loans was $282 million and $298 million at December 31, 2000 and 1999, respectively, secured by collateral against which the non-bank subsidiary has made advances pursuant to its loan agreements with an estimated fair value of $342 million and $366 million, respectively.
     An analysis of the allowance for loan losses is presented below:

                                  YEAR ENDED DECEMBER 31,
                             ---------------------------------
(IN THOUSANDS)                 2000         1999         1998
--------------------------------------------------------------
Balance at beginning
 of period                   $13,883      $13,785      $14,283
Provision charged to
 operating expense             2,955        3,480        2,890
Charge-offs                   (3,618)      (3,560)      (3,444)
Recoveries                       861          178           56
                             -------      -------      -------
Balance at end of period     $14,081      $13,883      $13,785
                             =======      =======      =======

     In the opinion of management, the allowance for loan losses is adequate to provide for known and estimated exposures in the loan portfolio at each of the respective balance sheet dates.

10                                                                      NOTES TO
                                               CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

     At December 31, 2000, the Company had nine impaired commercial loans under SFAS No. 114 totaling $24,364,000 compared with five loans totaling $15,714,000 at December 31, 1999. Management has allocated $3,972,000 and $4,450,000 for 2000 and 1999, respectively, of the Allowance for Loan Losses to these loans. Impaired loans averaged $14,199,000 and $10,621,000 during 2000 and 1999, respectively. Interest payments received on non-accrual impaired loans are generally applied against principal unless the loan is well secured or in the process of collection. Non-accrual, impaired, renegotiated, and loans past due 90 days or more, and other real estate owned were $25,732,000 and $16,257,000 at December 31, 2000 and 1999, respectively. Gross interest income would have been increased by approximately $627,000, $803,000, and $636,000 for the years ended December 31, 2000, 1999 and 1998, respectively, had such loans been current and in accordance with original terms. Interest income recognized on impaired accruing loans was approximately $1,098,000, $606,000, and $1,273,000 at December 31, 2000, 1999, and 1998, respectively.
     Loans carried at $72,186,000 and $85,352,000 were pledged at December 31, 2000 and 1999, respectively, to secure borrowings in the form of Federal Home Loan Bank and Federal Reserve Bank advances.
     Loans to principal officers and directors of the Company and its subsidiaries aggregated approximately $9,083,000, $5,653,000, and $8,266,000 at December 31, 2000, 1999, and 1998, respectively. New loans and repayments during 2000 were $4,119,000 and $689,000, respectively.
In the opinion of management, all such loans are made at normal interest rates and terms.


NOTE D
PREMISES AND
EQUIPMENT

                                DECEMBER 31,
                            -------------------
(IN THOUSANDS)                2000        1999
-----------------------------------------------
Assets, at cost:
  Land                       $  183      $  183
  Buildings                   1,310       1,296
  Leasehold improvements      2,488       2,667
  Equipment                  18,166      18,110
                             ------      ------
                             22,147      22,256
Accumulated depreciation:
  Buildings                     717         648
  Leasehold improvements      1,186       1,298
  Equipment                  12,695      11,389
                             ------      ------
                             14,598      13,335
                             ------      ------
                             $7,549      $8,921
                             ======      ======


NOTE E
DEPOSITS

Approximately $206,346,000 and $187,037,000 of interest bearing time deposits were in denominations of $100,000 or more at December 31, 2000 and 1999, respectively. The scheduled maturities of time deposits at December 31, 2000 are summarized as follows:

                          LESS THAN      $100,000
(IN THOUSANDS)            $100,000        OR MORE
-------------------------------------------------
3 months or less           $ 37,560      $107,356
3 - 6 months                 23,776        68,855
6 - 12 months                46,420        25,207
1 - 2 years                  24,403         4,408
2 - 3 years                   3,296           238
3 - 5 years                   1,345           282
over 5 years                    127
                           --------      --------
                           $136,927      $206,346
                           ========      ========

NOTES TO                                                                      11
CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE F
SHORT-TERM
BORROWINGS

Short-term borrowings include federal funds purchased, securities sold under agreements to repurchase, treasury tax and loan deposits, Federal Home Loan Bank advances and commercial paper. Federal funds purchased generally mature the day following the date of purchase, while securities sold under agreements to repurchase generally mature within 30 days from the various dates of sale. The collateral underlying the repurchase agreements is book entry securities. The Company had unsecured lines of credit available in the amount of $80,000,000 at December 31, 2000, and $140,000,000 at December 31, 1999 and 1998. There were no borrowings under the lines on these dates. The lines contain covenants, which require the Company to maintain certain levels of capitalization and maintain debt to capitalization ratios within prescribed limits.
     The following information relates to aggregate short-term borrowings:

                                                   DECEMBER 31,
                                  ---------------------------------------------
(IN THOUSANDS)                         2000            1999            1998
-------------------------------------------------------------------------------
Maximum amount outstanding
 at any month end:
   Federal funds & repurchase
    agreements                      $ 116,425       $ 133,181       $ 163,128
   Commercial paper                    40,007         117,584         138,323
   Other                               56,630         104,576          27,388
Daily average amount
 outstanding:
   Federal funds & repurchase
    agreements                         93,991         123,714         145,095
   Commercial paper                    34,396          75,035         115,197
   Other                               42,355          34,827          17,488
Weighted average interest rate
 for full year:
   Federal funds & repurchase
    agreements                           5.84%           4.53%           4.91%
   Commercial paper                      6.77%           5.53%           6.01%
   Other                                 6.49%           6.08%           5.40%
Outstanding at year-end:
   Federal funds & repurchase
    agreements                        106,083          89,950          98,702
   Commercial paper                    27,349          38,777          99,396
   Other                               56,630          45,053          12,663
Weighted average interest rate
 on debt outstanding as of
 December 31:
   Federal funds & repurchase
    agreements                           5.95%           3.96%           4.03%
   Commercial paper                      6.85%           6.06%           5.75%
   Other                                 6.76%           5.45%           5.11%


NOTE G
LONG-TERM DEBT

                                                              DECEMBER 31,
                                                         ---------------------
(IN THOUSANDS)                                              2000         1999
------------------------------------------------------------------------------
Diversified Business Credit, Inc.
 Senior Notes
  Series B,      8.45%, due 2001                         $ 24,000     $ 24,000
  Series C,      7.84%, due 2007                           10,000       10,000
  Series D,      7.15%, due 2004                            5,000        5,000
  Series E,      7.22%, due 2007                            5,000        5,000
  Series F,      6.68%, due 2003                           51,000       51,000
  Series G,      6.79%, due 2005                           11,000       11,000
  Series H,      8.36%, due 2004                           70,000       70,000
                                                         --------     --------
   Total                                                 $176,000     $176,000
                                                         ========     ========

     The Company has entered into interest rate swap agreements to effectively convert the Senior Notes to floating rate instruments. At December 31, 2000, the weighted average effective interest rate for the Senior Notes Series B, including the effects of the related swap agreements is the one month LIBOR rate plus 104 basis points, or 7.75%. The weighted average effective interest rate for the Senior Notes Series C, D, E, F, G, and H including the effects of the related swap agreements, is the three month LIBOR rate plus 119 basis points or 7.86%.
     The Senior Notes are unsecured and are unconditionally guaranteed by the parent company.
     The Senior Notes include covenants which require Diversified Business Credit, Inc. and the parent company to maintain certain levels of capitalization and maintain debt to capitalization ratios within prescribed limits.

12                                                                      NOTES TO
                                               CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE H
INCOME TAXES

The components of income tax expense were:

(IN THOUSANDS)                                  2000          1999         1998
-------------------------------------------------------------------------------
Current:
  Federal                                      $ 9,238       8,942        7,860
  State                                          2,393       2,223        2,013
                                               -------      ------      -------
                                                11,631      11,165        9,873
Deferred:
  Federal                                          (11)       (219)         239
  State                                             (3)        (70)          79
                                               -------      ------      -------
                                                   (14)       (289)         318
                                               -------      ------      -------
                                               $11,617      10,876      $10,191
                                               =======      ======      =======

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                                 DECEMBER 31,
                                                             ------------------
(IN THOUSANDS)                                                 2000       1999
-------------------------------------------------------------------------------
Deferred tax assets:
  Loan loss reserve                                           $5,752     $5,618
  Salary continuation plan                                     1,088      1,075
  Nondeductible expenses                                         132         25
  Unrealized losses on securities                                         1,280
                                                              ------     ------
   Total deferred tax assets                                   6,972      7,998
Deferred tax liabilities:
  Retirement plan                                              1,485      1,334
  Prepaid expenses                                               (30)       131
  Tax over book depreciation                                     209        432
  Loan fees                                                      397
  Security discounts                                             117         25
  Unrealized gains on securities                                 933
                                                              ------     ------
   Total deferred tax liabilities                              3,111      1,922
                                                              ------     ------
   Net deferred tax assets                                    $3,861     $6,076
                                                              ======     ======

     It is more likely than not that the Company will realize the benefit of the deferred tax assets based on a number of factors including its recent earnings and its expectations for future earnings. Therefore, no valuation allowance has been recorded for any of the periods reported.
     The total effective tax rate for the years ended December 31, 2000, 1999 and 1998 is different than the federal income tax rate. The reasons for the differences are as follows:

                                                 2000         1999         1998
-------------------------------------------------------------------------------
Federal income tax rate                          35.0%        35.0%        35.0%
Tax exempt income                                (1.1)        (0.3)        (0.2)
State income taxes, net of federal
 income tax benefit                               5.3          5.1          5.2
Cash value of life insurance                     (0.5)        (0.5)        (0.5)
Other items                                       0.5         (0.1)        (0.1)
                                                 ----         ----         ----
Effective rate                                   39.2%        39.2%        39.4%
                                                 ====         ====         ====


NOTE I
COMMITMENTS AND
CONTINGENCIES

The Company had commitments outstanding in connection with standby letters of credit aggregating approximately $24,367,000 and $21,765,000 at December 31, 2000 and 1999, respectively.
     Commercial letters of credit were $1,293,000 and $2,587,000 at December 31, 2000 and 1999, respectively. Acquired standby letters of credit were $7,969,000 at December 31, 2000 and $8,233,000 at December 31, 1999.
     The Bank has entered into a ten-year lease, which commenced March 16, 1996, for its headquarters in downtown Minneapolis. The annual cost for the first five years will be approximately $1.7 million per year and for the last five years will be approximately $1.8 million per year. The lease provides an option to extend the term for two consecutive five-year periods at the then current fair market rents. The Bank will have the right to terminate the lease or give back substantial portions of the leased premises on the sixth anniversary of the lease term. In addition, the Bank paid for all of its leasehold improvements, which approximated $2.0 million.
     Diversified Business Credit, Inc. has entered into a five-year lease, which commenced September 1, 1997, for its headquarters in downtown
Minneapolis. The annual cost for the five years will be approximately $240,000. The lease provides an option to extend the term for two consecutive five-year periods at the then current fair market rents.

NOTES TO                                                                      13
CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

     The Company was obligated under operating leases for premises and equipment with terms of one year or more at December 31, 2000. The aggregate lease commitments outstanding as of December 31, 2000 were $13,822,000 and for the next five years are payable as follows:

(IN THOUSANDS)
-------------------------------------------------------------------------------
2001                                                                     $2,902
2002                                                                      2,806
2003                                                                      2,601
2004                                                                      2,601
2005                                                                      2,378

     Net rental expense on premises for the years ended December 31, 2000, 1999, and 1998, was $2,453,000, $2,534,000, and $2,332,000, respectively.
     Dividends declared by national banks that exceed retained net earnings for the current year plus the preceding two years must be approved by the Comptroller of the Currency. Under this formula, approximately $15,836,000 of dividends may be paid by the Company's bank subsidiary at December 31, 2000, without such approval, subject to continued maintenance of regulatory capital requirements.
     The Company is party to various legal proceedings incidental to its business. Certain claims, suits and complaints arising in the ordinary course of business have been filed or are pending against the Company. In the opinion of management, the resulting liability, if any, arising from these actions will not be material.


NOTE J
RESTRICTIONS ON
CASH BALANCES

Federal Reserve Board regulations require that the Bank maintain certain minimum reserve balances on deposit with the Federal Reserve Bank. Cash balances maintained to meet reserve requirements are not available for use by the Company. During 2000, approximately $3,166,000 was maintained in required reserves on a daily average basis.


NOTE K
FINANCIAL INSTRUMENTS WITH
OFF-BALANCE-SHEET RISK

The Company is a party to certain financial instruments with off-balance-sheet risk, which are entered in the normal course of business to meet the financing needs of its customers and to manage the Company's exposure to fluctuations in interest rates. These financial instruments include unfunded commitments to extend credit and interest rate swaps. These instruments involve, to varying degrees, amounts of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheet. The contract or "notional" amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.
     The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.
     A summary of the Company's contractual or notional amounts for off-balance-sheet activities at December 31, 2000 and 1999, is as follows:

(IN THOUSANDS)                                             2000          1999
-------------------------------------------------------------------------------
Credit activities:
  Commitments to extend credit                           $306,758      $358,191
  Standby letters of credit                                24,367        21,765
  Commercial letters of credit                              1,293         2,587
  Acquired standby letters of credit                        7,969         8,233
Other financial instrument activities:
  Foreign exchange forward contracts                     $  5,258
  Interest rate swap agreements                           176,000      $176,000

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and generally require payment of a fee. Because many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral, obtained if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation. Collateral held varies, but

14                                                                      NOTES TO
                                               CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

may include cash, marketable securities, accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties.
     Standby letters of credit are conditional commitments issued by the Company to assure the performance of a customer to a third party. Those standby letters of credit are primarily issued to support customers' international business transactions, and public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. Most standby letters of credit expire within one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company holds collateral supporting those commitments for which collateral is deemed necessary. In most cases where collateral is held, coverage is 100%.
     Foreign exchange forward contracts are foreign exchange transactions in which currency is bought or sold at a fixed rate of exchange for delivery at a specified future time. Foreign exchange forward currency transactions are entered into on behalf of the Company's customers with underlying trade transactions. The Company manages its credit risk on forward contracts, which arises from nonperformance by customers and counterparties, through credit approval, collateral, and limit procedures. At December 31, 2000, gains or losses on forward agreements were not significant.
     Interest rate swaps involve the contractual exchange of fixed and floating rate interest payment obligations based on a notional principal amount. The Company enters into interest rate swap contracts to hedge its balance sheet for risk caused by fluctuations in interest rates. The risks associated with such swaps are the exposure to movement in interest rates (market risk) and the ability of counterparties to meet the terms of the contract (credit risk). The use of swaps for interest rate risk management purposes is integrated into the Company's overall asset/liability management process.
     For interest rate swap transactions, the contract or notional amounts do not represent exposure to credit loss. The Company estimates the credit risk for interest rate swap contracts by calculating the cost to replace all outstanding contracts in a gain position at current market rates. These contracts had a gain position of $4.0 million at December 31, 2000, and a loss position of $2.9 million at December 31, 1999. If the counterparties failed to perform according to the terms of the contracts, the Company could incur a loss in the amount of its current gain position. The Company controls the credit risk associated with swap agreements through credit approvals and monitoring procedures. Under the terms of certain swaps, each party may be required to pledge certain assets if the market value of the swap exceeds an amount set forth in the swap agreement or in the event of a change in their credit rating.
     At December 31, 2000 and 1999, interest rate swaps totaling $176 million, hedged long-term debt. The Company is a receiver of fixed rate interest and a payer of floating rate interest based on the one-month LIBOR rate on $24 million of these swaps and the three-month LIBOR on $152 million. The notional balances and yields by maturity date for interest rate swaps at December 31, 2000 are as follows:

                                WEIGHTED           WEIGHTED         WEIGHTED
                                NOTIONAL           AVERAGE           AVERAGE
                                 AMOUNT         INTEREST RATE     INTEREST RATE
MATURITY DATE                (IN THOUSANDS)        RECEIVED           PAID
-------------------------------------------------------------------------------
2001                            $ 24,000             7.41%             6.71%
2003                              51,000             5.89%             6.76%
2004                              75,000             6.68%             6.59%
2005                              11,000             5.93%             6.76%
2007                              15,000             6.84%             6.75%
                                --------
Total                           $176,000             6.52%             6.68%

     Swaps affected the Company's net interest income by increasing interest expense for the year ended December 31, 2000 by $186,000, and reducing interest expense for the years ended December 31, 1999 and 1998 by $1,593,000 and $971,000, respectively.


NOTE L
EMPLOYEE BENEFIT PLANS

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

NOTES TO                                                                      15
CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

     The following table sets forth the plan's funded status and amounts recognized in the Company's financial statements:

                                                 DECEMBER 31,
                                      ----------------------------------
(IN THOUSANDS)                          2000         1999         1998
------------------------------------------------------------------------
Projected benefit obligation:
  Balance at beginning of period      $ 10,928     $ 12,033     $ 10,541
  Service cost                             319          394          379
  Interest cost                            829          820          745
  Actuarial gain                           (43)      (1,128)          (7)
  Benefits paid during period             (779)      (1,103)        (523)
                                      --------     --------     --------
  Projected benefit obligation
    at end of period                    11,254       11,016       11,135
Plan assets at fair value:
  Balance at beginning of period        16,395       15,692       14,579
  Actual return on plan assets
    during period                         (169)       1,806        1,635
  Benefits paid during period             (779)      (1,103)        (523)
                                      --------     --------     --------
  Fair value of plan assets
    at end of period                    15,447       16,395       15,691
                                      --------     --------     --------
Plan assets in excess of projected
 benefit obligation                      4,193        5,379        4,556
  Unrecognized prior service cost          141          149          (98)
  Unrecognized gain                       (431)      (1,902)        (961)
  Unrecognized transition asset           (138)        (200)        (261)
                                      --------     --------     --------
  Prepaid pension cost
    at end of period                  $  3,765     $  3,426     $  3,236
                                      ========     ========     ========
Prepaid pension cost at
 beginning of period                  $  3,426     $  3,236     $  3,000
  Pension cost (credit)
    for the period                        (339)        (190)        (236)
                                      --------     --------     --------
  Prepaid pension cost
    at end of period                  $  3,765     $  3,426     $  3,236
                                      ========     ========     ========

     For 2000, the discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation were 7.5% and 4.5%, respectively. For 1999, the rates were 7.75% and 4.5%. For 1998, the rates were 7.5% and 4.5%. The expected long-term rate of return on assets was 9.0% for all three years.
     The Company maintains a retirement savings 401(k) plan. All employees of the Company and its subsidiaries are eligible to participate in the plan after the first of the month following or coincident with their employment and scheduled to work at least one thousand hours. Matching contributions are made at the discretion of management. Company contributions charged to operations for the years ended December 31, 2000, 1999 and 1998, were $314,000, $278,000, and
$276,000, respectively.
     The Company and its subsidiaries have entered into agreements to provide salary continuation supplemental payments at retirement to certain officers. The benefits due under these agreements are being accrued currently.


NOTE M
PARENT ONLY INFORMATION

The following financial information relates to National City Bancorporation (parent only) operations:

BALANCE SHEETS

                                             DECEMBER 31,
                                        ---------------------
(IN THOUSANDS)                            2000         1999
-------------------------------------------------------------
Assets
  Cash                                  $ 10,535     $  7,290
  Investment in bank
    subsidiary                            75,693       62,766
  Investment in non-bank
    subsidiary                            47,043       40,413
  Subordinated note receivable
    from affiliate                         8,000        8,000
  Other investments                          127          173
  Due from affiliates                     50,350       71,800
  Other assets                               605          392
                                        --------     --------
                                        $192,353     $190,834
                                        ========     ========
Liabilities and stockholders' equity
  Commercial paper                      $ 27,349     $ 38,777
  Other liabilities                          245          108
  Stockholders' equity                   164,759      151,949
                                        --------     --------
                                        $192,353     $190,834
                                        ========     ========

STATEMENTS OF EARNINGS

                                   YEAR ENDED DECEMBER 31,
                               -------------------------------
(IN THOUSANDS)                    2000        1999        1998
--------------------------------------------------------------
Income
  Dividends from
    bank subsidiary                        $ 7,800     $ 3,000
  Interest income              $ 6,009       8,776      10,321
  Other income                     168         162          80
                               -------     -------     -------
                                 6,177      16,738      13,401
Expenses
  Interest expense               2,670       5,555       7,290
  Other expenses                   656         762         738
                               -------     -------     -------
                                 3,326       6,317       8,028
                               -------     -------     -------
Earnings before taxes            2,851      10,421       5,373
Income taxes                     1,162       1,166         967
                               -------     -------     -------
                                 1,689       9,255       4,406
Equity in undistributed net
 earnings of subsidiaries       16,324       7,372      11,258
                               -------     -------     -------
Net earnings                   $18,013     $16,627     $15,664
                               =======     =======     =======

16                                                                      NOTES TO
                                               CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

STATEMENTS OF CASH FLOWS

                                          YEAR ENDED DECEMBER 31,
                                      -------------------------------
(IN THOUSANDS)                          2000        1999       1998
---------------------------------------------------------------------
Cash flows from operating
 activities:
   Net earnings                      $ 18,013    $ 16,627    $ 15,664
   Adjustments to reconcile net
    earnings to net cash from
    operating activities:
     Equity in undistributed
      earnings of subsidiaries        (16,324)     (7,372)    (11,258)
     (Increase) decrease
      in other assets                    (145)         (3)        198
     Increase (decrease)
      in other liabilities                137          31         (92)
                                     --------    --------    --------
                                      (16,332)     (7,344)    (11,152)
                                     --------    --------    --------
     Net cash provided by
      operating activities              1,681       9,283       4,512
  Cash flows from investing
    activities:
     Payments from affiliates          21,450      63,400       5,450
                                     --------    --------    --------
      Net cash provided by
       investing activities            21,450      63,400       5,450
                                     --------    --------    --------
  Cash flows from financing
   activities:
     Net decrease in
      commercial paper                (11,428)    (60,619)    (19,685)
     Payment for fractional shares
      on stock dividends                                          (40)
     Cash dividends paid               (4,439)     (7,362)
     Purchase of treasury stock        (4,106)     (1,808)     (1,752)
     Proceeds from stock
      issued under a
      dividend reinvestment
      plan                                 87
                                     --------    --------    --------
       Net cash used in
        financing activities          (19,886)    (69,789)    (21,477)
                                     --------    --------    --------
     Net increase (decrease)
      in cash                           3,245       2,894     (11,515)
     Cash at beginning of year          7,290       4,396      15,911
                                     --------    --------    --------
     Cash at end of year             $ 10,535    $  7,290    $  4,396
                                     ========    ========    ========
Supplemental disclosures
  Cash paid during the year for:
     Interest                        $  2,670    $  5,555    $  7,290
     Income taxes                         880       1,176       1,058


NOTE N
SECURITIES

Securities consist of the following:

                                           DECEMBER 31, 2000
                          -----------------------------------------------------
                            COST OR                                 APPROXIMATE
                           AMORTIZED    UNREALIZED    UNREALIZED      MARKET
(IN THOUSANDS)                COST         GAINS        LOSSES         VALUE
-------------------------------------------------------------------------------
Available-for-sale
  U.S. Treasury           $  4,998                                   $  4,998
  U.S. Government
    agencies                43,977        $  941         $ 49          44,869
  Federal agency
    mortgage-backed         87,887           809          100          88,596
  Securities of states
    and political
    subdivisions            25,202           757           53          25,906
  Other securities           4,607                                      4,607
                          --------        ------         ----        --------
                          $166,671        $2,507         $202        $168,976
                          ========        ======         ====        ========
Held-to-maturity
  Collateralized
    mortgage
    obligations           $ 38,970        $    9         $189        $ 38,790
                          ========        ======         ====        ========

                                           DECEMBER 31, 1999
                          -----------------------------------------------------
                            COST OR                                 APPROXIMATE
                           AMORTIZED    UNREALIZED    UNREALIZED      MARKET
(IN THOUSANDS)                COST         GAINS        LOSSES         VALUE
-------------------------------------------------------------------------------
Available-for-sale
  U.S. Treasury           $  4,983                     $   25       $  4,958
  U.S. Government
    agencies                21,944                        307         21,637
  Federal agency
    mortgage-backed         98,006          $68         2,153         95,921
  Securities of states
    and political
    subdivisions             9,935                        746          9,189
  Other securities           3,635                                     3,635
                          --------          ---        ------       --------
                          $138,503          $68        $3,231       $135,340
                          ========          ===        ======       ========
Held-to-maturity
  Collateralized
    mortgage
    obligations           $ 46,572          $21        $1,296       $ 45,297
                          ========          ===        ======       ========

     Expected maturities may differ from contractual maturities because the issuers of the securities may have the right to prepay obligations without prepayment penalties.

NOTES TO                                                                      17
CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

CONTRACTUAL MATURITIES AND MARKET VALUE

                                                                         DECEMBER 31, 2000
                                       -------------------------------------------------------------------------------------
                                                                 AFTER ONE            AFTER FIVE
                                             WITHIN             BUT WITHIN            BUT WITHIN             AFTER TEN
                                            ONE YEAR            FIVE YEARS             TEN YEARS               YEARS
                                       ------------------- --------------------- --------------------- ---------------------
(IN THOUSANDS)                          AMOUNT     YIELD     AMOUNT      YIELD     AMOUNT      YIELD      AMOUNT      YIELD
----------------------------------------------------------------------------------------------------------------------------
Available-for-sale
 U.S. Treasury                          $4,998  5.69%
 U.S. Government agencies                4,953  4.62%       $31,962   7.11%                             $  7,954       6.60%
 Federal agency mortgage-backed                               4,190   5.76%       $18,975   6.46%         65,431       7.06%
 Municipal securities                                                               3,499   4.61%         22,407       5.13%
 Other securities                                                                                          4,607       6.64%
                                        ------  ----        -------   ----        -------   ----        --------       ----
                                        $9,951  5.16%       $36,152   6.95%       $22,474   6.17%       $100,399       6.58%
                                        ======  ====        =======   ====        =======   ====        ========       ====
Held-to-maturity
 Collateralized mortgage obligations                                              $ 5,238   5.56%       $ 33,732       6.23%
                                                                                  =======   ====        ========       ====
 Approximate market value                                                         $ 5,207               $ 33,583
                                                                                  =======   ====        ========       ====

                                                                         DECEMBER 31, 1999
                                       -------------------------------------------------------------------------------------
                                                                 AFTER ONE            AFTER FIVE
                                             WITHIN             BUT WITHIN            BUT WITHIN             AFTER TEN
                                            ONE YEAR            FIVE YEARS             TEN YEARS               YEARS
                                       ------------------- --------------------- --------------------- ---------------------
(IN THOUSANDS)                          AMOUNT     YIELD     AMOUNT      YIELD     AMOUNT      YIELD     AMOUNT      YIELD
----------------------------------------------------------------------------------------------------------------------------
Available-for-sale
 U.S. Treasury                                              $ 4,958   5.69%
 U.S. Government agencies               $6,991  5.69%         6,806   5.23%                              $ 7,840       6.51%
 Federal agency mortgage-backed                               6,376   5.82%       $14,099   6.49%         75,446       6.91%
 Municipal securities                                                                 991   6.14%          8,198       7.18%
 Other securities                                                                                          3,635       6.64%
                                        ------  ----        -------   ----        -------   ----         -------       ----
                                        $6,991  5.69%       $18,140   5.56%       $15,090   6.47%        $95,119       6.90%
                                        ======  ====        =======   ====        =======   ====         =======       ====
Held-to-maturity
 Collateralized mortgage obligations                                              $ 7,314   5.62%        $39,258       6.32%
                                                                                  =======   ====         =======       ====
 Approximate market value                                                         $ 7,186                $38,111
                                                                                  =======   ====         =======       ====

     Securities carried at $153,999,000 and $140,460,000 at December 31, 2000 and 1999, respectively, were pledged to secure government, public and trust deposits, borrowings in the form of repurchase agreements and Federal Home Loan Bank advances and for other purposes as required by law. Average yields on available-for-sale securities are based on amortized cost.
     The Company retains possession of most securities sold under agreements to repurchase. The Company takes possession of securities purchased under agreement to resell.
     The underlying collateral for collateralized mortgage obligations consists of Federal agency mortgage-backed securities. The average life of Federal agency mortgage-backed securities and collateralized mortgage obligations is expected to be considerably less than the contractual maturities shown in the table because of scheduled payments and prepayments. The estimated average lives for these instruments depend on the level of interest rates. The estimated average lives as of the reporting date are 5.9 years for agency mortgage-backed securities and 2.3 years for collateralized mortgage obligations.

18                                                                      NOTES TO
                                               CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE O
BUSINESS SEGMENTS

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

                                           DECEMBER 31, 2000
                        -------------------------------------------------------
                        COMMERCIAL     COMMERCIAL                 CONSOLIDATED
(IN THOUSANDS)            BANKING       FINANCE        OTHER*        COMPANY
-------------------------------------------------------------------------------
Interest income         $ 68,966       $ 36,675       $  (558)      $ 105,083
Interest expense          35,856         19,653        (3,374)         52,135
                        --------       --------       -------       ---------
Net interest income       33,110         17,022         2,816          52,948
Non-interest income        9,430            414          (256)          9,588
                        --------       --------       -------       ---------
Total revenue             42,540         17,436         2,560          62,536
Loan loss provision        1,255          1,700                         2,955
Depreciation and
 amortization
 expense                   2,451            107             3           2,561
Other non-interest
 expense                  22,777          4,350           263          27,390
Income taxes               6,362          4,650           605          11,617
                        --------       --------       -------       ---------
Net earnings            $  9,695       $  6,629       $ 1,689       $  18,013
                        ========       ========       =======       =========
Total loans             $629,315       $281,513                     $ 910,828
Total assets             910,228        287,308       $(4,930)      1,192,606

                                           DECEMBER 31, 1999
                        -------------------------------------------------------
                        COMMERCIAL     COMMERCIAL                 CONSOLIDATED
(IN THOUSANDS)            BANKING       FINANCE        OTHER*        COMPANY
-------------------------------------------------------------------------------
Interest income         $ 53,497       $ 35,054       $  (155)      $  88,396
Interest expense          24,470         17,846        (3,297)         39,019
                        --------       --------       -------       ---------
Net interest income       29,027         17,208         3,142          49,377
Non-interest income       10,509            461          (273)         10,697
                        --------       --------       -------       ---------
Total revenue             39,536         17,669         2,869          60,074
Loan loss provision          941          2,539                         3,480
Depreciation and
 amortization expense      2,649            133             5           2,787
Other non-interest
 expense                  21,230          4,675           399          26,304
Income taxes               5,701          4,165         1,010          10,876
                        --------       --------       -------       ---------
Net earnings            $  9,015       $  6,157       $ 1,455       $  16,627
                        ========       ========       =======       =========
Total loans             $540,984       $297,601                     $ 838,585
Total assets             841,149        302,742       $(3,711)      1,140,180

                                           DECEMBER 31, 1998
                        -------------------------------------------------------
                        COMMERCIAL     COMMERCIAL                 CONSOLIDATED
(IN THOUSANDS)            BANKING       FINANCE        OTHER*        COMPANY
-------------------------------------------------------------------------------
Interest income         $ 52,737       $ 32,932       $   (94)      $  85,575
Interest expense          24,967         16,203        (3,147)         38,023
                        --------       --------       -------       ---------
Net interest income       27,770         16,729         3,053          47,552
Non-interest income        9,002            599          (359)          9,242
                        --------       --------       -------       ---------
Total revenue             36,772         17,328         2,694          56,794
Loan loss provision          640          2,250                         2,890
Depreciation and
 amortization expense      2,792            129             6           2,927
Other non-interest
 expense                  20,383          4,330           409          25,122
Income taxes               5,031          4,287           873          10,191
                        --------       --------       -------       ---------
Net earnings            $  7,926       $  6,332       $ 1,406       $  15,664
                        ========       ========       =======       =========
Total loans             $461,324       $304,785                     $ 766,109
Total assets             721,570        310,638       $(6,526)      1,025,682

     *Other includes parent only and consolidating eliminations

     The Bank has experienced increased net interest income related primarily to a growth in loans. The Bank received a state tax refund in 1999 of $1,233,000, which was included in non-interest income. DBCI experienced slightly lower net interest income related to an increase in funding costs and reduced loans outstanding.

REPORT OF                                                                     19
INDEPENDENT AUDITORS
--------------------------------------------------------------------------------

Board of Directors and Shareholders
National City Bancorporation
Minneapolis, Minnesota

     We have audited the accompanying consolidated balance sheets of National City Bancorporation and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of earnings, stockholders' equity, comprehensive income, and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.
An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of National City Bancorporation and subsidiaries as of December 31, 2000 and 1999, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.


/s/ Ernst & Young LLP


January 16, 2001

20                                          MANAGEMENT'S DISCUSSION AND ANALYSIS
                                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

SUMMARY RESULTS
Net earnings for 2000 were $18,013,000 compared with $16,627,000 in 1999, up 8.3 percent. Basic earnings per share increased to $2.11 in 2000 compared with $1.90 in 1999. The net earnings for 1999 include a state income tax refund, related to taxes paid in prior years, of $1,233,000 with a net earnings effect of approximately $769,000. Without regard for the tax refund, net earnings for 2000 increased 13.6 percent.
     The major factors contributing to the earnings increase in 2000 were higher net interest income resulting from growth in loans at the Company's bank subsidiary and a decreased provision for loan losses. An increase in non-interest expense and lower non-interest income acted to reduce net earnings compared with 1999.
     The Company issued stock dividends in each year from 1981 to 1998. The Company paid cash dividends in 1999 and 2000.


NET INTEREST INCOME
Net interest income, on a fully taxable equivalent basis, increased to $53.5 million up from $49.5 million in 1999 and $47.6 million in 1998. Fluctuations in net interest income can result from changes in the volume of assets and liabilities as well as changes in interest rates. These changes are presented in the analysis on page 29. The Company's average base rate increased to 9.23 percent in 2000 from 8.00 percent in 1999. Approximately 78 percent of the Company's loan portfolio has floating interest rates that generate more income during periods of rising rates. Net interest margin, the relationship between net interest income and average earning assets, was 4.92 percent compared with
5.01 percent in 1999. Average earning assets grew to $1.088 billion in 2000, an increase of $99 million or 10 percent. Average loans increased to $875 million in 2000 from $799 million in 1999, an increase of 10 percent. Loans were 80.5 percent of total earning assets in 2000, compared with 80.8 percent in 1999.
     The general increase in interest rates during 2000 resulted in an increase in the cost of interest bearing deposits and borrowed funds from 5.12 percent to
6.17 percent. While the Company's average base rate increased 123 basis points, the yield on interest bearing assets increased 75 basis points, and the average cost of interest bearing liabilities increased 105 basis points. As a result, the interest rate spread declined to 3.54 percent from 3.84 percent in 1999. Interest bearing time deposits of $100,000 or more increased and averaged $67.9 million in 2000 compared with $56.1 million in 1999. Other interest bearing deposit accounts increased $27.3 million compared with last year and comprise approximately 30 percent of interest bearing sources. Brokered deposits averaged $165.6 million in 2000 compared with $95.1 million in 1999. While the Company's emphasis remains on funding from direct deposits, the brokered deposit market is an increasingly important funding option. Commercial paper is issued by the Company to fund the loans of the Company's commercial finance subsidiary, DBCI. Additionally, DBCI issues long-term debt to investors in private placement transactions. At December 31, 2000, long-term debt totaled $176 million. Detail information about long-term debt is presented in Note G to the financial statements. Non-interest bearing deposits declined slightly from 1999 and averaged $133.0 million in 2000.

MANAGEMENT'S DISCUSSION AND ANALYSIS                                          21
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

     The following table summarizes the changes in funding sources since 1998:

                                                                  2000                         1999
                                                                       % CHANGE                      % CHANGE
(DAILY AVERAGES IN THOUSANDS)                             AMOUNT       FROM 1999        AMOUNT       FROM 1998
---------------------------------------------------------------------------------------------------------------
Interest bearing time deposits of $100,000 or more      $   67,879         21.0%      $   56,102         (5.8)%
Brokered deposits                                          165,615         74.2           95,095         61.2
Other interest bearing deposits                            254,830         12.0          227,460          2.6
Commercial paper                                            34,396        (54.2)          75,035        (34.9)
Other short-term borrowed funds                            136,346        (14.0)         158,541         (2.5)
Long-term debt                                             186,355         24.6          149,565         57.4
                                                        ----------        -----       ----------        -----
Total interest bearing                                     845,421         11.0          761,798          6.8
Non-interest bearing deposits                              133,048         (0.7)         133,926          2.4
Other liabilities                                           15,083         31.3           11,487         13.5
Stockholders' equity                                       155,047          4.9          147,802          5.8
                                                        ----------        -----       ----------        -----
                                                        $1,148,599          8.9%      $1,055,013          6.2%
                                                        ==========        =====       ==========        =====

CREDIT RISK MANAGEMENT
The responsibility for credit administration rests with the credit committees of each subsidiary. The credit committees, with the approval by the Board of Directors, determine applicable policies and credit approval authorities used in the Company. Management monitors compliance with credit standards. Lending officers are responsible for applying credit standards and the Company uses a rating system to assess and monitor the credit risk associated with loans. Detecting negative trends at the earliest possible stage is essential in managing risk of loan loss to the Company and assisting the borrowing customer. A diligent follow-up process is used to monitor, communicate and correct credit weaknesses that are revealed.
     The Bank has established a risk management function that is responsible for assessing credit risk associated with new loans and lines of credit as well as monitoring credit risk factors on an ongoing basis. The Company uses an independent review procedure to monitor compliance with its credit granting process. The review includes an assessment of credit policy application and the accuracy of the loan rating system. The review of credit process covers all lending industry segments on a schedule determined by assessment of risk. Management and the Examining and Audit Committee of the Board of Directors are informed directly of the results of the reviews. Additionally, DBCI monitors collateral values and related credit risks through its staff of field auditors.
     The largest loan category is commercial and industrial loans, which grew from $571 million in 1999 to $623 million in 2000, an increase of 9 percent. Management monitors loan concentrations by industry segment to develop a diverse mix of credits. Industry credit exposure guidelines are established and managed based on the current and anticipated economic conditions and the perceived risk profile of an industry. The Company's ability to manage the credit risk within an industry is also considered. A high percentage of the commercial and industrial loans originate from the Minneapolis/St. Paul metropolitan area. Those industry sectors showing signs of weakness are targeted by management for slow or no growth in credit facilities. Underwriting guidelines including profitability, cash flow, leverage, collateral, guarantee and monitoring standards are applicable for the commercial and industrial loans. The Bank also purchases loans from correspondent banks. Purchased loans were $101.3 million and $93.4 million at December 31, 2000, and 1999, respectively.
     Loans secured by commercial real estate were approximately $156 million as of December 31, 2000 and $144 million as of the previous year-end. Included in this total is approximately $38 million of construction financing. The Company makes commercial real estate loans for owner occupied real estate (commercial and industrial borrowers), as well as to commercial real estate developers and investors. A diversification of property types is maintained within the commercial real estate portfolio with office and warehouse buildings being the largest category at 19.7 percent. Commercial real estate lending activities are guided by credit policies, underwriting guidelines, operating procedures, collateral standards and environmental risk procedures.

22                                          MANAGEMENT'S DISCUSSION AND ANALYSIS
                                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

     Loans secured by residential mortgages totaled $39 million at December 31, 2000, compared with $42 million last year. This category includes $11 million secured by first liens on 1-4 family housing, $18 million secured by junior liens on 1-4 family housing and $10 million revolving Executive Line loans that are secured by either first or second mortgages. The comparable 1999 amounts are $12 million first liens, $19 million junior liens and $11 million revolving Executive Lines. Collateral standards for residential real estate lending generally call for a maximum 80 percent loan-to-value ratio for properties up to $300,000 and lesser advance rates for properties above $300,000.
     Loans to individuals were $53 million at December 31, 2000, compared with $43 million in 1999. These loans are from a variety of sources including loans to higher net-worth individuals in which smaller loan amounts are typically unsecured and where larger amounts are normally secured by marketable securities or home equity. The Company has experienced a low level of loss in the residential mortgage and loans to individuals categories. This resulted from a combination of favorable economic conditions in the Minneapolis/St. Paul metropolitan area over the past several years and the effective performance of credit risk management functions.
     Other loans were $41 million on December 31, 2000, compared with $39 million in 1999. These loans are comprised primarily of loans to owners of community banks and bank holding companies to finance the purchase and expansion of those banks. The management of risks related to bank stock loans includes specific underwriting guidelines, periodic reviews performed by experienced consultants or bank staff, receipt and analysis of quarterly financial data and frequent calls with bank ownership and management.


PROVISION FOR LOAN LOSSES
The provision for loan losses was $3.0 million in 2000 compared with $3.5 million in 1999. Management determines an appropriate provision based on its evaluation of the adequacy of the allowance for loan losses in relationship to a continuing review of problem loans, including estimates and appraisals of collateral values, prior loss experience, and performance of individual loans. Changes in these estimates, appraisals and evaluations might be required quickly in the event of changing economic conditions and the economic prospects of borrowers. Management engages in a detailed review of loans showing weakness based on established criteria. A system of risk grading is used to establish monthly assessments of the portfolio and such assessments are the basis for a quarterly review of the allowance for loan losses.
     The allowance for loan losses was $14.1 million at December 31, 2000 and was 1.55 percent of loans compared with 1.66 percent in 1999. Actual net loan losses were $2.8 million in 2000 and $3.4 million in 1999. Charge-offs were $3.6 million in 2000, and recoveries were $861,000. The method used and assumptions made in the determination of the provision and allowance for loan losses is consistent for all periods presented in the Company's financial statements. The Company determined that a greater portion of the allowance for loan losses should be allocated to commercial and industrial loans than in the prior year. The determination was based in part on an increase in non-performing loans at DBCI.
     The Company experienced a lower level of net charge-offs in 2000 than in the previous two years. The losses occurred primarily in the commercial lending portfolio of DBCI. The Company's percent of net loan charge-offs to average loans was .31 percent compared with .42 percent in 1999. The Summary of Loan Loss Experience is presented on page 33, including the methodology used by management in determining the allowance.


NON-PERFORMING ASSETS
Non-performing assets were $25.7 million at December 31, 2000, compared with $16.3 million in 1999 and $17.7 million in 1998. At the current year-end, non-performing assets consisted of loans on non-accrual status, impaired loans, restructured loans, other real estate owned, and loans past due 90 days or more. The increase over the prior year occurred at DBCI where a single impaired commercial loan in the amount of $14 million was moved to non-accrual status on December 31, 2000. DBCI has repossessed the assets of the company involved and is in the process of liquidation. Non-performing assets are presented on page 32.
     In addition to loans considered non-performing, there were loans with an aggregate principal balance of $53.6 million outstanding at December 31, 2000, to borrowers who are currently experiencing financial difficulties. Although these loans

MANAGEMENT'S DISCUSSION AND ANALYSIS                                          23
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

are adequately secured, management has concerns regarding the ability of such borrowers to continue meeting existing loan repayment terms. Accordingly, these loans may be subject to future modifications of their terms or may become non-performing. Management is monitoring the performance and classification of such loans and the financial condition of these borrowers and has considered the risk associated with these loans in determining the adequacy of the allowance for loan losses.
     Non-accrual loans are loans on which the accrual of interest ceases when the collection of principal or interest is determined to be doubtful by management. It is the Company's policy to cease the accrual of interest when principal or interest payments are delinquent 90 days or more. Any unpaid amounts previously accrued in the current year are reversed from income, and thereafter all payments are applied to principal until the loan is restored to accrual status. Impaired loans are loans on which it is probable that the Company will be unable to collect all principal and interest due according to contractual terms. Additionally, certain loans have been classified as impaired because the estimated liquidation value of collateral is less than the loan amount. To the extent management anticipates losses on these loans, appropriate loan loss reserve allocations have been provided. Restructured loans are loans on which the Company, for economic or legal reasons related to a borrower's financial difficulties, grants a concession to the borrower that it would not otherwise consider. Nonperforming loans include loans on which principal payments are contractually delinquent 90 days or more and interest is still being accrued. These loans are well secured and in the process of collection. The Company had $42,000 other real estate owned acquired in foreclosure at December 31, 2000. There was no other real estate owned at December 31, 1999.


INTEREST RATE RISK MANAGEMENT
Because of the rate sensitivity of financial instruments, fluctuations in interest rates expose the Company to potential gains and losses resulting from changes in the fair value of the instruments. The objective of interest rate risk management is to control exposure of net interest income to risks associated with interest rate movements. The Company actively manages its interest rate risk position. The tools used to measure interest rate risk include simulation of future net earnings, gap analysis and a market valuation model that measures interest rate risk from an economic perspective. Significant assumptions required in the use of these tools include prepayment risks and the timing of changes in deposit rates compared with changes in money market rates.
     The market value of each asset and liability is calculated in the market valuation model by computing the present value of all cash flows generated. In each case, the cash flows are discounted by a market interest rate chosen to reflect as closely as possible the characteristics of the given asset or liability. As of the reporting date, this internal valuation model indicates that a two percent shift in the absolute level of interest rates would change the market value of equity by less than nine percent.

24                                          MANAGEMENT'S DISCUSSION AND ANALYSIS
                                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

     The following table summarizes the Company's repricing gap for various time intervals at December 31, 2000:

                                                WITHIN       3 MONTHS       1 YEAR      MORE THAN
(IN MILLIONS)                                  3 MONTHS     TO 1 YEAR     TO 5 YEARS     5 YEARS
-------------------------------------------------------------------------------------------------
Loans                                            $ 715        $  35         $   83        $  64
Securities                                          24           26            105           53
Other assets                                         1                                       87
                                                 -----        -----         ------        -----
                                                   740           61            188          204
                                                 -----        -----         ------        -----
Non-interest bearing deposits                        6           17             92           42
Interest bearing deposits                          243          177             67
Short-term borrowings                              126           64
Long-term debt                                                   24            137           15
Interest rate swaps                                176          (24)          (137)         (15)
Other liabilities and stockholders' equity                                                  183
                                                 -----        -----         ------        -----
                                                   551          258            159          225
                                                 -----        -----         ------        -----
Repricing gap                                    $ 189        $(197)        $   29        $ (21)
                                                 -----        -----         ------        -----
Cumulative gap                                     189           (8)            21            0
Cumulative gap as a percent of assets               16%           1%             2%           0%

     As indicated by the Gap table, assets reprice faster than liabilities as of the reporting date. With this balance sheet position, which is typical for the Company, interest margins are projected to increase slightly in an environment of rising short-term rates and decline slightly in a declining rate environment. A lower interest rate environment is preferable for the Company from a credit perspective, however, as there is less pressure on customers to meet variable rate debt servicing obligations.
     The following table provides information about the Company's derivative financial instruments and other financial instruments used for purposes other than trading that are sensitive to changes in interest rates. For loans, securities, and liabilities with contractual maturities, the table presents principal cash flows and related weighted-average interest rates by contractual maturities as well as the Company's historical experience of the impact of interest rate fluctuations on the prepayment of residential and home equity loans and mortgage-backed securities. For other rate sensitive liabilities that have no contractual maturity (e.g., non-interest bearing checking and interest bearing checking and savings), the table presents principal cash flows and, as applicable, related weighted-average interest rates based on the Company's historical experience, management's judgment, and statistical analysis, as applicable, concerning their most likely withdrawal behaviors.

MANAGEMENT'S DISCUSSION AND ANALYSIS                                          25
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

                                                                                                                       FAIR VALUE
                                                                                                                         AS OF
(IN MILLIONS)                             2001       2002       2003       2004       2005     THEREAFTER     TOTAL     12/31/00
---------------------------------------------------------------------------------------------------------------------------------
Rate sensitive assets:
  Fixed interest rate loans              $    46    $    34    $    22    $    13    $    13     $    73     $   201       $215
   Average interest rate                    8.73%      8.70%      8.51%      8.66%      8.66%       8.48%       8.60%
  Variable interest rate loans               569         49         19         15         15          43         710        710
   Average interest rate                   10.90%      8.30%      8.10%      8.09%      8.09%       6.90%      10.29%
  Fixed interest rate securities              35         23         30         27         26          55         196        196
   Average interest rate                    6.18%      6.51%      6.69%      6.69%      6.69%       7.04%       6.68%
  Variable interest rate securities            9          1          1                                 1          12         12
   Average interest rate                    6.61%      6.24%      6.40%                             6.32%       6.54%
  Other interest bearing assets                1                                                                   1          1
   Average interest rate                    6.00%                                                               6.00%
Rate sensitive liabilities:
  Non-interest bearing checking               23         23         23         23         23          42         157        157
  Interest bearing checking & savings        110          9          8          8          8                     143        143
   Average interest rate                    4.36%       .99%       .89%       .89%       .89%                   3.56%
  Time deposits                              309         29          4          1          1                     344        346
   Average interest rate                    6.60%      6.53%      5.84%      6.13%      6.13%                   6.59%
  Fixed interest rate borrowings             214                    51         43         43          15         366        372
   Average interest rate                    6.20%                 4.74%      5.47%      5.47%       4.41%       5.75%
Rate sensitive derivative financial
 instruments:
  Interest rate swaps                         24                    51         75         11          15         176          4
   Average pay rate                         6.59%                 6.65%      6.61%      6.65%       6.63%       6.62%
   Average receive rate                     7.41%                 5.89%      6.68%      5.93%       6.84%       6.52%

NON-INTEREST INCOME
Total non-interest income was $9.6 million, compared with $10.7 million in 1999, and $9.2 million in 1998. 1999 included a state income tax refund related to taxes paid in prior years and interest earned to the date of the refund. The Bank realized no gains or losses on the sale of investment securities in 2000, 1999 or 1998.
     The table below summarizes the major components of non-interest income:

(in thousands)                                           2000         1999       1998
--------------------------------------------------------------------------------------
Trust income                                            $4,680      $ 4,512     $4,641
Service charges on deposit accounts                      2,395        2,433      2,145
Mortgage banking fees                                       16           39         50
Sale of financial services and investment products         500          409        306
State income tax refund                                               1,233
Letter of credit commissions                               608          545        609
Other                                                    1,389        1,526      1,491
                                                        ------      -------     ------
                                                        $9,588      $10,697     $9,242
                                                        ======      =======     ======

26                                          MANAGEMENT'S DISCUSSION AND ANALYSIS
                                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

NON-INTEREST EXPENSE
Non-interest expense totaled $30.0 million in 2000, compared with $29.1 million in 1999 and $28.0 million in 1998. The table below summarizes the major components of non-interest expense:

(IN THOUSANDS)                            2000        1999         1998
-------------------------------------------------------------------------
Employee compensation and benefits      $16,783      $16,379      $15,238
Net occupancy                             3,395        3,308        3,062
Equipment                                 3,389        3,531        3,512
Fees and assessments                      1,552        1,554        1,374
Advertising and marketing                   747          636          742
Other                                     4,085        3,683        4,121
                                        -------      -------      -------
                                        $29,951      $29,091      $28,049
                                        =======      =======      =======

CAPITAL AND LIQUIDITY
Stockholders' equity was $165 million or 13.8 percent of total assets at December 31, 2000, compared with $152 million and 13.4 percent in 1999. The Company must meet specific capital guidelines that involve quantitative measures of the Company's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weighting and other factors. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Banking regulatory agencies have categorized the Company as well capitalized under existing regulatory guidelines for 2000 and 1999. The required risk based ratio for capital adequacy purposes is eight percent and the required leverage ratio is four percent. The table below states the Company's capital ratios:

                                                         DECEMBER 31,
                                                      2000          1999
--------------------------------------------------------------------------
  Risk Capital Ratios
    Tier I Capital                                    15.47%        15.40%
    Total Capital                                     16.72%        16.65%
  Leverage Ratio                                      13.81%        13.42%

     Liquidity is the ability to raise funds in all market environments to meet the commitments of the Company. Liquidity is available through the management of liabilities and from various asset sources. It is the policy of the Company to rely primarily on managed liabilities, but to recognize the potential need for asset liquidity in meeting liquidity requirements. Liability sources include large denomination certificates of deposit and borrowing as federal funds purchased, repurchase agreements, brokered deposits, and Federal Home Loan Bank advances in the bank subsidiary. The sale of commercial paper, as well as back up lines of credit available to the parent Company, provide additional sources of liquidity.
     The Company issues commercial paper to finance the loans of DBCI. The Company's commercial paper has an independent rating and is backed by a supporting line of credit of $80 million, which is also available for general borrowing needs. DBCI has issued original maturity five, seven, and ten-year term notes in the amount of $176 million with an investment grade rating.
     Available-for-sale securities provide liquidity through scheduled maturities and the cash convertibility of these assets at market value. At December 31, 2000, the market value exceeded amortized cost by $2.3 million. At December 31, 1999, the market value of available-for-sale securities was less than amortized cost by $3.2 million. Held-to-maturity securities provide liquidity through scheduled maturities. The majority of the securities are readily marketable. Management has structured the loan portfolio to provide additional liquidity with at least 51 percent of total loans having scheduled maturities within one year.
     Cash flows from operations and changes in the balance sheet also affect liquidity. The Consolidated Statement of Cash Flows on page 6 shows the component changes in the Company's cash position for the three years ending December 31, 2000.

MANAGEMENT'S DISCUSSION AND ANALYSIS                                          27
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

In 2000, net cash provided from operating activities was $11.6 million. Investing activities reflect loan originations and principal repayments as well as activity in short-term money market investments, the investment portfolio and investment in premises and equipment. In 2000, net cash used in investing activities was $42.0 million. The change reflects a lower volume of federal funds sold and a slightly lower volume of loan originations as compared with the prior year. Cash provided from financing activities was $37.2 million in 2000. Increased funding sources included time deposits, federal funds purchased and repurchase agreements and other short-term borrowings, offset by decreased non-interest bearing and savings deposits, and commercial paper. The Company paid $4.4 million in cash dividends in 2000 and $7.4 million in 1999.
     The Company is not aware of any current recommendations by regulatory authorities, which if they were to be implemented would have a material effect on liquidity, capital resources or operations.


1999 VERSUS 1998
The major factors contributing to the earnings increase were higher net interest income and non-interest income, partially offset by higher loan loss provision and non-interest expense. Net interest income increased to $49.5 million on a fully taxable equivalent basis, up 4 percent. The increase resulted from a higher volume of earning assets offset by a decrease in net interest margin. Non-interest income was $10.7 million compared with $9.2 million in 1998. 1999 included a state income tax refund of $1.2 million. Non-interest expense increased $1.0 million or 4 percent from 1998. The largest increase occurred in personnel expense, due to higher performance based compensation at the commercial bank subsidiary and higher health insurance costs. The loan loss provision was $3.5 million in 1999 compared with $2.9 million in 1998. The additional provision related to DBCI.


BUSINESS SEGMENTS
The Company has two business segments, the Bank and DBCI. The main offices of each segment are located in the business district of downtown Minneapolis. In addition to the main office, the Bank has a full service bank in Edina, Minnesota. DBCI has an office in Milwaukee, Wisconsin.
     The Bank offers banking services including business, consumer, and real estate loans, deposit and cash management services, correspondent banking, and safe deposit. In addition, the Bank also offers trust services. Trust services include management of funds for individuals; the administration of estates and trusts; and for corporations, governmental bodies, and public authorities, paying agent services, trustee under corporate indenture, pension and profit sharing agreements, and record keeping and reporting for 401-K savings plans. The Bank originates the majority of its business in Minneapolis/St. Paul and the surrounding area.
     The net earnings of the Bank increased to $9.7 million in 2000 from $9.0 million in 1999 and $7.9 million in 1998. The non-interest income in 1999 included a state income tax refund of $1,233,000, which increased net earnings approximately $769,000 in 1999. The Bank has increased its net earnings through the growth of its loan portfolio and containment of non-interest expense.
     The following table summarizes the Bank's key performance measures:

(IN THOUSANDS)                        2000           1999           1998
---------------------------------------------------------------------------
Net interest income                 $ 33,110       $ 29,027       $ 27,770
Net earnings                           9,695          9,015          7,926
Average assets                       861,343        747,781        720,504
Average loans                        586,983        490,553        446,950
Average deposits                     637,135        528,189        486,590

Return on average equity               13.99%         14.40%         13.19%
Efficiency ratio                       59.30%         60.40%         63.03%

     DBCI specializes in providing working capital loans secured by accounts receivable, inventory, and other marketable assets. Loans are made on a demand basis with no fixed repayment schedule. Compared to equity-based loans made by

28                                          MANAGEMENT'S DISCUSSION AND ANALYSIS
                                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

commercial banks, asset-based loans require closer monitoring of collateral values, and typically interest rates earned on these loans are higher. DBCI funds its loans through the issuance of long-term debt in the form of Senior Notes and borrowings from the parent company. At December 31, 2000, 63 percent of DBCI's loans were funded by Senior Notes, compared with 59 percent in 1999. DBCI originates the majority of its loans in Minnesota with approximately 17 percent originated in its Wisconsin office.
     The net earnings of DBCI were $6.6 million in 2000 compared with $6.2 million in 1999 and $6.3 million in 1998. The net earnings of DBCI were positively impacted by lower non-interest expense and a reduced loan loss provision.
     The following table summarizes DBCI's key performance measures:

(in thousands)                         2000           1999           1998
---------------------------------------------------------------------------
Net interest income                 $ 17,022       $ 17,208       $ 16,729
Net earnings                           6,629          6,157          6,332
Average assets                       292,822        312,783        278,737
Average loans                        288,482        307,965        277,162

Return on average equity               15.49%         16.88%         20.59%
Efficiency ratio                       25.56%         27.21%         25.73%

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

CHANGE IN                                                                     29
INTEREST INCOME AND EXPENSE
--------------------------------------------------------------------------------

                                                                           YEAR-ENDED DECEMBER 31,
                                                     -------------------------------------------------------------------
                                                              2000 OVER 1999                    1999 OVER 1998
                                                     --------------------------------   --------------------------------
                                                                        CHANGES                          CHANGES
                                                                    RESULTING FROM                    RESULTING FROM
                                                                 --------------------             ----------------------
(IN THOUSANDS ON A FULLY TAXABLE EQUIVALENT BASIS)      TOTAL      RATES      VOLUME      TOTAL      RATES      VOLUME
------------------------------------------------------------------------------------------------------------------------
Interest earned on:
 Funds sold                                           $    325    $  215    $    110    $   (401)  $    (17)   $   (384)
 Total securities                                        2,131       887       1,244        (384)      (125)       (259)
 Loans                                                  14,633     7,232       7,401       3,667     (3,848)      7,515
                                                      --------    ------    --------    --------   --------    --------
  Total earning assets                                  17,089     8,334       8,755       2,882     (3,990)      6,872


Interest paid on:
 Savings deposits                                          480       530         (50)       (158)      (680)        522
 Time deposits                                           3,744     1,468       2,276        (977)      (522)       (455)
 Brokered deposits                                       5,260     1,326       3,934       1,916       (157)      2,073
 Other deposits                                            (63)      (44)        (19)       (131)      (104)        (27)
 Short-term funds borrowed                              (1,220)    2,096      (3,316)     (2,950)      (519)     (2,431)
 Long-term debt                                          4,915     2,541       2,374       3,296       (355)      3,651
                                                      --------    ------    --------    --------   --------    --------
  Total interest bearing liabilities                    13,116     7,917       5,199         996     (2,337)      3,333
                                                      --------    ------    --------    --------   --------    --------
Increase (decrease) in net interest income            $  3,973    $  417    $  3,556    $  1,886   $ (1,653)   $  3,539
                                                      ========    ======    ========    ========   ========    ========

     In the above analysis, rate differences were computed as the change in the rate between the current and prior period times the volume of the current year, while the volume differences were computed as the change in volume between the current and prior period times the prior year's rate.


SECURITIES

--------------------------------------------------------------------------------

                                                                                                DECEMBER 31,
CARRYING VALUE OF SECURITIES (IN THOUSANDS)                                           2000          1999          1998
-----------------------------------------------------------------------------------------------------------------------
Available-for-sale
 U.S. Treasury                                                                     $  4,998      $  4,958      $  5,077
 U.S. Government agencies                                                            44,869        21,637        17,089
 Federal agency mortgage-backed                                                      88,596        95,921       108,930
 Municipal securities                                                                25,906         9,189
 Other securities                                                                     4,607         3,635         2,801
                                                                                   --------      --------      --------
                                                                                   $168,976      $135,340      $133,897
                                                                                   ========      ========      ========


Held-to-maturity
 Collateralized mortgage obligations                                               $ 38,970      $ 46,572      $ 41,255
                                                                                   --------      --------      --------
                                                                                   $ 38,970      $ 46,572      $ 41,255
                                                                                   ========      ========      ========

30                                                               DISTRIBUTION OF
                                    ASSETS, LIABILITIES AND STOCKHOLDERS' EQUITY
--------------------------------------------------------------------------------

                                                                                            2000
                                                                          -------------------------------------
                                                                                          INTEREST
                                                                             AVERAGE       INCOME/      AVERAGE
(DAILY AVERAGES IN THOUSANDS AND ON A FULLY TAXABLE EQUIVALENT BASIS)        BALANCE       EXPENSE       RATE
---------------------------------------------------------------------------------------------------------------
Assets
Federal funds sold and resale agreements                                   $   15,648     $  1,016        6.49%
Securities:
 Taxable                                                                      178,429       11,833        6.63
 Tax-exempt                                                                    18,050        1,357        7.52
                                                                           ----------     --------       -----
  Total securities                                                            196,479       13,190        6.71
Loans                                                                         875,465       91,434       10.44
                                                                           ----------     --------       -----
  Total earning assets                                                      1,087,592      105,640        9.71
Cash and due from banks                                                        36,166
Other assets                                                                   24,841
                                                                           ----------     --------       -----
                                                                           $1,148,599
                                                                           ==========     ========       =====

---------------------------------------------------------------------------------------------------------------
Liabilities and Stockholders' Equity
Interest bearing deposits:
 Savings                                                                   $  113,015     $  4,605        4.07%
 Time                                                                         345,609       21,637        6.26
 Other                                                                         29,700          222         .75
                                                                           ----------     --------       -----
  Total                                                                       488,324       26,464        5.42
 Short-term borrowed funds                                                    170,742       11,105        6.50
 Long-term debt                                                               186,355       14,566        7.82
                                                                           ----------     --------       -----
  Total interest bearing liabilities                                          845,421       52,135        6.17
Non-interest bearing deposits                                                 133,048
Other liabilities                                                              15,083
Stockholders' equity                                                          155,047
                                                                           ----------     --------       -----
                                                                           $1,148,599
                                                                           ==========     ========       =====
Net interest income and interest rate spread                                              $ 53,505        3.54%
                                                                                          ========       =====
Net interest margin                                                                                       4.92%
 Fees on loans included above                                                             $  3,592



Average balance of non-accruing loans is included in the above analysis.

Interest income attributable to non-accruing loans has not been included in the above analysis except as collected.

DISTRIBUTION OF                                                               31
ASSETS, LIABILITIES AND STOCKHOLDERS' EQUITY
--------------------------------------------------------------------------------

                   1999                                    1998
   -------------------------------------   -----------------------------------
                   INTEREST                               INTEREST
     AVERAGE        INCOME/     AVERAGE      AVERAGE      INCOME/      AVERAGE
     BALANCE        EXPENSE       RATE       BALANCE      EXPENSE       RATE
   ---------------------------------------------------------------------------

   $   13,507      $   691        5.12%     $ 20,844      $ 1,092        5.24%

      171,215       10,664        6.23       180,705       11,443        6.33
        5,403          395        7.31
   ----------      -------        ----      --------      -------       -----
      176,618       11,059        6.26       180,705       11,443        6.33
      798,518       76,801        9.62       724,112       73,134       10.10
   ----------      -------        ----      --------      -------       -----
      988,643       88,551        8.96       925,661       85,669        9.25
       41,768                                 44,819
       24,602                                 23,192
   ----------      -------        ----      --------      -------       -----
   $1,055,013                               $993,672
   ==========      =======        ====      ========      =======       =====

------------------------------------------------------------------------------


   $  114,398      $ 4,125        3.61%     $101,964      $ 4,283        4.20%
      232,433       12,633        5.44       204,296       11,694        5.72
       31,826          285         .90        34,034          416        1.22
   ----------      -------        ----      --------      -------       -----
      378,657       17,043        4.50       340,294       16,393        4.82
      233,576       12,325        5.28       277,780       15,275        5.50
      149,565        9,651        6.45        94,994        6,355        6.69
   ----------      -------        ----      --------      -------       -----
      761,798       39,019        5.12       713,068       38,023        5.33
      133,926                                130,761
       11,487                                 10,118
      147,802                                139,725
   ----------      -------        ----      --------      -------       -----
   $1,055,013                               $993,672
   ==========      =======        ====      ========      =======       =====
                   $49,532        3.84%                   $47,646        3.92%
                   =======        ====      ========      =======       =====
                                  5.01%                                  5.15%
                   $ 3,446                                $ 3,281

32                                                                          LOAN
                                                              PORTFOLIO ANALYSIS
--------------------------------------------------------------------------------

                                                                              DECEMBER 31,
TYPES OF LOANS                                     -----------------------------------------------------------------
(IN THOUSANDS)                                        2000          1999          1998          1997          1996
--------------------------------------------------------------------------------------------------------------------
Commercial and industrial                           $622,603      $570,879      $520,672      $442,328      $393,534
Real estate:
 Construction                                         37,806        31,967        24,196        10,405        10,444
 Residential mortgage                                 38,986        42,096        40,074        43,295        40,323
 Non-residential mortgage                            118,010       111,794        92,769        88,448        76,086
Loans to individuals for personal expenditures        52,891        42,704        46,800        54,987        56,973
Other loans                                           40,532        39,145        41,598        31,131        22,960
                                                    --------      --------      --------      --------      --------
                                                    $910,828      $838,585      $766,109      $670,594      $600,320
                                                    ========      ========      ========      ========      ========

     Maturities and sensitivity to changes in interest rates in the commercial and industrial and real estate construction loan portfolio are summarized below as of December 31, 2000:

                                                                                 AFTER ONE      AFTER
                                                                    WITHIN      BUT WITHIN      FIVE
                                                                   ONE YEAR     FIVE YEARS      YEARS        TOTAL
--------------------------------------------------------------------------------------------------------------------
Commercial and industrial                                          $452,588      $142,129      $27,886      $622,603
Real estate construction                                             11,452         5,566       20,788        37,806
                                                                   --------      --------      -------      --------
                                                                   $464,040      $147,695      $48,674      $660,409
                                                                   ========      ========      =======      ========
Loans with predetermined interest rates                            $ 13,999      $ 45,093      $24,549      $ 83,641
Loans with floating interest rates                                  450,041       102,602       24,125       576,768
                                                                   --------      --------      -------      --------
                                                                   $464,040      $147,695      $48,674      $660,409
                                                                   ========      ========      =======      ========

     The following table summarizes nonperforming assets:

                                                                               DECEMBER 31,
                                                   -----------------------------------------------------------------
(IN THOUSANDS)                                         2000          1999          1998          1997          1996
--------------------------------------------------------------------------------------------------------------------
Non-accrual loans                                    $ 1,011       $   322       $   696       $   320       $ 1,329
Impaired non-accrual loans                            16,860         1,316        10,562           171         1,017
Restructured loans                                       209           221           235
Loans past due 90 days or more as to
 interest or principal                                   106                           4           703           871
                                                     -------       -------       -------       -------       -------
                                                      18,186         1,859        11,497         1,194         3,217
Percent of total loans                                   2.0%          0.2%          1.5%          0.2%          0.5%
Impaired accruing loans                                7,504        14,398         6,174        13,935         7,797
                                                     -------       -------       -------       -------       -------
                                                     $25,690       $16,257       $17,671       $15,129       $11,014
                                                     =======       =======       =======       =======       =======
Percent of total loans                                   2.8%          1.9%          2.3%          2.3%          1.8%
Other real estate owned                              $    42

     The gross interest income that would have been recorded in 2000 had nonperforming assets remained current and in accordance with original terms, is approximately $718,000. The amount of interest included in income was $91,000.
     It is the Company's policy to consider loans for non-accrual when they are past due 90 days or more, unless such loans are well secured and in the process of collection. All such loans have been reviewed by management, and where so determined are included in the non-accrual totals above.

SUMMARY                                                                       33
OF LOAN LOSS EXPERIENCE
--------------------------------------------------------------------------------

                                                                         YEAR ENDED DECEMBER 31,
                                              ---------------------------------------------------------------------------
(IN THOUSANDS)                                    2000            1999            1998            1997            1996
-------------------------------------------------------------------------------------------------------------------------
Beginning balance of allowance for losses       $  13,883       $  13,785       $  14,283       $  10,111       $   8,602
Provision charged to operating expense              2,955           3,480           2,890           4,819           3,148
Charge-offs:
 Commercial and industrial                          3,372           3,414           3,252             898           2,062
 Real estate                                           36                             155             125             195
 Individuals for personal expenditures                210              60              37             156             298
 Other                                                                 86
                                                ---------       ---------       ---------       ---------       ---------
                                                    3,618           3,560           3,444           1,179           2,555
Recoveries:
 Commercial and industrial                            837             138              37             267             829
 Real estate                                            3                               1              12              31
 Individuals for personal expenditures                 11               3               4              47              17
 Foreign                                                                                                8
 Other                                                 10              37              14             198              39
                                                ---------       ---------       ---------       ---------       ---------
                                                      861             178              56             532             916
                                                ---------       ---------       ---------       ---------       ---------
Charge-offs net of recoveries                       2,757           3,382           3,388             647           1,639
                                                ---------       ---------       ---------       ---------       ---------
Ending balance of allowance for losses          $  14,081       $  13,883       $  13,785       $  14,283       $  10,111
                                                =========       =========       =========       =========       =========
Average gross loans outstanding                 $ 875,465       $ 798,518       $ 724,112       $ 649,640       $ 571,959
Percent of net loan charge-offs to average
 loans                                               0.31%           0.42%           0.47%           0.10%           0.29%
Percent of allowance for losses to loans
 outstanding at end of period                        1.55%           1.66%           1.80%           2.13%           1.68%

     The provision for the loan losses is charged to operating expense to bring the allowance for loan losses to a level deemed appropriate by management based upon several factors which are evaluated by management including prior loss experience, regular examinations by supervisory authorities and continuing review of problem loans. The allowance for loan losses provides coverage for probable losses inherent in the loan portfolio based on the relative risk characteristics of the loan portfolio.
     Management has established a methodology for determining the appropriate level of the allowance which considers several elements. A specific allowance is established when management has identified significant adverse conditions or circumstances relating to a loan and believes the loan has been impaired. Another component of the allowance is established for pools of loans based on the risk rating assigned. The factors used in determining the allowance established for these pools of loans are determined by the Company's Risk Management Department. The Company also maintains an unallocated allowance to recognize its exposure to inherent but undetected losses within the loan portfolio. This exposure is caused by inherent delays in obtaining information regarding an individual borrower's financial condition or change in their specific business condition; the judgmental nature of individual loan evaluations, collateral assessments and the interpretation of economic trends; the volatility of general economic or specific customer conditions affecting the identification and quantification of losses for large individual credits; and the sensitivity assumptions used in establishing allowances for general categories of loans. The unallocated allowance also addresses risk in concentration of credit to specific borrowers, products, or industries. See the following table for management's allocation of the allowance.

34                                                                       SUMMARY
                                                         OF LOAN LOSS EXPERIENCE
--------------------------------------------------------------------------------

     The following is management's allocation of the allowance for loan losses:

                                                                     INDIVIDUALS
                                    COMMERCIAL                       FOR PERSONAL
YEAR ENDED DECEMBER 31            AND INDUSTRIAL     REAL ESTATE     EXPENDITURES     UNALLOCATED     TOTAL
-------------------------------------------------------------------------------------------------------------
2000
 Amount allocated                    $ 13,064          $    90         $   560           $  367      $ 14,081
 Outstandings to total loans            68.36%           21.39%           5.81%
1999
 Amount allocated                      11,329              100             300            2,154        13,883
 Outstandings to total loans            68.08%           22.16%           5.09%
1998
 Amount allocated                      12,628              100             300              757        13,785
 Outstandings to total loans            67.96%           20.50%           6.11%
1997
 Amount allocated                       8,449              200             300            5,334        14,283
 Outstandings to total loans            65.96%           21.20%           8.20%
1996
 Amount allocated                       6,624              100             300            3,087        10,111
 Outstandings to total loans            65.55%           21.13%           9.49%

                                                                        SELECTED
                                                                  FINANCIAL DATA
--------------------------------------------------------------------------------

                                                      2000           1999          1998          1997          1996
---------------------------------------------------------------------------------------------------------------------
Balance Sheet Items (in millions)
 Securities                                         $     208      $    182      $    175      $    179      $    165
 Loans                                                    911           839           766           671           600
 All other assets                                          74           119            85            85           137
  Total assets                                          1,193         1,140         1,026           935           902
 Total deposits                                           644           614           517           479           520
 Short-term borrowed funds                                190           174           211           246           206
 Long-term debt                                           176           176           139            67            48
 All other liabilities                                     18            24            12            10             9
  Total liabilities                                     1,028           988           879           802           783
 Stockholders' equity                                     165           152           147           133           119

Income And Expense Items (in thousands)
 Interest and fees on loans                            91,314        76,779        73,040        66,910        58,795
 All other interest income                             13,769        11,617        12,535        12,890        11,404
  Total interest income                               105,083        88,396        85,575        79,800        70,199
 Interest expense on deposits                          26,464        17,043        16,393        16,281        14,980
 Interest expense on short-term borrowed funds         11,105        12,325        15,275        15,069        11,908
 Interest expense on long-term debt                    14,566         9,651         6,355         3,941         3,261
  Total interest expense                               52,135        39,019        38,023        35,291        30,149
 Net interest income                                   52,948        49,377        47,552        44,509        40,050
 Provision for loan losses                              2,955         3,480         2,890         4,819         3,148
 Trust fees                                             4,680         4,512         4,641         4,801         4,605
 State income tax refunds                                             1,233                       1,369
 Gain on sale of securities                                                                                       133
 All other income                                       4,908         4,952         4,601         5,220         5,344
 All other expenses                                    29,951        29,091        28,049        28,265        26,189
 Net earnings                                          18,013        16,627        15,664        13,722        12,686
Basic Earnings Per Share
 Net earnings                                            2.11          1.90          1.77          1.54          1.42

SELECTED                                                                      35
RATIOS
--------------------------------------------------------------------------------

                                                                     YEAR ENDED DECEMBER 31,
                                                               ----------------------------------
                                                                 2000         1999         1998
-------------------------------------------------------------------------------------------------
Net earnings to average assets                                    1.57%        1.58%        1.58%
Net earnings to average stockholders' equity                     11.51        11.23        11.26
Average stockholders' equity to average total assets             13.62        14.03        14.00
Dividend payout ratio                                            24.64        25.26        27.12

Regulatory Capital Ratios:
 Tier 1 risk capital                                             15.47        15.40        16.33
 Total risk capital                                              16.72        16.65        17.58
 Leverage                                                        13.81        13.42        14.27
  (ratios calculated before unrealized gains or losses)


SELECTED CONSOLIDATED
QUARTERLY FINANCIAL DATA (UNAUDITED)
--------------------------------------------------------------------------------

                                                                   2000
                                           -----------------------------------------------------
                                             FIRST         SECOND          THIRD         FOURTH
(IN THOUSANDS EXCEPT PER SHARE DATA)        QUARTER        QUARTER        QUARTER        QUARTER
------------------------------------------------------------------------------------------------
Interest income                            $ 24,224       $ 26,268       $ 27,170       $ 27,421
Interest expense                             11,445         12,722         13,845         14,123
Net interest income                          12,779         13,546         13,325         13,298
Provision for loan losses                       520            630            845            960
Other non-interest income                     2,477          2,326          2,334          2,451
Non-interest expense                          7,664          7,581          7,313          7,393
Income tax expense                            2,802          2,938          2,949          2,928
Net earnings                                  4,270          4,723          4,552          4,468
Basic earnings per share                       0.49           0.56           0.53           0.53


                                                                   1999
                                           -----------------------------------------------------
                                             FIRST         SECOND          THIRD         FOURTH
(IN THOUSANDS EXCEPT PER SHARE DATA)        QUARTER        QUARTER        QUARTER        QUARTER
------------------------------------------------------------------------------------------------
Interest income                            $ 20,531       $ 21,459       $ 22,960       $ 23,446
Interest expense                              8,814          9,152         10,231         10,822
Net interest income                          11,717         12,307         12,729         12,624
Provision for loan losses                       862            997          1,111            510
Other non-interest income                     2,413          2,423          3,647          2,214
Non-interest expense                          7,304          7,263          7,045          7,479
Income tax expense                            2,359          2,556          3,197          2,764
Net earnings                                  3,605          3,914          5,023          4,085
Basic earnings per share                       0.41           0.45           0.57           0.47


                                                         2000                        1999
                                                ---------------------       --------------------
                                                  LOW          HIGH           LOW         HIGH
                                                ------------------------------------------------
Stock Price Range
 First quarter                                  $13 5/8      $18 3/4         $21         $27 1/2
 Second quarter                                  13 5/8       15 3/4          17 1/4      22 5/8
 Third quarter                                   13 3/8       24              17 3/8      21
 Fourth quarter                                  15 5/8       18 7/8          16          20 3/8
December 31 (Closing Price)                            $16 1/2                     $16 3/4

36                                                                     DIRECTORS

--------------------------------------------------------------------------------

NATIONAL CITY BANCORPORATION
David C. Malmberg                   Terry L. Andreas           James B. Goetz , Sr.                Walter E. Meadley, Jr.
Chairman of the Board               Chairman of the Board      President and Chief                 Retired Vice Chairman
National City Bancorporation        School for Field Studies   Executive Officer                   of the Board
                                    Beverly, Massachusetts     Goetz Companies                     National City Bank of Minneapolis

Wendell R. Anderson*
Of Counsel                          Michael J. Boris*          Esperanza Guerrero-Anderson*        Robert L. Olson
Larkin, Hoffman,                    Private investor and       President and Chief                 President and Chief
Daly & Lindgren Ltd                 Consultant                 Executive Officer                   Executive Officer
                                                               Milestone Growth Fund, Inc.         Diversified Business Credit, Inc.
David L. Andreas                    Sharon N. Bredeson
President and                       President and Chief        C. Bernard Jacobs                   Roger H. Scherer*
Chief Executive Officer             Executive Officer          Retired President and               Chairman of the Board
National City Bancorporation        STAFF-PLUS, Inc.           Chief Executive Officer             Scherer Bros. Lumber Company
President and                                                  National City Bancorporation
Chief Executive Officer             John H. Daniels, Jr.*      Retired Chairman of the Board
National City Bank of Minneapolis   Partner                    National City Bank of Minneapolis   *Members of the Audit Committee
                                    Willeke & Daniels


                                                                       PRINCIPAL
                                                                        OFFICERS

NATIONAL CITY BANCORPORATION
David L. Andreas                    Thomas J. Freed
President and                       Secretary and Chief Financial Officer
Chief Executive Officer

NATIONAL CITY BANK OF MINNEAPOLIS
David L. Andreas                    Margaret A. Newhouse       Sherri L. Kelly                     FINANCIAL MANAGEMENT DIVISION
President and                       Vice President             Vice President                      Thomas J. Freed
Chief Executive Officer                                                                            Senior Vice President
                                    Scott D. Thorson           James R. Kitchen                    and Chief Financial Officer
CLIENT SERVICES DIVISION            Vice President             Vice President
William J. Klein                                                                                   Robert A. Duncan
Executive Vice President            BANK OPERATIONS DIVISION   Susan E. Martenson                  Vice President
                                    Donald W. Kjonaas          Vice President
David M. Nash                       Senior Vice President                                          Michael G. Jensen
Senior Vice President               and Security Officer       Lisa A. Ruhl                        Vice President
                                                               Vice President
Donna M. DeMatteo                   DeWayne A. Hoium                                               Robert A. Kramer
Vice President                      Vice President                                                 Vice President and Controller

                                                                                                   Robert A. Steuck
                                                                                                   Vice President

                                                                                                   Philip K. Nash
                                                                                                   Assistant Vice President
                                                                                                   and Audit Manager

DIVERSIFIED BUSINESS CREDIT, INC.
Robert L. Olson                     Sandra M. Crawford         Jeffrey S. Holland                  Bridget A. Manahan
President and Chief                 Vice President             Vice President                      Vice President
Executive Officer
                                    William D. Farrar          Robert L. Johnson                   Mark W. Schwieters
Janet L. Pomeroy                    Vice President             Vice President                      Vice President
Senior Vice President

                          NATIONAL CITY BANCORPORATION

       SIXTH ON THE MALL * 651 NICOLLET MALL * MINNEAPOLIS, MN 55402-1611
                                * (612) 904-8500
                www.nationalcitybank.com * www.businesscredit.com